Form 10KSB40, Exhibit 13
period 1996-12-31
COMMUNITY FINANCIAL GROUP INC
filed 1997-03-28
CIK 852677

                                                                      EXHIBIT 13


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

Overview

         Community Financial Group, Inc. (CFGI), is a bank holding company which was formed on April 30, 1996 and is the parent company of its wholly-owned subsidiary, The Bank of Nashville (The Bank), collectively referred to as the Company. The Bank is a state chartered bank incorporated in 1989 under the laws of the State of Tennessee. On April 30, 1996, following regulatory and shareholder approval, CFGI executed a plan of exchange with The Bank, whereby CFGI became the parent bank holding company of The Bank. Under the agreement, each share of the common stock of The Bank was exchanged for one share of CFGI, and each outstanding warrant and each outstanding option to purchase common shares of The Bank automatically became warrants and options to purchase shares of CFGI. The balances and activity for the periods prior to April 30, 1996, are those of The Bank only. The accompanying consolidated financial statements and notes are considered to be an integral part of this analysis and should be read in conjunction with the narrative.

         The purpose of this discussion is to focus on significant changes in the financial condition and results of operations of the Company during the past two years. This discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and the selected financial data presented elsewhere in this report.

         During the past two years, management has focused on maintaining overall asset quality, providing superior personalized customer service and beginning the implementation of a clearly defined strategic expansion of its delivery systems and locations. Additionally, attention to developing and maintaining a strong sales culture within the Company continues to result in the expansion and diversification of the Company's customer base. New products and services have been introduced to select segments of the customer base while additional enhancements have been added to existing products and services. During 1996, the Company began offering on-line cash management services through "Bank On-Line" to its commercial customers and providing debit card services through "MasterMoney" to its consumer base. During 1995, the Company expanded its delivery system by establishing ATM's and commercial depositories at Cummins Station and on Music Valley Drive bringing the total number of such locations at year end 1995 to four. These systems were further expanded during 1996 as a cash dispenser was installed in Green Hills Mall. During 1996, the Company established a mobile branching service, "Bank-on-Call", which provides the convenience of "at-your-door" banking service. Also, during 1996, the Company received approval to open its first branch location in Green Hills at the Glendale Center. The Green Hills office opened on January 23, 1997. The establishment of "Bank-on-Call" services and the opening of the Company's first branch location are key strategies and very important to long-term growth plans. During 1996, the Company continued its commitment to providing bank customers access to their accounts through competitors' ATM's at no charge within the State of Tennessee by implementing a program of rebating any surcharges imposed by ATM providers within the State of Tennessee when accessed by a Bank of Nashville ATM or MasterMoney card.

         The Company's assets were $166.7 million at December 31, 1996, compared to $152.8 million at December 31, 1995. Shareholders' equity was $22.1 million at year end 1996 compared to $20.0 million at year end 1995. The Company paid dividends of $.16 per share in 1996 by declaring four quarterly dividends of $.04 per share each. There were no dividends paid during 1995. The Company reported earnings of $2.5 million or $1.15 per share for 1996. Earnings for 1995 were $2.5 million or $1.14 per share, but benefited from a $520,000 negative provision for possible loan losses, while no provision was reported in 1996. Additionally, earnings were impacted in 1996 as the Company recorded a $168,000 provision for income taxes compared to only $32,000 recorded in 1995 as a result of utilizing all of the Federal net operating loss carryforwards in 1996. Return on average shareholders' equity (exclusive of SFAS 115 adjustments) was 12.18% in 1996 compared to 13.54% in 1995 while return on average assets for 1996 and 1995 was 1.61% and 1.69%, respectively.

         The maintenance of asset quality and management's assessment of the level of the allowance for possible loan losses were reflected in no provision for possible loan losses being recorded in 1996, a period in which net charge-offs were $156,000. During 1995, the Company experienced net recoveries of $713,000 which resulted in management's decision to reduce its allowance for possible loan losses by recording a net negative provision for possible loan losses of $520,000. During 1996, net nonperforming assets increased 28.4% to

         $579,000 from $451,000 at year end 1995 while total loans increased 9.7% from $98.3 million at December 31, 1995 to $107.9 million at December 31, 1996. The results of the Company's focus on maintaining asset quality continues to be reflected in these statistics. A more detailed analysis of nonperforming assets and the provision for possible loan losses is presented under the captions, "Provisions for Possible Loan Losses" and "Nonperforming Assets and Risk Elements." Deposits increased $2.8 million, or 2.1%, from $130.5 million at year end 1995 to $133.3 million at year end 1996. The net loan to deposit ratio increased from 73.0% at year end 1995 to 78.8% at year end 1996, resulting primarily from a significant increase in net loans, $9.7 million, which, among other things, reflects the Company's business development efforts during 1996.

         Income taxes of $168,000 were recorded during 1996 which compares to only $32,000 recorded during 1995 as the Company benefited from the use of net operating loss carryforwards during 1995 and 1996. As a result of management's evaluation of the likelihood of receiving a tax benefit from the net operating loss carryforward utilizing the more likely than not standard, the Company maintained a valuation allowance to offset the net deferred tax assets in 1995. All federal NOL's were utilized in 1996.

Net Interest Income

         Net interest income is the principal component of the Company's income stream and represents the difference or spread between interest income generated from earning assets and the interest expense paid on liabilities. Fluctuations in interest rates, as well as volume and mix changes in earning assets and interest bearing liabilities, can materially impact net interest income.

         Net interest income for 1996 increased 15.1% from 1995. This increase resulted primarily from a 6.3% increase in average earning assets which was partially offset by a 4.8% increase in average interest bearing liabilities. Additionally, net interest income was impacted by a decline of 7 basis points in the average rate earned on earning assets which was more than offset by a 41 basis point decline in the average rate paid on interest bearing liabilities. The following two schedules present an analysis of net interest income and the detail of changes in interest income, interest expense and the resulting net interest income due to the fluctuations in volume and rates.

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                                                      1996                               1995
                                       ---------------------------------    --------------------------------
                                                    Interest     Average               Interest      Average
                                        Average     Income/      Yields/     Average    Income/      Yields/
                                        Balance     Expense       Rates      Balance    Expense       Rates
------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------
ASSETS
Loans (net of unearned income):
  Commercial                           $ 39,858     $ 3,762        9.44%    $ 37,511    $ 3,764       10.03%
  Real Estate - mortgage                 52,895       4,836        9.14       46,505      4,270        9.18
  Real Estate - construction              8,144         770        9.45        3,702        363        9.81
  Consumer                                1,998         201       10.06        1,804        229       12.68
------------------------------------------------------------------------------------------------------------
    Total loans (net of
     unearned income)                   102,895       9,569        9.30       89,522      8,626        9.64
------------------------------------------------------------------------------------------------------------
Securities                               45,163       3,016        6.68       49,444      3,259        6.59
Federal funds sold                        6,445         314        4.88        6,411        362        5.65
------------------------------------------------------------------------------------------------------------

    Total earning assets               $154,503     $12,899        8.35%    $145,377    $12,247        8.42%

Allowance for possible
  loan losses                            (3,124)                              (2,888)
Cash and due from banks                   4,971                                4,263
Premises and equipment, net                 624                                  663
Accrued interest and
  other assets                            1,641                                1,593
------------------------------------------------------------------------------------------------------------

                                       $158,615                             $149,008
============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

NOW accounts                           $  5,610     $   140        2.50%    $  5,120    $   145        2.83%
Money market accounts                    59,169       2,813        4.75       48,495      2,538        5.23
Time certificates less
  than $100,000                          29,982       1,782        5.94       34,749      2,109        6.07
Time certificates
  $100,000 and greater                   27,431       1,563        5.70       30,905      1,850        5.99
Federal Home Loan Bank and
  other borrowings                        2,745         148        5.37           --         --          --
------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                         $124,937     $ 6,446        5.16%    $119,269    $ 6,642        5.57%

Non-interest bearing demand
  deposits                               10,661                                9,566
Accounts payable and accrued
  liabilities                             2,053                                1,836
------------------------------------------------------------------------------------------------------------
    Total liabilities                   137,651                              130,671
------------------------------------------------------------------------------------------------------------

Shareholders' equity                     20,964                               18,337
------------------------------------------------------------------------------------------------------------

                                       $158,615                             $149,008
============================================================================================================

Interest income/earning assets                                     8.35%                               8.42%
Interest expense/earning assets                                    4.17                                4.57
------------------------------------------------------------------------------------------------------------
Net interest margin                                                4.18%                               3.85%
============================================================================================================

         Nonaccrual and 90 days or more past due loans are included in average loans and average earning assets. Consequently, yields on these items are lower than they would have been if all loans had earned at their contractual rate of interest. Had nonaccrual and 90 days or more past due loans earned income at the contractual rate, interest income of $74,000 and $78,000 would have been recognized during 1996 and 1995, respectively.

         ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                  1996 Compared to 1995           1995 Compared to 1994
                               Increase (Decrease) Due to      Increase (Decrease) Due to
------------------------------------------------------------------------------------------
(IN THOUSANDS) (1)             RATE     VOLUME       NET       RATE     VOLUME        NET
------------------------------------------------------------------------------------------
INTEREST INCOME:
  Loans                     $  (310)   $ 1,253    $   943    $   746    $ 1,469    $ 2,215
  Securities                     43       (286)      (243)       564        160        724
  Federal funds sold            (50)         2        (48)       117       (184)       (67)
------------------------------------------------------------------------------------------

    Total Interest Income      (317)       969        652      1,427      1,445      2,872
------------------------------------------------------------------------------------------

INTEREST EXPENSE:
  NOW Accounts                  (18)        13         (5)        19        (13)         6
  Money Market Accounts        (248)       523        275        661        274        935
  Time certificates
    under $100,000              (43)      (284)      (327)       368         (9)       359
  Time certificates
    $100,000 and over           (87)      (200)      (287)       448        141        589
Federal Home Loan Bank
   and other borrowings          --        148        148         --         --         --
------------------------------------------------------------------------------------------

  Total Interest Expense       (396)       200       (196)     1,496        393      1,889
------------------------------------------------------------------------------------------

NET INTEREST INCOME         $    79    $   769    $   848    $   (69)   $ 1,052    $   983
==========================================================================================

         (1) Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume multipled by the old rate while rate change is change in rate multipled by the old volume. The rate/volume change is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total. Nonaccrual and 90 days or more past due loans are included in average loans for which changes due to rates and volume are computed.

         Interest income increased $.7 million, or 5.3%, in 1996 compared to 1995. This increase resulted from a 6.3% increase in the volume of average earning assets, the effect of which was slightly diminished by a 7 basis point decline in the average rate earned on these assets. Average loans increased 14.9%, average investments declined 8.7%, while average Fed Funds sold remained level. Interest income on loans increased 10.9%, from 1995 to 1996, as a result of the increased volume of loans outstanding which was partially offset by a decline in the average interest rate earned on those loans of 34 basis points. Interest income on investment securities decreased 7.5% from 1995 to 1996, as a result of a 8.7% decline in the volume of securities that was partially offset by a 9 basis point increase in the average rate earned on investment securities. Interest income on Federal Funds sold declined 13.3% in 1996 compared to 1995 as a result of a 78 basis point decline in the average rate earned on these funds. Generally, total earning assets reflected an increase in interest income which resulted primarily from growth in loans and a shift in asset mix from investments to higher yielding loans.

         Total interest expense decreased 3.0% in 1996 due to a 41 basis point decrease in the average rate paid on interest bearing liabilities which was partially offset by an increase of 4.8% in the average volume of these liabilities. The increase in average volume of interest bearing liabilities was the result of a 22.0% increase in average Money Market Investment Account balances and a 9.6% increase in average NOW Account balances as well as $2.7 million in average borrowed funds in 1996 compared to no borrowed funds during 1995. These increases were partially offset by volume declines of 13.7% in average balances for certificates of deposit less than $100,000 and 11.2% in certificates of deposit $100,000 or greater. The decrease in rates paid on interest bearing liabilities was reflected in all areas with the largest declines in rates paid on Money Market Investment Accounts.

         Trends in net interest income are commonly evaluated in terms of average rates, using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing net interest income by average earning assets. This ratio represents the difference between the average yield on average earning assets and the average rate paid for all funds used to support those earning assets, including both interest bearing and non-interest bearing sources of funds. The Company's net interest margin increased 33 basis points to 4.18% in 1996, primarily as the result of a decline in deposit rates, a higher loan to deposit ratio and the impact of shifts in the mix of earning assets to higher yielding loans.

         Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing for repricing of both the asset and the liability remain the same, both impact net interest income. It should be noted, therefore, that a matched interest sensitivity position, by itself, will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturity. Using this analysis, management from time to time assumes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movement in the general level of interest rates. During the fourth quarter of 1996, net interest income benefited from a leveraging strategy implemented late in the third quarter which consisted of matching Federal Home Loan Bank borrowings to fund the purchase of additional investment securities. While this strategy contributed to increasing net interest income, it also has the effect of lowering the net interest margin. See "Liquidity and Asset/Liability" section.

         The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of non-interest bearing funds and gives a direct perspective on the effect of market interest rate movement. During 1996, the interest rate spread improved compared with 1995. The following table presents an analysis of the Company's interest rate spread and net yield on earning assets.

                                                                  Years Ended December 31
                  -------------------------------------------------------------------
                                                                      1996      1995
                  -------------------------------------------------------------------
                  Rate earned on interest earning assets              8.35%     8.42%
                  Rate paid on interest bearing liabilities           5.16%     5.57%
                  Interest rate spread                                3.19%     2.85%
                  Net yield on earning assets                         4.18%     3.85%

         Total interest income in 1996 compared to 1995 increased $652,000. The increased level of earning assets combined with the shift and mix of earning assets and interest bearing liabilities resulted in a higher level of net interest income. Total interest expense decreased in 1996 compared to 1995 by $196,000. Average interest bearing liabilities increased only 4.8% while average earning assets increased 6.3%. The average rate paid on interest bearing liabilities decreased 41 basis points in 1996 compared to 1995 while the average rate earned on earning assets decreased only 7 basis points. The average rate paid on all interest bearing liabilities in 1996 was 5.2% compared with 5.6% in 1995.

Provision for Possible Loan Losses

         The Company maintains an allowance for possible loan losses at a level that, in management's evaluation, is adequate to cover estimated losses on loans based on available information at the end of each reporting period. Considerations in establishing the allowance include historical net charge-offs, changes in the credit risk, mix, and volume of the loan portfolio, and other relevant factors, such as the risk of loss on particular loans, the level of nonperforming assets, and economic conditions. A more detailed discussion of nonperforming assets is presented under the caption, "Nonperforming Assets and Risk Elements."

         In 1996, the Company recorded no provision for possible loan losses, compared with a net negative provision of $520,000 in 1995. The 1995 negative provision resulted primarily from the Company having recorded recoveries of previously charged-off loans in excess of current year charge-offs in the amount of $713,000. In 1996, the Company recorded net charge-offs of $156,000. The allowance for possible loan losses was 2.7% of loans at December 31, 1996, compared to 3.1% of loans at the same date in 1995. The decision to record no provision for possible loan losses in 1996 as well as the recording of a negative provision in 1995 reflect management's evaluation of the adequacy of the allowance for possible loan losses considering various factors, including the level of loans outstanding, economic conditions, and an assessment of portfolio quality and risk characteristics. The decision in 1995 to record negative provisions was primarily due to continued improvement in the overall quality of the Company's loan portfolio, including continued performance of those loans previously categorized as substandard or special mention by the Company's internal loan rating system, and increases in the level of the allowance for possible loan losses as a result of significant net recoveries.

         Management will continue to evaluate the level of the allowance for possible loan losses and will determine what additional adjustments, if any, are necessary. Continued growth in the loan portfolio will be a factor in this evaluation, as well as the quality of this portfolio and other external and internal factors. The level of the allowance and the amount of the provision are determined on a quarter by quarter basis and, given the inherent uncertainties involved in the estimation process, no assurance can be given as to the amount of the allowance at any future date. It is anticipated that there will be a provision expense in 1997; however, the specific amount cannot be determined at this time. Changes in circumstances affecting the various factors considered by the Company in establishing the level of the allowance could significantly affect whether a provision is warranted in 1997, and the amount thereof.

         The following table represents a recap of activity in the allowance for possible loan losses during the past two years.

         SUMMARY OF LOAN LOSS EXPERIENCE

-------------------------------------------------------------------------------
(IN THOUSANDS)                                            1996          1995
-------------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES, JANUARY 1          $   3,034     $   2,841

LOANS CHARGED OFF:
  Commercial                                                (450)         (344)
  Real estate                                               (243)            _
  Consumer                                                    (4)           (1)
-------------------------------------------------------------------------------

  Total charge-offs                                         (697)         (345)
-------------------------------------------------------------------------------

RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
  Commercial                                                 494           929
  Real estate                                                 46           129
  Consumer                                                     1             _
-------------------------------------------------------------------------------

    Total recoveries                                         541         1,058
-------------------------------------------------------------------------------

NET (CHARGE-OFFS) RECOVERIES                                (156)          713
-------------------------------------------------------------------------------

PROVISION CREDITED TO OPERATIONS                               _          (520)
-------------------------------------------------------------------------------

ALLOWANCE FOR POSSIBLE LOAN LOSSES, DECEMBER 31        $   2,878     $   3,034
===============================================================================

Loans, net of unearned income
  Year-end                                             $ 107,888     $  98,340
  Average during year                                  $ 102,895     $  89,522

Allowance for possible loan losses
  to year-end loans, net of unearned income                  2.7%          3.1%

Provision credited for possible loan
  losses to average loans, net of
  unearned income                                             --           (.6%)


Net charge-offs (recoveries) to
  average loans, net of unearned income                       .2%          (.8%)

         Net charge-offs in 1996 were $156,000 compared to net recoveries in 1995 of $713,000. Gross recoveries in 1996 were $541,000 compared to $1,058,000 in 1995. These recoveries reflect the Company's efforts to aggressively pursue the collection of loans charged-off in prior periods.

Non-Interest Income

         Total non-interest income of $927,000 in 1996 reflects an increase of 28.4% in comparison with $722,000 reported in 1995. Non-interest income, less nonrecurring income (gains/losses on sale of securities and other real estate), increased 35.0%, or $238,000 from 1995. Trust income increased $80,000, or 25.1%, in 1996 compared to 1995 as a result of an increase in assets under management, an increase in the number of fee based services provided and fee increases. The Company's arrangement with BFP Financial Partners, Inc. to offer certain investment services resulted in an increase of $22,000, or 44%, in income in 1996 compared to 1995.

         Income from foreclosed assets no longer carried on the Company's books increased $93,000, or 251.4% in 1996 compared to 1995. These increases in non-interest income were partially offset by a decrease of $16,000, or 7.7%, in service fee income during 1996 compared to 1995. The Company recorded a net loss on sale of securities available for sale of $2,000 in 1996 compared with a net loss of $11,000 in 1995. These transactions are a result of a balance sheet management strategy to reposition the estimated average maturity of the Company's securities portfolio. Gains on sale of foreclosed assets of $11,000 were reported in 1996 compared to $53,000 in 1995.

Non-Interest Expense

         Strategic decisions made to expand the Company's locations and delivery system during 1996 by establishing "Bank-on-Call", a mobile branching service, and to establish a branch location in Green Hills at the Glendale Center, as well as the installation of a cash dispenser in Green Hills Mall, and the upgrading of existing ATM and commercial depository locations caused increased expenses. However, these are key strategies and very important to the Company's long-term growth plan. Total non-interest expense increased 8.5% to $4.7 million in 1996 from $4.3 million in 1995. Non-interest expense represented 2.94% of average total assets in 1996 compared to 2.89% in 1995. The non-interest expense to assets ratio is an industry measure of a bank's ability to control its overhead. Control of non-interest expense is essential to profit maximization; therefore, all non-interest expense categories have been and will continue to be closely monitored by management through budgetary planning and regular measurement. During 1996, salaries and employee benefits increased $257,000, or 11.8%, to $2.4 million from $2.2 million in 1995. This increase resulted primarily from an increased number of employees which included the staffing of the mobile branch service and the employment of staff for the Green Hills location during the fourth quarter of 1996. Other staff additions were made in the loan and bank operations areas. Occupancy expense increased $73,000, or 14.9%, primarily as a result of expenses related to the establishment of the Green Hills office. Data processing expense increased $30,000, or 16.8%, as a result of the Company's expansion of its ATM program. Legal expense increased $27,000 or 81.8%, to $60,000 in 1996 compared to $33,000 in 1995. This increase related primarily to the formation of the bank holding company, CFGI. These increases in non-interest expense items were partially offset by a decrease in FDIC insurance expense of $157,000 in 1996 compared to 1995. This decrease was the result of premium decreases announced by the FDIC in 1995 as well as a reduction in the Company's assessment rate during 1995 resulting from an improved overall condition. The premium paid during 1996 reflected full benefit of these adjustments which were implemented during 1995. Other operating expenses during 1996 increased 10.5% reflecting the overall growth of the Company. At December 31, 1996, the Company had 52 employees (one employee per $3.2 million in assets) compared with 42 employees (one employee per $3.6 million in assets) at December 31, 1995.

         Non-personnel related expenses for 1996 were $2.2 million compared to $2.1 million for 1995. Management currently anticipates minimal growth in most non-interest expense categories during 1997 other than expenses related to the expansion of the Company's delivery systems and service locations. However, economic and other factors in the market which the Company operates could adversely affect noninterest expense in 1997.

Income Taxes

         During 1996, the Company fully utilized the Federal tax loss carryforwards which had benefited income in prior years and continued to do so for a portion of 1996. Reported earnings in 1996 and 1995 reflect the use of these net operating loss carryforwards. As a result of having exhausted the Federal tax loss carryforwards, the Company recorded a $168,000 provision for income taxes in 1996 compared to only $32,000 in 1995. As a result of management's evaluation of the likelihood of receiving a tax benefit from the net operating loss carryforwards utilizing the more likely than not standard, the Company maintained a valuation allowance to offset the net deferred tax assets during both 1996 and 1995. Having fully utilized the Federal net operating loss caryforwards, it is anticipated that the 1997 effective tax rate will more closely approximate the applicable statutory income tax rates. Reference should be made to Note G of the financial statements.

Earning Assets

         Average earning assets in 1996 increased 6.3% from 1995. This increase was the result of a 14.9% increase in average loans, the effect of which was partially offset by a 8.7% decline in average investment securities. The average earning asset mix continued to change during 1996 with loans at 66.6%, securities at 29.2%, and Federal Funds sold at 4.2% compared to a mix in 1995 which reflected loans at 61.6%, securities at 34.0%, and Federal Funds sold at 4.4% of the total average earning assets. This shift in the mix of earning assets during 1996 contributed to the higher net interest income as the percentage of loans to total earning assets increased. This growth in loans began in the third quarter of 1994 and continued throughout 1995 and 1996. The mix of earning assets is monitored on a continuous basis with adjustments made in other areas based on the availability of quality loan demand.

         The 14.9% increase in average total loans in 1996 was primarily the result of a 21.6% increase in average real estate mortgage and real estate construction loans. The loan portfolio table below shows the classification of loans by major categories at December 31, 1996 and 1995. Real estate mortgage and construction loans are primarily commercial as opposed to 1-4 family residential.

         LOAN PORTFOLIO

                                         December 31         Change from Prior Year
--------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)      1996     % TOTAL     1995     % TOTAL    AMOUNT       %
--------------------------------------------------------------------------------------
LOAN CATEGORIES

Commercial               $ 35,721      33.1    $40,657      41.4    $(4,936)    (12.1)
Real Estate/
  Mortgage loans           58,763      54.5     48,648      49.5     10,115      20.8
Real Estate/
  Construction loans        9,467       8.8      5,952       6.0      3,515      59.1
Consumer                    3,937       3.6      3,083       3.1        854      27.7
--------------------------------------------------------------------------------------

    Total Loans          $107,888     100.0    $98,340     100.0    $ 9,548       9.7
======================================================================================

         The loan portfolio mix continues to reflect the Company's efforts to serve its target market of small and mid-sized businesses in its community. The condition of the economy is further reflected in the loan portfolio mix with commercial loans continuing during 1996, the growth which began in the latter half of 1994 and continued throughout 1995. As economic conditions and loan demand remained strong, the growth of commercial loans continued during 1996. Throughout 1995 and 1996, the local economy demonstrated more strength than was reflected by the national economy. In an attempt to encourage economic activity, the Federal Reserve Bank adjusted interest rates during 1995 and early 1996; however, no further adjustments occurred after February 1996. At year end 1996, loan demand appeared to be weakening slightly; however, it would still be considered strong. Concerns about the future of interest rates and the level of the Federal deficit continue to be reflected in a cautious approach to expansion by many small businesses.

         The Company has not invested in loans that would be considered highly leveraged transactions ("HLT") as defined by the Federal Reserve Board and other regulatory agencies. Loans made by companies for recapitalization or acquisition (including acquisitions by management or employees) which result in a material change in the borrower's financial structure to a highly leveraged condition are considered HLT loans. The Company has no foreign loans.

         The Company's securities held as available for sale provide for liquidity needs while contributing to profitability. During 1996, the Company began the implementation of a leveraging strategy which was comprised of Federal Home Loan Bank secured borrowings used to fund matched investments of U. S. Government and municipal securities. Such strategies require careful monitoring and measurement of interest rate risk but have the potential for providing significant contributions to net interest income. See the "Liquidity and Asset/Liability Management" section. The composition of the securities portfolio reflects an investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of the Company's investment strategies are to maintain an appropriate level of liquidity and to provide a tool to assist in controlling the Company's interest rate position while, at the same time, producing adequate levels of interest income. There were no classification changes of the Company's securities during 1996; however, during the fourth quarter of 1995, the Company transferred securities previously classified as held to maturity to the available for sale category during a one time window of opportunity provided by the Financial Accounting Standards Board under SFAS No. 115 to make such adjustments in the classification of a financial institutions investments. Securities held as available for sale pursuant to SFAS No. 115, are carried on the Company's balance sheet at estimated fair value. As a result, the Company recognized an increase in equity of $64,000 for unrealized gains on securities held as available for sale, net of tax at December 31, 1996, which compares with an increase of $279,000 at year end 1995. During 1996, gross securities sales were $6.0 million and paydowns, including prepayments, were $9.6 million, representing 13.3% and 21.3%, respectively, of the average total portfolio for the year. Net losses associated with the sale of securities available for sale during 1996 were $2,000 compared with net losses in 1995 of $11,000. Total average securities decreased 8.7% during 1996 compared to 1995, while total securities at year end 1996 were 3.1% less than year end 1995. The average yield on investment securities was 6.7% and 6.6% in 1996 and 1995, respectively. The following table contains the carrying amount of the securities portfolio at the end of each of the last two years.

         SECURITIES AVAILABLE FOR SALE

                                                                 December 31
--------------------------------------------------------------------------------
(IN THOUSANDS)                                                 1996        1995
--------------------------------------------------------------------------------
U.S. Treasury Securities and
  Obligations of U.S. Government Agencies                    $22,714     $28,381
Securities of states and political subdivisions                  368          --
Collateralized Mortgage Obligations                           21,694      18,745
Other                                                          1,661         798
--------------------------------------------------------------------------------
  Total                                                      $46,437     $47,924
================================================================================

         The maturities and average weighted yields of the Company's investment portfolio at the end of 1996 are presented in the following table using primarily the estimated expected life. While the average stated maturity of the mortgage backed securities was 4.8 years, the estimated life is 3.4 years. At year end 1996, all securities were held as available for sale.

         DEBT SECURITIES AVAILABLE FOR SALE MATURITY SCHEDULE

                                                 December 31, 1996
                               ------------------------------------------------------
                                     Within           After 1 But        After 5 But
                                     1 Year           Within 5 Yrs      Within 10 Yrs
-------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)          AMOUNT    YIELD    AMOUNT       YIELD  AMOUNT   YIELD
-------------------------------------------------------------------------------------
U.S. Treasury
  Securities and
  Obligations of U.S.
Government Agencies            $ 6,723     6.5%    $15,990      7.16%   $ --      --
Securities of states
  political subdivisions            --      --          --        --     368     7.6%
-------------------------------------------------------------------------------------

  Total                        $ 6,723     6.5%    $15,990      7.16%   $368     7.6%
=====================================================================================

         The above table excludes collateralized mortgage obligations at an estimated fair value of $21.7 million and investments in Federal Reserve Bank stock and Federal Home Loan Bank stock with an estimated fair value of $1.7 million. Maturities of collateralized mortgage obligations can be expected to differ from scheduled maturities due to the prepayment or early call privileges of the issuer. Federal Reserve Bank stock and Federal Home Loan Bank stock are equity securities with no stated maturity.

         Average Federal Funds sold remained relatively level during 1996 compared to 1995. At December 31, 1996, Federal Funds sold were $6.8 million reflecting an increase of $5.8 million, or 582.5%, from December 31, 1995. Federal Funds sold represent a short-term investment used primarily for liquidity purposes in the Company's asset/liability management strategies.

Deposits

         The Company's volume and mix of liabilities in 1996 reflected business development efforts, asset/liability management strategies, general economic conditions and the interest rate environment, as well as changes in the Company's asset level and the competitive environment. During 1996, the portion of average liabilities and stockholders' equity represented by deposits, the primary source of funding for the Company, stood at 83.8%, a decrease from 86.5% in 1995. Year end deposit balances increased 2.1%, or $2.7 million in 1996 compared to the same period in 1995. The increase in year end deposits was a result of a 26.6% increase in Money Market Accounts and a 38.3% increase in non-interest bearing deposits. These increases were partially offset by a decline of 23.5% in certificates of deposit less than $100,000, 16.4% in certificates of deposit $100,000 and greater, and 20.4% in NOW Accounts. Average Money Market Account and NOW Account deposits increased 22.0% and 9.6%, respectively, in 1996 compared to 1995 while average certificates of deposit declined 12.6% in 1996 compared to 1995. The average rate paid on interest bearing liabilities decreased 41 basis points in 1996 compared to 1995. This decrease in rate further reflected the shift in mix of the Company's deposit account types as funds shifted from higher yielding certificates of deposit to lower rate Money Market and NOW Accounts.

         The deposit mix at December 31, 1996 reflected the changes that occurred during the year with non-interest bearing deposits at 9.6%, NOW Accounts at 3.7%, Money Market Accounts at 48.1%, time deposits under $100,000 at 19.8%, and time deposits $100,000 or greater at 18.8%. This compares to a mix at year end 1995 which reflected non-interest bearing deposits at 7.0%, NOW Accounts at 4.7%, Money Market Accounts at 38.8%, time deposits under $100,000 at 26.5%, and time deposits $100,000 or greater at 23.0%. This shift in the mix of the Company's deposit base reflects continuing efforts to expand the customer base in transaction accounts, as well as the competitive interest rate environment. Maturities of certificates of deposit of $100,000 or more issued by the Company at December 31, 1996, are summarized in the following table:


         MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

                  --------------------------------------------------
                  (IN THOUSANDS)
                  --------------------------------------------------
                  Three months or less                       $ 7,112
                  Over three through six months                8,356
                  Over six through twelve months               2,291
                  Over twelve months                           7,362
                  --------------------------------------------------
                   Total                                     $25,121
                  ==================================================

         At year end 1996, the Company had Federal Home Loan Bank borrowings of $9.5 million compared to no borrowed funds at year end 1995. The average rate paid on average total interest bearing liabilities was 5.2% in 1996 compared with 5.6% in 1995. This decrease in the average rate paid on interest bearing liabilities reflected the shift in the mix of deposits and included borrowed funds. The decrease in the average rate on interest bearing deposits reflected lower rates and shorter maturities of certificates of deposit which originated or renewed in 1996. In 1996 compared to 1995, the average rate paid on NOW Accounts decreased 33 basis points, the average rate on Money Market Accounts decreased 48 basis points, the average rate on certificates of deposit less than $100,000 decreased 13 basis points and the average rate on certificates of deposit $100,000 or greater decreased 29 basis points. These rates are reflective not only of rates being offered, but also of the maturity schedule of certificates of deposit which were originated in prior periods.

         The ratio of average loans, net of unearned income and allowance for possible loan losses to average total deposits was 75.1% in 1996, compared to 67.2% in 1995. This higher loan to deposit ratio reflected the increase in net loans outstanding which continued in 1996. The net loan to deposit ratio at December 31, 1996 was 78.8%, compared to 73.0% at year end 1995.

Liquidity and Asset/Liability Management

         The Company's asset/liability management process actively involved the Board of Directors and members of senior management. The Asset/Liability Committee of the Board of Directors meets monthly to review strategies and the volume and mix of assets as well as funding sources. Decisions relative to different types of securities are based upon the assessment of various economic and financial factors, including, but not limited to, interest rate risk, liquidity, and capital adequacy. Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. These repricing characteristics are the timeframes within which interest bearing assets and liabilities are subject to change in interest rate either by replacement, repricing or maturity of the instrument. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rate movement similarly to minimize the effect on net interest income. Management utilizes computer interest rate simulation models and analysis to determine the Company's interest rate sensitivity. Management also evaluates the condition of the economy, the pattern of market interest rates, and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities. In addition to ongoing monitoring of interest rate sensitivity, the Company may enter into various interest rate contracts to augment the management of the Company's interest sensitivity. These contracts are used to supplement the Company's objectives relating to its interest sensitivity position. The interest rate risk factor in these contracts is considered in the overall interest management strategy of the Company.

         The Company also utilizes certain leveraging strategies within risk tolerance guidelines established by its Board of Directors for the purpose of increasing net income. Such strategies involve the utilization of borrowings to fund investment securities with similar maturities or repricing characteristics which result in an acceptable interest rate spread. During 1996, management and the Board of Directors reviewed the risks and advantages of utilizing a leveraging strategy for the purpose of increasing net interest income. Several scenarios were carefully analyzed by the Company's investment advisor, designated representatives of the Board of Directors and management with final recommendation presented to the full Board of Directors for approval. Parameters were established for matching investment purchases with Federal Home Loan Bank borrowings. The Board established a maximum level of borrowings/investments of $25 million to be assumed over a period of 18 months and implemented in increments not to exceed $5 million in each phase. Pro formas were reviewed resulting in the establishment of guidelines on interest rate risk as well as the types and quality of investments to be considered for purchase. Proformas include evaluating the impact of interest rate changes from 25 to 300 basis points. Monitoring by the Board of Director's on a monthly basis and reporting guidelines were established to measure the results of each phase over time. On a monthly basis a matched investment income report is reviewed by the Board of Director's in an effort to manage risk. The Asset Liability Committee of the Company's Board of Directors reviews these results each month. The Board of Directors, after assessing risks and results, must preapprove each additional phase of this strategy prior to implementation. During the fourth quarter of 1996, net interest income benefited from the implementation of a portion of this approved strategy of matching Federal Home Loan Bank borrowings to fund the purchase of additional investment securities. While this strategy contributes to an increase in net interest income, it also has the effect of lowering the net interest margin and increasing the Company's exposure to interest rate risk. Managing and regularly monitoring the interest rate risk associated with the leveraging strategy are the responsibility of both management and the Company's Board of Directors. Liquidity and asset/liability strategies include the utilization of borrowings from the Federal Home Loan Bank or drawing on correspondent bank lines of credit to satisfy liquidity or funding needs. At December 31, 1996, the Company had borrowings totaling $9.5 million from the Federal Home Loan Bank. Approximately $5 million of these borrowings were used to fund investment securities. There were no borrowings at December 31, 1995.

         At December 31, 1996 and 1995, the Company had interest rate floor contracts with a combined notional value of $8 million which expire in 1997 and 1998. These contracts were purchased to protect against declining interest rates. These contracts were purchased during 1992 and 1993, and have resulted in interest income when evaluated on a life to date basis. The Company recorded net interest expense on these contracts of approximately $21,000 in both 1996 and 1995.

         The following interest rate gap table reflects the Company's rate sensitive position at December 31, 1996. The carrying amount of interest rate sensitive assets and liabilities are presented in the periods in which they next reprice to market rates or mature and are summed to show the interest rate sensitivity gap. To reflect anticipated prepayments, certain investments are included in the table based on estimated rather than contractual maturity dates.

                                                        Expected Repricing or Maturity Date
                                         ---------------------------------------------------------------
                                            Within      One to         Two to     After Five
                                           One Year    Two Years     Five Years      Years       Total
       -------------------------------------------------------------------------------------------------
       (DOLLARS IN THOUSANDS)                                           1996
       -------------------------------------------------------------------------------------------------
       Assets
          Debt and equity securities     $  16,615     $  14,461     $  13,332    $   2,029    $  46,437
          Average rate                        6.48%         6.84%         7.22%        6.81%         6.8%
          Net interest-earning loans        63,790         2,387        29,138       12,573      107,888
          Average rate                        8.96%         9.43%         9.04%        8.55%        8.95%
          Other                              6,825            --            --           --        6,825
          Average rate                        5.25%           --%           --%          --%        5.25%
       -------------------------------------------------------------------------------------------------

       Total interest-bearing assets        87,230        16,848        42,470       14,602      161,150
       Liabilities
        Deposits                           100,143        13,846         6,513           46      120,548
        Average rate                          4.83%         6.05%         6.34%        7.03%        5.07%
        Federal Home Loan
        Bank Borrowings                      9,500            --            --           --        9,500
        Average rate                          5.34%           --            --           --         5.34%
       -------------------------------------------------------------------------------------------------
       Total interest-bearing
        liabilities                        109,643        13,846         6,513           46      130,048
       -------------------------------------------------------------------------------------------------

       Interest rate sensitivity gap     $ (22,413)    $   3,002     $  35,957    $  14,556
       =================================================================================================
       Cumulative interest rate
        sensitivity gap                  $ (22,413)    $ (19,411)    $  16,546    $  31,102
       =================================================================================================

         Liquidity is the ability of a financial institution to meet the needs of its customers and creditors. High levels of liquidity reduce earnings, as liquidity is normally obtained at a net interest cost as a result of generally lower yields on short-term, interest earning assets and the higher interest expense usually associated with the extension of deposit maturities. The Asset/Liability Committee of the Company determined it to be appropriate during 1996 to maintain a slightly lower level of liquidity in short-term instruments compared to 1995 since asset quality continued to remain strong, the percentage of nonperforming loans to total loans remained relatively level, and profitability increased. Management continually assesses the Company's liquidity position and makes necessary adjustments to maintain a higher or lower level of liquidity based on internal projections, external economic conditions, and the Company's strategic plan.

         Liquidity is strengthened and reinforced by maintaining a relatively stable funding base which is achieved by providing relationship banking, extending contractual maturities of liabilities and reducing reliance on volatile short-term purchased funds. Maintaining acceptable levels of liquidity has been an ongoing consideration of the Company's' Asset/Liability Committee and is regularly monitored and adjusted, as appropriate. It is recognized that maintaining an acceptable level of liquidity becomes even more important during periods of economic uncertainty and volatile financial markets.

         Due to the commercial nature of the Company's target market, liabilities and loans are evaluated relative to industry concentration and volatility. At December 31, 1996, approximately 24% of deposits were related to the construction and real estate development industries, while 4% were related to both the health care and the real estate property management industries. These areas are the Company's largest deposit concentrations and represent significant industries within the Nashville area. These deposits are primarily reflected in the Company's demand deposit and interest bearing Money Market Account totals and are deposits of relationship commercial customers, which by their nature are concentrated in a fewer number of customer relationships than would be the case for consumer deposit funding sources. At December 31, 1996 all investment securities were classified as available for sale. The Company utilized a one time window of opportunity in late 1995 to adjust its investment portfolio classifications by transferring securities from the held to maturity classification to the available for sale classification. These classifications are defined in SFAS No. 115 and require the Company to segregate its securities portfolio and account for any market value fluctuations in securities classified as available for sale through the equity section of the balance sheet. Footnote C of the notes to the consolidated financial statements shows the components of the securities portfolio and maturities.

Nonperforming Assets and Risk Elements

         Nonperforming assets, which include nonaccrual loan, restructured loans, and other real estate owned, were $579,000 at December 31, 1996, compared with $451,000 at December 31, 1995. The following table presents the composition of nonperforming assets at December 31, 1996 and 1995.

         NONPERFORMING ASSETS

                                                                  December 31
         -----------------------------------------------------------------------
         (DOLLARS IN THOUSANDS)                                  1996      1995
         -----------------------------------------------------------------------
           NONPERFORMING ASSETS:
             Nonaccrual loans                                    $579      $451
             Restructured loans                                    --        --
             Other real estate owned                               --        --
         -----------------------------------------------------------------------
                                                                  579       451

             Less allowance for other real estate owned            --        --
         -----------------------------------------------------------------------

             Total                                               $579      $451
         =======================================================================
           Nonperforming assets as a percent of
             total loans plus other real estate owned             0.5%      0.5%
         =======================================================================

         There were no loans 90 days or more past due at December 31, 1996 and 1995 that were not included in the nonaccrual category.

         During 1996, $1,968,000 of loans were transferred from earning status to nonaccrual status, and there were no advances on nonaccrual loans. This compares to $1,458,000 of loans transferred from earning status to nonaccrual status in 1995. In 1996 and 1995 there were no loans removed from nonaccrual status and placed in other real estate owned. During 1996 loans totaling $697,000 were charged-off with recoveries reported of $541,000 resulting in net charge-offs for the year of $156,000 compared to loans charged-off in 1995 of $345,000 and recoveries of $1,058,000 resulting in net recoveries of $713,000.

         The Company evaluates the credit risk of each customer on an individual and ongoing basis and, where deemed appropriate, obtains collateral. Collateral values are monitored to ensure that they are maintained at an appropriate level. The largest component of the Company's credit risk relates to the loan portfolio. During 1996, the Company continued its emphasis on underwriting standards and loan review procedures. These processes, coupled with aggressive collection efforts, continue to be reflected in the level of nonperforming assets and the level of recoveries of previously charged-off loans. In 1996 and 1995, levels of charged-off loans and nonperforming assets reflected, among other things, the effectiveness of the Company's credit administration area. As discussed in the section, "Provision for Possible Loan Losses", asset quality and loan charge-off and recovery experience impact the level of the allowance for possible loan losses maintained.

         At December 31, 1996 and 1995, other potential problem loans totaled $84,000 and $386,000, respectively. Other potential problem loans consist of loans that are currently not considered nonperforming, but where information about possible credit problems has caused the Company to have serious doubts as the ability of the borrower to fully comply with present repayment terms. Depending on economic changes and future events, these loans and others, which may not be presently identified, could become future nonperforming assets. With respect to nonperforming assets at December 31, 1996, the following should be noted: the allowance for possible loan loss represented 497% of nonperforming loans. This compares with the allowance for possible loan losses at 673% of nonperforming loans at December 31, 1995. The composition of net nonperforming assets at December 31, 1996 and 1995 was 100% in nonaccrual loans. The largest nonperforming loan at December 31, 1996 was $250,000. Improvements made in asset quality during the past three years has allowed management to focus more on expanding delivery systems and locations while developing new products and services and aggressively soliciting new relationships in our local market.

         At December 31, 1996, the Company's allowance for possible loan losses was $2.9 million, or 2.7%, of total loans compared with $3.0 million, or 3.1%, at December 31, 1995.

         The level of the allowance for possible loan losses and the amount of the provision are determined on a quarter by quarter basis and, given the inherent uncertainties involved in the estimation process, no assurance can be given as to the amount of the allowance at any future date.

Capital Strength


         Total shareholders' equity (excluding the SFAS No. 115 adjustment) at December 31, 1996, was $22.0 million, or 13.2%, of total assets, which compares with $19.7 million, or 12.9%, at December 31, 1995. This calculation, when made after considering the effect of the Company's adoption of SFAS No. 115, was $22.1 million, or 13.3%, at December 31, 1996, which compares with $20.0 million, or 13.1%, of total assets at December 31, 1995. The adoption of SFAS No. 115 issued by the Financial Accounting Standards Board is reflected in the Company's shareholders' equity at December 31, 1996 and 1995, net of applicable income taxes, and identified as unrealized gain (loss) on securities available for sale, net of taxes. The increase in total equity is primarily a result of 1996 earnings net of dividends paid and is partially offset by a reduction in the unrealized gain on securities available for sale of $215,000 at year end 1996 compared with $279,000 at year end 1995. The Company's capital position continues to be strong. Certain capital statistics are shown in the following chart:

PRIMARY AND TOTAL CAPITAL

                                                                   December 31
         -----------------------------------------------------------------------------
          (Dollars In Thousands)                                 1996           1995
         -----------------------------------------------------------------------------
         Total assets                                   $      166,679   $     152,800
         =============================================================================

         Total shareholders' equity                             22,085          20,012
         =============================================================================

         Total shareholders' equity to total assets               13.2%           13.1%
         =============================================================================


         The Federal Reserve Board adopted a regulation which defines capital measures and the thresholds for each of the five capital categories defined in the Federal Deposit Insurance Corporation Improvement Act of 1991. The regulation applies to the both the Company and its wholly-owned subsidiary, which is a state chartered bank and a member of the Federal Reserve System. The regulation requires minimum levels of capital within five capital categories which are determined by applying various risk ratings to categories of assets and certain off balance sheet items. This regulation classifies capital in two tiers, referred as Tier 1 and Tier 2. Under risk based capital requirements, total capital consists of Tier 1 capital (essentially, common equity less certain intangibles) and Tier 2 capital (essentially, a portion of the allowance for possible loan losses and certain qualifying debt). This regulation requires state chartered member banks to maintain certain minimum capital ratios as shown in the following chart:

         CAPITAL RATIOS

                                                                          CFGI                    The Bank
                                                                       December 31               December 31
         -------------------------------------------------------------------------------------------------------
          (Dollars In Thousands)                                    1996         1995         1996         1995
         -------------------------------------------------------------------------------------------------------
         CAPITAL COMPONENTS
          TIER 1 CAPITAL:
           Shareholders' equity                                  $ 22,085      $  --     $ 22,005       $ 20,012
           Disallowed portion of deffered tax assets                   --         --           --           (143)
           Unrealized (gain) on securities AFS                        (64)        --          (64)          (279)
         -------------------------------------------------------------------------------------------------------
              Total Tier 1 capital                                 22,021         --       21,941         19,590

          TIER 2 CAPITAL:
           Allowable allowance for possible loan losses             1,443         --        1,453          1,270
         -------------------------------------------------------------------------------------------------------
              Total capital                                      $ 23,464         --     $ 23,394       $ 20,860
         =======================================================================================================

         Risk-adjusted assets                                    $113,971         --     $114,854       $ 99,802
         Quarterly average assets                                $167,111         --     $167,052       $152,907

                                                     FDICIA
                                                     Minimum              December 31             December 31
                                                     Ratios            1996         1995       1996         1995
                                                     ------            ----         ----       ----         ----
         CAPITAL RATIOS
            Total risk-based capital ratio           6-10%             20.6%         --        20.4%        20.9%
            Tier 1 risk-based capital ratio          3- 6%             19.3%         --        19.1%        19.6%
            Tier 1 leverage ratio                    2- 5%             13.2%         --        13.1%        12.8%

                                                                              19

         The Company's capital ratios have continually exceeded all regulatory requirements for all capital ratios as demonstrated in the chart above. The Company reported dividend payments in 1996 of $352,000 while no dividend had been recorded in prior years.

         The Board of Directors of The Bank and its shareholders approved a plan of exchange with CFGI whereby CFGI became the parent holding company of The Bank. This exchange was effective April 30, 1996. Each share of common stock of The Bank was exchanged for one share of common stock of CFGI, and each outstanding warrant and each outstanding option to purchase common shares of The Bank automatically became warrants and options to purchase shares of CFGI. This exchange of shares consummated the formation of the holding company and received the approval of The Bank's shareholders, the Board of Governors of the Federal Reserve System and the Tennessee Department of Financial Institutions.

Management's Discussion and Analysis 1995 vs. 1994

         The narrative which follows is management's discussion and analysis of 1995 results of operations of the Company compared to 1994.

         Net income for 1995 was $2.5 million or $1.14 per share compared with net income for 1994 of $2.0 million or $.92 per share. Return on average assets for 1995 and 1994 was 1.69% and 1.48%, respectively. Return on average shareholders' equity (excluding the SFAS No. 115 adjustment) improved to 13.54% in 1995 compared to 12.8% in 1994. Total assets increased 4.6% to $152.8 million at December 31, 1995, compared with the same period in 1994. During 1995, loans, net of unearned income, increased $17.3 million, or 21.3%, to $98.3 million at December 31, 1995, compared with $81.1 million at year end 1994. Deposits increased $2.2 million, or 1.7%, from $128.3 million at year end 1994 to $130.5 million at year end 1995. The net loan to deposit ratio increased from 61.0% at year end 1994 to 73.0% at year end 1995 resulting primarily from a significant increase in loans, $17.3 million, which, among other things, reflected the Company's business development efforts during 1995.

         Reported earnings reflected the use of net operating loss carryforwards and, as such, no significant income taxes were recorded in either 1995 or 1994. As a result of management's evaluation of the likelihood of receiving a tax benefit from the net operating loss carryforward utilizing the more than likely than not standard, the Company maintained a valuation allowance to offset the net deferred tax assets.

Net Interest Income

         Net interest income for 1995 increased 21.3% from 1994. This increase resulted primarily from an 11.4% increase in average earning assets which was partially offset by a 7.9% increase in average interest bearing liabilities. Additionally, net interest income was impacted by an increase of 124 basis points in the average rate earned on earning assets while the average rate paid on interest bearing liabilities increased 127 basis points. Interest income increased $2.9 million, or 30.6%, in 1995 compared to 1994. This increase resulted from an 11.4% increase in the volume of the average earning assets, the effect of which was enhanced by the increase in average interest rate earned on these assets. Average loans increased 21.4%, average investment securities increased 6.0%, while average Fed Funds sold declined 36.6%. Interest income on loans increased 34.6% from 1994 to 1995, as a result of increased volume of loans outstanding and an increase in the average interest rate earned on loans of 95 basis points. Interest income on investment securities increased 28.6% from 1994 to 1995, as a result of the 6% increase in the volume of securities and a 115 basis point increase in the average rate earned on investment securities. These increases were partially offset by a 15.6% decline in interest income on Federal Funds sold during a year in which the average rate earned on Federal Funds sold increased 141 basis points offset by a 37% decrease in average volume in 1995 compared to 1994. Generally, earning assets reflected the increase in interest income due to growth in loans and a shift in the mix from Federal Funds sold to higher yielding loans and investments coupled with a higher average interest rate environment.

         Total interest expense increased 39.7% in 1995 due to a higher level of interest bearing liabilities and a 127 basis point increase in the average rate paid on interest bearing liabilities. The increase in the average volume of interest bearing liabilities was the result of a 15.4% increase in average Money Market Investment Account balances and a 10.4% increase in average balances for certificates of deposit $100,000 or greater. These increases were partially offset by volume decline of 9.2% and .5% in NOW Accounts and certificates of deposit less than $100,000, respectively. The increase in rates paid on interest bearing liabilities was reflected in all areas with the largest increase in certificates of deposit $100,000 or greater and Money Market Investment Accounts.

         The Company's net interest margin increased 31 basis points to 3.85% in 1995, primarily as a result of a higher loan to deposit ratio and the impact of shifts in the mix of earning assets to higher yielding loans and investments. During 1995, the interest rate spread remained relatively level compared with 1994. Total interest income increased in 1995 compared to 1994. The increased level of earning assets combined with an increase in yield on earning assets resulted in a higher level of total interest income. Total interest expense also increased in 1995 compared to 1994. Total interest bearing liabilities increased only 7.9% while earning assets increased 11.4%; however, the average rate paid on interest bearing liabilities increased 127 basis points in 1995 compared to 1994 while the average rate earned on earning assets increased 124 basis points. The average rate paid on all interest bearing liabilities in 1995 was 5.57% compared with 4.30% in 1994.

Provision For Possible Loan Losses

         In 1995, the Company reported a net negative provision for possible loan losses of $520,000, compared with $960,000 in 1994. In 1995 the Company recorded recoveries of previously charged-off loans in excess of current year charge-offs in the amount of $713,000, compared with net recoveries of $626,000 in 1994. The allowance for possible loan losses was 3.1% of loans at December 31, 1995, compared to 3.5% of loans at the same date in 1994.

Non-Interest Income

         Total non-interest income of $685,000 in 1995 reflected a decrease of 18.5% when compared with $840,000 reported in 1994. Non-interest income, less nonrecurring income (gains/losses on sale of securities and other real estate), decreased 14.0%, or $105,000 from 1994. Trust income declined $92,000, or 22.4%, in 1995 compared to 1994 as a result of a decrease in assets under management. Service fee income increased 4.5%, or $9,000 in 1995 from 1994 , reflecting the increase in average deposits during 1995, as well as the increased number of deposit accounts. The Company entered into an agreement in the fourth quarter of 1994 with BFP Financial Partners, Inc. to offer certain investment services which resulted in $50,000 in income in 1995 compared to $8,000 during 1994. The Company recorded net losses on sale of securities available for sale of $11,000 in 1995 compared with a net gain on sale of securities available for sale of $30,000 recorded in 1994. Gains on sale of foreclosed assets of $53,000 were reported in 1995 compared to $62,000 in 1994.

Non-Interest Expense

         Total non-interest expense declined 3.4% to $4.3 million in 1995 from $4.4 million in 1994. During 1995, net foreclosed asset expense decreased $63,000 from $26,000 in 1994 to a net credit of $37,000 in 1995. This credit resulted from income received on previously foreclosed assets. FDIC insurance expense decreased 51.2% in 1995 while salaries and employee benefits declined $19,000 in 1995 from the 1994 levels. Occupancy expense declined $23,000 during 1995 compared to 1994. Data processing expense increased $66,000 during 1995 compared to 1994 as a result of the Company having implemented image processing and having outsourced its proof and statement rendering functions. This increase in data processing expense was partially offset by reduced personnel expenses and decreases in stationery, supplies and postage related to these functions. At both December 31, 1995 and 1994, the Company had 42 employees. Non-personnel related expenses for 1995 were $2.1 million compared to $2.2 million for 1994.

Income Taxes

         Reported earnings reflected the use of net operating loss carryforwards and, as such, no significant income taxes were recorded in either 1995 or 1994.

Consolidated Balance Sheets

                                                                                             December 31
         --------------------------------------------------------------------------------------------------------
          (In Thousands)                                                             1996                   1995
         --------------------------------------------------------------------------------------------------------
         Assets
          Cash and due from banks - Note L                                    $      6,128            $     6,279
          Federal funds sold                                                         6,825                  1,000
          Securities - Notes C and H:
           Available for sale (amortized cost of $46,334
             and $47,645, respectively)                                             46,437                 47,924
          Loans (net of unearned income of $256 and $203,
           respectively) - Notes D and K:
            Commercial                                                              35,721                 40,657
            Real estate - mortgage loans                                            58,763                 48,648
            Real estate - construction loans                                         9,467                  5,952
            Consumer                                                                 3,937                  3,083
         --------------------------------------------------------------------------------------------------------
             Loans, net of unearned income                                         107,888                 98,340
            Less allowance for possible loan losses                                 (2,878)                (3,034)
         --------------------------------------------------------------------------------------------------------
             Total net loans                                                       105,010                 95,306
         --------------------------------------------------------------------------------------------------------
          Premises and equipment, net - Note E                                         784                    692
          Accrued interest and other assets                                          1,495                  1,599
         --------------------------------------------------------------------------------------------------------

         Total Assets                                                         $    166,679            $   152,800
         ========================================================================================================

              Liabilities
          Non-interest bearing demand deposits                                $     12,721            $     9,198
          Interest-bearing deposits - Note C:
           NOW accounts                                                              4,865                  6,110
           Money market accounts                                                    64,140                 50,651
           Time certificates less than $100,000                                     26,423                 34,530
           Time certificates of $100,000 and greater                                25,121                 30,045
         --------------------------------------------------------------------------------------------------------
            Total Deposits                                                         133,270                130,534
         --------------------------------------------------------------------------------------------------------

         Federal Home Loan Bank borrowings (Notes C and H)                           9,500                     --

          Accounts payable and accrued liabilities                                   1,824                  2,254
         --------------------------------------------------------------------------------------------------------
            Total Liabilities                                                      144,594                132,788
         --------------------------------------------------------------------------------------------------------


          Commitments and contingencies
            - Notes I, J, and K


         Shareholders' Equity: - Notes B, C, M and N
          Common stock, $6 par value; authorized
           50,000,000 shares; issued and outstanding
           2,202,473 in 1996 and 2,191,500 in 1995                                  13,215                 13,149
          Additional paid-in capital                                                 6,676                  8,500
          Retained earnings (deficit)                                                2,130                 (1,916)
          Unrealized gain on securities available for sale, net of taxes                64                    279
         --------------------------------------------------------------------------------------------------------
            Total Shareholders' Equity                                              22,085                 20,012
         --------------------------------------------------------------------------------------------------------
           Total Liabilities and Shareholders' Equity                         $    166,679            $   152,800
         ========================================================================================================

         See accompanying notes to consolidated financial statements.

                      Consolidated Statements of Income

                                                                 Year Ended December 31
         --------------------------------------------------------------------------------------------------------------
               (In Thousands, Except Per Share Data)                              1996            1995            1994
         --------------------------------------------------------------------------------------------------------------
         Interest Income:
          Interest and fees on loans                                        $     9,569      $    8,626      $    6,411
          Interest on federal funds sold                                            314             362             429
          Interest on securities:
           U.S. Treasury securities                                                 365             653           1,000
           Other U.S. government agency obligations                               2,583           2,567           1,496
           States and political subdivisions                                          5              --              --
           Other securities                                                          63              39              39
         --------------------------------------------------------------------------------------------------------------
             Total interest income                                               12,899          12,247           9,375
         --------------------------------------------------------------------------------------------------------------
         Interest Expense:
          Interest bearing demand deposits                                        2,953           2,683           1,742
          Time deposits less than $100,000                                        1,782           2,109           1,750
          Time deposits $100,000 and over                                         1,563           1,850           1,261
          Federal funds purchased                                                     8              --              --
          Federal Home Loan Bank borrowings                                         140              --              --
         --------------------------------------------------------------------------------------------------------------
             Total interest expense                                               6,446           6,642           4,753
         --------------------------------------------------------------------------------------------------------------
         Net Interest Income                                                      6,453           5,605           4,622
         Provision for possible loan losses - Note D                                 --             520             960
         --------------------------------------------------------------------------------------------------------------
         Net interest income after provision for possible loan losses             6,453           6,125           5,582
         Non-interest Income:
          Service fee income                                                        193             209             200
          Trust income                                                              399             319             411
          Investment Center income                                                   72              50               8
          Gain (loss) on sale of securities, net - Note C                            (2)            (11)             30
          Income (expense) from foreclosed assets                                   130              37             (26)
          Gain on sale of other real estate owned                                    11              53              62
          Other                                                                     124              65             129
         --------------------------------------------------------------------------------------------------------------
             Total non-interest income                                              927             722             814
         --------------------------------------------------------------------------------------------------------------
         Non-interest Expense:
          Salaries and employee benefits                                          2,437           2,180           2,199
          Occupancy expense                                                         562             489             512
          Legal expense                                                              60              33              19
          FDIC insurance                                                              6             163             334
          Audit, tax and accounting                                                 205             184             189
          Data processing expense                                                   209             179             113
          Other operating expenses                                                1,186           1,073           1,020
         --------------------------------------------------------------------------------------------------------------
             Total non-interest expense                                           4,665           4,301           4,386
         --------------------------------------------------------------------------------------------------------------

         Income before income taxes                                               2,715           2,546           2,010
         Income tax expense - Note G                                                168              32              --
         --------------------------------------------------------------------------------------------------------------

         Net Income                                                         $     2,547      $    2,514      $    2,010
         ==============================================================================================================

         Net income per share - Note B                                      $      1.15      $     1.14      $      .92
         ==============================================================================================================

         Weighted average common shares outstanding - Note B                  2,219,834       2,204,254       2,181,909
         ==============================================================================================================





         See accompanying notes to consolidated financial statements.

                Consolidated Statements of Sharholders' Equity

                                                                                              Unrealized
                                                                                              Gain (Loss)
                                                                 Additional     Retained     on Securities
                                                      Common       Paid-In      Earnings       Available
                                                      Stock        Capital      (Deficit)      For Sale       Total
         -----------------------------------------------------------------------------------------------------------
          (In Thousands)
         -----------------------------------------------------------------------------------------------------------
         Balance, January 1, 1994                   $ 13,082      $ 8,490      $ (6,440)       $   294      $ 15,426

         Issuance of Common Stock
          (3,437 shares)                                  21            1            --             --            22

         Net Income                                       --           --         2,010             --         2,010

         Change in unrealized gain (loss)
          on securities available for sale,
          net of taxes - Note C                           --           --            --         (1,187)       (1,187)
         -----------------------------------------------------------------------------------------------------------

         Balance, December 31, 1994                   13,103        8,491        (4,430)          (893)       16,271

         Issuance of Common Stock
          (7,712 shares)                                  46            9            --             --            55

         Net Income                                       --           --         2,514             --         2,514

         Change in unrealized gain (loss) on
          securities available for sale,
          net of taxes - Note C                           --           --            --          1,172         1,172
         -----------------------------------------------------------------------------------------------------------

         Balance, December 31, 1995                   13,149        8,500        (1,916)           279        20,012

         Issuance of Common Stock
          (10,973 shares)                                 66           27            --             --            93

         Net Income                                       --           --         2,547             --         2,547

         Transfers to comply with state statute,
          net - Note N                                    --       (1,851)        1,851             --            --

         Cash dividends - $.16 per share                  --           --          (352)            --          (352)

         Change in unrealized gain on
          securities available for sale,
          net of taxes - Note C                           --           --            --           (215)         (215)
         -----------------------------------------------------------------------------------------------------------

         Balance, December 31, 1996                 $ 13,215      $ 6,676      $  2,130        $    64      $ 22,085
         ===========================================================================================================





         See accompanying notes to consolidated financial statements.
24

                    Consolidated Statements of Cash Flows

                                                                                      Year Ended December 31
         ---------------------------------------------------------------------------------------------------------------
          (In Thousands)                                                     1996            1995            1994
         ---------------------------------------------------------------------------------------------------------------
         Cash Flows from Operating Activities:
          Interest received                                                    $  13,055      $  11,879        $   9,066
          Fees received                                                              929            909              914
          Interest paid                                                           (6,934)        (6,144)          (4,918)
          Cash paid to suppliers and associates                                   (4,623)        (4,012)          (2,753)
         ---------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                               2,427          2,632            2,309
         ---------------------------------------------------------------------------------------------------------------

              Cash Flows from Investing Activities:
          Proceeds from sales of securities:
           Available for sale                                                      6,012          4,089           21,530
          Maturities of securities:
           Held to maturity                                                           --          1,557            2,376
           Available for sale                                                      9,632          4,266            3,889
          Purchases of securities:
           Held to maturity                                                           --             --          (11,762)
           Available for sale                                                    (14,360)        (9,065)         (25,547)
          Loans (originated) repaid to customers, net                             (9,704)       (16,542)          (3,243)
          Capital expenditures                                                      (310)          (390)            (105)
         ---------------------------------------------------------------------------------------------------------------
           Net cash provided (used) by investing activities                       (8,730)       (16,085)         (12,862)
         ---------------------------------------------------------------------------------------------------------------

              Cash Flows from Financing Activities:
          Net increase (decrease) in demand,
           NOW, and money market savings                                          15,767         (2,038)          17,873
          Net increase (decrease) in time certificates                           (13,031)         4,229           (6,479)
          Advances from Federal Home Loan Bank                                     9,500             --               --
          Proceeds from issuance of common stock                                      93             55               23
          Dividends paid                                                            (352)            --               --
         ---------------------------------------------------------------------------------------------------------------
           Net cash provided (used) by financing activities:                      11,977          2,246           11,417
         ---------------------------------------------------------------------------------------------------------------

         Net increase (decrease) in cash and cash equivalents                      5,674        (11,207)             864

         Cash and cash equivalents at beginning of year                            7,279         18,486           17,622
         ---------------------------------------------------------------------------------------------------------------

         Cash and cash equivalents at end of year                              $  12,953      $   7,279        $  18,486
         ===============================================================================================================

         Reconciliation of net income to net cash provided by operating activities:
         Net income                                                            $   2,547      $   2,514        $   2,010
         Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization                                              209            211              183
          Provision for possible loan losses                                          --           (520)            (960)
          Provision for deferred income taxes                                         82             --               --
          (Gain) loss on sale of securities                                            2            (11)             (30)
          Loss on disposal of equipment                                               14             --               --
          Gain on sale of other real estate owned                                    (11)           (53)             (62)
          Provision for loss on other real estate owned                               --             --               51
          Changes in assets and liabilities:
           Decrease in other real estate                                              --            128            1,224
           (Increase) decrease in accrued interest and other assets                    6           (418)            (355)
           Increase (decrease) in accounts payable and accrued liabilities          (422)           759              248
         ---------------------------------------------------------------------------------------------------------------

         ---------------------------------------------------------------------------------------------------------------

         Net cash provided by operating activities                             $   2,427      $   2,632        $   2,309
         ===============================================================================================================

         Supplemental disclosures of noncash investing and financing activities:

         Change in unrealized gain (loss) on securities available for sale,
          net of taxes                                                         $    (215)     $   1,172        $  (1,187)
         Transfer of securities to available for sale                                 --         20,772               --
         Transfer of securities from available for sale to held to maturity           --             --            7,780
         Loans made to finance sale of other real estate owned                        --             --            1,061



         See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

A. Summary of Significant Accounting Policies

         On April 16, 1996 the shareholders of The Bank of Nashville (The
         Bank) approved the formation of a holding company. On April 30, 1996 The Bank became a wholly-owned subsidiary of the holding company, Community Financial Group, Inc., (CFGI), a Tennessee Corporation. Each outstanding share of The Bank's common stock was exchanged for an outstanding share of CFGI and each outstanding warrant and each option to purchase shares of The Bank became warrants and options to purchase shares of CFGI.

         The consolidated financial statements include the accounts of CFGI and The Bank (collectively the Company) after elimination of material intercompany accounts and transactions.

         The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates. Following is a summary of the more significant accounting policies of the Company.

         SECURITIES

         Securities are designated as held to maturity or available for sale at the time of acquisition. The Company does not have securities designated as trading securities. Held to maturity securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using a method that approximates the level-yield method. As of December 31, 1996 and 1995, CFGI has classified its entire securities portfolio as available for sale. Available for sale securities are reported at fair value. If a decline in value is considered to be other than temporary, the securities are written down to fair value and the amount of the writedown is included in earnings. Unrealized gains and losses on securities available for sale are reflected in a separate shareholders' equity account net of applicable income taxes in accordance with SFAS No. 115 (See Note C). The adjusted cost of a specific security sold is used to compute the gain or loss on the sale of that security. Gains and losses on the sale of securities available for sale are included in non-interest income.

         LOANS

         Loans are carried at the principal amount outstanding net of unearned income. Interest income on loans and amortization of unearned income is computed by methods which result in level rates of return on principal amounts outstanding. Effective January 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to contractual terms of the loan agreement. When a loan is considered impaired, the amount of the impairment is based on the present value of the expected future cash flows at the loan's effective interest rate, at the loan's market price or fair value of collateral if the loan is collateral-dependent. Impairment losses are included in the allowance for possible loan losses through a charge to provision for loan losses. Prior periods have not been restated.

         Interest income is accrued on loans except when doubt as to collectability exists, in which case the respective loans are placed on nonaccrual status. The decision to place a loan on nonaccrual status is based on an evaluation of the borrower's financial condition, collateral liquidation value, and other factors that affect the borrower's ability to pay. At the time a loan is placed on nonaccrual status, the accrued but unpaid interest is charged against current income. Thereafter, interest on nonaccrual loans is recognized as interest income only as received, unless the collectability of outstanding principal is doubtful, in which case such interest received is applied as a reduction of principal. Cash receipts on nonaccrual loans are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income, thereafter.

         Loan origination, commitment fees and certain direct origination costs are deferred and amortized over the contractual life of the related loans, adjusted for prepayments as a yield adjustment.

         ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The allowance for possible loan losses reflects an amount which, in management's judgment, is adequate to provide for estimated loan losses. Management's evaluation of the loan portfolio consists of evaluating current delinquencies, the adequacy of underlying collateral, current economic conditions, risk characteristics, and management's internal credit review process. Accounts are charged off as soon as the probability of loss is established. Management believes that the allowance for possible loan losses is appropriate. While management uses available information to recognize losses on loans, future adjustments in the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as part of their examinations, periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to adjust the allowance based on their judgment and information available to them at the time of their examinations.

         OTHER REAL ESTATE OWNED (OREO)

         Other real estate owned includes property acquired in situations in which the Company has physical possession of a debtor's assets (collateral). Such assets are carried at the lower of cost or fair value less estimated cost to sell. Cost includes loan principal, accrued interest, foreclosure expense and expenditures for subsequent improvements. Losses arising from the acquisition of such property are charged against the allowance for possible loan losses. Declines in value subsequent to foreclosure are recorded as a valuation allowance. Provisions for subsequent declines or losses from disposition of such property are recognized in non-interest expense.

         PREMISES AND EQUIPMENT

         Premises and equipment is stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed using the straight-line method over the estimated lives of those assets. Leasehold improvements are amortized over the lease terms or the estimated lives, whichever is less. The estimated lives are as follows:

                                                        Years

                   Leasehold improvements               3 - 20
                   Furniture and equipment              3 - 10

                   INCOME TAXES

         The Company accounts for income taxes in accordance with the asset and liability method of accounting. Under such method deferred tax as sets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

         TRUST ASSETS

         Assets of the trust department, other than cash on deposit at The Bank, are not included in these consolidated financial statements because they are not assets of the Company.

         STATEMENT OF CASH FLOWS

         For purposes of reporting cash flow, the Company has defined cash and cash equivalents as cash and due from banks and daily federal funds sold.

         EARNINGS PER COMMON SHARE

         Net income per share has been computed using the weighted average number of common shares and common share equivalents outstanding during each year presented. Common stock equivalents include stock options. See Note B.

         FINANCIAL INSTRUMENTS

         The Company enters into interest rate floor agreements for its asset/liability management program. Fees paid upon inception of these agreements are deferred and amortized over the life of the agreements. Income or expense derived from these agreements is recognized in interest income during the period earned.

         RECLASSIFICATIONS

         Certain reclassifications have been made in the consolidated financial statements for prior years to conform with the 1996 presentation.

B. Shareholders' Equity

         The Company can issue common stock pursuant to various plans such as employee stock purchase, contributions to the 401(K) plan, and payment of directors' fees. Under these plans, 5,973, 7,712, and 3,437 shares were issued during 1996, 1995 and 1994, respectively.

         The Company had outstanding stock options totaling 75,000 and 65,000 shares at December 31, 1996 and 1995, respectively. Options totaling 15,000 shares were issued and options totaling 5,000 shares were exercised during 1996 (See Note M).

         At December 31, 1996 and 1995, warrants to purchase 4,744,927 shares of CFGI's common stock were outstanding. The exercise price of the warrants is $12.50, and they expire on December 31, 1998. These warrants are common stock equivalents.

         Management has used the treasury stock method to compute earnings per share since the Company was incorporated. The Company's options and warrants are common stock equivalents. The above mentioned warrants have not been included in the Company's computation of earnings per share because the market price of the Company's common stock has been less than the exercise price of the warrants since issuance. If the market price of the common stock exceeds the warrants' exercise price for substantially all of any three-month reporting period, the Company will reflect the impact of the warrants in all future earnings per share computations using the modified treasury stock method. The modified treasury stock method assumes the exercise of all outstanding warrants, the repurchase of up to 20% of the Company's stock, the retirement of any long-term and short-term borrowings and the investment of the remaining proceeds, with appropriate recognition of any income tax effects.

         If the Company's stock price had been in excess of $12.50 per share for substantially all of any three-month reporting period in the years ending December 31, 1996 and 1995, earnings per share using the modified treasury stock method for the years ended December 31, 1996 and 1995 would have been $.62 and $.74, respectively.

C. Securities

         The Company has classified all securities as available for sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities since December 31, 1995. The Company recorded increases in shareholders' equity of $64,000 and $279,000 at December 31, 1996 and 1995, respectively, for the unrealized gain on securities available for sale.

         Proceeds from sales of debt securities during 1996, 1995, and 1994 were $6.0 million, $4.1 million and $21.5 million, respectively.
         Gross gains of $5 thousand and gross losses of $7 thousand were realized on those sales in 1996, gross gains of $10 thousand and gross losses of $21 thousand were realized on those sales in 1994 and gross gains of $131 thousand and gross losses of $101 thousand were realized on those sales in 1994.

         The amortized cost, gross unrealized gains and losses, and estimated fair values of securities at December 31, 1996 and 1995 were as follows:

                                                                               Available for Sale
                                                                               Gross       Gross     Estimated
                                                                 Amortized  Unrealized   Unrealized    Fair
                                                                   Cost        Gains       Losses      Value
         -----------------------------------------------------------------------------------------------------
          (In Thousands)                                                              1996
         -----------------------------------------------------------------------------------------------------
         U.S. Treasury Securities and Obligations
          of U.S. Government Agencies                          $  22,420    $   324     $    32    $  22,714
         Collateralized Mortgage Obligations                      21,893         57         254       21,694
         Securities of states and political subdivisions             360          8          --          368
         Other - Equity Securities                                 1,661         --          --        1,661
         -----------------------------------------------------------------------------------------------------
                                                               $  46,334    $   389     $   286    $  46,437
         =====================================================================================================

                                                                               Available for Sale
                                                                               Gross       Gross     Estimated
                                                                 Amortized  Unrealized   Unrealized    Fair
                                                                   Cost        Gains       Losses      Value
         -----------------------------------------------------------------------------------------------------
          (In Thousands)                                                              1996
         -----------------------------------------------------------------------------------------------------
         U.S. Treasury Securities and Obligations
          of U.S. Government Agencies                          $  28,102     $    319     $    40   $  28,381
         Collateralized Mortgage Obligations                      18,745          177         177      18,745
         Other - Equity Securities                                   798           --          --         798

                                                               $  47,645     $    496     $   217   $  47,924
         ====================================================================================================


         At December 31, 1996 and 1995, The Company did not have any securities which it classified as held to maturity or trading.

         In November 1995, the Financial Accounting Standards Board (FASB) issued a Special Report, "A Guide to Implementation of Statement
         115 on Accounting for Certain Investments in Debt and Equity Securities." The FASB permitted a one-time opportunity to reassess the appropriateness of the designation of all securities held upon the initial application of the Special Report. The Company reviewed its current designation of all securities in conjunction with liquidity needs and management of interest rate risk and transferred $20.7 million of securities from held to maturity to available for sale. At the time of transfer, such securities had an unrealized loss of $30,000.

         The amortized cost and fair value of debt securities by contractual maturity at December 31, 1996, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

         Collateralized mortgage obligations are disclosed as a separate line item due to staggered maturity dates. Investments in Federal Reserve Bank stock and Federal Home Loan Bank stock are excluded as they have no stated maturity date.

                                                                                         Available for Sale
                                                                                      ------------------------
                                                                                                     Estimated
                                                                                      Amortized        Fair
                                                                                        Cost           Value
         -----------------------------------------------------------------------------------------------------
          (In Thousands)                                                                       1996
         -----------------------------------------------------------------------------------------------------
         Due in one year or less                                                     $  3,006        $  3,010
         Due after one year through five years                                          3,724           3,727
         Due after five years through ten years                                         1,016           1,047
         Due after ten years                                                           15,034          15,298
         -----------------------------------------------------------------------------------------------------
                                                                                       22,780          23,082

         Collateralized Mortgage Obligations                                           21,893          21,694
         -----------------------------------------------------------------------------------------------------
                                                                                     $ 44,673        $ 44,776
         =====================================================================================================

         Securities with an aggregate amortized cost of approximately $25.6 million and $18.3 million were pledged to secure public deposits, Federal Home Loan Bank borrowings and for other purposes as required by law at December 31, 1996 and 1995, respectively.

D. Loans and Allowance for Possible Loan Losses

         An analysis of the changes in the allowance for possible loan losses is as follows:

                                                                                    Year Ended December 31
         ----------------------------------------------------------------------------------------------------------
          (In Thousands)                                                  1996              1995              1994
         ----------------------------------------------------------------------------------------------------------
         Balance, January 1                                            $  3,034          $  2,841          $  3,175
         Provision charged (credited) to operations                          --              (520)             (960)
         Loans charged off, net of recoveries of $541, $1,058
           and $1,170 in 1996, 1995 and 1994, respectively                 (156)              713               626
         ----------------------------------------------------------------------------------------------------------
         Balance, December 31                                          $  2,878          $  3,034          $  2,841
         ==========================================================================================================

         At December 31, 1996 and 1995, loans on nonaccrual status amounted to $579,000 and $451,000, respectively. The effect of nonaccrual loans was to reduce interest income by approximately $74,000 in 1996, $78,000 in 1995, and $27,000 in 1994. There were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual at December 31, 1996 and 1995.

         Renegotiated loans, which are performing in accordance with their new terms and, therefore, not included in nonaccrual loans. The Company had no renegotiated loans at December 31, 1996 and 1995.

         The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," as of January 1, 1995. These statements require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less that the recorded investment in the loan, the impairment is recorded through a valuation allowance. The adoption of these statements did not have a material impact on the Company's financial statements.

         At December 31, 1996, the Company's recorded investment in impaired loans and the related valuation allowance calculated under the statements are $359,000 and $184,000, respectively. At December 31, 1995 the Company's recorded investment in impaired loans and the related valuation allowance were $324,000 and $162,000, respectively. The valuation allowance is included in the allowance for loan losses on the consolidated balance sheets. At December 31, 1996 and 1995 there were no impaired loans without an accompanying valuation reserve.

         The average recorded investment in impaired loans for the year ended December 31, 1996 and 1995 was $382,000 and $360,000, respectively.

         Interest payments received on impaired loans are recorded as reductions in principal outstanding or recoveries of principal previously charged off. Once the entire principal has been collected any additional payments received are recognized as interest income. No interest income was recognized on impaired loans in 1996 or 1995.

         In the ordinary course of business, the Company makes loans to directors, executive officers, and principal shareholders, including related interests. In management's opinion, these loans are made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other borrowers and they did not involve more than the normal risk of collectability or present other unfavorable features at the time such loans were made. During 1996, $2.5 million of new loans were made and repayments and other reductions totaled $3.6 million. Outstanding loans to executive officers and directors, including their associates and affiliated companies, were $2.9 million and $4.0 million at December 31, 1996 and 1995, respectively. Unfunded lines to executive officers and directors were $4.2 million and $4.9 million at December 31, 1996 and 1995, respectively.

E. Premises and Equipment

         Premises and equipment is summarized as follows:

                                                                                                     December 31
         -------------------------------------------------------------------------------------------------------------
          (In Thousands)                                                                         1996           1995
         -------------------------------------------------------------------------------------------------------------
         Leasehold improvements                                                               $    232       $    155
         Furniture and equipment                                                                 1,823          1,618
         -------------------------------------------------------------------------------------------------------------
                                                                                                 2,055          1,773
         Less accumulated depreciation and amortization                                         (1,271)        (1,081)
         -------------------------------------------------------------------------------------------------------------
                                                                                              $    784       $    692
         =============================================================================================================

F. Other Real Estate Owned

         An analysis of the changes in the valuation allowance for other real estate owned is as follows:

                                                                                        Year Ended December 31
         -------------------------------------------------------------------------------------------------------------
          (In Thousands)                                                            1996         1995           1994
         -------------------------------------------------------------------------------------------------------------
         Balance, January 1                                                       $   --      $    25        $   947
         Provision Charged Against Income                                             --           --             51
         Recoveries                                                                   --          (25)          (973)
         -------------------------------------------------------------------------------------------------------------

         Balance, December 31                                                     $   --      $    --        $    25
         =============================================================================================================

G. Income Taxes

         As discussed in Note A, the Company accounts for income taxes in accordance with SFAS No. 109.

         Actual income tax expense for the years ended December 31, 1996, 1995 and 1994 differed from an "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to income before income taxes as follows:

                                                                                              December 31
         -------------------------------------------------------------------------------------------------------------
          (In Thousands)                                                            1996         1995           1994
         -------------------------------------------------------------------------------------------------------------
         Computed "expected" tax expense                                       $    923     $    866        $    683
         Benefit of net operating loss carryforward                                (755)        (834)           (683)
         -------------------------------------------------------------------------------------------------------------

         Total Income Tax Expense                                              $    168     $     32        $     --
         =============================================================================================================

         The components of income tax expense (benefit) were as follows:

                                                                                              December 31
         -------------------------------------------------------------------------------------------------------------
          (In Thousands)                                                            1996         1995           1994
         -------------------------------------------------------------------------------------------------------------
         Current income tax expense:
          Federal                                                                 $    86      $    32        $    --
          State                                                                        --           --             --
         -------------------------------------------------------------------------------------------------------------
                                                                                       86           32             --
         -------------------------------------------------------------------------------------------------------------
         Deferred income tax expense:
          Federal                                                                      82           --             --
          State                                                                        --           --             --
         -------------------------------------------------------------------------------------------------------------
                                                                                       82           --             --
         -------------------------------------------------------------------------------------------------------------

         Total Income Tax Expense                                                 $   168      $    32        $    --
         =============================================================================================================

         Significant temporary differences and carryforwards that give rise to the deferred tax assets and liabilities are as follows:

                                                                                                     December 31
         -------------------------------------------------------------------------------------------------------------
          (In Thousands)                                                                         1996           1995
         -------------------------------------------------------------------------------------------------------------
         Deferred tax assets:
         Deferred fees, principally due to timing differences
          in the recognition of income                                                         $   134        $   119
         Net operating loss carryforwards                                                           73            960
         Alternative minimum tax credit carryforwards                                               30             73
         Other                                                                                      67             41
         -------------------------------------------------------------------------------------------------------------
           Total gross deferred tax assets                                                         304          1,193
         -------------------------------------------------------------------------------------------------------------
           Less valuation allowance                                                                 --           (760)
         -------------------------------------------------------------------------------------------------------------
           Net deferred tax assets                                                                 304            433
         -------------------------------------------------------------------------------------------------------------

         Deferred tax liabilities:
         Unrealized gain securities available for sale                                             (39)          (106)
         Discount on securities deferred for tax purposes                                          (97)           (53)
         Loans, principally due to provision for possible loan losses                             (213)          (213)
         Premises and equipment, principally due to differences
          in depreciation methods                                                                  (66)           (61)
         Other                                                                                     (10)            --
         -------------------------------------------------------------------------------------------------------------
           Total gross deferred tax liabilities                                                   (425)          (433)
         -------------------------------------------------------------------------------------------------------------

         Net                                                                                   $   121        $    --
         =============================================================================================================


         The net decrease during 1996 and 1995 in the valuation allowance for deferred tax assets was $760,000 and $1,466,000, respectively.

         At December 31, 1996, the Company had a net operating loss carryforward of $1.9 million for state income tax purposes. This state net operating loss carryforward expires in the year 2007.

H. Long Term Debt and Lines of Credit

         The Bank maintains an arrangement with the Federal Home LoanBank of Cincinnati to provide for certain borrowing needs of The Bank. The arrangement requires The Bank to hold stock in the Federal Home Loan Bank and requires The Bank to pledge investment securities, to be held by the Federal Home Loan Bank, as collateral. During 1996, $9,500,000 was advanced under this arrangement. At December 31, 1996 indebtedness under the arrangement totaled $9,500,000. These advances mature in September, 2001 and are eligible for prepayment at The Bank's option beginning in September, 1998. The interest rate on these advances is tied to the one-month LIBOR rate minus 5 basis points and adjusts monthly. Interest is payable monthly. The maximum advance outstanding was $9,500,000, the average balance outstanding was $2,745,000 and the weighted average interest rate on the advances was 5.37% for the year ended 1996. The Bank has pledged investment securities with an amortized cost of approximately $11.3 million at December 31, 1996 as collateral under terms of the loan agreement.

         On December 31, 1996 and 1995, the Company had available for its use $15.0 million and $13.5 million, respectively, of unsecured short-term bank lines of credit. Such short-term lines serve as backup for loan and investment needs. There are no compensating balance requirements. These lines facilitate federal funds borrowings and bear a rate equal to the current lending rate for federal funds purchased. No amounts were outstanding under these lines of credit at December 31, 1996 and 1995.

I. Lease Commitments

         The Company occupies space under noncancelable operating leases.
         The leases provide annual escalating rents for periods through 2000 with options for renewals. Rent expense is recognized in equal monthly amounts over the lease term. Rent expense was $284,000, $209,000 and $238,000 for 1996, 1995 and 1994, respectively.

         Future lease payments under noncancelable operating leases are payable as follows:

                            --------------------------------------------------
                             (In Thousands)
                            --------------------------------------------------
                            1997                                      $   396
                            1998                                          378
                            1999                                          301
                            2000                                          142
                            2001                                          123
                            --------------------------------------------------
                                                                      $ 1,340
                            ==================================================

J. Financial Instruments with Off-Balance Sheet Risk

         The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheets. The contract amounts of those instruments reflect the extent of involvement and the related credit risk the Company has in particular classes of financial instruments. The Company, through regular reviews of these arrangements, does not anticipate any material losses as a result of these transactions.

         At December 31, 1996 and 1995 unused lines of credit were approximately $30.5 million and $23.5 million, respectively, with the majority generally having terms at origination of one year. Additionally, the Company had standby letters of credit of $1,612,000 and $1,902,000 at December 31, 1996 and 1995, respectively.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amounts of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the customer.

         Standby letters of credit are commitments issued by The Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

         The Company has entered into interest rate floor agreements for its asset/liability management program to reduce interest rate risk. These interest rate floors represent obligations by third parties whereby the Company receives payment when the underlying rate index falls below an agreed upon level. The Company paid a fee, which is amortized as an adjustment of yield. The unamortized portion of this fee was $31,000 and $51,000 at December 31, 1996 and 1995, respectively. At December 31, 1996, the Company held interest rate floor contracts with notional amounts totaling $8.0 million which expire in 1997 and 1998, and were entered into to protect the Company from falling interest rates.

K. Significant Concentrations of Credit Risk

         Most of the Company's business activity is with customers located in the Middle Tennessee region. Generally, loans are secured by stocks, real estate, time certificates, or other assets. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The Company grants residential, consumer, and commercial loans to customers throughout the Middle Tennessee region. Real estate mortgage and construction loans reflected in the accompanying consolidated balance sheets are comprised primarily of loans to commercial borrowers.

         At December 31, 1996 funded and unfunded loan commitments as classified by Standard Industry Classification codes include borrowers in the real estate industry approximating $21.3 million and $3.9 million, respectively, and loans to building contractors approximating $7.8 million and $7.5 million, respectively. At December 31, 1995, funded and unfunded commitments to borrowers in the real estate industry were approximately $18 million and $2 million, respectively, and to building contractors approximately $6.7 million and $5.3 million, respectively.

L. Cash Restrictions

         The Company is required to maintain average balances with the Federal Reserve Bank. The average amounts of these balances maintained during the years ended December 31, 1996 and 1995, were $652,000 and $780,000, respectively. The required balance at December 31, 1996 was $704,000.

M. Employee Benefits

         Effective January 1, 1990, the Board of Directors approved the creation of an Incentive Phantom Stock Appreciation Rights Plan, an Associates Stock Purchase Plan, and a Retirement Savings Plan 401(K).

         Stock Appreciation Rights (SARs) were granted to selected officers. Payment of the SARs was made in cash based on the increase in the book value of the Company's common stock at the conclusion of the plan (December 31, 1994), compared to the book value at the grant date. Under the Plan, the Board of Directors has authorized 400,000
         SARs of which 234,500 SARs were outstanding to various officers at December 31, 1994. During 1994, $100,000 of compensation expense was recorded relating to SARs outstanding. Subsequent to the year ended December 31, 1994, the Company paid $122,000 of previously accrued expenses in order to terminate the SAR plan.

         The Retirement Savings Plan 401(K) provides for the maximum deferral of employee compensation allowable by the IRS under provisions of Section 401(A) and 401(K). The Plan is available to all associates who meet the plan eligibility requirements. The Company provides various levels of employer matching of contributions up to 4% of the associate's compensation. Employer contributions are invested exclusively in the Company's common stock. Associates fully vest in the employer's contributions after three years of service as defined in the Plan. Total plan expense for 1996, 1995 and 1994 was approximately $61,000, $63,000 and $55,000, respectively.

         The Associates Stock Purchase Plan (ASPP), under which 100,000 shares of the Company's common stock may be issued, allows associates to purchase the Company's common stock through payroll deductions at 84% of the existing market value, not to fall below par value. Incidental expenses regarding the administration of the plan are absorbed by the Company.

         Prior to January 1, 1996, the Company accounted for its stock option plan and ASPP in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to stock options would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996 The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entitles to continue to apply the provisions of APB No. 25 and provide proforma net income and proforma earnings per share disclosures for employee stock option grants and purchases under the ASPP made in 1995 and future years as if the fair-value-based method detailed in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25. The provisions of SFAS No. 123 need not be applied to immaterial items. As such, proforma disclosures are not provided.

         As of December 31, 1996, the Company's Board of Directors had approved the issuance of stock options to purchase 75,000 shares of the Company's common stock. Compensation expense was not recorded in connection with the issuance of these options as the option price was equal to or exceeded the market price of the Company's common stock at the date of grant. The following table presents information on stock options:

                                                                     Total               Exercisable         Option
                                                                 Option Shares             Options         Price Range
         ---------------------------------------------------------------------------------------------------------------
         Options outstanding at January 1, 1994                      60,000                 25,000       $   6.00-7.125

         Granted                                                      5,000                     --       $   7.00-7.125
         Options that became exercisable                                 --                 18,000       $   6.00-7.125
         ---------------------------------------------------------------------------------------------------------------
         Options outstanding at December 31, 1994                    65,000                 43,000       $   6.00-7.125

         Granted                                                         --                     --              --
         Options that became exercisable                                 --                  8,000       $   6.00-7.125
         ---------------------------------------------------------------------------------------------------------------
         Options outstanding at December 31, 1995                    65,000                 51,000       $   6.00-7.125

         Granted                                                     15,000                  3,000       $       10.125
         Options that became exercisable                                 --                  8,000       $   6.00-7.125
         Options exercised                                           (5,000)                (5,000)      $        7.125
         ---------------------------------------------------------------------------------------------------------------
         Options outstanding at December 31, 1996                    75,000                 57,000       $  6.00-10.125
         ===============================================================================================================

         The stock options are exercisable ratably through 1997 and become exercisable in full in the event of a merger, sale or change in majority control of the Company. The options expire in the years 2002, 2003, 2004 and 2006.

N. Restrictions on Retained Earnings, Regulatory Matters and Litigation

         In order to fund dividends in 1996, and in accordance with state statute, The Bank transferred $1,925,000 from additional paid-in capital to retained earnings and $74,000 from retained earnings to additional paid-in capital, resulting in a net reduction of $1,851,000 in additional paid-in capital at March 31, 1996. Subsequent to its acquisition by CFGI, The Bank transferred $187,000 from retained earnings to additional paid-in capital. In order to declare dividends in the future The Bank must transfer a minimum of ten percent of current net income from retained earnings to additional paid-in capital until additional paid-in capital equals common stock. At December 31, 1996, approximately $1.9 million of The Bank's retained earnings were available for dividend declaration and payment to its shareholder CFGI (parent company), without regulatory approval.

         Also, there are from time to time other legal proceedings pending against the Company. In the opinion of management, liabilities, if any, arising from such proceedings presently pending would not have a material adverse effect on the consolidated financial statements of the Company.

         CFGI and The Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Company meets all capital adequacy requirements to which it is subject as of December 31, 1996.

         As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized The Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Company's category.

         CFGI and The Bank's actual capital amounts and ratios are also presented in the table.

         CAPITAL RATIOS

                                                                                   CFGI                    The Bank
                                                                                December 31               December 31
         -------------------------------------------------------------------------------------------------------------------
               (Dollars In Thousands)                                        1996         1995         1996         1995
         -------------------------------------------------------------------------------------------------------------------
         CAPITAL COMPONENTS
          TIER 1 CAPITAL:
           Shareholders' equity                                           $ 22,085       $  --      $ 22,005      $ 20,012
            Disallowed portion of deffered tax assets                           --          --            --          (143)
            Unrealized (gain) on securities AFS                                (64)         --           (64)         (279)
         -------------------------------------------------------------------------------------------------------------------
               Total Tier 1 capital                                         22,021          --        21,941        19,590

          TIER 2 CAPITAL:
           Allowable allowance for possible loan losses                      1,443          --         1,453         1,270
         -------------------------------------------------------------------------------------------------------------------
               Total capital                                              $ 23,464          --      $ 23,394      $ 20,860
         ===================================================================================================================

         Risk-adjusted assets                                             $113,971          --      $114,854      $ 99,802
         Quarterly average assets                                         $167,111          --      $167,052      $152,907

                                                        FDICIA
                                                        Minimum                 December 31                 December 31
                                                        Ratios                1996      1995              1996       1995
                                                        ------                ----      ----              ----       ----
         CAPITAL RATIOS
            Total risk-based capital ratio              6-10%                20.6%        --             20.4%      20.9%
            Tier 1 risk-based capital ratio             3- 6%                19.3%        --             19.1%      19.6%
            Tier 1 leverage ratio                       2- 5%                13.2%        --             13.1%      12.8%

O. Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for both on and off-balance sheet assets and liabilities for which it is practicable to estimate fair value. The techniques used for this valuation are significantly affected by the assumptions used, including the amount and timing of future cash flows and the discount rate. Such estimates involve uncertainties and matters of judgment and therefore cannot be determined with precision. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. Accordingly, the aggregate fair value amounts presented are not meant to represent the underlying value of the Company.

         The following table presents the carrying amounts and the estimated fair value of the Company's financial instruments at December 31:

                                                                 Carrying         Estimated       Carrying      Estimated
                                                                  Amount         Fair Value        Amount      Fair Value
         -------------------------------------------------------------------------------------------------------------------
          (In Thousands)                                           1996             1996            1995          1995
         -------------------------------------------------------------------------------------------------------------------
         Financial assets:
           Cash, due from banks, and federal funds sold         $ 12,953          $ 12,953        $  7,279       $  7,279
           Investment securities                                  46,437            46,437          47,924         47,924
           Loans, net of unearned income                         107,888           107,974          98,340         98,255

         Financial liabilities:
           Deposits                                              133,270           133,633         130,534        131,210
           Federal Home Loan Bank borrowings                       9,500             9,500              --             --
         -------------------------------------------------------------------------------------------------------------------

                                                                 Contractual                      Contractual
                                                                     or                               or
                                                                  Notional       Estimated         Notional     Estimated
                                                                  Amounts        Fair Value        Amounts     Fair Value
         -------------------------------------------------------------------------------------------------------------------
          (In Thousands)                                            1996            1996             1995         1995
         -------------------------------------------------------------------------------------------------------------------
         Off-balance items:
         Interest rate floors                                     $ 8,000          $  *             $ 8,000      $  *
         Commitments to extend credit                              30,521             *              23,510         *
         Standby letters of credit                                  1,612             *               1,902         *
         -------------------------------------------------------------------------------------------------------------------

         * The estimated fair value of these items was not significant at December 31, 1996 or 1995.
         ===================================================================================================================


         The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments presented above.

         CASH DUE FROM BANKS AND FEDERAL FUNDS SOLD

         For cash due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value. These instruments expose the Company to limited credit risk and carry interest rates which approximate market.

         INVESTMENT SECURITIES

         In estimating fair values, management makes use of prices or dealer quotes for U.S. Treasury securities, other U.S. government agency securities, and mortgage-backed certificates. As required by SFAS 115, securities available for sale are recorded at fair value.

         LOANS

         The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities adjusted for differences in loan characteristics. The risk of default is measured as an adjustment to the discount rate, and no future interest income is assumed for nonaccrual loans.

         The fair value of loans does not include the value of the customer relationship or the right to fees generated by the account.

         DEPOSIT LIABILITIES

         The fair value of deposits with no stated maturities (which includes demand deposits, NOW accounts, and money market deposits) is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using a discounted cash flow model based on the rates currently offered for deposits of similar maturities.

         SFAS No. 107 requires deposit liabilities with no stated maturity to be reported at the amount payable on demand without regard for the inherent funding value of these instruments. The Company believes that significant value exists in this funding source.

         FEDERAL HOME LOAN BANK BORROWINGS

         The fair value of Federal Home Loan Bank borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements.


         INTEREST RATE FLOORS

         The fair value of interest rate floors is established by the issuer based on the market price to purchase a like instrument with comparable terms.

P. Parent Company Financial Information

       Condensed financial information for Community Financial Group, Inc. (Parent Company only), as of December 31, 1996 and the period from May 1, 1996 to December 31, 1996 was as follows:

  CONDENSED BALANCE SHEET

                                                                                                         December 31
       --------------------------------------------------------------------------------------------------------------
        (In Thousands)                                                                                       1996
       --------------------------------------------------------------------------------------------------------------
       Assets
         Cash                                                                                             $     37
         Investment in bank subsidiary, at cost adjusted for equity in earnings                             22,005
         Other assets                                                                                           61
       --------------------------------------------------------------------------------------------------------------
          Total Assets                                                                                    $ 22,103

       Liabilities and Shareholders' Equity
         Other liabilities                                                                                $     18
       --------------------------------------------------------------------------------------------------------------
           Total Liabilities                                                                                    18
           Total Shareholders' Equity                                                                       22,085
       --------------------------------------------------------------------------------------------------------------
           Total Liabilities and Shareholders' Equity                                                     $ 22,103
       =============================================================================================================

  CONDENSED INCOME STATEMENT

                                                                                                         Eight Month
                                                                                                        Period Ended
                                                                                                         December 31
       --------------------------------------------------------------------------------------------------------------
        (In Thousands)                                                                                       1996
       --------------------------------------------------------------------------------------------------------------
       Income
         Dividends from bank subsidiary                                                                   $    231
       --------------------------------------------------------------------------------------------------------------
           Total income                                                                                        231

       Expenses
         Interest expense on short-term borrowings                                                               1
         Other expenses                                                                                         50
       --------------------------------------------------------------------------------------------------------------
           Total expenses                                                                                       51
       --------------------------------------------------------------------------------------------------------------

       Income before income taxes                                                                              180
       Reduction to consolidated income taxes arising
         from parent company taxable loss                                                                       19
       Equity in undistributed earnings of subsidiary bank                                                   2,348
       --------------------------------------------------------------------------------------------------------------

       Net Income                                                                                         $  2,547
       ==============================================================================================================

  STATEMENT OF CASH FLOWS

                                                                                                         Eight Month
                                                                                                        Period Ended
                                                                                                         December 31
       --------------------------------------------------------------------------------------------------------------
        (In Thousands)                                                                                       1996
       --------------------------------------------------------------------------------------------------------------
       Operating activities
         Net income                                                                                       $  2,547
         Adjustments to reconcile net income to net cash provided by operating activities:
           Undistributed earnings of subsidiaries                                                           (2,348)
           (Increase) in other assets                                                                          (43)
           Increase in other liabilities                                                                        18
       --------------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities                                                         174
       --------------------------------------------------------------------------------------------------------------
       Cash provided by investing activities                                                                    --
       --------------------------------------------------------------------------------------------------------------

       Financing activities
         Repayment of short-term borrowing                                                                     (20)
         Proceeds from issuance of common stock                                                                 56
         Cash dividends paid                                                                                  (176)
       --------------------------------------------------------------------------------------------------------------
           Net cash provided by (used in) financing activities                                                (140)
       --------------------------------------------------------------------------------------------------------------

       Increase in cash and due from banks                                                                      34
       Cash and due from banks, beginning of period                                                              3
       --------------------------------------------------------------------------------------------------------------
       Cash and due from banks, end of year                                                               $     37
       ==============================================================================================================

REPORT OF MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

         The management of Community Financial Group, Inc. and subsidiary
         (the Company) is responsible for preparing the accompanying consolidated financial statements in accordance with generally accepted accounting principles. The amounts therein are based on management's best estimates and judgments. Management has also prepared other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

         The Company maintains a system of internal accounting control which it believes, taken as a whole, is sufficient to provide reasonable assurance that assets are properly safeguarded and that transactions are executed in accordance with proper authorization and are recorded and reported properly. In establishing and maintaining any system of internal accounting control, estimates and judgments are required to assess the relative costs and expected benefits. The Company also maintains a program that independently assesses the effectiveness of their internal controls.

         The Company's consolidated financial statements have been audited by independent certified public accountants. Their Independent
         Auditors' Report, which follows, is based on an audit made in accordance with generally accepted auditing standards and expresses an opinion as to the fair presentation of the Company's consolidated financial statements. In performing their audit, the Company's independent certified public accountants consider the Company's internal control structure to the extent they deem necessary in order to issue their opinion on the consolidated financial statements.

         The Board of Directors pursues its oversight role for the consolidated financial statements through the Audit Committee, which consists solely of outside directors. The Audit Committee meets periodically with both management and the independent auditors to assure that each is carrying out its responsibilities.


         /s/ Mark S. Linebaugh, Jr.
         --------------------------
         Mack S. Linebaugh, Jr.
         Chairman of the Board
         President and CEO


INDEPENDENT AUDITORS' REPORT


         THE BOARD OF DIRECTORS AND SHAREHOLDERS
         COMMUNITY FINANCIAL GROUP, INC.:

         We have audited the accompanying consolidated balance sheets of Community Financial Group, Inc. and subsidiary (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Financial Group, Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



         /s/
         Nashville, Tennessee
         January 22, 1997

COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY (UNAUDITED)
CONSOLIDATED QUARTERLY FINANCIAL DATA

                                                                                          1996
                                                                                   Three Months Ended
         ----------------------------------------------------------------------------------------------------------------
          (In Thousands, except per share data)               December 31     September 30    June 30         March 31
         ----------------------------------------------------------------------------------------------------------------
         Interest income                                      $    3,431       $    3,186   $    3,174      $    3,108
         Interest expense                                          1,691            1,598        1,558           1,599
         ----------------------------------------------------------------------------------------------------------------

         Net interest income                                       1,740            1,588        1,616           1,509

         Provision for possible loan losses                           --               --           --              --
         Non-interest income                                         215              217          229             266
         Non-interest expense                                      1,282            1,173        1,180           1,030
         ----------------------------------------------------------------------------------------------------------------

         Income before income taxes                                  673              632          665             745
         Provision for income taxes                                   76               62           15              15
         ----------------------------------------------------------------------------------------------------------------

         Net income                                           $      597       $      570   $      650      $      730
         ================================================================================================================

         Income per share:
         Net income                                           $      .27       $      .26   $      .29      $      .33
         ================================================================================================================

         Weighted Average Common
          Shares Outstanding                                   2,225,525        2,219,082    2,215,507       2,213,284
         ================================================================================================================

                                                                                          1995
                                                                                   Three Months Ended
         ----------------------------------------------------------------------------------------------------------------
          (In Thousands, except per share data)               December 31     September 30    June 30         March 31
         ----------------------------------------------------------------------------------------------------------------
         Interest income                                      $    3,256       $    3,075   $    3,075      $    2,841
         Interest expense                                          1,672            1,691        1,767           1,512
         ----------------------------------------------------------------------------------------------------------------

         Net interest income                                       1,584            1,384        1,308           1,329

         Provision for possible loan losses                           --               --           --            (520)
         Non-interest income                                         145              207          196             174
         Non-interest expense                                      1,173              993        1,045           1,090
         ----------------------------------------------------------------------------------------------------------------

         Income before income taxes                                  556              598          459             933
         Provision for income taxes                                   32               --           --              --
         ----------------------------------------------------------------------------------------------------------------

         Net income                                           $      524       $      598   $      459      $      933
         ================================================================================================================

         Income per share:
         Net income                                           $      .24       $      .27   $      .21      $      .42
         ================================================================================================================

         Weighted Average Common
          Shares Outstanding                                   2,209,855        2,206,085    2,199,802       2,195,748
         ================================================================================================================

COMMON STOCK INFORMATION

         The common stock of Community Financial Group, Inc., is traded over-the-counter on the National Association of Securities Dealers, Inc. (NASDAQ) under the symbol CFGI. The trading symbol for the detachable warrants is CFGIW. The quotes appear weekly in the Wall Street Journal under the heading, "NASDAQ Weekly Bid & Asked Quotations" and daily in The New York Times under the heading "NASDAQ Supplemental List". As of December 31, 1996, there were 532 shareholders of record of CFGI common stock.


         The following table sets forth the Company's high and low prices during each quarter for the past two years.

                                                         Market Price
                       ---------------------------------------------------
                           1996                       High          Low
                       ---------------------------------------------------
                       First quarter              $   11.00    $   10.00
                       Second quarter                 11.00         9.75
                       Third quarter                  10.75         9.75
                       Fourth quarter                 11.75        10.50


                                                         Market Price
                       ---------------------------------------------------
                           1995                       High          Low
                       ---------------------------------------------------
                       First quarter               $   8.50     $   6.75
                       Second quarter                  8.75         7.75
                       Third quarter                  10.25         8.00
                       Fourth quarter                 10.75         9.75


         Quarterly stock price quotations were provided by the National Association of Securities Dealers, Inc., and reflect prices without retail markup, markdown or commissions and may not reflect actual transactions.


42