Form 10KSB40, Exhibit 13
period 1997-12-31
COMMUNITY FINANCIAL GROUP INC
filed 1998-03-30
CIK 852677

                                                                     EXHIBIT 13



MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION


OVERVIEW

Community Financial Group, Inc. (CFGI), is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended, and owns 100% of the outstanding capital stock of The Bank of Nashville (The Bank), collectively referred to as the Company. The Bank is a state chartered bank incorporated in 1989 under the laws of the State of Tennessee. On April 30, 1996, CFGI executed a plan of exchange with The Bank, whereby CFGI became the parent bank holding company of The Bank. Under the agreement, each share of the common stock of The Bank was exchanged for one share of CFGI, and each outstanding warrant and each outstanding option to purchase common shares of The Bank automatically became warrants and options to purchase shares of CFGI. The balances and activity for the periods prior to April 30, 1996, are those of The Bank only. The holding company structure provides flexibility for expansion of the Company's banking business through acquisition of other financial institutions and for the addition of banking-related services which traditional commercial banks are prohibited from providing under current law.

The accompanying consolidated financial statements and notes are considered to be an integral part of this analysis and should be read in conjunction with the narrative. This discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and the selected financial data presented elsewhere in this report. To the extent that the statements in this discussion relate to the plans, objectives, or future performance of the Company, these statements may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Actual strategies and results of future periods may differ materially from those currently expected due to various risks and uncertainties.

The Company's primary base of operation is located in the L & C Tower at 401 Church Street, Nashville, Tennessee 37219. The Bank has one full service traditional branch located at the Glendale Center in Green Hills, which opened in January, 1997 and full service mobile branching provided through "Bank-on-Call" which opened in September of 1996. Bank-on-Call provides the convenience of "at your door" banking services to customers. Additionally, the Company has expanded its delivery systems through full service ATM's, cash dispensers and "Bank-on-Line," an on-line banking product providing cash management services to commercial customers. In late 1997, the Company announced plans to establish a second traditional branch office in mid-1998 at 5105 Maryland Way, Brentwood, Tennessee. Additional expansion plans include a branch in the Hendersonville area with The Bank having signed a letter of intent for the purchase of property. The Company offers a full array of commercial and consumer banking services, as well as investment services.

The primary service area for the Company is centered around Nashville, Tennessee and encompasses an eight county area. The Company competes with existing area commercial banks and other area financial institutions, including savings and loan associations, insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have been active in pursuing traditional banking markets. Due to the rapid economic growth in the Company's market area, additional competition is expected to continue from new entrants to the market. Although the Company has fewer physical locations than many of its competitors, it has continued its commitment to providing its customers with maximum convenience by allowing them to access their accounts through competitors' ATMs throughout the State of Tennessee at no charge. This is accomplished through a program whereby the Company rebates any surcharges to its customers which are imposed by ATM providers within the State of Tennessee when accessed by a Bank of Nashville ATM or MasterMoney card.

The Company's assets were $204.9 million at December 31, 1997, compared to $166.7 million at December 31, 1996 representing an increase of 23%. Shareholders' equity increased $2.0 million, or 8.9%, from $22.1 million at year end 1996 to $24.2 million at December 31, 1997. During 1997, shareholders were paid $.20 per share through four quarterly dividends of $.05 each compared to dividends totaling $.16 per share in 1996. Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share" which requires the presentation of basic and diluted earnings per share amounts. All prior period earnings per share amounts have been restated to reflect the implementation of SFAS No. 128. The Company recorded earnings of $2.1 million, or $.93 basic earnings per share in 1997 compared to $2.5 million, or $1.16 per share in 1996. Dilutive earnings per share were $.89 and $1.15 for the years ended December 31, 1997 and 1996, respectively. The decline in earnings was the result of having fully utilized all Federal and State net operating loss carryforwards in prior periods, thus the Company became fully taxable in 1997. Income before taxes increased $674,000, or 24.8%, to $3.4 million in 1997 compared to $2.7 million in 1996. Return on average shareholders' equity (exclusive of SFAS 115 adjustments) was 9.05% in 1997 compared to 12.18% in 1996, while the return on average assets for 1997 and 1996 were 1.08% and l.61%, respectively. During 1997, as the Company expanded its service locations and product lines in accordance with its long-term strategic plan, management's focus on asset quality continued. The maintenance of an adequate level for the allowance for possible loan losses was reflected by a provision for possible loan losses of $100,000 being recorded in 1997, a period in which net recoveries were $150,000. This provision expense was deemed to be prudent given the Company's loan growth and an increased level of nonperforming assets. There was no provision for possible loan loss expense recorded in 1996, a period in which net charge-offs were $156,000. During 1997, net nonperforming assets increased $648,000, or 111.9%, to $1.2 million from $579,000 at year end 1996, while total loans increased $14.9 million, or 13.8%, from $107.9 million at December 31, 1996 to $122.7 million at year end 1997. A more detailed analysis of nonperforming assets and the provision for possible loan losses is presented under the caption, "Provisions for Possible Loan Losses" and "Nonperforming Assets and Risk Elements." During 1997, deposits increased $30.8 million, or 23.1%, to $164.1 million at December 31, 1997 from $133.3 million at year end 1996. The net loan to deposit ratio declined from 78.8% at year end 1996, to 72.9% at year end 1997, resulting from a significant increase in deposits primarily generated by the Company's new Green Hills office which opened in January 1997.

Income tax expense of $1,331,000 was recorded during 1997 compared to only $168,000 in 1996, a period in which the Company continued to benefit from the use of net operating loss carryforwards. Both Federal and State net operating loss carryforwards have been fully utilized resulting in the increased income tax expense for 1997.

NET INTEREST INCOME

Fluctuations in interest rates, as well as changes in the volume or mix of earning assets and interest bearing liabilities, can materially impact net interest income.

Net interest income for 1997 increased 13.2% from 1996. Total interest income increased $2.4 million, or 18.3%, in 1997 as compared to 1996, while total interest expense increased $1.5 million, or 23.4%, as compared to 1996. The increase in total interest income is attributable to a 19.4% increase in average earning assets comprised primarily of increases of $16.4 million in average investments and $11.9 million in average loans. These increases in volume were partially offset by a decline in the rate earned on average earning assets of 8 basis points reflecting a shift in the mix of these assets as investments grew at a faster pace than loans, which are the Company's highest yielding asset. Average interest bearing liabilities increased $26.7 million, or 21.4%, in 1997 compared to 1996. This increase in interest bearing liabilities resulted primarily from the opening of the

Company's Green Hills office and focused business development efforts. NOW Accounts increased 22.2%, while certificates of deposit less than $100,000 increased 17.4% and Money Market Investment Accounts increased 13.6%, with certificates of deposit $100,000 or greater increasing 6.8%. In addition to the increase in the volume of deposit accounts, Federal Home Loan Bank and other borrowings increased $10.4 million as the Company continued to utilize a leveraging strategy begun in the third quarter of 1996 which consists of matching Federal Home Loan Bank borrowings to fund the purchase of additional investment securities. The average rate paid on interest bearing liabilities increased 9 basis points in 1997 compared to 1996. The following two schedules present an analysis of net interest income and the detail of changes in interest income, interest expense and the resulting net interest income due to the fluctuations in volume and rates.

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS


                                                            1997                                   1996
                                          -------------------------------------    -----------------------------------
                                                          Interest     Average                    Interest     Average
                                           Average        Income/      Yields/      Average       Income/      Yields/
                                           Balance        Expense*     Rates*       Balance       Expense*      Rates*
(Dollars In Thousands)
----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans (net of unearned income):
     Commercial                           $  36,889       $ 3,438       9.32%      $  39,858       $ 3,762       9.44%
     Real Estate - mortgage                  65,102         6,002       9.22          52,895         4,836       9.14
     Real Estate - construction               9,102           849       9.33           8,144           770       9.45
     Consumer                                 3,742           435      11.62           1,998           201      10.06
----------------------------------------------------------------------------------------------------------------------
         Total loans (net of
           unearned income)                 114,835        10,724       9.34         102,895         9,569       9.30
----------------------------------------------------------------------------------------------------------------------
Securities                                   61,587         4,128       6.70          45,163         3,016       6.68
Due from banks                                  333            19       5.75              --            --         --
Federal funds sold                            7,772           398       5.12           6,445           314       4.88
----------------------------------------------------------------------------------------------------------------------
         Total earning assets             $ 184,527       $15,269       8.27%      $ 154,503       $12,899       8.35%

Allowance for possible loan losses           (3,006)                                  (3,124)
Cash and due from banks                       6,633                                    4,971
Premises and equipment, net                   1,040                                      624
Accrued interest and other assets             1,572                                    1,641
----------------------------------------------------------------------------------------------------------------------
                                          $ 190,766                                $ 158,615
======================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
NOW accounts                              $   6,856       $   253       3.69%      $   5,610       $   140       2.50%
Money market accounts                        67,216         3,205       4.77          59,169         2,813       4.75
Time certificates less
  than $100,000                              35,186         2,061       5.86          29,982         1,782       5.94
Time certificates
  $100,000 and greater                       29,294         1,693       5.78          27,431         1,563       5.70
Federal Home Loan Bank and
  other borrowings                           13,124           744       5.67           2,745           148       5.37
----------------------------------------------------------------------------------------------------------------------
         Total interest-bearing
          liabilities                     $ 151,676       $ 7,956       5.25%      $ 124,937       $ 6,446       5.16%

Non-interest bearing demand
  deposits                                   14,088                                   10,661
Accounts payable and accrued
 liabilities                                  2,156                                    2,053
----------------------------------------------------------------------------------------------------------------------
         Total liabilities                  167,920                                  137,651
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity                         22,846                                   20,964
----------------------------------------------------------------------------------------------------------------------
                                          $ 190,766                                $ 158,615
======================================================================================================================
Interest income/earning assets*                                         8.27%                                    8.35%
Interest expense/earning assets                                         4.31                                     4.17
----------------------------------------------------------------------------------------------------------------------
Net interest margin*                                                    3.96%                                    4.18%
======================================================================================================================

*Fully taxable equivalent basis.

Nonaccrual and 90 days or more past due loans are included in average loans and average earning assets. Consequently, yields on these items are lower than they would have been if all loans had earned at their contractual rate of interest. Had nonaccrual and 90 day or more past due loans earned income at the contractual rate, interest income of $32,000 and $74,000 would have been recognized during 1997 and 1996, respectively.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                               1997 Compared to 1996              1996 Compared to 1995
                                             Increase(Decrease)Due to            Increase(Decrease)Due to
(In Thousands)(1)                          Rate       Volume        Net       Rate         Volume        Net
--------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
     Loans                                 $ 41       $1,114      $1,155      $(310)      $ 1,253       $ 943
     Securities                               5        1,107       1,112         43          (286)       (243)
     Due from banks                          --           19          19         --            --          --
     Federal funds sold                      16           68          84        (50)            2         (48)
--------------------------------------------------------------------------------------------------------------
         Total Interest Income               62        2,308       2,370       (317)          969         652
--------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
     NOW accounts                            77           36         113        (18)           13          (5)
     Money market accounts                   12          380         392       (248)          523         275
     Time certificates under $100,000       (23)         302         279        (43)         (284)       (327)
     Time certificates $100,000
       and over                              22          108         130        (87)         (200)       (287)
     Federal Home Loan Bank
       and other borrowings                   9          587         596         --           148         148
--------------------------------------------------------------------------------------------------------------
         Total Interest Expense              97        1,413       1,510       (396)          200        (196)
--------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME               $(35)      $  895      $  860      $  79       $   769       $ 848
==============================================================================================================


(1) Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. These rates are calculated on a fully taxable equivalent basis. Volume change is calculated as change in volume multipled by the old rate while rate change is change in rate multipled by the old volume. The rate/volume change is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total. Nonaccrual and 90 days or more past due loans are included in average loans for which changes due to rates and volume are computed.

Trends in net interest income are commonly evaluated in terms of average rates, using the net interest margin and the net interest spread. The net interest margin, or the net yield on earning assets, is computed by dividing net interest income by average earning assets. This ratio represents the difference between the average yield on average earning assets and the average rate paid for all funds used to support those earning assets, including both interest bearing and non-interest bearing sources of funds. The Company's net interest margin decreased by 22 basis points to 3.96% in 1997, primarily as a result of an increase in deposit rates associated with introductory deposit specials offered with the opening of the Green Hills office and utilization of planned investment leveraging strategies. The net interest margin was further impacted by a lower loan to deposit ratio and shifts in the mix of earning assets from higher yielding loans to investment securities.

Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly, while the timing for repricing of both the asset and liability remain the same; both impact net interest income. It should be noted, therefore, that a matched interest sensitivity position, by itself, will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturity. Using this analysis, management from time to time assumes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates. The Company's "negative gap" position in the short-term (one year or less) currently positions it to benefit from a declining interest rate environment. "Negative gap" is used to describe the interest sensitivity position when a company's rate sensitive liabilities are repricing faster than its rate sensitive assets. See "Liquidity and Asset/Liability" section.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of non-interest bearing funds and gives a direct perspective on the effect of the market interest rate movement. During 1997, the interest rate spread declined compared with 1996. The following table presents an analysis of the Company's interest rate spread and net yield on earning assets.

                                            Year Ended December 31
------------------------------------------------------------------
                                               1997       1996
------------------------------------------------------------------
Rate earned on interest earnings assets        8.27%      8.35%
Rate paid on interest bearing liabilities      5.25%      5.16%
Interest rate spread                           3.02%      3.19%
Net yield on earnings assets                   3.96%      4.18%

The increased level of earning assets combined with the shift in mix of earning assets and the shift in interest bearing liabilities resulted in a higher level of net interest income. The positive impact of increased levels of earning assets was somewhat offset by growth in interest bearing liabilities and an increase in the average rate paid on these liabilities as well as a decline in the average rate earned on earning assets during 1997.


PROVISION FOR POSSIBLE LOAN LOSSES

The Company maintains an allowance for possible loan losses at a level which, in management's evaluation, is adequate to cover estimated losses on loans based on available information at the end of each reporting period. Considerations in establishing the allowance include historical net charge-offs, changes in the credit risk, mix and volume of the loan portfolio, and other relevant factors, such as the risk of loss on particular loans, the level of nonperforming assets, and current and forecasted economic conditions. A more detailed discussion of nonperforming assets is presented under the caption, "NonPerforming Assets and Risk Elements."

In 1997, the Company recorded $100,000 in expense for provision for possible loan losses, compared with no provision expense in 1996. Provisions for loan losses were deemed appropriate due to the growth in the loan portfolio and an increase in nonperforming assets. Net recoveries were $150,000 in 1997 compared to net charge-offs of $156,000 in 1996. The allowance for possible loan losses was 2.5% of loans at December 31, 1997, compared to 2.7% of loans at the same date in 1996. This decline in percentage resulted from growth in the loan portfolio of 13.8%. Net recoveries of $150,000 in 1997 resulted from charge-offs of $169,000 and recoveries of $319,000 reflecting continued collection efforts on loans charged-off in prior periods. 1996 net charge-offs of $156,000 were the result of $697,000 in loan charge-offs and $541,000 in recoveries.

Management will continue to evaluate the level of the allowance for possible loan losses and will determine what additional adjustments, if any, are necessary. Continued growth in the loan portfolio will be a factor in this evaluation, as well as the quality of the portfolio and other external and internal factors. The level of the allowance and the amount of the provision are determined on a quarter by quarter basis and, given the inherent uncertainties involved in the estimation process, no assurance can be given as to the amount of the provision and the level of the allowance at any future date. Management anticipates there will be continued provision expense in 1998; however, the specific amount will be determined on a quarter by quarter basis as all factors are evaluated. Changes in circumstances affecting the various factors considered by the Company in establishing the level of the allowance could significantly affect the amount of the provision that is deemed to be warranted.

The following table represents a recap of activity in the allowance for possible loan losses during the past two years.

SUMMARY OF LOAN LOSS EXPERIENCE

(In Thousands)                                          1997             1996
--------------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES, JANUARY 1        $  2,878         $  3,034

LOANS CHARGED OFF:
   Commercial                                            (169)            (450)
   Real estate                                             --             (243)
   Consumer                                                --               (4)
--------------------------------------------------------------------------------
      Total charge-offs                                  (169)            (697)
--------------------------------------------------------------------------------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
   Commercial                                             317              494
   Real estate                                             --               46
   Consumer                                                 2                1
--------------------------------------------------------------------------------
      Total recoveries                                    319              541
--------------------------------------------------------------------------------
NET (CHARGE-OFFS) RECOVERIES                              150             (156)
--------------------------------------------------------------------------------
PROVISION CHARGED TO OPERATIONS                           100               --
--------------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES, DECEMBER 31      $  3,128         $  2,878
================================================================================

Loans, net of unearned income
   Year-end                                          $122,749         $107,888
   Average during year                               $114,835         $102,895

Allowance for possible loan losses to year-end
   loans, net of unearned income                          2.5%             2.7%

Provision for possible loan losses to average
   loans, net of unearned income                           .1%              --

Net (charge-offs) recoveries to average loans,
  net of unearned income                                   .1%             (.2%)

NON-INTEREST INCOME

Total non-interest income was $1.4 million in 1997, reflecting an increase of 53.3% in comparison with $927,000 reported in 1996. Non-interest income, less nonrecurring income (gains/losses on sale of securities and other real estate), increased $495,000, or 53.9%, from 1996. Service fee income increased $228,000 due to an increased number of customers and certain pricing changes in service charge structure as well as in NSF and overdraft charges. Trust income increased $138,000, while the Company's arrangement with LM Financial Partners, Inc. (formerly BFP Financial Partners, Inc.) to offer certain investment services resulted in an increase of $35,000. Plans to restructure how investment services are offered by discontinuing most traditional Trust Services and redirecting efforts to an expanded Investment Services Department provided in conjunction with LM Financial Partners, Inc. in future periods will have the effect of reducing both non-interest income and non-interest expense. Other income increased $116,000 which was comprised of increases in ATM surcharge income, mortgage referral fee income and fees generated by the Company's Bank-on-Call service. These increases in non-interest income were partially offset by a decline in income from foreclosed assets of $22,000 in 1997 compared to 1996.

The Company recorded a net gain on sale of securities available for sale of $2,000 in 1997 compared with a net loss on these securities of $2,000 in 1996. These transactions resulted from balance sheet management strategies to adjust the estimated average maturity of the Company's securities portfolio. Gains on sale of other real estate owned of $6,000 and $11,000 were recorded in 1997 and 1996, respectively.

NON-INTEREST EXPENSE

The establishment of a branch location in Green Hills, expansion of "Bank-on-Call" mobile branching and changes in the registration and trading of the Company's stock and/or warrants caused increases in non-interest expense in 1997 but were strategic decisions employed to provide greater future opportunities. Total non-interest expense increased to $5.2 million in 1997 from $4.7 million in 1996. Non-interest expense represented 2.7% of average total assets in 1997 compared to 2.9% in 1996. The non-interest expense to assets ratio is an industry measure of a bank's ability to control its overhead. Control of non-interest expense is essential to profit maximization; therefore, all non-interest expense categories have been and will continue to be closely managed through strategic and financial planning, as well as being monitored by management through regular measurement. Effective management of these expenses while experiencing solid growth is a focus of the Company's management. During 1997, salaries and employee benefits increased $236,000, or 9.7%, primarily due to additional personnel employed at the Green Hills location and in the Company's mobile branch service. Occupancy expense increased $149,000, or 26.5%, in 1997 compared to 1996 as a result of the establishment of the Company's Green Hills office in January, 1997. Marketing and advertising expense increased $61,000, or 46.9%, in 1997 from the prior year primarily due to expenses related to advertising and promoting the Company's new location. FDIC insurance expense increased $13,000 in 1997 compared to the prior year, primarily as a result of the growth in deposits which occurred during 1997. These increases in non-interest expense were partially offset by decreases in legal expense of $15,000, data processing expense of $4,000 and a reduction of $2,000 in audit, tax and accounting expense. Non-interest expense other than salaries and employee benefits, increased $335,000 during 1997 compared to 1996, while assets grew $38.2 million.

The Company plans two additional branch locations in 1998. In late 1997, the Company entered into a lease agreement to establish a branch location in the Maryland Farms area of Brentwood, Tennessee which is currently planned to open in the summer of 1998. Management has also signed a letter of intent to purchase a branch site in the Hendersonville area. Other than expenses related to the expansion of the Company's delivery systems and service locations, management anticipates only minimal growth in most non-interest expense categories during 1998. Discontinuing most services offered through the Trust Department while expanding the Investment Services area provided through LM Financial Partners, Inc. should positively impact non-interest expense. It is expected that the Company's non-interest expense will increase somewhat during 1998 and 1999 due to the expense related to the Year 2000 issue. The cost related to this project have been projected and are not expected to exceed $100,000 annually in 1998 and 1999. A more detailed discussion of Year 2000 issues is presented under the caption, "Nonperforming Assets and Risk Elements". However, economic conditions and other factors in the market could impact non-interest expense.

INCOME TAXES

During 1997, the Company recorded provision for income taxes of $1,331,000, compared to $168,000 during the same period in 1996. During 1996, reported earnings benefited from tax loss carryforwards which have now been fully utilized. As a result of having utilized these net operating loss carryforwards, the 1997 effective tax rate more closely approximates the applicable statutory income tax rates. Reference should be made to Note F of the consolidated financial statements.

EARNING ASSETS

Average earning assets increased $30.0 million, or 19.4%, in 1997 from 1996. This increase was the result of a 36.4% increase in average investment securities, 11.6% increase in loans and a 20.6% increase in Federal funds sold, reflecting both growth and the change in the mix of average earning assets which occurred during 1997 when compared to 1996. During 1997, the mix of average earning assets reflected loans at 62.2%, investment securities at 33.4%, Federal funds sold at 4.2% and due from banks at .2%. This compares with a mix in 1996 which reflected loans at 66.6%, investment securities at 29.2% and Federal funds sold at 4.2%. Although the growth in volume of earning assets during 1997 contributed to higher net interest income, this shift in the mix of earning assets somewhat offset the positive effect of the growth as the percentage of loans (the Company's highest yielding asset) to total earning assets declined. The mix of earning assets is monitored on a continuous basis with adjustments made in other areas based on the availability of quality loan demand.

An analysis of the 11.6% increase in average total loans outstanding in 1997 compared to 1996 reflects a 21.6% increase in average real estate mortgage and real estate construction loans and a 7.4% decrease in average commercial loans. The loan portfolio table below shows the classification of loans by major categories at December 31, 1997 and 1996. Real estate mortgage and construction loans are primarily commercial as opposed to one-to-four family residential.

LOAN PORTFOLIO

                                     December 31                      Change from Prior Year
-------------------------------------------------------------------------------------------------
(Dollars In Thousands)       1997       %Total       1996       %Total       Amount           %
-------------------------------------------------------------------------------------------------
LOAN CATEGORIES
Commercial                $ 38,571       31.4      $ 35,721       33.1      $  2,850         8.0
Real Estate/
  Mortgage Loans            71,055       57.9        58,763       54.5        12,292        20.9
Real Estate/
  Construction Loans         9,426        7.7         9,467        8.8           (41)        (.4)
Consumer                     3,697        3.0         3,937        3.6          (240)       (6.1)
-------------------------------------------------------------------------------------------------
   Total Loans            $122,749      100.0      $107,888      100.0      $ 14,861        13.8
=================================================================================================

The loan portfolio mix continues to reflect the Company's efforts to serve its target market of small and mid-size businesses in its community. The condition of the economy and competitive environment of the Company's market, as well as Management's focus on asset quality, impact the Company's ability to experience loan growth. Although economic conditions and loan growth remained strong during 1997, the market became more competitive as the supply of available credit outpaced loan demand. At December 31, 1997, loan demand appeared to be moderately strong; however, international economic uncertainty is causing many businesses to be cautious in their outlook, despite the strength of the underlying U.S. and local economies.

The Company has not invested in loans which would be considered highly leveraged transactions ("HLT") as defined by the Federal Reserve Board and other regulatory agencies. Loans made by companies for recapitalization or acquisition (including acquisitions by management or employees) which result in a material change in the borrower's financial structure to a highly leveraged condition are considered HLT loans. The Company has no foreign loans.

The Company's securities are held as available for sale and provide for liquidity needs while contributing to profitability. During 1997, the Company continued utilizing a leveraging strategy begun in 1996 which was comprised of Federal Home Loan Bank secured borrowings used to fund matched investments of U.S. Government and municipal securities. Such strategies require careful monitoring and measurement of the interest rate risk, but have the potential for providing significant contributions to net interest income. See the "Liquidity and Asset/Liability Management" section. The composition of the securities portfolio reflects an investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of the Company's investment strategies are to maintain an appropriate level of liquidity and to provide a tool to assist in controlling the Company's interest rate position while, at the same time, producing adequate levels of interest income. Securities held as available for sale are carried on the Company's balance sheet at estimated fair market value. As a result, the Company recognized an increase in equity of $294,000 for unrealized gains on securities held as available for sale, net of tax, at December 31, 1997, which compares with an increase of $64,000 for unrealized gains on these securities in 1996. During 1997, gross security sales were $2,479,000 and paydowns, including prepayments, were $19,404,000, representing 4.0% and 31.5% respectively, of the average total portfolio for the year. Net gains associated with the sale of securities available for sale during 1997 were $2,000 compared with net losses in 1996 of $2,000. Total average securities increased 36.4% during 1997 compared to 1996, while total securities at year end 1997 were 42.3% greater than year end 1996 as the Company deployed funds generated through increased deposits and Federal Home Loan Bank borrowings. The average yield on investment securities was 6.7% in both 1997 and 1996. The following table contains the carrying amount of the securities portfolio at the end of each of the last two years.

SECURITIES AVAILABLE FOR SALE

                                                           December 31,
----------------------------------------------------------------------------
(In Thousands)                                           1997         1996
----------------------------------------------------------------------------
   U.S. Treasury securities and
      obligations of U.S. Government agencies           $31,426      $22,712
   Securities of states and political subdivisions          382          368
   Collateralized mortgage obligations                   32,121       21,696
   Equity securities                                      2,130        1,661
----------------------------------------------------------------------------
        Total                                           $66,059      $46,437
============================================================================

The maturities and average weighted yields of the Company's investment portfolio at the end of 1997 are presented in the following table using primarily the estimated expected life. While the average stated maturity of the mortgage backed securities was 2.8 years, the estimated life was 1.1 years. At year end 1997, all securities were held as available for sale.

DEBT SECURITIES AVAILABLE FOR SALE MATURITY SCHEDULE

                                                    December 31, 1997
                             -------------------------------------------------------------
                               Within                   After 1 But         After 5 But
                               1 Year                  Within 5 Years      Within 10 Years
------------------------------------------------------------------------------------------
(Dollars In Thousands)         Amount     Yield       Amount     Yield     Amount    Yield
------------------------------------------------------------------------------------------
U.S. Treasury
  securities and
  obligations of U.S.
   Government agencies        $13,256      7.3%      $18,170      7.1%      $ --       -%
Securities of states and
  political subdivisions           --       --            --       --        382      7.2
------------------------------------------------------------------------------------------
     Total                    $13,256      7.3%      $18,170      7.1%      $382      7.2%
==========================================================================================

The previous table excludes collateralized mortgage obligations at an estimated fair value of $32,121,000 and investments in Federal Reserve Bank stock and Federal Home Loan Bank stock with an estimated fair value of $2,130,000. Maturities of collateralized mortgage obligations can be expected to differ from scheduled maturities due to the prepayment or early call privileges of the issuer. Federal Reserve Bank stock and Federal Home Loan Bank stock are equity securities with no stated maturity.

Average Federal funds sold remained relatively level during 1997 compared to 1996. At December 31, 1997, Federal funds sold were $9.4 million, reflecting an increase of $2.6 million, or 38.2%, from December 31, 1996. Federal funds sold represent a short-term investment used primarily for liquidity purposes in the Company's Asset/Liability management strategy.

DEPOSITS

The Company's volume and mix of liabilities in 1997 reflected the successful opening of its Green Hills office, as well as other business development efforts, Asset/Liability management strategies, general economic conditions, and the interest rate and competitive environment of the Company's market area. During 1997, the portion of average liabilities and stockholders' equity represented by deposits, the primary source of funding for the Company, stood at 80.0%, a decrease from 83.8% in 1996. This decrease resulted primarily from the Company's utilization of additional Federal Home Loan Bank borrowings. Deposits increased 23.1%, or $30.8 million at December 31, 1997, compared to the same period in 1996. A large percentage of this deposit growth occurred as a result of the new Green Hills location. The increase in year end deposits was the result of a 91.6% increase in NOW Accounts, 29.8% increase in time certificates less than $100,000, 30.9% increase in time certificates of $100,000 or greater and a 17.0% increase in Money Market Accounts. Non-interest bearing deposits remained level during 1997 compared to 1996. The average rate paid on interest bearing liabilities increased nine basis points in 1997 compared to 1996, with the greatest increase occurring in NOW Accounts as a result of the Company introducing a new High Yield Checking account in conjunction with the opening of its Green Hills office. The increase in rate also contributed to a shift in the mix of the Company's deposit account types in 1997.

The deposit mix at December 31, 1997 reflected the changes that occurred during the year with non-interest bearing deposits at 7.7%, NOW Accounts at 5.7%, Money Market Accounts at 45.7%, time deposits under $100,000 at 20.9%, and time deposits $100,000 or greater at 20.0%. This compares to a deposit mix at year end 1996 which reflected non-interest bearing deposits at 9.6%, NOW Accounts at 3.7%, Money Market Accounts at 48.1%, time deposits under $100,000 at 19.8% and time deposits $100,000 or greater at 18.8%. This shift in the mix of the Company's deposit base reflects the opening of its Green Hills office which resulted in additional consumer deposits in both NOW Accounts and promotional certificates of deposit. Maturities of deposit of $100,000 or more issued by the Company at December 31, 1997 are summarized in the following table:

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

---------------------------------------------------------------
(In Thousands)
---------------------------------------------------------------
Three months or less                                    $18,089
Over three through six months                             5,435
Over six through twelve months                            5,547
Over twelve months                                        3,803
---------------------------------------------------------------
Total                                                   $32,874
===============================================================

At year end 1997, the Company had Federal Home Loan Bank borrowings of $14.5 million compared to $9.5 million at year end 1996. The average rate paid on average total interest bearing liabilities was 5.3% in 1997 compared with 5.2% in 1996. This increase in the average rate paid on interest bearing liabilities reflected promotional rates at the Green Hills office as well as the shift in the mix of deposits and includes borrowed funds. In 1997 compared to 1996, the average rate paid on NOW Accounts increased 119 basis points as the Company introduced High Yield Checking, the average rate on Money Market Accounts increased two basis points, the average rate on certificates of deposit $100,000 or greater increased eight basis points, while the average rate on certificates of deposit less than $100,000 declined nine basis points. The average rate paid on Federal Home Loan Bank and other borrowings increased 32 basis points in 1997 compared to 1996.

The ratio of average loans, net of unearned income, to average total deposits was 75.2% in 1997, compared to 77.5% in 1996. This lower loan to deposit ratio reflected the increase in total deposits which occurred in 1997. The loan to deposit ratio at December 31, 1997 was 74.8% compared to 81.0% at year end 1996.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The Company's Asset/Liability management process actively involves the Board of Directors and members of senior management. The Asset/Liability Committee of the Board of Directors meets at least quarterly to review strategies and the volume and mix of assets as well as funding sources. Decisions relative to different types of securities are based upon the assessment of various economic and financial factors, including, but not limited to interest rate risk, liquidity, and capital adequacy. Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of earning assets and interest bearing liabilities. These repricing characteristics are the timeframes within which interest bearing assets and liabilities are subject to a change in interest rate either by replacement, repricing or maturity of the instrument. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rate movement similarly to minimize the effect on net interest income of these fluctuations. Management utilizes computer interest rate simulation models and analysis to determine the Company's interest rate sensitivity. Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities.

In addition to ongoing monitoring of interest rate sensitivity, the Company may enter into various interest rate contracts to augment the management of the Company's interest sensitivity. These contracts may be used to supplement the Company's objectives relating to its interest sensitivity position. The interest rate risk factor in these contracts is considered in the overall risk management strategy of the Company. The Company also utilizes certain leveraging strategies within risk tolerance guidelines established by its Board of Directors for the purpose of increasing net income. Such strategies involve the utilization of borrowings to fund investment securities with similar maturities or repricing characteristics which result in an acceptable interest rate spread. During 1997, these strategies contributed $27,000 to the Company's net income. Leveraging strategies are carefully monitored by the Company's Board of Directors who have established parameters for matching investment purchases with Federal Home Loan Bank borrowings. On a monthly basis a matched investment income report is reviewed by the Company's Board of Directors in an effort to manage risk. Additionally, the Asset/Liability Committee of the Company's Board of Directors has established a maximum level of borrowings/investments of $25 million and has implemented guidelines which require preapproval of each phase of the strategy prior to implementation. While such strategies contribute to increases in net interest income, they also have the effect of lowering the net interest margin and increasing the Company's exposure to interest rate risk. Managing and regularly monitoring the interest rate risk associated with the leveraging strategy are the responsibility of both management and the Company's Board of Directors. At December 31, 1997, the Company had borrowings totaling $14.5 million compared to $9.5 million at December 31, 1996. Approximately $10 million of the borrowings reflected at December 31, 1997, were used to fund investment securities.

At December 31, 1997, the Company had an interest rate floor contract with a notional value of $3 million compared to interest rate floor contracts of $8 million at December 31, 1996. These contracts were purchased to protect against declining interest rates. These contracts were purchased during 1992 and 1993, and have resulted in net income when evaluated on a life to date basis. The Company recorded net interest expense on these contracts of approximately $20,000 in 1997 and $21,000 in 1996.

The following interest rate gap table reflects the Company's rate sensitivity position at December 31, 1997. The carrying amount of interest rate sensitive assets and liabilities is presented in the periods in which they next reprice to market rates or mature and is summed to show the interest rate sensitivity gap. To reflect anticipated prepayments, certain investments are included in the table based on estimated rather than contractual maturity dates.

                                                 Expected Repricing or Maturity Date
                                     Within            One            Two          After
                                      One            to Two         to Five         Five
                                      Year            Years          Years          Year          Total
----------------------------------------------------------------------------------------------------------
(Dollars In Thousands)                                              1997
----------------------------------------------------------------------------------------------------------
Assets
   Debt and equity securities      $  36,060        $ 17,136        $12,481       $    382       $ 66,059
   Average rate                         6.93%           7.02%          6.52%          7.21%          6.88%
   Net loans                          82,407           5,306         25,847          9,189        122,749
   Average rate                         9.07%           8.98%          8.84%          8.14%          8.93%
   Other                               9,485              --             --             --          9,485
   Average rate                         5.50%             --%            --%            --%          5.50%
----------------------------------------------------------------------------------------------------------
Total interest-bearing assets        127,952          22,442         38,328          9,571        198,293
Liabilities
   Deposits                          140,405           7,949          3,173              2        151,529
   Average rate                         4.69%           5.89%          6.65%          5.03%          5.03%
   Federal Home Loan
   Bank borrowings                    14,500              --             --             --         14,500
   Average rate                         5.88%             --             --             --           5.88%
----------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                        154,905           7,949          3,173              2        166,029
----------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap      $ (26,953)       $ 14,493        $35,155       $  9,569
==========================================================================================================
Cumulative interest rate
  sensitivity gap                  $ (26,953)       $(12,460)       $22,695       $ 32,264
==========================================================================================================


Liquidity is the ability of a financial institution to meet the needs of its customers and creditors. High levels of liquidity reduce earnings, as liquidity is normally obtained at a net interest cost as a result of generally lower yields on short-term, interest earning assets and the higher interest expense usually associated with the extension of deposit maturities. The Company's principal sources of asset liquidity are marketable securities available for sale and Federal funds sold, as well as maturity of securities. The estimated average maturity of securities was 5.1 years at December 31, 1997, compared to
3.4 years at December 31, 1996. Securities available for sale were $66.1 million at December 31, 1997, compared to $46.4 million at December 31, 1996. Federal funds sold were $9.4 million at December 31, 1997, compared with $6.8 million at year end 1996. Core deposits, a relatively stable funding base, represented 80.0% of total deposits at December 31, 1997, and 81.2% at December 31, 1996. Core deposits are defined as total deposits, less time certificates of $100,000 or greater. Liquidity is strengthened and reinforced by maintaining a relatively stable funding base which is achieved by providing relationship banking, extending contractual maturities of liabilities and reducing reliance on volatile short-term purchased funds. Maintaining acceptable levels of liquidity has been an ongoing consideration of the Company's Asset/Liability Committee and is regularly monitored and adjusted, as appropriate. It is recognized that maintaining an acceptable level of liquidity becomes even more important during periods of economic uncertainty and volatile financial markets.

Due to the commercial nature of the company's target market, liabilities and loans are evaluated relative to industry concentration and volatility. At December 31, 1997, approximately 18.5% of deposits were related to the construction industry, 2.8% to real estate development/investment industries, while 5.7% were related to health care and 8% to state and local governments. These areas are the Company's largest deposit concentrations and represent significant industries within the Nashville area. These deposits are primarily reflected in the Company's demand deposit and interest bearing Money Market Account totals and are deposits of relationship commercial customers which, by their nature, are concentrated in a fewer number of customer relationships than would be the case for consumer deposit funding sources. At December 31, 1997 and 1996, all investment securities were classified as available for sale. Footnote C of the notes to the consolidated financial statements shows the components of the securities portfolio and maturities.

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial movement in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to changes in interest rates between assets and liabilities is shown in the Company's gap table under the Liquidity and Asset/Liability Management caption.

At least quarterly, the Asset/Liability Committee (ALCO) of the Board of Directors reviews interest rate risk considering results compared to policy, current rate and economic outlooks, loan and deposit demand levels, pricing and maturity of assets and liabilities, impact on net interest income under varying rate scenarios, regulatory developments, comparison of modified duration of both assets and liabilities as well as any appropriate strategies to counteract adverse interest rate projections. The imbalance between the duration of assets and liabilities is limited to under 1 year and generally should not exceed 1/2 year.

Management recommends the appropriate levels of interest rate risk to be assumed within limits approved by the ALCO and the Board of Directors as to the maximum fluctuations acceptable in the market value of equity and in earnings assuming sudden rate movements (rising or failing) up to 200 basis points. The Company's policy establishes the maximum change in annual pre-tax net interest income with a 200 basis point change in rates to 10 percent while establishing the maximum change allowable in pre-tax market value of capital to 12 percent in this same assumed rate environment.

The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk.

The Company continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost-effective to the Company, and therefore, has focused its efforts on increasing the Company's yield-cost spread through growth opportunities.

The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997. Market risk sensitive instruments are generally defined as derivatives and other financial instruments both on balance sheet and off balance sheet.

                                                               Expected Maturity/Principal Repayment
                             Average      ----------------------------------------------------------------------------------
                             Interest                                                        There-       Total      Fair
(DOLLARS IN MILLIONS)         Rate        1998       1999       2000       2001      2002     After      Balance     Value
                                                                                                           (1)        (1)
Interest-Sensitive
Assets:
Fed funds sold and
 other short-term
 investments                  5.50%      $  9.5      $  --      $ --      $ --      $  --      $ --      $  9.5      $  9.5
Loan Receivable               8.93         82.4        5.3       9.3       6.4       10.1       9.2       122.7       122.6
Investment Securities         6.88         36.1       17.1       7.4       4.6         .5        .4        66.1        66.1

Interest-Sensitive
Liabilities:
 Deposits                     5.03        140.4        7.9       1.9        .5         .8        --       151.5       152.0
 FHLB Advances                5.88         14.5         --        --        --         --        --        14.5        14.5
Interest-Sensitive
 Off balance sheet
  Items: (2)
 Commitments to extend
  credit                      8.84                                                                         53.0           *
 Unused lines of credit      11.92                                                                          3.0           *
===========================================================================================================================

(1)  Loans are not reduced for the allowance for loan losses.

(2) Total balance equals the notional amount of off-balance sheet items and interest rates are the weighted average interest rates of the underlying loans or commitments.

*The estimated fair value of these items was not significant.

Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and estimated prepayments of principal. The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience.

NONPERFORMING ASSETS AND RISK ELEMENTS

Nonperforming assets, which include nonaccrual loans, restructured loans, and other real estate owned, were $1,227,000 at December 31, 1997, compared with $579,000 at December 31, 1996. The following table presents the composition of nonperforming assets at December 31, 1997 and 1996.

NONPERFORMING ASSETS

                                                   December 31
---------------------------------------------------------------------
(Dollars In Thousands)                           1997        1996
---------------------------------------------------------------------
NONPERFORMING ASSETS:
  Nonaccrual loans                              $1,094       $579
  Restructured loans                                --         --
  Other real estate owned                          133         --
---------------------------------------------------------------------
Total                                            1,227       $579
=====================================================================
Nonperforming assets as a percent of
  total loans plus other real estate owned         1.0%       0.5%
=====================================================================

There were no loans 90 days or more past due at December 31, 1997 and 1996 that were not included in the nonaccrual category. During 1997, $976,000 of loans were transferred from earning status to nonaccrual status, and there were no advances on nonaccrual loans. This compares to $1,968,000 of loans transferred from earning status to nonaccrual status in 1996. In 1997 there was one loan removed from nonaccrual status and placed in other real estate owned reflecting a balance of $133,000 at December 31, 1997. The Company had no other real estate owned in 1996. During 1997, loans totaling $169,000 were charged-off with recoveries recorded of $319,000 compared to charge-offs of $697,000 and recoveries of $541,000 in 1996. These charge-offs and recoveries resulted in net recoveries during 1997 of $150,000 compared to net charge-offs in 1996 of $156,000.

The Company evaluates the credit risk of each customer on an individual and ongoing basis and, where deemed appropriate, obtains collateral. Collateral values are monitored to ensure that they are maintained at appropriate levels. The largest component of the Company's credit risk relates to the loan portfolio. During 1997, the Company continued its emphasis on underwriting standards and loan review procedures. As discussed in the section, "Provision for Possible Loan Losses", asset quality and loan charge-off and recovery experience impact the level of the allowance for possible loans losses maintained.

At December 31, 1997 and 1996, other potential problem loans totaled $177,000 and $84,000, respectively. Other potential problem loans consist of loans that are currently not considered nonperforming, but where information about possible credit problems has caused the Company to have serious doubts as to the ability of the borrower to fully comply with present repayment terms. Depending on economic changes and future events, these loans and others, which may not be presently identified, could become future nonperforming assets. The composition of nonperforming assets at December 31, 1997 was 10.8% in other real estate owned and 89.2% in nonaccrual loans which compares to 100% in nonaccrual loans at December 31, 1996. The largest nonaccrual loan at December 31, 1997 was $612,000.

At December 31, 1997, the Company's allowance for possible loan losses was $3.1 million, or 2.5%, of total loans compared with $2.9 million, or 2.7%, at December 31, 1996. The level of the allowance for possible loan losses is monitored regularly by management and the Company's Board of Directors.

During 1997, management and the Board of Directors established a Year 2000 (Y2K) Task Force, adopted a comprehensive project plan, budget, and a timetable for both conversion and testing. The Y2K issue refers to the process of converting computer programs to recognize more than two digits identifying a year in any date field. The Company recognizes the technological and financial risks to both the Company and its customers as the new millennium approaches. Assuring that internal systems and external vendors upon whom the Company is reliant are Y2K compliant is and will continue to be a major focus of management. Initial assessments have been completed with budgets and plans established to test, renovate and/or replace systems, as appropriate. The costs related to this project have been projected and are not expected to exceed $100,000 annually in 1998 and 1999. In addition to assessing internal systems, electronic interfaces, and vendors, the Company is cognizant of the potential impact of Y2K on its borrowing customers and large depositors and has, therefore, begun a process to address these relationship risks as well. A series of newsletter articles is being sent to all customers, Y2K credit risk is being assessed on all loans above a predetermined amount, Y2K language is being incorporated into contracts and loan agreements, and the Company continues to train all officers to be attuned to the potential risks associated with the Year 2000. Company sponsored seminars are also planned for 1998 to increase customer awareness of Y2K risks and solutions.

CAPITAL STRENGTH

The Company's capital position continued to be strong during 1997. Shareholders' equity (excluding SFAS No. 115 adjustments) at December 31, 1997, was $23.8 million, or 11.6% of total assets, which compares with $22.0 million, or 13.2% of total assets at December 31, 1996. This calculation, when considered after the effect of the Company's adoption SFAS No. 115, was $24.1 million, or 11.7%, at December 31, 1997, which compares with $22.1 million, or 13.3%, of total assets at December 31, 1996. The adoption of SFAS No. 115 issued by the Financial Accounting Standards Board is reflected in the Company's shareholder equity at December 31, 1997 and 1996, net of applicable income taxes, and identified as unrealized gains on securities available for sale, net of taxes. The increase in total equity is primarily a result of 1997 earnings net of dividends paid and is enhanced by an increase in the unrealized gain on securities available for sale of $294,000 at year 1997 compared with $64,000 at year end 1996. Certain capital statistics are shown in the following chart:

CAPITAL STATISTICS

                                                      December 31
--------------------------------------------------------------------------
(Dollars In Thousands)                            1997           1996
--------------------------------------------------------------------------
Total assets                                    $204,887       $166,679
==========================================================================
Total shareholders' equity                        24,052         22,085
==========================================================================
Total shareholders' equity to total assets          11.7%          13.2%
==========================================================================

Management and The Board of Directors recognize the potential of additional capital should outstanding warrants be exercised prior to their expiration date of December 31, 1998. Strategies continue to be assessed regarding the appropriate deployment of the potential additional capital inflow.

The Company continues to maintain a "well capitalized" position as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991. This regulation further classified capital in two tiers, referred to as Tier 1 and Tier 2. Under risk based capital requirements, total capital consists of Tier 1 capital (essentially, common equity less certain intangibles) and Tier 2 capital (essentially, a portion of the allowance for possible loan losses and certain qualifying debt). This regulation requires state chartered member banks to maintain certain minimum capital ratios as shown in the following chart:

CAPITAL RATIOS

                                                       CFGI                         The Bank
                                                    December 31                     December 31
-------------------------------------------------------------------------------------------------------
(Dollars In Thousands)                          1997            1996            1997            1996
-------------------------------------------------------------------------------------------------------
CAPITAL COMPONENTS
  TIER 1 CAPITAL:
    Shareholders' equity                     $  24,052       $  22,085       $  23,865       $  22,005
    Unrealized (gain) on securities AFS           (294)            (64)           (294)            (64)
-------------------------------------------------------------------------------------------------------
        Total Tier 1 capital                    23,758          22,021          23,571          21,941

  TIER 2 CAPITAL:
    Allowable allowance for
     possible loan losses                        1,714           1,443           1,713           1,453
-------------------------------------------------------------------------------------------------------
        Total capital                        $  25,472       $  23,464       $  25,284       $  23,394
=======================================================================================================
Risk-adjusted assets                         $ 135,674       $ 113,971       $ 135,639       $ 114,854
Quarterly average assets                     $ 200,594       $ 167,111       $ 200,560       $ 167,052


                                             FDICIA
                                             Minimum         December 31               December 31
                                             Ratios        1997       1996          1997       1996
                                             ------        ----       ----          ----       ----
CAPITAL RATIOS
  Total risk-based capital ratio             6 - 10%       18.8%       20.6%       18.6%       20.4%
  Tier 1 risk-based capital ratio            3 -  6%       17.5%       19.3%       17.4%       19.1%
  Tier 1 leverage ratio                      2 -  5%       11.8%       13.2%       11.8%       13.1%

The Company's capital ratios have continually exceeded all regulatory requirements as demonstrated in the chart above. The Company reported dividend payments in 1997 of $441,000 which compares with dividend payments in 1996 of $352,000.

In January, 1998, the Company's Board of Directors adopted a Shareholder Rights Plan which authorizes the distribution of a dividend of one common share purchase right for each outstanding share of CFGI's common stock. The rights will be exercisable only if a person or group acquires 15% or more of CFGI's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. The rights are designed to assure that all of CFGI's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeezeouts, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders an appropriate control premium.

If the Company were acquired in a merger or other business combination transaction, each right would entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such a price. In addition, if a person or group acquires 15% or more of CFGI's common stock, directly or through the purchase of warrants exercisable for CFGI's common stock, each right would entitle its holder (other than the acquiring person or members of the acquiring group) to purchase, at the right's then-current exercise price, a number of CFGI's common shares having a market value of twice that price. After a person or group acquires beneficial ownership of 15% or more of CFGI's common stock and before an acquisition of 50% or more of the common stock, the Board of Directors could exchange the rights (other than rights owned by the acquiring person or group), in whole or in part, at an exchange ratio of one share of common stock per right.

Until a person or group has acquired beneficial ownership of 15% or more of CFGI's common stock, the rights will be redeemable for one cent per right at the option of the Board of Directors. The rights are intended to enable all CFGI's shareholders to realize the long-term value of their investment in the Company. The Company believes they will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income". Comprehensive income represents the change in equity of the Company during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of general purpose financial statements. SFAS No.130 requires all components of comprehensive income, which are required to be recognized under accounting standards, be reported in a financial statement that is displayed in equal prominence with the other financial statements. SFAS No. 130 does not require a specific presentation format, but will require the Company to display an amount representing total comprehensive income for the period in the financial statements. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997 but need not be applied to interim financial statements in the year of application. Implementation of SFAS No. 130 will not have a material effect on the Company's financial condition or results of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 supercedes numerous requirements in a previously issued statement--SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise"--but retains the requirement to report information about major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Implementation of SFAS No. 131 will not have a material effect on the Company's financial condition or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS 1996 VS. 1995

The narrative which follows is management's discussion and analysis of 1996 results of operations of the Company compared to 1995.

Net income for 1996 was $2.5 million, or $1.16 basic earnings per share, compared with net income for 1995 of $2.5 million, or $1.15 basic per share. Dilutive earnings per share were $1.15 and $1.14 for the years ended December 31, 1996 and 1995, respectively. Return on average assets for 1996 and 1995 were 1.61% and 1.69%, respectively. Return on average shareholders' equity (excluding SFAS No. 115 adjustments) was 12.18% in 1996 compared to 13.54% in 1995. 1996 earnings were impacted as the Company recorded a $168,000 provision for income taxes compared to only $32,000 recorded in 1995, as the result of having utilized all of the Federal net operating loss carryforward which remained during 1996. Earnings for 1995 benefited from a $520,000 negative provision for possible loan losses, while no provision was reported in 1996.

Total assets increased from $152.8 million at December 31, 1995 to $166.7 million at December 31, 1996. During 1996, loans, net of unearned income, increased $9.5 million, or 9.7%, at year end 1996 compared to the same period in 1995. Deposits increased $2.8 million, or 2.1%, from $130.5 million at year end 1995 to $133.3 million at year end 1996. The loan to deposit ratio increased from 75.3% at year end 1995 to 81.0% at year end 1996, resulting primarily from a significant increase in net loans which reflected the Company's business development efforts.

Reported earnings reflected the use of net operating loss carryforwards and during 1995 and a portion of 1996 and as such, income taxes recorded were significantly less than the applicable statutory income tax rates. 1996 earnings were further impacted by the Company beginning to expand its service locations and delivery systems in 1996.

NET INTEREST INCOME

Net interest income for 1996 increased 15.1% from 1995. This increase resulted primarily from a 6.3% increase in average earning assets which was partially offset by a 4.8% increase in average interest bearing liabilities. Additionally, net interest income was impacted by a decline of seven basis points in the average rate earned on earning assets which was more than offset by a 41 basis point decline in the average rate paid on interest bearing liabilities. Interest income increased $.7 million, or 5.3%, in 1996 compared to 1995. Average loans increased 14.9%, average investments declined 8.7%, while average Fed funds sold remained level. Interest income on loans increased 11.0%, from 1995 to 1996, as a result of the increased volume of loans outstanding which was partially offset by decline in the average interest rate earned on those loans of 34 basis points. Interest income on investment securities decreased 7.5% from 1995 to 1996, as a result of an 8.7% decline in the volume of securities which was partially offset by a nine basis point increase in the average rate earned on investment securities. Interest income on Federal Funds sold declined 13.3% in 1996 compared to 1995 as a result of a 78 basis point decline in the average rate earned on these funds. Generally, total earning assets reflected an increase in interest income which resulted primarily from growth in loans and a shift in asset mix from investments to higher yielding loans.

Total interest expense decreased 3.0% in 1996 compared to 1995 due to a 41 basis point decline in the average rate paid on interest bearing liabilities which was partially offset by an increase of 4.8% in the average volume of these liabilities. The decrease in rates paid on interest bearing liabilities was reflected in all areas with the largest decline in rates paid on Money Market Investment Accounts.

The Company's net interest margin increased 33 basis points to 4.18% in 1996, primarily as the result of a decline in deposit rates, a higher loan to deposit ratio and the impact of shifts in the mix of earning assets to higher yielding loans. During 1996, the interest rate spread improved compared with 1995 from 2.85% in 1995 to 3.19% in 1996. Total interest income in 1996 compared to 1995 increased $652,000. The increased level of earning assets combined with the shift in mix of earning assets and interest bearing liabilities resulted in a higher level of net interest income. Total interest expense decreased in 1996 compared to 1995 by $196,000. Average interest bearing liabilities increased only 4.8%, while average earning assets increased 6.3%. The average rate paid on all interest bearing liabilities in 1996 was 5.2% compared with 5.6% in 1995.

PROVISION FOR POSSIBLE LOAN LOSSES

In 1996, the Company recorded no provision for possible loan losses, compared with a net negative provision of $520,000 in 1995. The 1995 negative provision resulted primarily from the Company having recorded recoveries of previously charged-off loans in excess of current year charge-offs in the amount $713,000. In 1996, the Company recorded net charge-offs of $156,000. The allowance for possible loan losses was 2.7% of loans at December 31, 1996, compared to 3.1% of loans at the same date in 1995. The decision to record no provision for possible loan losses in 1996, as well as the recording of a negative provision in 1995, reflects management's evaluation of the adequacy of the allowance for possible loan losses considering various factors, including the level of loans outstanding, economic conditions, and an assessment of portfolio quality and risk characteristics.

NON-INTEREST INCOME
Total non-interest income of $927,000 in 1996 reflected an increase of 28.4% in comparison with $722,000 reported in 1995. Non-interest income, less nonrecurring income, increased 35%, or $238,000 in 1996 from 1995. Trust income increased $80,000, or 25.1%, in 1996 compared to 1995 as a result of increase in assets under management, as well as an increase in certain fees charged on these assets. The Company's arrangement with LM Financial Partners, Inc. to offer certain investment services resulted in an increase of $22,000, or 44%, in income in 1996 compared to 1995. Income from foreclosed assets no longer carried on the Company's books increased $93,000, or 251.4%, in 1996 compared to 1995. These increases in non-interest income were partially offset by a decrease of $16,000 in service income. Gains on sale of foreclosed assets of $11,000 were reported in 1996 compared to $53,000 in 1995.

NON-INTEREST EXPENSE

Total non-interest expense increased 8.5% to $4.7 million in 1996 from $4.3 million in 1995. Non-interest expense represented 2.94% of average total assets in 1996 compared to 2.89% in 1995. The non-interest expense to asset ratio is an industry measure of a bank's ability to control its overhead. During 1996, salaries and employee benefits increased $257,000, or 11.8%, to $2.4 million from $2.2 million in 1995. This increase resulted primarily from increased number of employees which included the staffing of the mobile branch service and the employment of staff for the Green Hills location during the fourth quarter of 1996. Occupancy expense increased $73,000, or 14.9%, primarily as a result of expenses related to the establishment of the Green Hills office, most of which occurred in the fourth quarter of 1996. These increases in non-interest expense items were partially offset by a decrease in FDIC insurance expense of $157,000 in 1996 compared to 1995 as the result of premium decreases announced by the FDIC in 1995, as well as a reduction in the Company's assessment rate resulting from an improved overall condition. Non-personnel related expenses for 1996 were $2.2 million compared to $2.1 million for 1995.

INCOME TAXES

During 1996, the Company fully utilized the Federal tax loss carryforwards which had benefited income in prior years and continued to do so for a portion of 1996. Reported earnings in 1996 and 1995 reflected use of these net operating loss carryforwards. In 1996, the Company recorded a $168,000 provision for income taxes compared to only $32,000 in 1995.

CAPITAL STRENGTH

Total shareholders' equity (excluding the SFAS No. 115 adjustments) at December 31, 1996, was $22.0 million, or 13.2% of total assets, which compares with $19.7 million, or 12.9%, at December 31, 1995. The increase in total equity resulted primarily from 1996 earnings net of dividends paid.

                           CONSOLIDATED BALANCE SHEETS


                                                                 December 31
------------------------------------------------------------------------------------
(In Thousands)                                               1997            1996
------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks - Note K                       $   7,191       $   6,128
   Federal funds sold                                         9,400           6,825
   Securities - Notes C and G:
      Available for sale (amortized cost of $65,585
        and $46,334, respectively)                           66,059          46,437
   Loans (net of unearned income of $297 and $256,
      respectively) - Notes D and J:
        Commercial                                           38,571          35,721
        Real estate - mortgage loans                         71,055          58,763
        Real estate - construction loans                      9,426           9,467
        Consumer                                              3,697           3,937
------------------------------------------------------------------------------------
          Loans, net of unearned income                     122,749         107,888
        Less allowance for possible loan losses              (3,128)         (2,878)
------------------------------------------------------------------------------------
           Total net loans                                  119,621         105,010
------------------------------------------------------------------------------------
   Premises and equipment, net - Note E                         977             784
   Accrued interest and other assets                          1,639           1,495
------------------------------------------------------------------------------------
Total Assets                                              $ 204,887       $ 166,679
====================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
   Non-interest bearing demand deposits                   $  12,570       $  12,721
   Interest-bearing deposits
      NOW accounts                                            9,319           4,865
      Money market accounts                                  75,043          64,140
      Time certificates less than $100,000                   34,293          26,423
      Time certificates of $100,000 and greater              32,874          25,121
------------------------------------------------------------------------------------
        Total Deposits                                      164,099         133,270
------------------------------------------------------------------------------------

   Federal Home Loan Bank borrowings (Notes C and G)         14,500           9,500

   Accounts payable and accrued liabilities                   2,236           1,824
------------------------------------------------------------------------------------
        Total Liabilities                                   180,835         144,594
------------------------------------------------------------------------------------

   Commitments and contingencies
     - Notes H, I, J, and M

SHAREHOLDERS' EQUITY: - Notes B, C, L and M
   Common stock, $6 par value; authorized
      50,000,000 shares; issued and outstanding
      2,212,420 in 1997 and 2,202,473 in 1996                13,275          13,215
   Additional paid-in capital                                 6,736           6,676
   Retained earnings                                          3,747           2,130
   Unrealized gain on securities available
      for sale, net of taxes                                    294              64
------------------------------------------------------------------------------------
        Total Shareholders' Equity                           24,052          22,085
------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                $ 204,887       $ 166,679
====================================================================================

          See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME


                                                          Year Ended December 31
---------------------------------------------------------------------------------------
(In Thousands, Except Per Share Data)                 1997          1996         1995
---------------------------------------------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                       $10,724       $ 9,569       $ 8,626
   Interest on federal funds sold                       398           314           362
   Interest on balances with banks                       19            --            --
   Interest on securities:
      U.S. Treasury securities                          151           365           653
      Other U.S. government agency obligations        3,825         2,583         2,567
      States and political subdivisions                  20             5            --
      Other securities                                  123            63            39
---------------------------------------------------------------------------------------
              Total interest income                  15,260        12,899        12,247
---------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Interest bearing demand deposits                   3,458         2,953         2,683
   Time deposits less than $100,000                   2,061         1,782         2,109
   Time deposits $100,000 and over                    1,693         1,563         1,850
   Federal funds purchased                               26             8            --
   Federal Home Loan Bank borrowings                    718           140            --
---------------------------------------------------------------------------------------
              Total interest expense                  7,956         6,446         6,642
---------------------------------------------------------------------------------------
NET INTEREST INCOME                                   7,304         6,453         5,605
Provision for possible loan losses - Note D            (100)           --           520
---------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                           7,204         6,453         6,125
NON-INTEREST INCOME:
   Service fee income                                   421           193           209
   Trust income                                         537           399           319
   Investment Center income                             107            72            50
   Gain (loss) on sale of
      securities, net - Note C                            2            (2)          (11)
  Income from foreclosed assets                         108           130            37
   Gain on sale of other real estate owned                6            11            53
   Other                                                240           124            65
---------------------------------------------------------------------------------------
              Total non-interest income               1,421           927           722
---------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                     2,673         2,437         2,180
   Occupancy expense                                    711           562           489
  Legal expense                                          45            60            33
  FDIC insurance                                         19             6           163
  Audit, tax and accounting                             203           205           184
   Advertising expense                                  191           130           150
   Data processing expense                              205           209           179
   Other operating expenses                           1,189         1,056           923
---------------------------------------------------------------------------------------
              Total non-interest expense              5,236         4,665         4,301
---------------------------------------------------------------------------------------

Income before income taxes                            3,389         2,715         2,546
Income tax expense - Note F                           1,331           168            32
---------------------------------------------------------------------------------------
NET INCOME                                          $ 2,058       $ 2,547       $ 2,514
=======================================================================================
Net income per share - Note B
   Basic                                            $   .93       $  1.16       $  1.15
   Diluted                                              .89          1.15          1.14
=======================================================================================
Weighted average common shares
   outstanding - Note B
   Basic                                              2,205         2,199         2,190
   Diluted                                            2,324         2,223         2,207
=======================================================================================



          See accompanying notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                        Unrealized
                                                                        Gain (Loss)
                                            Additional    Retained     on Securities
                                 Common      Paid-In      Earnings       Available
                                 Stock       Capital      (Deficit)      For Sale       Total
-----------------------------------------------------------------------------------------------
(In Thousands)
-----------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1995        $13,103      $ 8,491       $(4,430)      $  (893)      $ 16,271

Issuance of Common
  Stock (7,712 shares)               46            9            --            --             55

Net Income                           --           --         2,514            --          2,514

Change in unrealized gain
  (loss) on securities
  available for sale,
  net of taxes - Note C              --           --            --         1,172          1,172
-----------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995       13,149        8,500        (1,916)          279         20,012

Issuance of Common
  Stock(10,973 shares)               66           27            --            --             93

Net Income                           --           --         2,547            --          2,547

Transfers to comply
  with state statute,
  Net - Note M                       --       (1,851)        1,851            --             --

Cash dividends - $.16
  per share                          --           --          (352)           --           (352)

Change in unrealized
  gain on securities
  available for sale,
  net of taxes - Note C              --           --            --          (215)          (215)
-----------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996       13,215        6,676         2,130            64         22,085

Issuance of Common
  Stock (9,947 shares)               60           60            --            --            120

Net Income                           --           --         2,058            --          2,058

Cash dividends - $.20
  per share                          --           --          (441)           --           (441)

Change in unrealized
  gain on securities
  available for sale,
  net of taxes - Note C              --           --            --           230            230
-----------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997      $13,275      $ 6,736       $ 3,747       $   294       $ 24,052
===============================================================================================


          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                       Year Ended December 31
--------------------------------------------------------------------------------------
(In Thousands)                                    1997           1996           1995
--------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Interest received                           $ 15,020       $ 13,055       $ 11,879
   Fees received                                  1,419            929            909
   Interest paid                                 (7,422)        (6,934)        (6,144)
   Cash paid to suppliers and associates         (6,488)        (4,623)        (4,012)
--------------------------------------------------------------------------------------
      Net cash provided by
       operating activities                       2,529          2,427          2,632
--------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities:
      Available for sale                          2,479          6,012          4,089
   Maturities of securities:
      Held to maturity                               --             --          1,557
      Available for sale                         19,404          9,632          4,266
   Purchase of securities:
      Available for sale                        (41,235)       (14,360)        (9,065)
   Loans (originated) repaid
      to customers, net                         (14,578)        (9,704)       (16,542)
   Capital expenditures                            (469)          (310)          (390)
--------------------------------------------------------------------------------------
      Net cash provided (used) by
         investing activities                   (34,399)        (8,730)       (16,085)
--------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in demand,
      NOW, and money market savings              15,206         15,767         (2,038)
   Net increase (decrease) in time
      certificates                               15,623        (13,031)         4,229
   Advance from Federal Home Loan Bank            5,000          9,500             --
   Proceeds from issuance of common stock           120             93             55
   Dividends paid                                  (441)          (352)            --
--------------------------------------------------------------------------------------
      Net cash provided (used) by
       financing activities                      35,508         11,977          2,246
--------------------------------------------------------------------------------------
Net increase (decrease) in cash
   and cash equivalents                           3,638          5,674        (11,207)

Cash and cash equivalents at
   beginning of year                             12,953          7,279         18,486
--------------------------------------------------------------------------------------
Cash and cash equivalents at end of year       $ 16,591       $ 12,953       $  7,279
======================================================================================

          See accompanying notes to consolidated financial statements.

                                                          Year Ended December 31
----------------------------------------------------------------------------------------
(In Thousands)                                       1997         1996           1995
----------------------------------------------------------------------------------------
Reconciliation of net income to
   net cash provided by operating
   activities:
Net income                                         $ 2,058       $ 2,547       $  2,514
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
      Depreciation and amortization                    399           209            211
      Provision for possible
        loan losses                                    100            --           (520)
      Provision for deferred income taxes              124            82             --
      (Gain) loss on sale of securities                 (2)            2             11
      Loss on disposal of equipment                     --            14             --
      Gain on sale of other real estate owned           (6)          (11)           (53)
      Stock dividend income                            (87)          (20)            --
      Changes in assets and liabilities:
        (Increase) decrease in accrued
          interest and other assets                   (508)            6           (290)
        Increase (decrease) in accounts
          payable and accrued liabilities              451          (402)           759
----------------------------------------------------------------------------------------
Net cash provided by operating
   activities                                      $ 2,529       $ 2,427       $  2,632
========================================================================================

Supplemental disclosures of noncash investing and financing activities:

Change in unrealized gain (loss) on
   securities available for sale, net
   of taxes                                        $   230       $  (215)      $  1,172
Transfer of securities to available
   for sale                                             --            --         20,772
Foreclosures of loans during the year                  133            --            128



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

         Securities

                  Securities are designated as held to maturity, available for sale, or trading at the time of acquisition. Held to maturity securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using a method that approximates the level-yield method. Trading account securities are carried at market value with gains and losses determined using the specific identification method recognized currently in the income statement. As of December 31, 1997 and 1996, the Company has classified its entire securities portfolio as available for sale. Available for sale securities are reported at fair value. If a decline in value is considered to be other than temporary, the securities are written down to fair value and the amount of the writedown is included in earnings. Unrealized gains and losses on securities available for sale are reflected in a separate shareholders' equity account, net of applicable income taxes, in accordance with SFAS No. 115 (See Note C). The adjusted cost of a specific security sold is used to compute the gain or loss on the sale of that security. Gains and losses on the sale of securities available for sale are included in non-interest income.

         Loans

                  Loans are carried at the principal amount outstanding net of unearned income. Interest income on loans and amortization of unearned income is computed by methods which result in level rates of return on principal amounts outstanding. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to contractual terms of the loan agreement. When a loan is considered impaired, the amount of the impairment is based on the present value of the expected future cash flows at the loan's

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

                  effective interest rate, at the loan's market price or fair value of collateral if the loan is collateral-dependent. Impairment losses are included in the allowance for possible loan losses through a charge to provision for loan losses.

                  Interest income is accrued on loans except when doubt as to collectability exists, in which case the respective loans are placed on nonaccrual status. The decision to place a loan on nonaccrual status is based on an evaluation of the borrower's financial condition, collateral liquidation value, and other factors that affect the borrower's ability to pay. At the time a loan is placed on nonaccrual status, the accrued but unpaid interest is charged against current income. Cash receipts on nonaccrual loans are applied to reduce the principal amount of such loans until the principal has been recovered, and are recognized as interest income thereafter.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Premises and Equipment

                  Premises and equipment is stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed using the straight-line method over the estimated lives of those assets. Leasehold improvements are amortized over the lease terms or the estimated lives, whichever is less. The estimated lives are as follows:

                                                                 Years
                                                                 -----
                    Leasehold improvements                       3 - 20
                    Furniture and equipment                      3 - 10

         Income Taxes

                  The Company accounts for income taxes in accordance with the asset and liability method of accounting. Under such method deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

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

         Earnings Per Common Share

                  The Company adopted Statement of Financial Accounting Standard
                  (SFAS) No. 128, "Earnings Per Share" at December 31, 1997. All prior period earnings per share (EPS) data has been restated to reflect the implementation of SFAS No. 128. SFAS No. 128 establishes standards for both computing and presentation of basic and diluted EPS on the face of the income statement.

                  Basic EPS is computed by dividing net income available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator). The denominator used in computing diluted EPS reflect's the dilutive effect of options and warrants outstanding. See Note B.

                  SFAS No. 129, "Disclosure of Information About Capital Structure" was adopted in 1997 and requires disclosure of information about an entity's capital structure. The Company has made all disclosures required by the statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Financial Instruments

                  The Company enters into interest rate floor agreements as part of its asset/liability management program. Fees paid upon inception of these agreements are deferred and amortized over the life of the agreements. Income or expense derived from these agreements is recognized in interest income during the period earned.

         Reclassifications

                  Certain reclassifications have been made in the consolidated financial statements for prior years to conform with the 1997 presentation.

B.       SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

                  The Company can issue common stock pursuant to various plans such as employee stock purchase, contributions to the 401(K) plan, and payment of directors' fees. Under these plans, 4,417, 5,973, and 7,712 shares were issued during 1997, 1996 and 1995, respectively.

                  The Company had outstanding stock options totaling 98,000 and 75,000 shares at December 31, 1997 and 1996, respectively. Options totaling 23,000 shares were issued during 1997. Options totaling 15,000 shares were issued and options totaling 5,000 shares were exercised during 1996 (See Note L).

                  At December 31, 1997 and 1996, warrants to purchase 4,739,397 and 4,744,927, respectively, shares of CFGI's common stock were outstanding. During 1997, warrants for 5,530 share were exercised with proceeds of approximately $69,000. The exercise price of the warrants is $12.50, and they expire on December 31, 1998.

                  The following table is a reconciliation of net income and average shares outstanding used in calculating basic and diluted earnings per share.

                                              Year Ended December 31
--------------------------------------------------------------------------------
(Dollars in Thousands,
  Except Per Share Data)                1997            1996            1995
--------------------------------------------------------------------------------
Net income available to common
  shareholders                      $    2,058      $    2,547      $    2,514

Weighted average common shares
 outstanding
   Basic                             2,205,043       2,198,619       2,189,971

Dilutive effect of:
   Options                              30,687          24,034          16,994
   Warrants                             87,850              --              --
--------------------------------------------------------------------------------
Weighted average common shares
 outstanding
   Diluted                           2,323,580       2,222,653       2,206,965
================================================================================
Antidilutive securities:
   Warrants                                  *       4,744,927       4,744,927
================================================================================
Net income per share:
   Basic                            $      .93      $     1.16      $     1.15
   Diluted                          $      .89      $     1.15      $     1.14
--------------------------------------------------------------------------------

*The warrants were dilutive only in the fourth quarter of 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

C.       SECURITIES

                  The Company has classified all securities as available for sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company recorded increases in shareholders' equity of $294,000 and $64,000 at December 31, 1997 and 1996, respectively, for the unrealized gain on securities available for sale.

                  Proceeds from sales of debt securities during 1997, 1996, and 1995 were $2.5 million, $6.0 million and $4.1 million, respectively. Gross gains of $5 thousand, $5 thousand and $10 thousand and gross losses of $3 thousand, $7 thousand and $21 thousand were realized on those sales in 1997, 1996 and 1995, respectively.

                  The amortized cost, gross unrealized gains and losses, and estimated fair values of securities at December 31, 1997 and 1996 were as follows:

                                            Available for Sale
                              ------------------------------------------------
                                           Gross       Gross       Estimated
                              Amortized  Unrealized  Unrealized       Fair
                                 Cost      Gains       Losses         Value
------------------------------------------------------------------------------
(In Thousands)                                   1997
------------------------------------------------------------------------------
U.S. Treasury Securities
  and Obligations of U.S.
  Government agencies          $30,859      $573         $  6      $31,426
Collateralized mortgage
  obligations                   32,236        79          194       32,121
Securities of states and
  political subdivisions           360        22           --          382
Equity securities                2,130        --           --        2,130
------------------------------------------------------------------------------
                               $65,585      $674         $200      $66,059
==============================================================================


                                            Available for Sale
                              ------------------------------------------------
                                           Gross       Gross       Estimated
                              Amortized  Unrealized  Unrealized       Fair
                                 Cost      Gains       Losses         Value
------------------------------------------------------------------------------
(In Thousands)                                   1996
------------------------------------------------------------------------------
U.S. Treasury Securities
  and Obligations of U.S.
  Government agencies          $22,420      $324         $ 32      $22,712
Collateralized mortgage
  obligations                   21,893        57          254       21,696
Securities of states and
  political subdivisions           360         8           --          368
Equity securities                1,661        --           --        1,661
------------------------------------------------------------------------------
                               $46,334      $389         $286      $46,437
==============================================================================

                  At December 31, 1997 and 1996, the Company did not have any securities which it classified as held to maturity or trading.

                  The amortized cost and fair value of debt securities by contractual maturity at December 31, 1997, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Collateralized mortgage obligations with a weighted average effective yield of 6.59% are disclosed as a separate line item due to staggered maturity dates. Investments in Federal Reserve Bank stock and Federal Home Loan Bank stock totaling $2,130,000 are excluded as they have no stated maturity date.

                                              Available for Sale
                                           ------------------------
                                                         Estimated
                                           Amortized       Fair
                                             Cost          Value
-------------------------------------------------------------------
(In Thousands)                                December 31, 1997
-------------------------------------------------------------------
Due in one year or less                     $ 1,997      $ 2,002
Due after one year through five years         1,533        1,539
Due after five years through ten years        2,976        3,021
Due after ten years                          24,713       25,246
-------------------------------------------------------------------
                                             31,219       31,808
Collateralized mortgage obligations          32,236       32,121
-------------------------------------------------------------------
                                            $63,455      $63,929
===================================================================

                  Securities with an aggregate amortized cost of approximately $31.3 million and $25.6 million were pledged to secure public deposits, Federal Home Loan Bank borrowings and for other purposes as required by law at December 31, 1997 and 1996, respectively.


D.       LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

                  An analysis of the changes in the allowance for possible loan losses is as follows:

                                                  Year Ended December 31
------------------------------------------------------------------------------
(In Thousands)                               1997         1996          1995
------------------------------------------------------------------------------
Balance, January 1                          $2,878      $ 3,034       $ 2,841
Provision charged (credited)
  to operations                                100           --          (520)
Loans (charged off), net of recoveries
  of $319, $541 and $1,058, in
     1997, 1996, 1995, respectively            150         (156)          713
------------------------------------------------------------------------------
   Balance, December 31                     $3,128      $ 2,878       $ 3,034
==============================================================================

                  At December 31, 1997 and 1996, loans on nonaccrual status amounted to $1,094,000 and $579,000, respectively. The effect of nonaccrual loans was to reduce interest income by approximately $32,000 in 1997, $74,000 in 1996 and $78,000 in
                  1995. There were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual at December 31, 1997 and 1996.

                  Renegotiated loans are loans which are performing in accordance with their new terms and, therefore, are not included in nonaccrual loans. The Company had no renegotiated loans at December 31, 1997 and 1996.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

D.       LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES - CONTINUED

                  The Company's recorded investment in impaired loans and the related valuation allowance are $805,000 and $359,000, and $116,000 and $184,000 at December 31, 1997 and 1996,
                  respectively. The valuation allowance is included in the allowance for loan losses on the consolidated balance sheets. At December 31, 1997 and 1996 there were no impaired loans without an accompanying valuation reserve.

                  The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was $390,000 and $382,000, respectively.

                  Interest payments received on impaired loans are recorded as reductions in principal outstanding or recoveries of principal previously charged off. Once the entire principal has been collected any additional payments received are recognized as interest income. No interest income was recognized on impaired loans in 1997 or 1996.

                  In the ordinary course of business, the Company makes loans to directors, executive officers, and principal shareholders, including related interests. In management's opinion, these loans are made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other borrowers and they did not involve more than the normal risk of collectability or present other unfavorable features at the time such loans were made. During 1997, $2.3 million of new loans were made while repayments and other reductions totaled $3.4 million. Outstanding loans to executive officers and directors, including their associates and affiliated companies, were $2.2 million and $3.3 million at December 31, 1997 and 1996, respectively. Unfunded lines to executive officers and directors were $4.1 million and $4.2 million at December 31, 1997 and 1996, respectively.

                  The directors, executive officers and principal shareholders also maintain deposits with the Company. The terms of these deposit contracts are comparable to those available to other depositors. The amount of these deposits totaled $1.3 million and $1.1 million at December 31, 1997 and 1996, respectively.


E.       PREMISES AND EQUIPMENT

                  Premises and equipment is summarized as follows:

                                                          December 31
--------------------------------------------------------------------------
(In Thousands)                                        1997          1996
--------------------------------------------------------------------------
Leasehold improvements                              $   577       $   232
Furniture and equipment                               1,948         1,823
--------------------------------------------------------------------------
                                                      2,525         2,055
Less accumulated depreciation and amortization       (1,548)       (1,271)
--------------------------------------------------------------------------
Premises and Equipment, Net                         $   977       $   784
==========================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

F.       INCOME TAXES

                  Actual income tax expense for the years ended December 31, 1997, 1996 and 1995 differed from an "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to income before income taxes)as follows:

                                                   December 31
-----------------------------------------------------------------------
(In Thousands)                             1997       1996        1995
-----------------------------------------------------------------------
Computed "expected" tax expense          $1,152      $ 923       $ 866
State taxes, net of federal benefit         135         --          --
Benefit of net operating
 loss carryforward                           --       (755)       (834)
Other                                        44         --          --
-----------------------------------------------------------------------
Total Income Tax Expense                 $1,331      $ 168       $  32
=======================================================================

                  The components of income tax expense were as follows:

                                          December 31
------------------------------------------------------------
(In Thousands)                      1997      1996     1995
------------------------------------------------------------
Current income tax expense:
  Federal                         $1,107      $ 86      $32
  State                              100        --       --
------------------------------------------------------------
                                   1,207        86       32
------------------------------------------------------------
Deferred income tax expense:
  Federal                             20        82       --
  State                              104        --       --
------------------------------------------------------------
                                     124        82       --
------------------------------------------------------------
Total Income Tax Expense          $1,331      $168      $32
============================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Significant temporary differences and carryforwards that give rise to the deferred tax assets and liabilities are as follows:

                                                   December 31
------------------------------------------------------------------
(In Thousands)                                    1997      1996
------------------------------------------------------------------
Deferred tax assets:
Deferred fees, principally due to timing
  differences in the recognition of income        $147      $134
Net operating loss carryforwards                    --        73
Alternative minimum tax credit carryforwards        --        30
Other                                               10        67
------------------------------------------------------------------
      Total gross deferred tax assets              157       304
------------------------------------------------------------------
Deferred tax liabilities:
Unrealized gain securities
  available for sale                               180        39
Discount on securities deferred
  for tax purposes                                 108        97
Loans, principally due to provision for
  possible loan losses                             174       213
Premises and equipment, principally due to
  differences in depreciation methods               38        66
Other                                               43        10
------------------------------------------------------------------
Total gross deferred tax liabilities               543       425
------------------------------------------------------------------
Net deferred tax liabilities                      $386      $121
==================================================================

                  The net decrease during 1996 and 1995 in the valuation allowance for deferred tax assets was $760,000 and $1,466,000, respectively.


G.       LONG TERM DEBT AND LINES OF CREDIT

                  The Bank maintains an arrangement with the Federal Home Loan Bank of Cincinnati to provide for certain borrowing needs of The Bank. The arrangement requires The Bank to hold stock in the Federal Home Loan Bank and requires The Bank to pledge investment securities, to be held by the Federal Home Loan Bank, as collateral. During 1997 and 1996, $5,000,000 and $9,500,000, respectively, were advanced under this arrangement. At December 31, 1997 and 1996 indebtedness under the arrangement totaled $14,500,000 and $9,500,000 respectively. These advances mature in May and September, 2001 and are eligible for prepayment at The Bank's option beginning in May and September, 1998. The interest rates on these advances are tied to the one-month and three-month LIBOR rates and adjust periodically. Interest is payable monthly. The maximum advances outstanding were $14,500,000 and $9,500,000, the average balances outstanding were $12,651,000 and $2,745,000 and the weighted average rates were 5.68% and 5.37% for the years ended 1997 and 1996, respectively. The Bank has pledged investment securities with an amortized cost of approximately $16.1 million at December 31, 1997 as collateral under terms of the loan agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

G.       LONG TERM DEBT AND LINES OF CREDIT - Continued

                  On December 31, 1997 and 1996, the Company had available for its use $19.0 million and $15.0 million, respectively, of unsecured short-term bank lines of credit. Such short-term lines serve as backup for loan and investment needs. There are no compensating balance requirements. These lines facilitate federal funds borrowings and bear a rate equal to the current lending rate for federal funds purchased. No amounts were outstanding under these lines of credit at December 31, 1997 and 1996.

H.       LEASE COMMITMENTS

                  The Company occupies space under noncancelable operating leases. The leases provide annual escalating rents for periods through 2000 with options for renewals. Rent expense is recognized in equal monthly amounts over the lease term. Rent expense was $345,000, $284,000 and $209,000 for 1997, 1996 and
                  1995, respectively.

                  Future lease payments under noncancelable operating leases at December 31, 1997 are payable as follows:

                           ---------------------------------
                           (In Thousands)
                           ---------------------------------
                           1998                       $  421
                           1999                          382
                           2000                          233
                           2001                          215
                           2002                           92
                           ---------------------------------
                                                      $1,343
                           =================================

I.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

                  At December 31, 1997 and 1996 unused lines of credit were approximately $53.0 million and $30.5 million, respectively, with the majority generally having terms at origination of one year. Additionally, the Company had standby letters of credit of $3,039,000 and $1,612,000 at December 31, 1997 and 1996,
                  respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

I.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK - Continued

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

                  The Company has entered into interest rate floor agreements for its asset/liability management program to reduce interest rate risk. These interest rate floors represent obligations by third parties whereby the Company receives payment when the underlying rate index falls below an agreed upon level. The Company paid a fee, which is amortized as an adjustment of yield. The unamortized portion of this fee was $11,000 and $31,000 at December 31, 1997 and 1996, respectively. At December 31, 1997, the Company held an interest rate floor contract with a notional amount of $3.0 million which expires in 1998, and was entered into to protect the Company from falling interest rates.


J.       SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

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

                  At December 31, 1997 funded and unfunded loan commitments as classified by Standard Industry Classification codes include borrowers in the real estate industry approximating $25 million and $2.2 million, respectively, and loans to building contractors approximating $7.9 million and $11.2 million, respectively. At December 31, 1996, funded and unfunded commitments to borrowers in the real estate industry were approximately $21.3 million and $3.9 million, respectively, and to building contractors approximately $7.8 million and $7.5 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

K.       CASH RESTRICTIONS

                  The Company is required to maintain reserves in the form of average vault cash and balances with the Federal Reserve Bank. The average amounts of these balances maintained during the years ended December 31, 1997 and 1996, were $1,937,000 and $1,269,000, respectively. The required balance at December 31, 1997 was $1,722,000.

L.       EMPLOYEE BENEFITS

                  The Company maintains for its employees an Associates Stock Purchase Plan and a Retirement Savings Plan 401(K).

                  The Retirement Savings Plan 401(K) provides for the maximum deferral of employee compensation allowable by the IRS under provisions of Section 401(A) and 401(K). The Plan is available to all associates who meet the plan eligibility requirements. The Company provides various levels of employer matching of contributions up to 4% of the associate's compensation. Employer contributions are invested exclusively in the Company's common stock. Associates fully vest in the employer's contributions after three years of service as defined in the Plan. Total plan expense for 1997, 1996 and 1995 was approximately $77,000, $61,000, $63,000, respectively.

                  In 1997, the Board of Directors adopted the 1997 Nonstatutory Stock Option Plan which reserved 150,000 shares of the Company's common stock for use under the Plan (plus 10% of any additional shares of stock issued after the effective date of the Plan). Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held in the treasury of the Company. Options are granted at an option price of no less than the fair market value of the stock of the date of grant. Each grant of an option shall be evidenced by a stock option agreement specifying the number of shares, the exercise price, and a vesting schedule. During 1997, 23,000 options were granted under the Plan.

                  The Associates Stock Purchase Plan, under which 100,000 shares of the Company's common stock may be issued, allows associates to purchase the Company's common stock through payroll deductions at 84% of the existing market value, not to fall below par value. The difference between the purchase price and the market value on the date of issue is recorded as compensation expense. Compensation expense of $9,000 and $2,000 was recorded in 1997 and 1996, respectively. Incidental expenses regarding the administration of the plan are absorbed by the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  As of December 31, 1997, the Company's Board of Directors had approved the issuance of stock options to purchase 98,000 shares of the Company's common stock. Compensation expense was not recorded in connection with the issuance of these options as the option price was equal to or exceeded the market price of the Company's common stock at the date of grant. The following table presents information on stock options:

                                                                          Weighted
                             Total      Exercisable       Option          Average
    Option Shares           Options       Options       Price Range        Price
----------------------------------------------------------------------------------
Options outstanding
  at January 1, 1995         65,000        43,000       $ 6.00-7.125      $  6.59

Granted                          --            --                 --           --
Options that became
  exercisable                    --         8,000       $ 6.00-7.125      $ 6.813
----------------------------------------------------------------------------------
Options outstanding
  at December 31, 1995       65,000        51,000       $ 6.00-7.125      $  6.59

Granted                      15,000         3,000       $     10.125      $10.125
Options that became
  exercisable                    --         8,000       $ 6.00-7.125      $ 6.813
Options exercised            (5,000)       (5,000)      $      7.125      $ 7.125
----------------------------------------------------------------------------------
Options outstanding at
  December 31, 1996          75,000        57,000       $6.00-10.125      $  7.26
Granted                      23,000         4,600       $     11.625      $11.625
Options that became
  exercisable                    --         9,000       $7.00-10.125      $  8.10
----------------------------------------------------------------------------------
Options outstanding at
  December 31, 1997          98,000        70,600       $6.00-11.625      $  8.28
----------------------------------------------------------------------------------

                  The stock options have five year vesting schedules and become exercisable in full in the event of a merger, sale or change in majority control of the Company. The options expire during the years 2002 through 2007. The weighted average price of the options at December 31, 1997 was $8.28 and the weighted average remaining life was approximately 7.1 years.

                  Prior to January 1, 1996, the Company accounted for its stock option plan and ASPP in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to stock options would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996 the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB No. 25 and provide proforma net income and proforma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method detailed in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25. As such, proforma disclosures of net income and earnings per share are as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-----------------------------------------------------------
                                  1997              1996
-----------------------------------------------------------
Net income - as reported      $2,058,000         $2,547,000
Net income - proforma         $2,037,000         $2,543,000
Earnings per share:
  Basic
    As reported               $      .93         $     1.16
    Proforma                  $      .92         $     1.16
  Diluted
    As reported               $      .89         $     1.15
  Proforma                    $      .88         $     1.14
===========================================================

                  The weighted average fair values of options granted during 1997 and 1996 were $3.95 and $2.97 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

-----------------------------------------------------------
                                        1997          1996
-----------------------------------------------------------
Expected dividend yield                 1.42%         1.42%
Expected stock price volatility           20%           19%
Risk-free interest rate                 6.64%         6.61%
Expected life of options(years)            5             5
===========================================================

M.       RESTRICTIONS ON RETAINED EARNINGS, REGULATORY MATTERS AND LITIGATION

                  In order to declare dividends The Bank must transfer a minimum of ten percent of current net income from retained earnings to additional paid-in capital until additional paid-in capital equals common stock. At December 31, 1997, approximately $3.7 million of The Bank's retained earnings were available for dividend declaration and payment to its shareholder CFGI (parent company), without regulatory approval.

                  The Bank transferred $147,000 from retained earnings to surplus during 1997. Additionally, during 1996, The Bank transferred a net of $1,851,000 from additional paid-in capital to retained earnings. The Bank transferred $187,000 from retained earnings to additional paid-in capital subsequent to its acquisition by CFGI.

                  Also, there are from time to time other legal proceedings pending against the Company. In the opinion of management, liabilities, if any, arising from such proceedings presently pending would not have a material adverse effect on the consolidated financial statements of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

M.       RESTRICTIONS ON RETAINED EARNINGS, REGULATORY
           MATTERS AND LITIGATION - Continued

                  CFGI and The Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and The Bank must meet specific capital guidelines that involve quantitative measures of the Company's and The Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Company and The Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Company and The Bank meet all capital adequacy requirements to which it is subject as of December 31, 1997.

                  As of December 31, 1997, the most recent notification from the Federal Reserve Bank categorized The Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, The Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed The Bank's category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

M.       RESTRICTIONS ON RETAINED EARNINGS, REGULATORY MATTERS
         AND LITIGATION - CONTINUED

                  The Company's and The Bank's actual capital amounts and ratios are also presented in the table.


CAPITAL RATIOS

                                                      CFGI                        The Bank
                                                   December 31                   December 31
---------------------------------------------------------------------------------------------------
(Dollars In Thousands)                         1997           1996           1997           1996
---------------------------------------------------------------------------------------------------
CAPITAL COMPONENTS
  TIER 1 CAPITAL:
    Shareholders' equity                     $ 24,052       $ 22,085       $ 23,865       $ 22,005
    Unrealized (gain) on securities AFS          (294)           (64)          (294)           (64)
---------------------------------------------------------------------------------------------------
        Total Tier 1 capital                   23,758         22,021         23,571         21,941

  TIER 2 CAPITAL:
    Allowable allowance for
     possible loan losses                       1,714          1,443          1,713          1,453
---------------------------------------------------------------------------------------------------
        Total capital                        $ 25,472       $ 23,464       $ 25,284       $ 23,394
---------------------------------------------------------------------------------------------------
Risk-adjusted assets                         $135,674       $113,971       $135,639       $114,854
Quarterly average assets                     $200,594       $167,111       $200,560       $167,052

                                             FDICIA
                                             Minimum            December 31           December 31
                                             Ratios          1997       1996        1997      1996
                                             ------          ----       ----        ----      ----
CAPITAL RATIOS
  Total risk-based capital ratio             6 - 10%         18.8%      20.6%       18.6%     20.4%
  Tier 1 risk-based capital ratio            3 -  6%         17.5%      19.3%       17.4%     19.1%
  Tier 1 leverage ratio                      2 -  5%         11.8%      13.2%       11.8%     13.1%

N.       FAIR VALUE OF FINANCIAL INSTRUMENTS

                  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for both on and off-balance sheet assets and liabilities for which it is practicable to estimate fair value. The techniques used for this valuation are significantly affected by the assumptions used, including the amount and timing of future cash flows and the discount rate. Such estimates involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets. Accordingly, the aggregate fair value amounts presented are not meant to represent the underlying value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

N.       FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

                  The following table presents the carrying amounts and the estimated fair value of the Company's financial instruments at December 31:

                                               Estimated                   Estimated
                                  Carrying       Fair        Carrying         Fair
                                   Amount        Value         Value         Value
-------------------------------------------------------------------------------------
(In Thousands)                            1997                       1996
-------------------------------------------------------------------------------------
Financial assets:
   Cash, due from banks,
     and federal funds sold      $ 16,591      $ 16,591      $ 12,953      $ 12,953
   Investment securities           66,059        66,059        46,437        46,437
   Loans, net of unearned
     income                       122,749       122,646       107,888       107,974

Financial liabilities:
   Deposits                       164,099       164,564       133,270       133,633
   Federal Home Loan
     Bank borrowings               14,500        14,503         9,500         9,500
-------------------------------------------------------------------------------------


                           Contractual            Contractual
                               or      Estimated      or       Estimated
                            Notional      Fair      Notional     Fair
                            Amounts      Value       Value       Value
-------------------------------------------------------------------------
(In Thousands)                      1997                   1996
-------------------------------------------------------------------------
Off-balance items:
   Interest rate floors      $ 3,000    $  *        $ 8,000    $  *
   Commitments to
     extend credit            53,023       *         30,521       *
   Standby letters
     of credit                 3,039       *          1,612       *
-------------------------------------------------------------------------

                  * The estimated fair value of these items was not significant at December 31, 1997 or 1996.
                  ==============================================================

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


N.       FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

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

O.       PARENT COMPANY FINANCIAL INFORMATION

                  Condensed financial information for Community Financial Group, Inc., (Parent Company only) as of December 31, 1997 and 1996, for the year ended December 31, 1997 and the period from May 1, 1996 to December 31, 1996 was as follows:

         Condensed Balance Sheet

                                                    December 31
--------------------------------------------------------------------
(In thousands)                                  1997         1996
--------------------------------------------------------------------
Assets
  Cash                                        $   155      $    37
  Investment in bank subsidiary, at cost
    adjusted for equity in earnings            23,865       22,005
  Other assets                                     33           61
--------------------------------------------------------------------
         Total Assets                         $24,053      $22,103
====================================================================
Liabilities and Shareholders' Equity
  Other liabilities                           $     1      $    18
--------------------------------------------------------------------
         Total Liabilities                          1           18
         Total Shareholders' Equity            24,052       22,085
--------------------------------------------------------------------
         Total Liabilities and
           Shareholders' Equity               $24,053      $22,103
====================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Condensed Income Statement

                                                                 Eight Month
                                                  Year Ended     Period Ended
                                                  December 31    December 31
-----------------------------------------------------------------------------
(In Thousands)                                       1997           1996
-----------------------------------------------------------------------------
Income
  Dividends from bank subsidiary                    $  530         $  231
-----------------------------------------------------------------------------
         Total income                                  530            231
-----------------------------------------------------------------------------
Expenses
  Interest expense on short-term borrowings             --              1
  Other expenses                                       165             50
-----------------------------------------------------------------------------
         Total expenses                                165             51
-----------------------------------------------------------------------------
Income before income taxes                             365            180
Reduction to consolidated income taxes arising
  from parent company taxable loss                      63             19
Equity in undistributed earnings of
  subsidiary bank                                    1,630          2,348
-----------------------------------------------------------------------------
Net income                                          $2,058         $2,547
=============================================================================



Statement of Cash Flows

                                                                             Eight Month
                                                              Year Ended     Period Ended
                                                              December 31,   December 31
------------------------------------------------------------------------------------------
(In Thousands)                                                   1997           1996
------------------------------------------------------------------------------------------
Operating activities
  Net income                                                   $ 2,058       $ 2,547
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Undistributed earnings of subsidiaries                    (1,630)       (2,348)
         (Increase) decrease in other assets                        28           (43)
         Increase (decrease) in other liabilities                  (17)           18
------------------------------------------------------------------------------------------
                Net cash provided by operating activities          439           174
------------------------------------------------------------------------------------------
Cash provided by investing activities                               --            --
------------------------------------------------------------------------------------------
Financing activities
  Repayment of short-term borrowing                                 --           (20)
  Proceeds from issuance of common stock                           120            56
  Cash dividends paid                                             (441)         (176)
------------------------------------------------------------------------------------------
           Net cash provided by (used in)
             financing activities                                 (321)         (140)
------------------------------------------------------------------------------------------
Increase in cash and due from banks                                118            34
Cash and due from banks, beginning of period                        37             3
------------------------------------------------------------------------------------------
Cash and due from banks, end of year                           $   155       $    37
==========================================================================================

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

The Company's consolidated financial statements have been audited by independent certified public accountants. Their Independent Auditors' Report, which follows, is based on an audit made in accordance with generally accepted auditing standards and expresses an opinion as to the fair presentation of the Company's consolidated financial statements. In performing their audit, the Company's independent certified public accountants consider the Company's internal control to the extent they deem necessary in order to issue their opinion on the consolidated financial statements.

The Board of Directors pursues its oversight role for the consolidated financial statements through the Audit Committee, which consists solely of outside directors. The Audit Committee meets periodically with both management and the independent auditors to assure that each is carrying out its responsibilities.




/s/Mack S. Linebaugh, Jr.
-------------------------
Mack S. Linebaugh, Jr.
Chairman of the Board
President and CEO

Independent Auditors' Report



The Board of Directors and Shareholders
Community Financial Group, Inc.:


We have audited the accompanying consolidated balance sheets of Community Financial Group, Inc. and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Financial Group, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.





/s/KPMG Peat Marwick LLP
------------------------
Nashville, Tennessee
January 21, 1998

                 COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY
                                   (UNAUDITED)
                      CONSOLIDATED QUARTERLY FINANCIAL DATA



                                                           1997
                                                    Three Months Ended
---------------------------------------------------------------------------------------
(In Thousands,
  except per share data)        December 31    September 30      June 30       March 31
---------------------------------------------------------------------------------------
Interest income                    $4,006         $3,984         $3,821         $3,449
Interest expense                    2,107          2,084          1,984          1,781
---------------------------------------------------------------------------------------
Net interest income                 1,899          1,900          1,837          1,668

Provision for possible
  loan losses                          25             25             25             25
Non-interest income                   388            435            312            286
Non-interest expense                1,186          1,309          1,309          1,432
---------------------------------------------------------------------------------------
Income before income taxes          1,076          1,001            815            497
Provision for income taxes            439            420            277            195
---------------------------------------------------------------------------------------
Net income                         $  637         $  581         $  538         $  302
=======================================================================================
Income per share:
Net income
    Basic                          $  .29         $  .26         $  .24         $  .14
    Diluted                           .25            .26            .24            .14
=======================================================================================
Weighted Average Common
  Shares Outstanding
    Basic                           2,207          2,205          2,204          2,203
    Diluted                         2,597          2,234          2,233          2,231
=======================================================================================

                 COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY
                                   (UNAUDITED)
                      CONSOLIDATED QUARTERLY FINANCIAL DATA



                                                          1996
                                                    Three Months Ended
---------------------------------------------------------------------------------------
(In Thousands,
  except per share data)        December 31    September 30     June 30        March 31
---------------------------------------------------------------------------------------
Interest income                    $3,431         $3,186         $3,174         $3,108
Interest expense                    1,691          1,598          1,558          1,599
---------------------------------------------------------------------------------------
Net interest income                 1,740          1,588          1,616          1,509

Provision for possible
  loan losses                          --             --             --             --
Non-interest income                   215            217            229            266
Non-interest expense                1,282          1,173          1,180          1,030
---------------------------------------------------------------------------------------
Income before income taxes            673            632            665            745
Provision for income taxes             76             62             15             15
---------------------------------------------------------------------------------------
Net income                         $  597         $  570         $  650         $  730
=======================================================================================
Income per share:
Net income
    Basic                          $  .27         $  .26         $  .30         $  .33
    Diluted                           .27            .26            .29            .33
=======================================================================================
Weighted Average Common
  Shares Outstanding
    Basic                           2,202          2,201          2,198          2,194
    Diluted                         2,229          2,223          2,221          2,218
=======================================================================================

                            COMMON STOCK INFORMATION



The common stock of Community Financial Group, Inc., is traded over-the-counter on the National Association of Securities Dealers, Inc. (NASDAQ) under the symbol CFGI. The trading symbol for the detachable warrants is CFGIW. The quotes appear weekly in the Wall Street Journal under the heading, "NASDAQ Weekly Bid & Asked Quotations" and daily in The New York Times under the heading "NASDAQ Supplemental List". As of December 31, 1997, there were 487 shareholders of record of CFGI common stock.

The following table sets forth the Company's high and low prices during each quarter for the past two years.

                       Market Price
--------------------------------------
1997                 High        Low
--------------------------------------
First quarter       $12.75      $10.75
Second quarter       12.25       11.00
Third quarter        12.13       11.25
Fourth quarter       15.13       11.75


                       Market Price
--------------------------------------
1996                 High         Low
--------------------------------------
First quarter       $11.00      $10.00
Second quarter       11.00        9.75
Third quarter        10.75        9.75
Fourth quarter       11.75       10.50

Quarterly stock price quotations were provided by the National Association of Securities Dealers, Inc., and reflect prices without retail markup, markdown or commissions and may not reflect actual transactions.