Form 10KSB40, Exhibit 13
period 1998-12-31
COMMUNITY FINANCIAL GROUP INC
filed 1999-03-30
CIK 852677

                                                                      EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION


OVERVIEW

Community Financial Group, Inc. (CFGI) is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended, and owns 100% of the outstanding capital stock of The Bank of Nashville (The Bank). CFGI and its subsidiary, The Bank, are collectively referred to as the Company. The Bank is a state chartered bank incorporated in 1989 under the laws of the State of Tennessee. On April 30, 1996, CFGI executed a plan of exchange with The Bank, whereby CFGI became the parent bank holding company of The Bank. Under the agreement, each share of the common stock of The Bank was exchanged for one share of CFGI, and each outstanding warrant and each outstanding option to purchase common shares of The Bank automatically became warrants and options to purchase shares of CFGI. The Company experienced a significant change in its capital structure in 1998 as 2.0 million warrants, each representing the right to acquire a common share at a price of $12.50, were exercised. In 1998, proceeds generated from the exercise of the warrants totaled $25.0 million and the Company ended the year with 4.2 million common shares outstanding. All warrants expired on December 31, 1998. In January, 1998, the Company's Board of Directors adopted a Shareholder Rights Plan which authorizes the distribution of a dividend of one common share purchase right for each outstanding share of CFGI's common stock. The rights will be exercisable only if a person or group acquires 15% or more of CFGI's common stock or announces a tender offer, the consummation of which will result in ownership by a person or group of 15% or more of the common stock. The rights are designed to ensure that all of CFGI's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze outs, open market accumulations, and other abusive tactics to gain control of the Company without paying all shareholders an appropriate control premium. The holding company's structure, as well as the influx of additional capital that occurred in 1998, provide flexibility for expansion of the Company's banking business through acquisition of other financial institutions and/or for the addition of banking related services which traditional commercial banks are prohibited from providing under current law.

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

The Company's primary base of operations is located in the L&C Tower at 401 Church Street, Nashville, Tennessee, 37219. The Bank has two full service traditional branches, one located at the Glendale Center in Green Hills, which opened in January, 1997 and the other located in Maryland Farms in Brentwood, which opened in September, 1998. Additional branch services are provided through full service mobile branching, "Bank-on-Call", which was established in September, 1996 and which has expanded in each subsequent year. Bank-on-Call provides the convenience of "at your door" banking service to customers. Additionally, the Company has expanded its delivery systems through full service ATMs, cash dispensers, cash management services, and now its soon to be introduced, "Bank-on-Line" Internet banking service.

Additional expansion plans include a branch in Hendersonville, Tennessee currently under construction with a planned opening in the late spring of 1999. During 1998, the Company discontinued most services offered through the Trust Division while expanding the Investment Services Division provided with LM Financial Partners, Inc. The addition of two investment advisors and their support staff at the Green Hills Office to offer LM Financial Partners, Inc. investment services during the second quarter of 1998 has resulted in a net contribution to the Company's earnings. The Company offers a full array of commercial and consumer banking services, as well as investment services.

The primary service area of the Company is centered around Nashville, Tennessee and encompasses an eight county area. The Company competes with existing area commercial banks and other area financial institutions, including savings and loan associations, insurance companies, consumer finance companies, brokerage firms, credit unions and other business entities which have been active in pursuing traditional banking markets. Due to the rapid economic growth in the Company's market area, additional competition is expected to continue from new entrants to the market. Although the Company has fewer physical locations than many of its competitors, it has continued its commitment to providing customers with maximum convenience by allowing them to access their accounts through competitors' ATMs throughout the State of Tennessee at no charge. This is accomplished through a program whereby the Company rebates any surcharges imposed on its customers by ATM providers within the State of Tennessee when accessed by a Bank of Nashville ATM or MasterMoney card.

The Company's assets were $238.2 million at December 31, 1998, compared to $204.9 million at December 31, 1997, representing an increase of 16.3%. Shareholders' equity increased $27.1 million, an increase of 112.8% from the $24.1 million at December 31, 1997. This increase included $25.0 million in equity capital resulting from the exercise of warrants during 1998. During 1998, shareholders were paid $.24 per share through four quarterly dividends of $.06 each compared to dividends totaling $.20 per share in 1997. The Company reported earnings of $2.6 million, or basic earnings per share of $1.08 in 1998 compared to $2.1 million, or $.93 basic earnings per share in 1997. Diluted earnings per share were $.78 in 1998 compared to $.89 in 1997. The decrease in diluted earnings per share resulted from the warrants outstanding during 1998, all of which were either exercised or expired at December 31, 1998. The increased number of shares outstanding resulting from the exercise of warrants will reduce basic earnings per share on a comparative basis until the Company has the opportunity to more effectively employ the additional capital to enhance profitability. Return on average shareholders' equity (exclusive of other comprehensive income) was 9.56% in 1998 compared to 9.05% in 1997, while the return on average assets for 1998 and 1997 were 1.23% and 1.08%, respectively. During 1998, the Company continued its focus on asset quality while expanding its service locations and product lines in accordance with its long-term strategic plan. The maintenance of an adequate level for the allowance for loan losses was reflected by a provision for loan losses of $128,000 being reported in 1998, a period in which net recoveries were $390,000. This provision expense was deemed to be prudent given the Company's loan growth despite a decline of $767,000 in the level of nonperforming assets at year end 1998 when compared to the same period in 1997. The Company recorded $100,000 in 1997 for provision for loan loss, a period in which net recoveries were $150,000. During 1998, net nonperforming assets decreased $767,000, or 62.5%, to $460,000 from $1.2 million at year end 1997, while total loans increased $29.9 million, or 24.4%, from $122.7 million at December 31, 1997 to $152.7 million at year end 1998. A more detailed analysis of nonperforming assets and the provision for loan losses is presented under the caption, "Provision for Loan Losses" and "Nonperforming Assets and Risk Elements". During 1998, deposits declined $1.5 million, or .9%, to $162.6 million at December 31, 1998 from $164.1 million at year end 1997; however, average deposits increased $14.7 million, or 9.6%, in 1998 compared to 1997. The decline in total deposits at year-end, 1998, was reflected in higher rate time certificates and money market accounts while non-interest bearing demand deposits and NOW accounts reflected significant growth compared to year-end 1997. The net loan to deposit ratio at December 31, 1998, was 93.9% while the net loans to asset ratio was 64.1%. Additional capital generated from the exercise of warrants allowed the Company to be less aggressive in rates offered for time certificates of deposit to non-relationship customers during late 1998.

NET INTEREST INCOME

Fluctuations in interest rates, as well as changes in the volume or mix of earning assets and interest bearing liabilities, can materially impact net interest income.

Net interest income increased 17.1% to $8.6 million in 1998 from $7.3 million in 1997. Total interest income increased $1.3 million, or 8.7%, in 1998 compared to 1997, while total interest expense increased $.1 million, or 1.0%, compared to 1997. The increase in total interest income is attributable primarily to an 8.5% increase in average earning assets and a shift in the mix of these assets as the growth was comprised primarily of an $18.8 million increase in average loans. This increase in loans was partially offset by a decline of $2.5 million in the volume of average investments and $.6 million in other earning asset categories. Additionally, the rate earned on average earning assets in 1998 increased two basis points when compared to 1997, reflecting a shift in the mix of these assets as loans, the Company's highest yielding asset, reflected an increase while other categories declined. Average interest bearing liabilities increased $11.9 million, or 7.9%, in 1998 compared to 1997. This increase in average interest bearing liabilities was comprised of a $10.8 million increase in average money market accounts, $4.3 million in average NOW accounts and $.9 million in CDs $100,000 or greater while CDs less than $100,000 declined $3.6 million and Federal Home Loan Bank and other borrowings declined $.4 million. The average rate paid on interest bearing liabilities decreased 34 basis points in 1998 compared to 1997. The decline in rates paid was reflected in all categories of interest bearing liabilities. The following two schedules present an analysis of net interest income and the detail of income due to the fluctuations in volumes and rates.

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS


                                                             1998                                      1997
                                           -------------------------------------      ---------------------------------------
                                                           Interest      Average                      Interest        Average
                                           Average         Income/       Yields/      Average         Income/         Yields/
                                           Balance         Expense*       Rates*      Balance         Expense*         Rates*
(Dollars In Thousands)
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans (net of unearned income):
     Commercial                           $ 43,137        $ 3,983         9.23%       $ 36,889        $ 3,438          9.32%
     Real Estate - mortgage                 72,627          6,649         9.15          65,102          6,002          9.22
     Real Estate - construction             12,288          1,132         9.21           9,102            849          9.33
     Consumer                                5,608            627        11.18           3,742            435         11.62
---------------------------------------------------------------------------------------------------------------------------
         Total loans (net of
           unearned income)                133,660         12,391         9.27         114,835         10,724          9.34
---------------------------------------------------------------------------------------------------------------------------
Securities                                  59,117          3,833         6.48          61,587          4,128          6.70
Due from banks                                 163             10         5.84             333             19          5.75
Federal funds sold                           7,305            374         5.13           7,772            398          5.12
---------------------------------------------------------------------------------------------------------------------------
         Total earning assets             $200,245        $16,608         8.29%       $184,527        $15,269          8.27%

Allowance for loan losses                   (3,389)                                     (3,006)
Cash and due from banks                      9,449                                       6,633
Premises and equipment, net                  1,670                                       1,040
Accrued interest and other assets            1,526                                       1,572
---------------------------------------------------------------------------------------------------------------------------

         Total assets                     $209,501                                    $190,766
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
NOW accounts                              $ 11,190        $   367         3.28%       $  6,856        $   253          3.69%
Money market accounts                       77,982          3,463         4.44          67,216          3,205          4.77
Time certificates less
  than $100,000                             31,551          1,809         5.73          35,186          2,061          5.86
Time certificates
  $100,000 and greater                      30,162          1,692         5.61          29,294          1,693          5.78
Federal Home Loan Bank and
  other borrowings                          12,718            704         5.54          13,124            744          5.67
---------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing
          liabilities                     $163,603        $ 8,035         4.91%       $151,676        $ 7,956          5.25%

Non-interest bearing demand
  deposits                                  16,409                                      14,088
Accounts payable and accrued
  liabilities                                2,176                                       2,156
---------------------------------------------------------------------------------------------------------------------------
         Total liabilities                 182,188                                     167,920
---------------------------------------------------------------------------------------------------------------------------

Shareholders' equity                        27,313                                      22,846
---------------------------------------------------------------------------------------------------------------------------
         Total liabilities and
          shareholders' equity            $209,501                                    $190,766
===========================================================================================================================

Interest income/earning assets*                                           8.29%                                        8.27%
Interest expense/earning assets                                           4.01                                         4.31
---------------------------------------------------------------------------------------------------------------------------
Net interest margin*                                                      4.28%                                        3.96%
===========================================================================================================================

* Fully taxable equivalent basis.

Nonaccrual loans are included in average loans and average earning assets. Consequently, yields on these items are lower than they would have been if all loans had earned at their contractual rate of interest. Had nonaccrual loans earned income at the contractual rate, interest income of $29,000 and $32,000 would have been recognized during 1998 and 1997, respectively.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                 1998 Compared to 1997                1997 Compared to 1996
                                          Increase   (Decrease)      Due to      Increase   (Decrease)    Due to
(In Thousands)(1)                           Rate       Volume          Net         Rate       Volume        Net
----------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
     Loans                                 $ (78)      $ 1,745       $ 1,667       $ 41       $1,114      $1,155
     Securities                             (131)         (164)         (295)         5        1,107       1,112
     Due from banks                           --            (9)           (9)        --           19          19
     Federal funds sold                        1           (25)          (24)        16           68          84
----------------------------------------------------------------------------------------------------------------

         Total Interest Income              (208)        1,547         1,339         62        2,308       2,370
----------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
     NOW accounts                            (31)          145           114         77           36         113
     Money market accounts                  (231)          489           258         12          380         392
     Time certificates under $100,000        (45)         (207)         (252)       (23)         302         279
     Time certificates $100,000
       and over                              (50)           49            (1)        22          108         130
     Federal Home Loan Bank
       and other borrowings                  (22)          (18)          (40)         9          587         596
----------------------------------------------------------------------------------------------------------------

         Total Interest Expense             (379)          458            79         97        1,413       1,510
----------------------------------------------------------------------------------------------------------------

         NET INTEREST INCOME               $ 171       $ 1,089       $ 1,260       $(35)      $  895      $  860
================================================================================================================

(1) Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. These rates are calculated on a fully taxable equivalent basis. Volume change is calculated as change in volume multiplied by the old rate while rate change is change in rate multiplied by the old volume. The rate/volume change is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total. Nonaccrual and 90 days or more past due loans are included in average loans for which changes due to rates and volume are computed.

Trends in net interest income are commonly evaluated in terms of average rates, using the net interest margin and the net interest spread. The interest margin, or the net yield on earning assets, is computed by dividing net interest income by average earning assets. This ratio represents the difference between the average yield on average earning assets and the average rate paid for all funds used to support those earning assets, including both interest bearing and non-interest bearing sources of funds. The Company's net interest margin increased by 32 basis points to 4.28% in 1998, primarily as a result of a shift in the mix of earning assets from investments to higher yielding loans combined with an overall decrease in deposit rates paid during 1998. A higher average loan to deposit ratio also contributed to the improvement in the net interest margin in 1998 compared to 1997.

Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly, while the timing for repricing of both the asset and liability remain the same; both impact net interest income. It should be noted, therefore, that a matched interest sensitivity position, by itself, will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturity. Using this analysis, management from time to time assumes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates. The Company's "negative gap" position in the short term (one year or less) currently positions it to benefit from a declining interest rate environment. "Negative gap" is used to describe the interest sensitivity position when a company's rate sensitive liabilities are repricing faster than its rate sensitive assets. See "Liquidity and Asset/Liability" section.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of non-interest bearing funds and gives a direct perspective on the effect of the market interest rate movement. During 1998, the interest rate spread increased compared with 1997. The following table presents an analysis of the Company's interest rate spread and net yield on earning assets.

                                                         Years Ended December 31
                                                           1998          1997
--------------------------------------------------------------------------------
         Rate earned on interest earnings assets           8.29%         8.27%
         Rate paid on interest bearing liabilities         4.91%         5.25%
         Interest rate spread                              3.38%         3.02%
         Net yield on earnings assets                      4.28%         3.96%

The shift in mix of earning assets together with the increased level of earning assets and the decline in the average rate paid on interest bearing liabilities resulted in a higher level of net interest income. The positive impact of the increased level of earning assets particularly in the area of loans was somewhat offset by growth in interest bearing liabilities.

PROVISION FOR LOAN LOSSES

The Company maintains an allowance for loan losses at a level, which, in management's evaluation, is adequate to cover estimated losses on loans based on available information at the end of each reporting period. Considerations in establishing the allowance include historical net charge-offs, changes in the credit risk, mix and volume of the loan portfolio, and other relevant factors, such as the risk of loss on particular loans, the level of nonperforming assets, and current and forecasted economic conditions. A more detailed discussion of nonperforming assets is presented under the caption "Nonperforming Assets and Risk Elements".

In 1998, the Company recorded $128,000 in expense for provision for loan losses, compared with $100,000 in 1997. This provision for loan losses was deemed appropriate due to the growth in the loan portfolio despite net recoveries for 1998 and a decline in nonperforming assets. Net recoveries were $390,000 in 1998 compared to $150,000 in 1997. The allowance for loan losses was 2.4% of loans at December 31, 1998, compared to 2.5% of loans at the same date in 1997. This decline in percentage resulted from a 24.4% increase in the loan portfolio. Net recoveries of $390,000 in 1998 resulted from charge-offs of $84,000 and recoveries of $474,000 reflecting continued collection efforts on loans charged off in prior periods. In 1997, net recoveries of $150,000 were the result of charge-offs of $169,000 and recoveries of $319,000.

Management will continue to evaluate the level of the allowance for loan losses and will determine what additional adjustments, if any, are necessary. Continued growth in the loan portfolio will be a factor in this evaluation, as well as the quality of the loan portfolio and other external and internal factors. The level of the allowance and the amount of the provision are determined on a quarter by quarter basis and, given the inherent uncertainties involved in the estimation process, no assurance can be given as to the amount of the provision and the level of the allowance at any future date. Management anticipates there will be continued provision expense in 1999; however, the specific amount will be determined on a quarter by quarter basis as all factors are evaluated. Changes in circumstances affecting the various factors considered by the Company in establishing the level of the allowance could significantly affect the amount of the provision that is deemed to be warranted.

As a financial institution that assumes lending and credit risks as a principal element of its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the Company consistently applies a comprehensive methodology and procedural discipline which is updated on a quarterly basis at the subsidiary bank level to determine both the adequacy of the allowance for loan losses and the necessity for charging provisions against earnings. The allowance for loan losses is based on assessments of the probable estimated losses inherent in the loan portfolio. The allowance for loan losses is comprised of an allocated and unallocated portion. Both portions of the allowance are available to support inherent losses in the portfolio. The allocated allowance is determined for each classification of both performing and nonperforming loans within the portfolio. This methodology includes:

- The application of allowance allocations for commercial loans, consumer loans, and real estate loans are calculated by using weighted-average loss rates over a defined time horizon based upon analysis of the Company's historical averages of actual net loan charge-offs incurred within the loan portfolios by loan quality grade. The Company has established minimum loss factors for certain loan grade categories.

- A detailed review of all criticized, nonperforming, and impaired loans to determine if any specific allowance allocations are required on an individual loan where management has identified significant conditions or circumstances exist that indicate the probability that a loss may be incurred in excess of the amount determined by the application of the historical loss methodology.

The unallocated allowance is established for loss exposure that may exist in the remainder of the loan portfolio but has yet to be identified and to compensate for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings of loans. The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss related to these conditions involves a higher degree of uncertainty because they are not associated with specific problem credits or portfolio segments. The unallocated allowance represents prudent recognition of the fact that allowance estimates, by definition, lack precision. The conditions evaluated in connection with the unallocated allowance include the following conditions as of the balance sheet date:

-     Changes in lending policies and procedures
-     National and local economic conditions
-     Trends in loan volumes and terms of loans in the portfolio
-     Changes in experience of personnel
-     Recent levels of, and trends in, delinquencies and non-accruals
-     Loan review evaluation of the credit process
-     Credit concentrations
-     Competition, legal, and regulatory requirements
-     Peer comparisons

Management reviews these conditions quarterly in discussion with its loan officers. If any of these conditions is evidenced by a specifically identifiable problem loan or portfolio segment as of the evaluation date, management's estimate of the effect of this condition may be reflected in the allocated allowance applicable to the loan or portfolio segment. Where a specifically identifiable problem loan or portfolio segment as of the evaluation date does not evidence any of these conditions, management's evaluation of the probable loss concerning this condition is reflected in the unallocated allowance. Management believes that in most instances, the impact of these events on the collectibility of the applicable loans has not yet been reflected in the level of nonperforming loans or in the internal risk grading process regarding these loans. Accordingly, our evaluation of the probable losses related to these factors is reflected in the unallocated allowance.

The Company does not weight the unallocated allowance among segments of the portfolio. The following specific factors are reflected in management's estimate of the unallocated allowance:

-     Concentration of real estate dependent loans
- Declining performance in certain industries such as healthcare and construction

While the Company's rate of charge-offs is low and net recoveries have been realized, management is aware that the Company has been operating in an extremely beneficial economic environment. Management of the Company, along with a number of economists, perceives increasing instability in the national and mid-south economies and a worldwide economic slowdown that could contribute to job losses and otherwise adversely affect a broad variety of business sectors in our markets. Also, by virtue of its increased capital levels, the Company is able to make larger loans, thereby increasing the possibility of a loan having a larger adverse impact than before. Accordingly, management believes that the maintenance of an unallocated allowance in the current amount is prudent and consistent with regulatory requirements.

After completion of this process, a Board of Directors meeting is held to evaluate the adequacy of the allowance and establish the provision level for the current quarter. The Company believes that the procedural discipline, systematic methodology, and comprehensive documentation of this quarterly process is in full compliance with all regulatory requirements and provides appropriate support for accounting and reporting purposes. The Company believes that the allocation of its allowance for loan losses is reasonable.

The following table represents a recap of activity in the allowance for loan losses during the past two years.

SUMMARY OF LOAN LOSS EXPERIENCE


(In Thousands)                                                 1998             1997
--------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, JANUARY 1                         $  3,128         $  2,878

LOANS CHARGED OFF:
   Commercial                                                     (41)            (169)
   Real estate                                                    (38)              --
   Consumer                                                        (5)              --
--------------------------------------------------------------------------------------

      Total charge-offs                                           (84)            (169)
--------------------------------------------------------------------------------------

RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
   Commercial                                                     222              317
   Real estate                                                      2               --
   Consumer                                                       250                2
--------------------------------------------------------------------------------------

      Total recoveries                                            474              319
--------------------------------------------------------------------------------------

NET RECOVERIES                                                    390              150
--------------------------------------------------------------------------------------

PROVISION CHARGED TO OPERATIONS                                   128              100
--------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES, DECEMBER 31                       $  3,646         $  3,128
======================================================================================

Loans, net of unearned income
   Year-end                                                  $152,675         $122,749
   Average during year                                       $133,660         $114,835

Allowance for loan losses to year-end
   loans, net of unearned income                                  2.4%             2.5%

Provision for loan losses to average
   loans, net of unearned income                                   .1%              .1%

Net recoveries to average loans, net of unearned income            .3%              .1%


The following table presents the allocation of the allowance for loan losses for the past two years.

ALLOCATION OF THE ALLOWANCE LOAN FOR LOSSES


(In Thousands)                                     1998         1997
--------------------------------------------------------------------------------
BALANCE APPLICABLE TO:
   Commercial                                    $    918       $  916
   Real estate - mortgage loans                     1,006          967
   Real estate - construction loans                   133          128
   Consumer                                            47           79
   Unallocated                                      1,542        1,038
--------------------------------------------------------------------------------

                                                 $  3,646       $3,128
================================================================================

PERCENT OF TOTAL ALLOCATION
   Commercial                                        25.2%        29.3%
   Real estate - mortgage loans                      27.6         30.9
   Real estate - construction loans                   3.6          4.1
   Consumer                                           1.3          2.5
   Unallocated                                       42.3         33.2
--------------------------------------------------------------------------------

                                                    100.0%       100.0%
================================================================================

NON-INTEREST INCOME

Total non-interest income was $1.8 million in 1998, reflecting an increase of 27.0% from $1.4 million reported in 1997. Non-interest income, less non-recurring income (gains/losses on sale of securities and other real estate), increased $311,000, or 22.0%, from 1997. Investment center income increased $555,000 as the Company expanded its arrangement with LM Financial Partners, Inc. to offer certain investment services through the addition of two investment advisors at the Green Hills Office in May, 1998. Service fee income increased $128,000 due primarily to an increased number of transaction accounts. Additionally, other income increased $49,000 in 1998 compared to 1997. These increases were partially offset by decreases of $313,000 in trust income and $108,000 in income from previously foreclosed assets. Both the increase in investment center income and the decline in trust income resulted from a decision made in late 1997 to restructure how investment services were offered by discontinuing most traditional trust services and redirecting the Company's efforts into an expanded investment services department provided in conjunction with LM Financial Partners, Inc. This decision impacted both non-interest income and non-interest expense.

The Company reported a net gain on sale of securities available for sale of $52,000 in 1998 compared with $2,000 in 1997. These transactions resulted from balance sheet management strategies to adjust the estimated average maturity of the Company's securities portfolio. Gains on sale of other real estate owned were $29,000 in 1998 and $6,000 in 1997.

NON-INTEREST EXPENSE

A new branch location established in the Maryland Farms area of Brentwood, Tennessee, expansion of investment services provided in conjunction with LM Financial Partners, Inc., expansion of "Bank on Call" mobile branching, upgrades of the Company's computer systems and expenses related to the Company's Year 2000 project contributed to increases in non-interest expenses in 1998. Total non-interest expense increased 15.9% from $5.2 million in 1997 to $6.1 million in 1998. Non-interest expense represented 2.9% of average total assets in 1998 compared to 2.7% in 1997. The non-interest expense to assets ratio is an industry measure of the bank's ability to control its overhead. Control of non-interest expense is essential to profit maximization; therefore, all non-interest expense categories have been and will continue to be closely managed through strategic and financial planning, as well as being monitored by management through regular measurements. However, management will continue to implement its strategic plan expanding geographic locations and product lines, as appropriate, to provide greater future opportunities. Effective management of expenses while expanding and experiencing solid growth in traditional service offerings is a focus of the Company's management. During 1998, salaries and employee benefits increased $684,000, or 25.6%, primarily due to additional personnel employed to deliver investment services, staffing of the Brentwood location, expansion of the Company's mobile branch service and addition of personnel in the technology and operations area, some of whom are actively involved in the Company's Year 2000 project. Occupancy expense increased $119,000, or 16.7%, in 1998 compared to 1997 as a result of the establishment of the Company's Brentwood Office in September, 1998. Other operating expenses increased $117,000 during 1998 compared to 1997. These increases in non-interest expense were partially offset by decreases in other non-interest expense categories. Advertising and marketing expense declined $47,000, or 24.6%, in 1998 compared to 1997 as a result of less utilization of media expense related to the opening of the Brentwood Office compared to the media expense incurred with the opening of the Green Hills Office in 1997. Audit, tax and accounting expense and data processing expense declined $7,000 and $18,000, respectively, in 1998 compared to 1997 primarily as a result of the Company's decision to discontinue its trust department. Non-interest expense, other than salaries and employee benefits, increased $151,000, or 5.9%, during 1998 compared to 1997, while assets grew $33.3 million.

During the second quarter of 1998, the Company purchased property in Hendersonville and has begun construction on a new branch office planned to open in the late spring of 1999. Other planned expenses relate to the expansion of the Company's delivery systems and service locations and include additional mobile branch service employees and equipment, an investment in an internet banking system and consulting and legal expense related to expansion of additional lines of business. Other than these planned expenses, management anticipates only minimal growth in most non-interest expense categories during 1999. During 1998, costs related to Year 2000 were approximately $115,000 and are projected to be approximately $135,000 in 1999. A more detailed discussion of Year 2000 issues is presented under the caption, "Nonperforming Assets and Risk Elements". It should be noted that economic conditions and other factors in the market could further impact non-interest expense.

INCOME TAXES

During 1998, the Company recorded provision for income taxes of $1.6 million compared to $1.3 million during 1997. During 1998, reported earnings were impacted by a franchise tax accrual of $63,000 resulting largely from additional capital generated by the exercise of the Company's warrants during the fourth quarter of 1998. The effective tax rate was approximately 38% for 1998 and 39% for 1997. The Company continues to explore strategies which would lower the effective tax rate while being consistent with its profits goals.

EARNING ASSETS

Average earning assets increased $15.7 million, or 8.5%, in 1998 from 1997. This increase was the result of a 16.4% increase in average loans, which was partially offset by decreases of 4.0% in investment securities, 6.0% in federal funds sold and 51.1% in due from banks. These changes reflected both the growth in loans and the subsequent change in the mix of average earning assets which occurred during 1998 when compared to 1997. During 1998, the mix of average earning assets reflected loans at 66.7%, investment securities at 29.5%, federal funds sold at 3.6% and due from banks at .1%. This compares with a mix in 1997 which reflected loans at 62.2%, investment securities at 33.4%, federal funds sold at 4.2% and due from banks at .2%. The shift in mix during 1998 from investments to higher yielding loans contributed to higher net interest income as the percentage of loans to total earning assets increased. The mix of earning assets is monitored on a continuous basis with adjustments made in other areas based on the availability of quality loan demand. An analysis of the 16.4% increase in average total loans outstanding in 1998 compared to 1997 reflects a 11.6% increase in average real estate mortgage and real estate construction loans and a 35.0% increase in average commercial loans. The loan portfolio table below shows the classifications of loans by major categories at December 31, 1998 and 1997. Real estate mortgage and construction loans are primarily commercial as opposed to one to four family residential.

LOAN PORTFOLIO


                                      December 31                      Change from Prior Year
(Dollars In Thousands)      1998        % Total       1997        % Total      Amount        %
------------------------------------------------------------------------------------------------
LOAN CATEGORIES
Commercial                $ 51,970       34.0%      $ 38,571       31.4%      $13,399       34.7%
Real Estate/
  Mortgage Loans            79,455       52.1         71,055       57.9         8,400       11.8
Real Estate/
  Construction Loans        14,667        9.6          9,426        7.7         5,241       55.6
Consumer                     6,583        4.3          3,697        3.0         2,886       78.1
------------------------------------------------------------------------------------------------

   Total Loans            $152,675      100.0%      $122,749      100.0%      $29,926       24.4%
================================================================================================

The loan portfolio mix continues to reflect the Company's efforts to serve its target market of small and mid-sized businesses in its community. The condition of the economy and competitive environment of the Company's market, as well as management's focus on asset quality, impact the Company's ability to experience loan growth. Both economic conditions and loan growth remained strong during 1998; however, the market continued to be very competitive as the supply of available credit often outpaced quality loan demand. At December 31, 1998, loan demand appeared to be moderately strong; however, international economic uncertainty and concentration on Year 2000 issues have caused some businesses to be cautious in their outlook, despite the strengths of the underlying U.S. and local economies.

The Company has not invested in loans which would be considered highly leveraged transactions ("HLT") as defined by the Federal Reserve Board and other regulatory agencies. Loans made by companies for recapitalization or acquisitions (including acquisitions by management or employees) which result in a material change in the borrower's financial structure to a highly leveraged condition are considered HLT loans. The Company has no foreign loans.

The Company's securities are held as available for sale and provide for liquidity needs while contributing to profitability. During 1998, the Company continued utilizing a leveraging strategy begun in 1996 which was comprised of Federal Home Loan Bank secured borrowings used to fund matched investments of U.S. Government and municipal securities. Such strategies require careful monitoring and measurement of the interest rate risk, but have the potential for providing significant contributions to net interest income. See the "Liquidity and Asset/Liability Management" section. In the fourth quarter of 1998, the Company made an investment in a factoring company which was consistent with its strategic plan to invest in other lines of business. The composition of the securities portfolio reflects an investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of the Company's investment strategies are to maintain an appropriate level of liquidity and to provide a tool to assist in controlling the Company's interest rate position while, at the same time, producing adequate levels of interest income. Securities held as available for sale are carried on the Company's balance sheet at estimated fair value. As a result, the Company recognized an increase in equity of $340,000 for unrealized gains on securities held as available for sale, net of tax, at December 31, 1998, which compares with an increase of $294,000 for unrealized gains on these securities in 1997. During 1998, gross securities sales were $3,102,000 and paydowns, including prepayments, were $33,599,000, representing 5.2% and 57.3%, respectively, of the average total portfolio for the year. Net gains associated with the sale of securities available for sale during 1998 were $52,000 compared with $2,000 in 1997. Total average investments decreased $2.5 million, or 4.0%, during 1998 compared to 1997, while total securities at year end 1998 were $5.6 million, or 8.5%, greater than year end 1997 as the Company deployed funds generated from the exercise of warrants which resulted in an increase in equity. The average yield on investment securities was 6.7% in both 1998 and 1997. The following table contains the carrying amount of the securities portfolio at the end of each of the last two years.

SECURITIES AVAILABLE FOR SALE


                                                            December 31,
(In Thousands)                                           1998         1997
--------------------------------------------------------------------------------
   U.S. Treasury securities and
      obligations of U.S. Government agencies           $35,900      $31,426
   Securities of states and political subdivisions        1,309          382
   Collateralized mortgage obligations                   31,721       32,121
   Equity securities                                      2,732        2,130
--------------------------------------------------------------------------------

        Total                                           $71,662      $66,059
================================================================================

The maturities and average weighted yields of the Company's investment portfolio at the end of 1998 are presented in the following table using primarily the estimated expected life. The average stated maturity of the mortgage backed securities was 1.6 years, and the estimated life was 1.1 years. At year end 1998, all securities were held as available for sale.

DEBT SECURITIES AVAILABLE FOR SALE MATURITY SCHEDULE


                                               December 31, 1998
------------------------------------------------------------------------------------------
                               Within                   After 1 But          After 5 But
                               1 Year                  Within 5 Years      Within 10 Years
(Dollars In Thousands)         Amount      Yield      Amount     Yield     Amount    Yield
------------------------------------------------------------------------------------------
U.S. Treasury
  securities and
  obligations of U.S.
   Government agencies        $14,759      5.7%      $21,141      7.0%      $ --       --%
Securities of states and
  political subdivisions           --       --           386      8.1        923      6.7
------------------------------------------------------------------------------------------

     Total                    $14,759      5.7%      $21,527      7.0%      $923      6.7%
==========================================================================================


The previous table excludes collateralized mortgage obligations at an estimated fair value of $31,721,000 and investments in equity securities which have no stated maturity. Maturities of collateralized mortgage obligations can be expected to differ from scheduled maturities due to the prepayment or early call privileges of the issuer. Average federal funds sold remained relatively level during 1998 compared to 1997. However, at December 31, 1998, the Company had no federal funds sold compared to $9.4 million in federal funds sold at year end 1997. Federal funds sold represent a short-term investment used primarily for liquidity purposes in the Company's asset liability management strategy.

DEPOSITS

During 1998, the Company's volume and mix of liabilities shifted somewhat as average shareholders' equity increased $4.5 million and average other borrowings declined slightly by $.4 million. The portion of average liabilities and shareholders' equity represented by deposits, the primary source of funding for the Company, stood at 79.9%, a slight decrease from the 80.0% during 1997. This decrease resulted primarily from the Company's additional shareholders' equity from exercise of warrants. Average deposits increased $14.7 million, or 9.6% in 1998 compared to 1997. At December 31, 1998, total deposits were $162.6 million, a decline of .9% from the $164.1 million reflected at December 31, 1997. The slight decline in deposits at year end 1998 compared to 1997 was the result of a temporary decline in money market accounts combined with a decline in time certificates of deposit that resulted from a strategic decision to utilize additional shareholders' equity rather than higher rate certificates of deposit to fund earning assets. At December 31, 1998, compared to the same period in 1997, non-interest bearing demand deposits increased $5.4 million, or 43.0%, NOW accounts increased $4.0 million, or 43.4%, while money market accounts declined $3.8 million, or 5.0%, time certificates less than $100,000 declined $6.5 million, or 19.1%, and time certificates of $100,000 and greater declined $.7 million, or 2.1%. This shift in the mix of deposits reflected the Company's business development efforts in establishing relationship transaction accounts and becoming less reliant on higher cost certificates of deposit. With the addition of the Green Hills Office which opened in 1997 and the Brentwood Office which opened in the third quarter of 1998, together with the expansion of the Company's mobile branching service, the Company has had additional opportunities to expand its commercial and consumer relationships. The shift in the mix of deposits as well as a general decline in interest rates during 1998 contributed to a decline of 34 basis points in the average rate paid on interest bearing liabilities during 1998 compared to 1997.

The deposit mix at December 31, 1998 reflected the changes that occurred during the year as well as temporary year-end fluctuations with non-interest bearing deposits at 11.1%, NOW accounts at 8.2%, money market accounts at 43.8%, time deposits under $100,000 at 17.1% and time deposits $100,000 or greater at 19.8%. This compares to a deposit mix at year end 1997 which reflected non-interest bearing deposits at 7.7%, NOW accounts at 5.7%, money market accounts at 45.7%, time deposits under $100,000 at 20.9% and time deposits $100,000 or greater at 20.0%. The shift in the mix of the Company's deposit base reflects its branch expansions which have resulted in additional consumer deposits in NOW accounts as well as the expansion of its commercial deposit base as reflected by the increase in non-interest bearing demand deposits. Maturities of time deposits $100,000 or more issued by the Company at December 31, 1998 are summarized in the following table.

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

            (In Thousands)
            Three months or less                                                    $15,157
            Over three through six months                                             8,843
            Over six through twelve months                                            4,612
            Over twelve months                                                        3,573
-------------------------------------------------------------------------------------------
            Total                                                                   $32,185
===========================================================================================


At year-end 1998, the Company had total borrowings of $22.5 million comprised of $14.5 million in Federal Home Loan Bank borrowings and $8.0 million in federal funds purchased. The average volume of these borrowings during 1998 was $12.7 million compared to $13.1 million during 1997 with an average rate paid on borrowed funds during 1998 of 5.5% compared to 5.7% during 1997. The average rate paid on average total interest bearing liabilities was 4.9% in 1998 compared with 5.3% in 1997.

The ratio of average loans, net of unearned income, to average total deposits was 79.90% in 1998, compared to 75.2% in 1997. This higher loan to deposit ratio reflected the increase in average loans which occurred in 1998. The loan to deposit ratio at December 31, 1998, was 93.9% compared to 74.8% at year-end 1997. Most financial institutions manage the loan to deposit ratio considering the capital to asset ratio. The Company's management has considered its capital ratio in conjunction with its higher loan to deposit ratio.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The Company's asset liability management process actively involves the Board of Directors and members of senior management. The Asset Liability Committee of the Board of Directors meets at least quarterly to review strategies and the volume and mix of assets as well as funding sources. Decisions relative to different types of securities are based upon the assessment of various economic and financial factors, including, but not limited to interest rate risk, liquidity, and capital adequacy. Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of earning assets and interest bearing liabilities. These repricing characteristics are the timeframes within which interest bearing assets and liabilities are subject to a change in interest rate either by replacement, repricing or maturity of the instrument. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rate movement similarly to minimize the effect on net interest income by these fluctuations. Management utilizes computer interest rate simulation models and analysis to determine the Company's interest rate sensitivity. Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities.

In addition to ongoing monitoring of interest rate sensitivity, the Company may enter into various interest rate contracts to augment the management of the Company's interest sensitivity. These contracts may be used to supplement the Company's objectives relating to its interest sensitivity position. The interest rate risk factor in these contracts is considered in the overall risk management strategy of the Company. The Company also utilizes certain leveraging strategies within risk tolerance guidelines established by its Board of Directors for the purpose of increasing net income. Such strategies involve the utilization of borrowings to fund investment securities with similar maturities or repricing characteristics which result in an acceptable interest rate spread. During 1998, these strategies contributed $17,000 to the Company's net income. Leveraging strategies are carefully monitored by the Company's Board of Directors who have established parameters for matching investment purchases with Federal Home Loan Bank borrowings. On a monthly basis, a matched investment income report is reviewed by the Company's Board of Directors in an effort to manage risk. Additionally, the Asset Liability Committee of the Company's Board of Directors has established a maximum level of borrowings/investments of $25 million and has implemented guidelines which require preapproval of each phase of the strategy prior to implementation. While such strategies contribute to increases in net interest income, they also have the effect of lowering the net interest margin and increasing the Company's exposure to interest rate risk. Managing and regularly monitoring interest rate risk associated with the leveraging strategy are the responsibility of both management and the Company's Board of Directors. At December 31, 1998, the Company had borrowings totaling $22.5 million compared to $14.5 million at December 31, 1997. Approximately $4.5 million of the borrowings reflected at December 31, 1998, were used to fund investment securities.

The following interest rate gap table reflects the Company's rate sensitivity position at December 31, 1998. The carrying amount of interest rate sensitive assets and liabilities is presented in the periods in which they next reprice to market rates or mature and is summed to show the interest rate sensitivity gap. To reflect anticipated prepayments, certain investments are included in the table based on estimated rather than contractual maturity dates.

                                           Expected Repricing or Maturity Date
                                   Within            One            Two         After
                                    One             to Two        to Five       Five
                                    Year             Years         Years        Years          Total
(Dollars In Thousands)                                             1998
-------------------------------------------------------------------------------------------------------
Assets
   Debt and equity securities      $ 35,398         $22,637       $12,704       $   923        $ 71,662
   Average rate                        5.85%           6.87%         6.52%         6.70%           6.30%
   Net loans                       $112,965         $ 8,854       $19,333       $11,523        $152,675
   Average rate                        8.28%           8.98%         8.56%         8.42%           8.37%
   Other                           $    954         $    --       $    --       $    --        $    954
   Average rate                        4.76%             --            --            --            4.76%
-------------------------------------------------------------------------------------------------------

Total interest-earning assets      $149,317         $31,491       $32,037       $12,446        $225,291

Liabilities
   Deposits                        $135,489         $ 6,383       $ 2,698       $     3        $144,573
   Average rate                        3.93%           5.83%         5.87%         4.95%           4.41%
   Federal Home Loan
   Bank and other borrowings       $ 17,500         $ 5,000       $    --       $    --        $ 22,500
   Average rate                        5.21%           4.45%           --            --            5.05%
-------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                      $152,989        $ 11,383       $ 2,698       $     3        $167,073
-------------------------------------------------------------------------------------------------------

Interest rate sensitivity gap      $ (3,672)        $20,108       $29,339       $12,443        $ 58,218
=======================================================================================================

Cumulative interest rate
  sensitivity gap                  $ (3,672)        $16,436       $45,775       $58,218
=======================================================================================================

Liquidity is the ability of the financial institution to meet the needs of its customers and creditors. High levels of liquidity reduce earnings, as liquidity is normally obtained at a net interest cost as a result of generally lower yields on short term, interest earning assets and the higher interest expense usually associated with the extension of deposit maturities. The Company's principal sources of asset liquidity are marketable securities available for sale and federal funds sold, as well as maturity of securities. The estimated average maturity of securities was 7.0 years at December 31, 1998 compared to
5.1 years at December 31, 1997. Securities available for sale were $71.7 million at December 31, 1998, compared to $66.1 million at December 31, 1997. The Company had federal funds purchased of $8.0 million at December 31, 1998 compared with federal funds sold of $9.4 million at December 31, 1997. Core deposits, a relatively stable funding base, represented 80.2% of total deposits at December 31, 1998, and 80.0% of total deposits at year-end 1997. Core deposits are defined as total deposits, less time certificates of deposit $100,000 or greater. Liquidity is strengthened and reinforced by maintaining a relatively stable funding base which is achieved by providing relationship banking, extending contractual maturities of liabilities and reducing reliance on volatile short term purchased funds. Maintaining acceptable levels of liquidity has been an ongoing consideration of the Company's Asset/Liability Committee and is regularly monitored and adjusted, as appropriate. It is recognized that maintaining an acceptable level of liquidity becomes even more important during periods of economic uncertainty and volatile financial markets.

Due to the commercial nature of the Company's target market, liabilities and loans are evaluated relative to industry concentration and volatility. At December 31, 1998, approximately 22.2% of deposits were related to the construction industry, 3.6% to real estate development/investment industries, while 4.0% were related to health care, 9.4% state and local government and 2.7% were related to the automotive and transportation industry. These areas are the Company's largest deposit concentrations and represent significant industries within the Nashville area. These deposits are primarily reflected in the Company's demand deposits and interest bearing money market accounts and are deposits of relationship commercial customers which, by their nature, are concentrated in a fewer number of customer relationships than would be the case for consumer deposit funding sources. At December 31, 1998 and 1997, all investment securities were classified as available for sale.

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial movement in interest rates may adversely impact the Company's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to changes in interest rates between assets and liabilities is shown in the Company's gap table under the "Liquidity and Asset/Liability Management" caption.

At least quarterly, the Asset/Liability Committee (ALCO) of the Board of Directors reviews interest rate risk considering results compared to policy, current rate and economic outlooks, loan and deposit demand levels, pricing and maturity of assets and liabilities, impact on net interest income under varying rate scenarios, regulatory developments, comparison of modified duration of both assets and liabilities as well as any appropriate strategies to counteract adverse interest rate projections. The Company's imbalance between the duration of assets and liabilities is limited to under one year and generally should not exceed one-half year.

Management recommends the appropriate levels of interest rate risk to be assumed within limits approved by the ALCO and the Board of Directors as to the maximum fluctuations acceptable in the market value of equity and in earnings assuming sudden rate movement (rising or falling) up to 200 basis points. The Company's policy establishes the maximum change in annual pre-tax interest income with a 200 basis point change in rates to 10% while establishing the maximum change allowable in pre-tax market value of capital to 12% in the same assumed rate environment.

The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset/liability structure to obtain the maximum yield-cost spread. The Company relies primarily on its asset liability structure to control interest rate risk.

Based on December 31, 1998 financial data, a 200 basis point change in rates would produce net interest income variations of a .5% increase assuming falling rates and a 2.7% decrease assuming rising rates. Additionally, the 200 basis point rate shock would produce changes in the market value of equity of a decrease of 6.4% assuming rising rates and a 6.1% increase assuming falling rates.

The Company continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective to the Company, and therefore, has focused its efforts on increasing the Company's yield-cost spread through growth opportunities.

The following table shows the Company's financial instruments that are sensitive to change in interest rates, categorized by expected maturity, and the instruments fair value at December 31, 1998. Market risk sensitive instruments are generally defined as derivatives and other financial instruments both on balance sheet and off balance sheet.

                              Average                         Expected Maturity/Principal Repayment
                             Interest   ---------------------------------------------------------------------------------
                               Rate                                                          There-     Total       Fair
(DOLLARS IN MILLIONS)                    1999        2000      2001      2002      2003      After     Balance      Value
-------------------------------------------------------------------------------------------------------------------------
Interest-Sensitive
Assets:
  Fed funds sold and
   other short-term
   investments                 4.76%    $  1.0      $  --      $ --      $ --      $ --      $  --      $  1.0      $  1.0
  Loans Receivable (1)         8.37      112.5        8.9       6.9       7.6       4.9       11.9       152.7       153.1
  Investment Securities        6.30       35.3       22.6       8.1       2.0       2.7         .4        71.1        71.7

Interest-Sensitive
Liabilities:
 Deposits                      3.93      135.5        6.4       1.3        .8        .6         --       144.6       144.9
 FHLB and other
   borrowings                  5.05       17.5        5.0        --        --        --         --        22.5        22.7
Interest-Sensitive
 Off balance sheet
  Items: (2)
 Commitments to extend
  credit                       8.31                                                                       58.2           *
 Unused lines of credit       11.76                                                                        4.8           *
==========================================================================================================================

(1) Loans are not reduced for the allowance for loan losses.

(2) Total balance equals the notional amount of off-balance sheet items and interest rates are the weighted average interest rates of the underlying loans or commitments.

* The estimated fair value of these items was not significant.

Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments, and estimated prepayments of principal. The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience.

NONPERFORMING ASSETS AND RISK ELEMENTS

Nonperforming assets, which include nonaccrual loans, restructured loans, and other real estate owned, were $460,000 at December 31, 1998, compared with $1,227,000 at December 31, 1997. The following table represents the composition of nonperforming assets at December 31, 1998 and 1997.

NONPERFORMING ASSETS

                                                   December 31
(Dollars In Thousands)                          1998         1997
-----------------------------------------------------------------
NONPERFORMING ASSETS:
  Nonaccrual loans                              $408       $1,094
  Restructured loans                              --           --
  Other real estate owned                         52          133
-----------------------------------------------------------------

     Total                                      $460       $1,227
=================================================================

Nonperforming assets as a percent of
  total loans plus other real estate owned       0.3%         1.0%
=================================================================

There were no loans ninety days or more past due at December 31, 1998 and 1997 that were not included in the nonaccrual category. During 1998, $925,000 of loans were transferred from earnings status to nonaccrual status and there were no advances on nonaccrual loans. This compares to $976,000 of loans transferred from earnings status to nonaccrual status in 1997. In 1998 and 1997 there were $1,611,000 and $461,000, respectively of loans transferred from nonaccrual status primarily due to the repayment of principal. In 1998, there was one loan removed from nonaccrual status and placed in other real estate owned reflecting a balance of $52,000 at December 31, 1998. The Company had $133,000 in other real estate owned at December 31, 1997. During 1998, loans totaling $84,000 were charged-off with recoveries reported of $474,000 compared to charge-offs of $169,000 and recoveries of $319,000 in 1997. These charge-offs and recoveries resulted in net recoveries during 1998 of $390,000 compared to net recoveries in 1997 of $150,000. The Company evaluates the credit risk of each customer on an individual and on-going basis and, where deemed appropriate, obtains collateral. Collateral values are monitored to ensure that they are maintained at appropriate levels. The largest component of the Company's credit risk relates to the loan portfolio. During 1998, the Company continued its emphasis on underwriting standards and loan review procedures. As discussed in the section, "Provision for Loan Losses", asset quality and loan charge-off and recovery experience impact the level of the allowance for loan losses maintained.

At December 31, 1998 and 1997, other potential problem loans totaled $256,000 and $177,000, respectively. Other potential problem loans consist of loans that are currently not considered nonperforming, but where information about possible credit problems has caused the Company to have serious doubts as to the ability of the borrower to fully comply with present repayment terms. Depending on economic changes and future events, these loans and others, which may not be presently identified, could become future nonperforming assets. The composition of nonperforming assets at December 31, 1998 was 11.3% in other real estate owned and 88.7% in nonaccrual loans which compares to 10.8% in other real estate owned and 89.2% in nonaccrual loans at December 31, 1997. The largest nonaccrual loan at December 31, 1998 was $242,000.

At December 31, 1998, the Company's allowance for loan losses was $3.6 million, or 2.4%, of total loans compared with $3.1 million, or 2.5%, at December 31, 1997. The level of the allowance for loan losses is monitored regularly by management and the Company's Board of Directors.

During 1998, management and the Board of Directors continued its emphasis on the Year 2000 implementing a comprehensive project plan, adopting a test plan and establishing contingency plans, where appropriate. Year 2000 (Y2K) represents an issue which refers to the process of converting computer programs to recognize more than two digits identifying a year in any date field. The Company recognizes the technology and financial risks to both the Company and its customers as the new millennium approaches and is taking appropriate steps as outlined in the Company's "Year 2000 Readiness Disclosure Statement" to combat these risks. The Company completed assessments of all systems and completed remediation and/or testing of all internal systems by December 31, 1998. The software system utilized for the Company's primary core applications processing is fully warranted by a financially strong, publicly traded company that supplies this software to over 200 financial institutions nationwide. The Company has no internally developed systems. Additionally, the Company has actively participated in proxy testing with external vendors upon whom the Company is reliant and has carefully reviewed the results of all tests to ensure these systems are Y2K compliant. Testing or reviewing test scripts with other external vendors on whom the Company is less dependent but with whom there is some interaction, will continue through the first two quarters of 1999 with completion planned prior to June 30, 1999. The costs related to this project were projected and totaled approximately $115,000 in 1998 and are not expected to exceed $135,000 in 1999. In addition to testing, renovating and/or replacing systems, as appropriate, the Company is cognizant of the potential impact of Y2K on its borrowing customers and large depositors and has, therefore, established a system for monitoring the Y2K compliance of these customers. The Company has also assessed its investment portfolio relative to Y2K risk exposure. Additionally, the Company's Y2K Task Force has established a date of June 30, 1999 on which no further changes will be made to technology systems except as necessary due to changes in regulatory requirements. Both a contingency and a liquidity plan have been prepared and will be implemented, as appropriate, during 1999 to ensure the Company is prepared to serve its customers. In an effort to communicate with customers, the Company has published and distributed a "Year 2000 Readiness Disclosure Statement" in addition to a series of newsletter articles. Y2K credit risk continues to be assessed on all loans above a predetermined amount, Y2K language is being incorporated into contracts and loan agreements, and the Company continues to educate all officers to be attuned to the potential risks associated with the Year 2000. During 1998, the Company sponsored a seminar to increase customer awareness of Y2K risks and solutions. Management and the Board of Directors remain committed to ensuring that the Company's customers and shareholders will not be impacted by the Y2K issue.

CAPITAL STRENGTH

The Company experienced a material change its capital structure in 1998 as 2.0 million warrants, each representing the right to acquire a common share at a price of $12.50, were exercised resulting in the addition of $25.0 million in new equity capital. Since all warrants had an expiration date of December 31, 1998, there are no remaining warrants outstanding. Management and the Board of Directors had previously recognized the potential for additional capital and had reviewed both long-term and short-term strategies considering the appropriate deployment of additional capital. The majority of the additional capital was received during the last week of 1998; therefore, management implemented its short-term investment strategy and together with the Board of Directors is now actively evaluating appropriate longer-term business opportunities.

SHAREHOLDERS EQUITY

Shareholders' equity (excluding other comprehensive income) at December 31, 1998, was $50.8 million, or 21.3% of total assets, which compares with $23.8 million, or 11.6% of total assets at December 31, 1997. This calculation, when considered after the effect of the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 115, was $51.2 million, or 21.5%, at December 31, 1998, which compares with $24.1 million, or 11.7%, of total assets at December 31, 1997. The increase in total equity during 1998 primarily resulted from the proceeds ($25.0 million) from the issuance of common stock as warrants were exercised; however, 1998 earnings net of dividends paid as well as a slight increase ($46,000) in the unrealized gain on securities available for sale at year end 1998 compared with year end 1997 further contributed to the increase in total equity. Certain capital statistics are shown in the following chart:

CAPITAL STATISTICS

                                                      December 31
(Dollars In Thousands)                            1998           1997
-----------------------------------------------------------------------
Total assets                                    $238,185       $204,887
-----------------------------------------------------------------------

Total shareholders' equity                        51,171         24,052
-----------------------------------------------------------------------

Total shareholders' equity to total assets          21.5%          11.7%
-----------------------------------------------------------------------

Management and the Board of Directors recognized in 1998 the opportunities that would be provided by an influx of capital. It is further recognized that the increased number of shares outstanding (1,996,807) in 1999 will reduce basic earnings per share on a comparative basis until the Company has the opportunity to more effectively deploy the additional capital.

While, in the past, the Company's capital ratios have exceeded all regulatory requirements, currently its ratios indicate a significant amount of excess capital based on industry standards and Federal Deposit Insurance Corporation Improvement Act ("FDICIA") minimum ratios, resulting from the addition of $25.0 million in new capital, primarily in the last week of 1998. The Company reported dividend payments in 1998 of $569,000 which compares with dividend payments in 1997 of $441,000. Each quarterly dividend payment made in 1998 was made at $.06 per share. The Company announced an increase in the quarterly dividend payment per share of $.01 to $.07 a share during the first quarter of 1999. It should be noted that this increase in the dividend payment amount per share combined with the approximately 2.0 million additional outstanding shares in 1999 will significantly increase the total amount of dividend payments.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains or losses resulting from changes in the valuation of derivatives will be accounted for based upon the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 could increase volatility in earnings and other comprehensive income. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be redesignated and documented pursuant to the provisions of this statement. Earlier application of this statement is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this statement and should not be applied retroactively to financial statements of prior periods. The Company has not yet determined when it will adopt SFAS No.
133. The Company does not extensively utilize derivatives, thus the impact of SFAS No. 133 is not expected to be material.

MANAGEMENT'S DISCUSSION AND ANALYSIS 1997 VS. 1996

The narrative which follows is management's discussion and analysis of 1997 results of operations of the company compared to 1996.

Net income for 1997 was $2.1 million, or $.93 basic earnings per share, compared with net income of $2.5 million, or $1.16 per share in 1996. Diluted earnings per share were $.89 and $1.15 for the years ended December 31, 1997 and 1996, respectively. The decline in earnings was the result of having fully utilized all federal and state net operating loss carry forwards in prior periods, thus the Company became fully taxable in 1997. Income before taxes increased $674,000, or 24.8%, to $3.4 million in 1997 compared to $2.7 million in 1996. Return on average shareholder's equity (exclusive of SFAS No. 115 adjustments) was 9.05% in 1997 compared to 12.18% in 1996, while return on average assets for 1997 and 1996 were 1.08% and 1.61%, respectively. During 1997, the Company expanded service locations and product lines in accordance with its long-term strategic plan as it continued its focus on asset quality. Income tax expense of $1.3 million was recorded during 1997 compared to only $168,000 in 1996, a period in which the Company continued to benefit from the use of net operating loss carry forwards. Both federal and state net operating loss carry forwards were fully utilized resulting in the increased income tax expense for 1997. The maintenance of an adequate level for the allowance for loan losses was reflected by a provision for loan losses of $100,000 being recorded in 1997, a period in which net recoveries were $150,000. There was no provision for loan loss expense recorded in 1996, a period in which net charge-offs were $156,000.

Total assets were $204.9 million at December 31, 1997, compared to $166.7 million at December 31, 1996 representing an increase of 23%. Loans, net of unearned income, increased $14.9 million, or 13.8%, at year end 1997 compared to the same period in 1996. Deposits increased $30.8 million, or 23.1% from $133.3 million at year end 1996 to $164.1 million at year-end 1997. This significant increase in total deposits resulted from the successful opening of the Company's Green Hills Office in early 1997, as well as other business development efforts. The loan to deposit ratio reflected the increase in total deposits which occurred during 1997 with this ratio being 74.8% at December 31, 1997 compared to 81.0% at year-end 1996.

NET INTEREST INCOME

Net interest income for 1997 increased 13.2% from 1996. Total interest income increased $2.4 million, or 18.3%, in 1997 as compared to 1996, while total interest expense increased $1.5 million, or 23.4%, as compared to 1996. The increase in total interest income was attributable to a 19.4% increase in average earning assets comprised primarily of increases of $16.4 million in average investments and $11.9 million in average loans outstanding. Average interest bearing liabilities increased $26.7 million, or 21.4%, in 1997, compared to 1996. This increase in interest bearing liabilities resulted primarily from the opening of the Company's Green Hills Office and focused business development efforts. In addition to the increase in the volume of deposit accounts, Federal Home Loan Bank and other borrowings increased $10.4 million as the Company continued to utilize a leveraging strategy begun in the third quarter of 1996 which consisted of matching Federal Home Loan Bank borrowings to fund the purchase of additional investment securities. The average rate paid on interest bearing liabilities increased 9 basis points in 1997 compared to 1996. Total interest expense increased $1.5 million, or 23.4%, in 1997 compared to 1996 due primarily to an increase of 21.4% in average interest bearing liabilities as well as the increase of 9 basis points in the average rate paid on interest bearing liabilities during 1997 compared to 1996. The opening of the Company's Green Hills Office and related promotional activities contributed to the large increase in interest bearing liabilities as well as to the increase in the average rate paid on these liabilities during 1997 compared to 1996.

The Company's net interest margin decreased by 22 basis points to 3.96% in 1997, primarily as a result of an increase in deposit rates associated with introductory deposit specials offered with the opening of the Green Hills Office and the utilization of planned investment leveraging strategies. The net interest margin was further impacted by a lower loan to deposit ratio and a shift in the mix of earning assets from higher yielding loans to investment securities. The interest rate spread declined from 3.19% in 1996 to 3.02% in 1997. The increased level of earning assets combined with the shift in the mix of earning assets and interest bearing liabilities resulted in a higher level of net interest income. The positive impact of increased levels of earning assets was somewhat offset by growth in interest bearing liabilities and an increase in the average rate paid on those liabilities as well as a decline in the average rate earned on earning assets during 1997 compared to 1996.

PROVISION FOR LOAN LOSSES

In 1997, the Company recorded $100,000 in expense for loan losses, compared with no provision expense in 1996. This provision for loan losses was deemed appropriate due to the growth in the loan portfolio and an increase in nonperforming assets. Net recoveries were $150,000 in 1997 compared to net charge-offs of $156,000 in 1996. The allowance for loan losses was 2.5% of loans at December 31, 1997, compared to 2.7% of loans at the same time in 1996. This decline in percentage resulted from growth in the loan portfolio of 13.8%. Net recoveries of $150,000 in 1997 resulted from charge-offs of $169,000 and recoveries of $319,000 reflecting continued collection efforts on loans charged off in prior periods. In 1996, net charge-offs of $156,000 resulted from $697,000 in loan charge-offs and $541,000 in recoveries. The level of the allowance and the amount of the provision are determined on a quarter by quarter basis and, given the inherent uncertainties involved in the estimation process, no assurance can be given as to the amount of the provision or the level of the allowance at any future date.

NON-INTEREST INCOME

Total non-interest income was $1.4 million in 1997, reflecting an increase of 53.3% in comparison with $927,000 reported in 1996. Non-interest income, less non-recurring income (gains/losses on sale of securities and other real estate), increased $495,000, or 53.9% from 1996. Service fee income increased $228,000 due to an increased number of customers and pricing changes reflected in service charges and NSF and overdraft charges. Trust income increased $138,000 while the Company's arrangement with LM Financial Partners, Inc. to offer certain investment services resulted in an increase of $35,000 in income from investment services. It was announced in late 1997 that the Company planned to restructure how investment services were offered by discontinuing most traditional Trust Services and redirecting its efforts to an expanded Investment Services Department provided in conjunction with LM Financial Partners, Inc. This change in strategy would impact both non-interest income and non-interest expense. Other income increased $116,000 during 1997 compared to 1996. These increases in non-interest income were partially offset by a decline in income from foreclosed assets of $22,000 in 1997 compared to 1996.

NON-INTEREST EXPENSE

Total non-interest expense increased to $5.2 million in 1997 from $4.7 million in 1996. Non-interest expense represented 2.7% of average total assets in 1997 compared to 2.9% in 1996. During 1997, salaries and employee benefits increased $236,000, or 9.7%, primarily due to additional personnel employed at the Green Hills location and in the Company's "Bank-on-Call" mobile branch service. Occupancy expense increased $149,000, or 26.5%, in 1997 compared to 1996 as a result of the establishment of the Company's Green Hills Office in January, 1997. Marketing and advertising expense increased $61,000, or 46.9%, in 1997 from the prior year primarily due to expenses related to advertising and promoting the Company's new branch. FDIC insurance expense increased $13,000 in 1997 compared to the prior year primarily as a result of the growth in deposits which occurred during 1997. These increases in non-interest expense were partially offset by decreases in legal expense of $15,000, data processing expense of $4,000 and in audit, tax and accounting expense of $2,000. Non-interest expense other than salaries and employee benefits, increased $335,000 during 1997 compared to 1996, while assets grew $38.2 million.

INCOME TAXES

During 1997, the Company recorded provision for income taxes of $1.3 million, compared to $168,000 during the same period in 1996. During 1996, reported earnings benefited from tax loss carry forwards which were fully utilized during that year. As a result of having fully utilized these net operating loss carry forwards, the 1997 effective tax rate more closely approximated the applicable statutory income tax rate.

CAPITAL STRENGTH

Total shareholders' equity (excluding other comprehensive income) at December 31, 1997 was $23.8 million, or 11.6% of total assets, which compares with $22.0 million, or 13.2% of total assets at December 31, 1996. The increase in total equity resulted primarily from 1997 earnings net of dividends paid.

                           CONSOLIDATED BALANCE SHEETS


                                                               December 31
(Dollars In Thousands)                                     1998            1997
---------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                               $ 13,243        $  7,191
   Federal funds sold                                          --           9,400
   Securities:
      Available for sale (amortized cost of $71,113
      and $65,585, respectively)                           71,662          66,059
   Loans (net of unearned income of $295 and $297,
      respectively):
        Commercial                                         51,970          38,571
        Real estate - mortgage loans                       79,455          71,055
        Real estate - construction loans                   14,667           9,426
        Consumer                                            6,583           3,697
---------------------------------------------------------------------------------
          Loans, net of unearned income                   152,675         122,749
        Less allowance for loan losses                     (3,646)         (3,128)
---------------------------------------------------------------------------------
           Total net loans                                149,029         119,621
---------------------------------------------------------------------------------
   Premises and equipment, net                              2,726             977
   Accrued interest and other assets                        1,525           1,639
---------------------------------------------------------------------------------

Total Assets                                             $238,185        $204,887
=================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
   Non-interest bearing demand deposits                  $ 17,980        $ 12,570
   Interest-bearing deposits
      NOW accounts                                         13,368           9,319
      Money market accounts                                71,263          75,043
      Time certificates less than $100,000                 27,757          34,293
      Time certificates of $100,000 and greater            32,185          32,874
---------------------------------------------------------------------------------
        Total Deposits                                    162,553         164,099
---------------------------------------------------------------------------------

   Federal Home Loan Bank borrowings                       14,500          14,500
   Federal funds purchased                                  8,000              --
   Accounts payable and accrued liabilities                 1,961           2,236
---------------------------------------------------------------------------------
        Total Liabilities                                 187,014         180,835
---------------------------------------------------------------------------------

   Commitments and contingencies (Notes E, H, I, L)

SHAREHOLDERS' EQUITY:
   Common stock, $6 par value; authorized
      50,000,000 shares; issued and outstanding
      4,216,531 in 1998 and 2,212,420 in 1997              25,299          13,275
   Additional paid-in capital                              19,773           6,736
   Retained earnings                                        5,759           3,747
   Accumulated other comprehensive income,
      net of taxes                                            340             294
---------------------------------------------------------------------------------
        Total Shareholders' Equity                         51,171          24,052
---------------------------------------------------------------------------------

Total Liabilities and Shareholders' Equity               $238,185        $204,887
=================================================================================


          See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME


                                                         Year Ended December 31
(In Thousands, Except Per Share Data)                1998         1997          1996
--------------------------------------------------------------------------------------
INTEREST INCOME:
   Interest and fees on loans                       $12,391      $10,724      $  9,569
   Interest on federal funds sold                       374          398           314
   Interest on balances with banks                       10           19            --
   Interest on securities:
      U.S. Treasury securities                           54          151           365
      Other U.S. government agency obligations        3,557        3,825         2,583
      States and political subdivisions
        - nontaxable                                     57           20             5
      Other securities                                  148          123            63
--------------------------------------------------------------------------------------
              Total interest income                  16,591       15,260        12,899
--------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Interest-bearing demand deposits                   3,830        3,458         2,953
   Time deposits less than $100,000                   1,809        2,061         1,782
   Time deposits $100,000 and over                    1,692        1,693         1,563
   Federal funds purchased                               29           26             8
   Federal Home Loan Bank borrowings                    675          718           140
--------------------------------------------------------------------------------------
              Total interest expense                  8,035        7,956         6,446
--------------------------------------------------------------------------------------
NET INTEREST INCOME                                   8,556        7,304         6,453
Provision for loan losses                               128          100            --
--------------------------------------------------------------------------------------
Net interest income after provision
   for loan losses                                    8,428        7,204         6,453
NON-INTEREST INCOME:
   Service fee income                                   549          421           193
   Trust income                                         224          537           399
   Investment Center income                             662          107            72
   Gain (loss) on sale of
      securities, net                                    52            2            (2)
  Income from foreclosed assets                          --          108           130
   Gain on sale of other real estate owned               29            6            11
   Other                                                289          240           124
--------------------------------------------------------------------------------------
              Total non-interest income               1,805        1,421           927
--------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
   Salaries and employee benefits                     3,357        2,673         2,437
   Occupancy expense                                    830          711           562
  Legal expense                                          36           45            60
  FDIC insurance                                         15           19             6
  Audit, tax and accounting                             196          203           205
   Advertising expense                                  144          191           130
   Data processing expense                              187          205           209
   Other operating expenses                           1,306        1,189         1,056
--------------------------------------------------------------------------------------
              Total non-interest expense              6,071        5,236         4,665
--------------------------------------------------------------------------------------

Income before income taxes                            4,162        3,389         2,715
Income tax expense                                    1,581        1,331           168
--------------------------------------------------------------------------------------

NET INCOME                                          $ 2,581      $ 2,058      $  2,547
======================================================================================


Net income per share
   Basic                                            $  1.08      $   .93      $   1.16
   Diluted                                              .78          .89          1.15
======================================================================================

Weighted average common shares
   outstanding
   Basic                                              2,394        2,205         2,199
   Diluted                                            3,321        2,324         2,223
======================================================================================


          See accompanying notes to consolidated financial statements.

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME


                                                                       Accumulated
                                                                          Other
                                            Additional     Retained   Comprehensive
                                Common       Paid-In       Earnings    Income, Net
                                 Stock       Capital       (Deficit)    Of Tax        Total

(Dollars In Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1996        $13,149      $ 8,500       $(1,916)      $ 279       $20,012
Comprehensive Income:
  Net Income                         --           --         2,547          --
  Other comprehensive
    loss                             --           --            --        (215)
  Total Comprehensive
    Income                           --           --            --          --         2,332
Issuance of Common
  Stock (10,973 shares)              66           27            --          --            93
Transfers to comply
  with state statute,
  Net                                --       (1,851)        1,851          --            --
Cash dividends - $.16
  per share                          --           --          (352)         --          (352)
--------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996       13,215        6,676         2,130          64        22,085
Comprehensive Income:
  Net Income                         --           --         2,058          --
  Other comprehensive
    income                           --           --            --         230
  Total Comprehensive
    Income                           --           --            --          --         2,288
Issuance of Common
  Stock (9,947 shares)               60           60            --          --           120
Cash dividends - $.20
  per share                          --           --          (441)         --          (441)
--------------------------------------------------------------------------------------------
BALANCE, December 31, 1997       13,275        6,736         3,747         294        24,052
Comprehensive Income:
  Net Income                         --           --         2,581          --
  Other comprehensive
    income                           --           --            --          46
  Total Comprehensive
    Income                           --           --            --          --         2,627
Issuance of common
  stock (2,004,111
  shares)                        12,024       13,037            --          --        25,061
Cash dividends -
  $.24 per share                     --           --          (569)         --          (569)
--------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998      $25,299      $19,773       $ 5,759       $ 340       $51,171
============================================================================================


          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Year Ended December 31
(In Thousands)                                   1998           1997           1996
-------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Interest received                           $ 16,487       $ 15,020       $ 13,055
   Fees received                                  1,805          1,419            929
   Interest paid                                 (8,476)        (7,422)        (6,934)
   Cash paid to suppliers and associates         (6,982)        (6,488)        (4,623)
-------------------------------------------------------------------------------------
      Net cash provided by
       operating activities                       2,834          2,529          2,427
-------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities:
      Available for sale                          3,102          2,479          6,012
   Maturities of securities:
      Available for sale                         33,599         19,404          9,632
   Purchase of securities:
      Available for sale                        (42,252)       (41,235)       (14,360)
   Loans originated to customers, net           (29,484)       (14,578)        (9,704)
   Capital expenditures                          (2,093)          (469)          (310)
-------------------------------------------------------------------------------------
      Net cash used by
         investing activities                   (37,128)       (34,399)        (8,730)
-------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand, NOW, and
     money market savings                         5,679         15,206         15,767
   Net (decrease) increase in time
      certificates                               (7,225)        15,623        (13,031)
   Advance from Federal Home Loan Bank            5,000          5,000          9,500
   Repayment of advance from Federal
      Home Loan Bank                             (5,000)            --             --
   Proceeds from issuance of common stock        25,061            120             93
   Dividends paid                                  (569)          (441)          (352)
-------------------------------------------------------------------------------------
      Net cash provided by
       financing activities                      22,946         35,508         11,977
-------------------------------------------------------------------------------------

Net (decrease) increase in cash
   and cash equivalents                         (11,348)         3,638          5,674

Cash and cash equivalents at
   beginning of year                             16,591         12,953          7,279
-------------------------------------------------------------------------------------

Cash and cash equivalents at end of year       $  5,243       $ 16,591       $ 12,953
=====================================================================================


          See accompanying notes to consolidated financial statements.

                                                         Year Ended December 31
(In Thousands)                                      1998          1997          1996
-------------------------------------------------------------------------------------
Reconciliation of net income to
   net cash provided by operating
   activities:
Net income                                         $2,581        $2,058        $2,547
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
      Depreciation and amortization                   404           399           209
      Provision for loan losses                       128           100            --
      Provision for deferred income taxes             (15)          124            82
      (Gain) loss on sale of securities               (52)           (2)            2
      Loss on disposal of equipment                    26            --            14
      Gain on sale of other real estate owned         (29)           (6)          (11)
      Stock dividend income                          (112)          (87)          (20)
      Changes in assets and liabilities:
        Decrease (increase) in accrued
          interest and other assets                   192          (508)            6
        (Decrease) increase in accounts
          payable and accrued liabilities            (289)          451          (402)
-------------------------------------------------------------------------------------
Net cash provided by operating
   activities                                      $2,834        $2,529        $2,427
=====================================================================================

Supplemental disclosures of noncash investing and financing activities:

Change in unrealized gain (loss) on
   securities available for sale, net
   of taxes                                        $   46        $  230        $ (215)
Foreclosures of loans during the year                  52           133            --

Cash paid for:
   Income taxes                                    $1,516        $1,211        $   77


          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of Operations

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

                  The Bank primarily provides commercial banking services to small business customers located in the Metropolitan Nashville, Tennessee market. The Bank competes with numerous financial institutions within its market place.

         Consolidation and Basis of Presentation

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

         Cash and Cash Equivalents

                  Cash and highly liquid investments with maturities of three months or less when purchased are considered to be cash and cash equivalents. Cash and cash equivalents consist primarily of cash and due from banks and federal funds sold net of federal funds purchased.

         Securities

                  Securities are designated as held to maturity, available for sale, or trading at the time of acquisition. The Company does not have securities designated as trading securities or as held to maturity. Held to maturity securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using a method that approximates the level-yield method. Trading account securities are carried at fair value with gains and losses, determined using the specific identification method, recognized currently in the income statement. As of December 31, 1998 and 1997, the Company has classified its entire securities portfolio as available for sale. Available for sale securities are reported at fair value. If a decline in value is considered to be other than temporary, the securities are written down to fair value and the amount of the writedown is included in earnings. Unrealized gains and losses on securities available for sale are reflected in a separate shareholders' equity account, net of applicable income taxes, and in other comprehensive income. The adjusted cost of a specific security sold is used to compute the gain or loss on the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

                  sale of that security. Security purchases and sales are recorded on their trade date. Gains and losses on the sale of securities available for sale are included in non-interest income. Purchased premiums and discounts are amortized and accreted into interest income on a constant yield over the life of the securities taking into consideration current prepayment assumptions.

         Loans

                  Loans are carried at the principal amount outstanding net of unearned income. Interest income on loans and amortization of unearned income is computed by methods which result in level rates of return on principal amounts outstanding. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to contractual terms of the loan agreement. When a loan is considered impaired, the amount of the impairment is based on the present value of the expected future cash flows at the loan's effective interest rate, at the loan's market price or fair value of collateral if the loan is collateral-dependent. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses.

                  Interest income is accrued on loans except when doubt as to collectability exists, in which case the respective loans are placed on nonaccrual status. The decision to place a loan on nonaccrual status is based on an evaluation of the borrower's financial condition, collateral liquidation value, and other factors that affect the borrower's ability to pay. At the time a loan is placed on nonaccrual status, the accrued but unpaid interest is charged against current income. Thereafter, interest on nonaccrual loans is recognized as interest income only as received, unless the collectability of outstanding principal is doubtful, in which case such interest received is applied as a reduction of principal until the principal has been recovered, and are recognized as interest income thereafter.

                  Loan origination, commitment fees and certain direct origination costs are deferred and amortized over the contractual life of the related loans, adjusted for prepayments, as a yield adjustment.

         Allowance for Loan Losses

                  The allowance for loan losses reflects an amount which, in management's judgment, is adequate to provide for estimated loan losses. Management's evaluation of the loan portfolio consists of evaluating current delinquencies, the adequacy of underlying collateral, current economic conditions, risk characteristics, and management's internal credit review process. The allowance is established through a provision charged against earnings. Loans are charged off as soon as they are determined to be uncollectible. Recoveries of loans previously charged off are added to the allowance. While management uses available information to recognize losses on loans, future adjustments in the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as part of their examinations, periodically review the Company's allowance for loan losses. Such agencies may require the Company to adjust the allowance based on their judgment and information available to them at the time of their examinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Other Real Estate Owned

                  Other real estate owned includes property acquired in situations in which the Company has physical possession of a debtor's assets (collateral). Such assets are carried at the lower of cost or fair value less estimated cost to sell and are included in other assets. Cost includes the fair value of the property at the time of foreclosure, foreclosure expense and expenditures for subsequent improvements. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Declines in value subsequent to foreclosure are recorded as a valuation allowance. Provisions for subsequent declines or losses from disposition of such property are recognized in non-interest expense.

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

         Income Taxes

                  The Company accounts for income taxes in accordance with the asset and liability method of accounting. Under such method, deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

         Earnings Per Common Share

                  Basic EPS is computed by dividing net income available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator). The denominator used in computing diluted EPS reflects the dilutive effect of options and warrants outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Business Segments

                 The Company adopted Statement of Financial Accounting Standards
                 (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information" on December 31, 1998. The Statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company operates in one business segment, commercial banking, and has no additional individually significant business segments.

         Stock-Based Compensation

                 The Company accounts for all stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock-based awards is measured by the excess, if any, of the fair market value of the stock over the amount the employee is required to pay. Compensation cost for the Company is measured at the grant date as all options are fixed awards.

         Financial Instruments

                  The Company enters into interest rate floor agreements as part of its asset/liability management program. Fees paid upon inception of these agreements are deferred and amortized over the life of the agreements. Income or expense derived from these agreements is recognized in interest income during the period earned.

         Comprehensive Income

                  The Company adopted SFAS No. 130, "Reporting Comprehensive Income" on January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income which includes net income and other comprehensive income, non-owner related transactions in equity. SFAS No. 130 requires only additional disclosures in the consolidated financial statements. During 1998, 1997 and 1996 the only component of comprehensive income, other than net income, is unrealized gains or losses on securities available for sale. Prior periods have been reclassified to conform with the provisions of the statement.

         Reclassifications

                  Certain reclassifications have been made in the consolidated financial statements for prior years to conform with the 1998 presentation.

B.       CASH RESTRICTIONS

                  The Company is required to maintain reserves in the form of average vault cash and balances with the Federal Reserve Bank. The average amounts of these balances maintained during the years ended December 31, 1998 and 1997, were $3,204,000 and $1,937,000, respectively. The required balance at December 31, 1998 was $3,547,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

C.       SECURITIES

                  The amortized cost, gross unrealized gains and losses, and estimated fair values of securities at December 31, 1998 and 1997 were as follows:

                                                                            Available for Sale
                                                      ------------------------------------------------------------
                                                                           Gross           Gross         Estimated
                                                      Amortized         Unrealized       Unrealized         Fair
                                                        Cost               Gains           Losses          Value
         (In Thousands)                                                        1998
         ---------------------------------------------------------------------------------------------------------
         U.S. Treasury Securities
           and Obligations of U.S.
           Government agencies                         $35,356             $544             $ -           $35,900
         Collateralized mortgage
           obligations                                  31,758               85              122           31,721
         Securities of states and
           political subdivisions                        1,267               42               -             1,309
         Equity securities                               2,732               -                -             2,732
         --------------------------------------------------------------------------------------------------------

                                                       $71,113             $671             $122          $71,662
         ========================================================================================================



                                                                            Available for Sale
                                                      ------------------------------------------------------------
                                                                           Gross           Gross         Estimated
                                                      Amortized         Unrealized       Unrealized         Fair
                                                        Cost               Gains           Losses          Value
         (In Thousands)                                                        1997
------------------------------------------------------------------------------------------------------------------

         U.S. Treasury Securities
           and Obligations of U.S.
           Government agencies                         $30,859             $573             $  6          $31,426
         Collateralized mortgage
           obligations                                  32,236               79              194           32,121
         Securities of states and
           political subdivisions                          360               22                -              382
         Equity securities                               2,130                -                -            2,130
-----------------------------------------------------------------------------------------------------------------

                                                       $65,585             $674             $200          $66,059
=================================================================================================================


                  Proceeds from sales of debt securities during 1998, 1997, and 1996 were $3.1 million, $2.5 million and $6.0 million, respectively. Gross gains of $52 thousand, $5 thousand and $5 thousand and gross losses of zero, $3 thousand and $7 thousand were realized on those sales in 1998, 1997 and 1996, respectively.

                  At December 31, 1998 and 1997, the Company did not have any securities which it classified as held to maturity or trading.

                  The amortized cost and fair value of debt securities by contractual maturity at December 31, 1998, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Collateralized mortgage obligations with a weighted average effective yield of 6.09% are disclosed as a separate line item due to staggered maturity dates. Investments in equity securities are excluded as they have no stated maturity date.

                                                                                        Available for Sale
                                                                                ---------------------------------
                                                                                                        Estimated
                                                                                Amortized                  Fair
                                                                                  Cost                    Value
         (In Thousands)                                                                 December 31, 1998
-----------------------------------------------------------------------------------------------------------------
         Due in one year or less                                                 $ 9,990                 $ 9,990
         Due after one year through five years                                     2,032                   2,064
         Due after five years through ten years                                      457                     476
         Due after ten years                                                      24,144                  24,679
-----------------------------------------------------------------------------------------------------------------
                                                                                  36,623                  37,209
         Collateralized mortgage obligations                                      31,758                  31,721
-----------------------------------------------------------------------------------------------------------------

                                                                                 $68,381                 $68,930
=================================================================================================================


                  Securities with an aggregate amortized cost of approximately $35.7 million and $31.3 million were pledged to secure public deposits, Federal Home Loan Bank borrowings and for other purposes as required by law at December 31, 1998 and 1997, respectively.


D.       LOANS AND ALLOWANCE FOR LOAN LOSSES

                  An analysis of the changes in the allowance for loan losses is as follows:

                                                           Year Ended December 31
      (In Thousands)                                    1998        1997         1996
--------------------------------------------------------------------------------------
      Balance, January 1                               $3,128      $2,878      $ 3,034
      Provision charged to operations                     128         100           --
      Loans (charged off), net of recoveries
        of $474, $319 and $541, in 1998,
          1997, and 1996, respectively                    390         150         (156)
--------------------------------------------------------------------------------------

         Balance, December 31                          $3,646      $3,128      $ 2,878
======================================================================================

                  At December 31, 1998 and 1997, loans on nonaccrual status amounted to $408,000 and $1,094,000, respectively. The effect of nonaccrual loans was to reduce interest income by approximately $29,000 in 1998, $32,000 in 1997 and $74,000 in
                  1996. There were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual at December 31, 1998 and 1997.

                  The Company's recorded investment in impaired loans and the related valuation allowance are $108,000 and $17,000 and $805,000 and $359,000, at December 31, 1998 and 1997,
                  respectively. The valuation allowance is included in the allowance for loan losses on the consolidated balance sheets. At December 31, 1998 and 1997 there were no impaired loans without an accompanying valuation allowance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

D.       LOANS AND ALLOWANCE FOR LOAN LOSSES - CONTINUED

                  The average recorded investment in impaired loans for the years ended December 31, 1998, 1997 and 1996 was $143,000,
                  $390,000 and $382,000, respectively.

                  Interest payments received on impaired loans are recorded as reductions in principal outstanding or recoveries of principal previously charged off. Once the entire principal has been collected any additional payments received are recognized as interest income. No interest income was recognized on impaired loans in 1998 or 1997.

                  In the ordinary course of business, the Company makes loans to directors, executive officers, and principal shareholders, including related interests. In management's opinion, these loans are made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other borrowers and they did not involve more than the normal risk of uncollectability or present other unfavorable features at the time such loans were made. During 1998, $4.3 million of new loans were made while repayments and other reductions totaled $1.1 million. Outstanding loans to executive officers and directors, including their associates and affiliated companies, were $5.4 million and $2.2 million at December 31, 1998 and 1997, respectively. Unfunded lines to executive officers and directors were $4.0 and $4.1 million at December 31, 1998 and 1997, respectively.

                  The directors, executive officers and principal shareholders also maintain deposits with the Company. The terms of these deposit contracts are comparable to those available to other depositors. The amount of these deposits totaled $2.5 million and $1.3 million at December 31, 1998 and 1997, respectively.


E.       PREMISES AND EQUIPMENT

                  Premises and equipment is summarized as follows:

                                                                           December 31
                  (In Thousands)                                        1998          1997
-------------------------------------------------------------------------------------------
                  Land                                                $   638       $    --
                  Leasehold improvements                                  978           577
                  Furniture and equipment                               2,023         1,948

                  Building and improvements                               298            --
-------------------------------------------------------------------------------------------
                                                                        3,937         2,525
                  Less accumulated depreciation and amortization       (1,211)       (1,548)
-------------------------------------------------------------------------------------------
                  Premises and equipment, net                         $ 2,726       $   977
===========================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  The Company occupies space under noncancelable operating leases. The leases provide annual escalating rents for periods through 2003 with options for renewals. Rent expense is recognized in equal monthly amounts over the lease term. Rent expense was $357,000, $345,000 and $284,000 for 1998, 1997 and
                  1996, respectively.

                  Future lease payments under noncancelable operating leases at December 31, 1998 are payable as follows:

                 (In Thousands)
--------------------------------------------------------------------------------
                  1999                                             $410
                  2000                                              239
                  2001                                              171
                  2002                                               92
                  2003                                               38
--------------------------------------------------------------------------------
                                                                   $950
================================================================================


F.       INCOME TAXES

                  Actual income tax expense for the years ended December 31, 1998, 1997 and 1996 differed from an "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to income before income taxes)as follows:

                  (In Thousands)                                           1998           1997           1996
--------------------------------------------------------------------------------------------------------------
                  Computed "expected" tax expense                         $1,415         $1,152           $923
                  State taxes, net of federal benefit                        163            135             -
                  Benefit of net operating
                   loss carryforward                                          -              -            (755)
                  Other                                                        3             44             -
--------------------------------------------------------------------------------------------------------------
                  Total income tax expense                                $1,581         $1,331           $168
==============================================================================================================


                  The components of income tax expense (benefit) were as follows:

                  (In Thousands)                               1998          1997       1996
--------------------------------------------------------------------------------------------
                  Current income tax expense:
                    Federal                                   $ 1,347       $1,107      $ 86
                    State                                         249          100        --
--------------------------------------------------------------------------------------------
                                                                1,596        1,207        86
--------------------------------------------------------------------------------------------
                  Deferred income tax expense (benefit):
                    Federal                                       (13)          20        82
                    State                                          (2)         104        --
--------------------------------------------------------------------------------------------
                                                                  (15)         124        82
--------------------------------------------------------------------------------------------

                  Total income tax expense                    $ 1,581       $1,331      $168
============================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Significant temporary differences and carryforwards that give rise to the deferred tax assets and liabilities are as follows:

                                                                   December 31
                  (In Thousands)                                  1998      1997
--------------------------------------------------------------------------------
                  Deferred tax assets:
                  Deferred fees, principally due to timing
                    differences in the recognition of income      $141      $147
                  Other                                              4        10
--------------------------------------------------------------------------------
                    Total gross deferred tax assets                145       157
--------------------------------------------------------------------------------


                  Deferred tax liabilities:
                  Unrealized gain on securities
                    available for sale                             209       180
                  Discount on securities deferred
                    for tax purposes                               130       108
                  Loans, principally due to provision for
                   loan losses                                     126       174
                  Premises and equipment, principally due to
                    differences in depreciation methods             17        38
                  Other                                             63        43
--------------------------------------------------------------------------------
                    Total gross deferred tax liabilities           545       543
--------------------------------------------------------------------------------

                  Net deferred tax liabilities                    $400      $386
================================================================================

                  It is more likely than not that the results of the Company's future operations will generate sufficient taxable income to realize the deferred tax assets.


G.       LONG TERM DEBT AND LINES OF CREDIT

                  The Bank maintains an arrangement with the Federal Home Loan Bank of Cincinnati to provide for certain borrowing needs of The Bank. The arrangement requires The Bank to hold stock in the Federal Home Loan Bank and requires The Bank to pledge investment securities or loans, to be held by the Federal Home Loan Bank, as collateral. During 1998, loans totaling $5,000,000 were advanced and repaid. During 1997, $5,000,000 was advanced under this arrangement. At December 31, 1998 and 1997 indebtedness under the arrangement totaled $14,500,000. Advances of $9,500,000 mature in September, 2001 and $5,000,000 November 2003, and are eligible for prepayment at The Bank's option beginning in September, 1998 and November, 2000. The interest rate on $9,500,000 of the advances is tied to the one-month LIBOR rate and adjusts periodically. Interest on the $5,000,000 advance is at 4.45% for two years and then adjusts quarterly to the three month LIBOR rate. Interest is payable monthly. The maximum advances outstanding were $14,500,000, the average balances outstanding were $12,144,000 and $12,651,000 and the weighted average rates were 5.56% for the years ended 1998 and 1997, respectively. The Bank has pledged investment securities with an amortized cost of approximately $15.2 million at December 31, 1998 as collateral under terms of the loan agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

G.       LONG TERM DEBT AND LINES OF CREDIT - CONTINUED

                  On December 31, 1998 and 1997, the Company had available for its use $26.5 million and $19.0 million, respectively, of unsecured short-term bank lines of credit. Such short-term lines serve as backup for loan and investment needs. There are no compensating balance requirements. These lines facilitate federal funds borrowings and bear a rate equal to the current lending rate for federal funds purchased. Amounts outstanding under these lines of credit at December 31, 1998 and 1997 were $8.0 million and $0, respectively.

H.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

                  At December 31, 1998 and 1997 unused lines of credit were approximately $58.2 million and $53.0 million, respectively, with the majority generally having terms at origination of one year. Additionally, the Company had standby letters of credit of $4,832,000 and $3,039,000 at December 31, 1998 and 1997,
                  respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

I.       SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

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

                  At December 31, 1998 funded and unfunded loan commitments as classified by Standard Industry Classification codes include borrowers in the real estate industry approximating $27.2 million and $5.2 million, respectively, and loans to building contractors approximating $8.8 million and $10.1 million, respectively. At December 31, 1997, funded and unfunded commitments to borrowers in the real estate industry were approximately $25 million and $2.2 million, respectively, and to building contractors approximately $7.9 million and $11.2 million, respectively.

J.       EMPLOYEE BENEFITS

                  The Company maintains for its employees an Associates Stock Purchase Plan and a Retirement Savings Plan 401(K).

                  The Retirement Savings Plan 401(K) provides for the maximum deferral of employee compensation allowable by the IRS under provisions of Section 401(A) and 401(K). The Plan is available to all associates who meet the plan eligibility requirements. The Company provides various levels of employer matching of contributions up to 4% of the associate's compensation. Employer contributions are invested exclusively in the Company's common stock. Associates fully vest in the employer's contributions after three years of service as defined in the Plan. Total plan expense for 1998, 1997 and 1996 was approximately $88,000, $77,000, and $61,000, respectively.

                  In 1997, the Board of Directors adopted the 1997 Nonstatutory Stock Option Plan which reserved 150,000 shares of the Company's common stock for use under the Plan (plus 10% of any additional shares of stock issued after the effective date of the Plan). Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held in the treasury of the Company. Options are granted at an option price of no less than the fair market value of the stock on the date of grant. Each grant of an option shall be evidenced by a stock option agreement specifying the number of shares, the exercise price, and a vesting schedule. During 1998 and 1997, 45,177 options, and 23,000 options, respectively, were granted under the Plan.

                  The Associates Stock Purchase Plan (ASPP), under which 100,000 shares of the Company's common stock may be issued, allows associates to purchase the Company's common stock through payroll deductions at 84% of the existing market value, not to fall below par value. The difference between the purchase price and the market value on the date of issue is recorded as compensation expense. Compensation expense of $16,000, $9,000 and $2,000 was recorded in 1998, 1997 and 1996, respectively. Incidental expenses regarding the administration of the plan are paid by the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  As of December 31, 1998, the Company's Board of Directors had approved the issuance of stock options to purchase 142,627 shares of the Company's common stock. Compensation expense was not recorded in connection with the issuance of these options as the option price was equal to or exceeded the market price of the Company's common stock at the date of grant. The following table presents information on stock options:

                                                                                               Weighted
                                                    Total     Exercisable       Option         Average
                      Option Shares                Options      Options       Price Range       Price
------------------------------------------------------------------------------------------------------
                  Options outstanding
                    at January 1, 1996             65,000       51,000      $  6.00-7.125      $ 6.59
                  Granted                          15,000        3,000      $      10.125      $10.125
                  Options that became
                    exercisable                        --        8,000      $  6.00-7.125      $ 6.813
                  Options exercised                (5,000)      (5,000)     $       7.125      $ 7.125
------------------------------------------------------------------------------------------------------
                  Options outstanding at
                    December 31, 1996              75,000       57,000      $ 6.00-10.125      $ 7.26
                  Granted                          22,450        4,490      $      11.625      $11.625
                  Options that became
                    exercisable                        --        9,000      $ 7.00-10.125      $ 8.10
------------------------------------------------------------------------------------------------------
                  Options outstanding at
                    December 31, 1997              97,450       70,490      $ 6.00-11.625      $ 8.28
                  Granted                          45,177        9,035      $      14.75       $14.75
                  Options that became
                    exercisable                        --        7,490      $7.125-11.625      $11.02
------------------------------------------------------------------------------------------------------
                  Options outstanding at
                    December 31, 1998             142,627       87,015     $  6.00-14.75       $10.32
-----------------------------------------------------------------------------------------------------

                  The stock options have five year vesting schedules and become exercisable in full in the event of a merger, sale or change in majority control of the Company. The options expire during the years 2002 through 2007. The weighted average price of the options at December 31, 1998 was $10.32 and the weighted average remaining life was approximately 7.3 years.

                  The Company accounts for its stock option plan and ASPP in accordance with the provisions of Accounting Principles Board
                  (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to stock options would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Had the Company used the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company would have recognized, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. The Company has elected to continue to apply the provisions of APB No. 25. As such, proforma disclosures of net income and earnings per share as if the fair value based method of SFAS No. 123 had been used, are as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                1998                  1997              1996
--------------------------------------------------------------------------------------------------------------
                  Net income - as reported                   $2,581,000            $2,058,000       $2,547,000
                  Net income - proforma                      $2,543,000            $2,045,000       $2,543,000
                  Earnings per share:
                    Basic
                      As reported                            $     1.08            $      .93       $     1.16
                      Proforma                               $     1.06            $      .93       $     1.16
                    Diluted
                      As reported                            $      .78            $      .89       $     1.15
                      Proforma                               $      .77            $      .88       $     1.14
==============================================================================================================

                  The weighted average fair values of options granted during 1998, 1997 and 1996 were $5.79, $3.95 and $2.97 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                          1998             1997           1996
--------------------------------------------------------------------------------------------------------------
                  Expected dividend yield                                 2.13%            1.78%         1.42%
                  Expected stock price volatility                           22%              20%           19%
                  Risk-free interest rate                                 5.66%            6.64%         6.61%
                  Expected life of options(years)                            5                5             5
==============================================================================================================


K.       SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

                  The Company can issue common stock pursuant to various plans such as employee stock purchase, contributions to the 401(K) plan, and payment of directors' fees. Under these plans, 7,304, 4,417 and 5,973 shares were issued during 1998, 1997 and 1996, respectively.

                  The Company had outstanding stock options totaling 142,627 and 97,450 shares at December 31, 1998 and 1997, respectively. Options totaling 45,177 shares were issued during 1998. Options totaling 22,450 shares were issued during 1997.

                  At December 31, 1997, warrants to purchase 4,739,397, shares of CFGI's common stock at a price of $12.50 per share were outstanding. During 1998 and 1997, warrants for 1,996,807 shares and 5,530 shares were exercised with proceeds of $24,960,087 and $69,125, respectively. The unexercised warrants expired on December 31, 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

K.       SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE - CONTINUED

                  The following table is a reconciliation of net income and average shares outstanding used in calculating basic and diluted earnings per share.

                                              Year Ended December 31
(Dollars in Thousands,
  Except Per Share Data)               1998            1997            1996
--------------------------------------------------------------------------------
Net income available to common
  shareholders                      $    2,581      $    2,058      $    2,547
--------------------------------------------------------------------------------

Weighted average common shares
 outstanding
   Basic                             2,393,576       2,205,043       2,198,619

Dilutive effect of:
   Options                              40,090          30,687          24,034
   Warrants                            887,562          87,850              --
--------------------------------------------------------------------------------

Weighted average common shares
 outstanding
   Diluted                           3,321,228       2,323,580       2,222,653
--------------------------------------------------------------------------------

Antidilutive securities:
   Warrants                                 --               *       4,744,927
--------------------------------------------------------------------------------

Net income per share:
   Basic                            $     1.08      $      .93      $     1.16
   Diluted                          $      .78      $      .89      $     1.15
--------------------------------------------------------------------------------

* The warrants were dilutive beginning in the fourth quarter of 1997.

                  In January, 1998, the Company's Board of Directors adopted a Shareholder Rights Plan which authorizes the distribution of a dividend of one common share purchase right for each outstanding share of CFGI's common stock. The rights will be exercisable only if a person or group acquires 15% or more of CFGI's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. The rights are designed to assure that all of CFGI's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender takeovers, squeeze outs, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders an appropriate control premium.

                  If the Company were acquired in a merger or other business combination transaction, each right would entitle its holder to purchase, at the right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such a price. In addition, if a person or group acquires 15% or more of CFGI's common stock, each right would entitle its holder (other than the acquiring person or members of the acquiring group) to purchase, at the rights then current exercise price, a number of CFGI's common shares having a market value of twice that price. After a person or group acquires beneficial ownership of 15% or more of CFGI's common stock and before an acquisition of 50% or more of the common stock, the Board of Directors would exchange the rights (other than rights owned by the acquiring person or group), in whole or in part, at an exchange ratio of one share of common stock per right.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

K.       SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE - CONTINUED

                  Until a person or group has acquired beneficial ownership of 15% or more of CFGI's common stock, the rights will be redeemable for $.01 per right at the option of the Board of Directors. The rights are intended to enable all CFGI's shareholders to realize the long-term value of their investment in the Company. The Company believes they will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

L.       RESTRICTIONS ON RETAINED EARNINGS, REGULATORY MATTERS AND LITIGATION

                  In order to declare dividends The Bank must transfer a minimum of ten percent of current net income from retained earnings to additional paid-in capital until additional paid-in capital equals common stock. At December 31, 1998, approximately $5.7 million of The Bank's retained earnings were available for dividend declaration and payment to its shareholder CFGI (parent company), without regulatory approval.

                  The Bank transferred $258,000 and $147,000 from retained earnings to surplus during 1998 and 1997, respectively. Additionally, during 1996, The Bank transferred a net of $1,851,000 from additional paid-in capital to retained earnings. The Bank transferred $187,000 from retained earnings to additional paid-in capital, subsequent to, its acquisition by CFGI.

                  CFGI and The Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and The Bank must meet specific capital guidelines that involve quantitative measures of the Company's and The Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Company and The Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Company and The Bank meet all capital adequacy requirements to which it is subject as of December 31, 1998.

                  As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized The Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, The Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed The Bank's category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

L. RESTRICTIONS ON RETAINED EARNINGS, REGULATORY MATTERS AND LITIGATION - CONTINUED

                  The Company's and The Bank's actual capital amounts and ratios are also presented in the table.

CAPITAL RATIOS

                                                 CFGI                             The Bank
                                               December 31                       December 31
(Dollars In Thousands)                    1998            1997            1998                1997
----------------------------------------------------------------------------------------------------
CAPITAL COMPONENTS
  TIER 1 CAPITAL:
    Shareholders' equity               $  51,171       $  24,052       $  26,474            $ 23,865
    Unrealized gain on securities           (340)           (294)           (340)               (294)
----------------------------------------------------------------------------------------------------
        Total Tier 1 capital              50,831          23,758          26,134              23,571

TIER 2 CAPITAL:
    Allowable allowance for
      loan losses                          2,113           1,714           2,107               1,713
        Total capital                  $  52,944       $  25,472       $  28,241            $ 25,284
----------------------------------------------------------------------------------------------------

Risk-adjusted assets                   $ 167,527       $ 135,674       $ 166,997            $135,639
Quarterly average assets               $ 220,645       $ 200,594       $ 220,398            $200,560


                                            Regulatory
                                              Minimum                CFGI               The Bank
                                              Ratios             December 31           December 31
                                                              1998        1997       1998       1997
----------------------------------------------------------------------------------------------------
CAPITAL RATIOS
  Total risk-based capital ratio                8%            31.6%      18.8%       16.9%     18.6%
  Tier 1 risk-based capital ratio               4%            30.3%      17.5%       15.6%     17.4%
  Tier 1 leverage ratio                         4%            23.0%      11.8%       11.9%     11.8%


                  There are from time to time legal proceedings pending against the Company. In the opinion of management, liabilities, if any, arising from such proceedings presently pending would not have a material adverse effect on the consolidated financial statements of the Company.

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

                  The following table presents the carrying amounts and the estimated fair value of the Company's financial instruments at December 31:

                                                                              Estimated                    Estimated
                                                                Carrying        Fair        Carrying          Fair
                                                                 Amount         Value         Value          Value
        (In Thousands)                                                    1998                       1997
-------------------------------------------------------------------------------------------------------------------
                  Financial assets:
                     Cash, due from banks,
                       and federal funds sold                   $ 13,243       $ 13,243       $16,591      $ 16,591
                     Investment securities                        71,662         71,662        66,059        66,059
                     Loans, net of unearned
                       income                                    152,675        153,113       122,749       122,646

                  Financial liabilities:
                     Deposits                                    162,553        162,893       164,099       164,564
                     Federal Home Loan
                       Bank and other
                        borrowings                                22,500         22,676        14,500        14,503
-------------------------------------------------------------------------------------------------------------------


                                                          Contractual                     Contractual
                                                             or           Estimated           or          Estimated
                                                           Notional         Fair           Notional          Fair
                                                            Amounts         Value           Amounts          Value
                  (In Thousands)                                     1998                            1997
                  Off-balance items:
                     Interest rate floors                   $    --          $  *             8,000            $  *
                     Commitments to
                       extend credit                         58,207             *            53,023               *
                     Standby letters
                       of credit                              4,832             *             3,039               *
-------------------------------------------------------------------------------------------------------------------
            *  The estimated fair value of these items was not significant at December 31, 1998 or 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

M.       FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments presented above.

                  Cash, Due from Banks and Federal Funds Sold

                  For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value. These instruments expose the Company to limited credit risk and carry interest rates which approximate market.

                  Investment Securities

                  In estimating fair values, management makes use of prices or dealer quotes for U.S. Treasury securities, other U.S. government agency securities, and collateralized mortgage obligations, securities of states and political subdivisions, and equity securities. As required, securities available for sale are recorded at fair value.

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

                  Federal Home Loan Bank and Other Borrowings

                  The fair value of Federal Home Loan Bank borrowings is estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements.

N.       OTHER COMPREHENSIVE INCOME

                  SFAS No. 130, "Reporting Comprehensive Income" was adopted by the Company on January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive income which is defined as nonowner related transactions in equity. Prior periods have been reclassified to reflect the provisions of SFAS No. 130. The statement requires the Company's unrealized gains and losses (net of tax) on securities available for sale to be included in other comprehensive income. The amounts of other comprehensive income included in equity along with the related tax effect are set forth in the table below:

                                                                           Gain (Loss)         Tax           Net of
                  (Dollars In Thousands)                                   Before Tax        Expense           Tax
                  Year ended December 31, 1998
                  Net unrealized gain on securities
                    available for sale arising
                    during 1998                                                $127            $49             $78
                  Less:  Reclassification adjustment
                           for net gains included in
                           net income                                            52             20              32
-------------------------------------------------------------------------------------------------------------------
                  Other comprehensive income                                   $ 75            $29             $46
===================================================================================================================
                  Year ended December 31, 1997
                  Net unrealized gain on securities
                    available for sale arising
                    during 1997                                                $373           $142            $231
                  Less:  Reclassification adjustment
                           for net gains included in
                           net income                                             2              1               1
-------------------------------------------------------------------------------------------------------------------
                  Other comprehensive income                                   $371           $141            $230
===================================================================================================================

                  Year ended December 31, 1996
                  Net unrealized loss on securities
                    available for sale arising
                    during 1996                                               $(178)           $38           $(216)
                  Less:  Reclassification adjustment
                           for net losses included in
                           net income                                            (2)             1              (1)
-------------------------------------------------------------------------------------------------------------------
                  Other comprehensive income                                  $(176)           $39           $(215)
===================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

O.       PARENT COMPANY FINANCIAL INFORMATION

                  Condensed financial information for Community Financial Group, Inc., (Parent Company only) as of December 31, 1998 and 1997, for the years ended December 31, 1998 and 1997 and the period from May 1, 1996 to December 31, 1996 was as follows:

         Condensed Balance Sheets

                                                                                           December 31
         (In thousands)                                                          1998                     1997
----------------------------------------------------------------------------------------------------------------
         Assets
           Cash                                                                $ 14,229                  $   155
           Investment in bank subsidiary, at cost
             adjusted for equity in earnings                                     26,474                   23,865
           Securities available for sale
             (Amortized cost of $10,490)                                         10,490                      -
           Other assets                                                              24                       33
----------------------------------------------------------------------------------------------------------------
                  Total Assets                                                  $51,217                  $24,053
================================================================================================================
         Liabilities and Shareholders' Equity
           Other liabilities                                                    $    46                  $     1
----------------------------------------------------------------------------------------------------------------
                  Total Liabilities                                                  46                        1
                  Total Shareholders' Equity                                     51,171                   24,052
----------------------------------------------------------------------------------------------------------------
                  Total Liabilities and
                    Shareholders' Equity                                        $51,217                  $24,053
================================================================================================================



         Condensed Income Statements

                                                                                                      Eight Month
                                                          Year Ended            Year Ended           Period Ended
                                                          December 31           December 31           December 31
         (In Thousands)                                      1998                 1997                   1996
----------------------------------------------------------------------------------------------------------------
         Income
           Dividends from bank subsidiary                   $  133               $  530                   $  231
           Interest income                                       1                  -                        -
----------------------------------------------------------------------------------------------------------------
                  Total income                                 134                  530                      231
----------------------------------------------------------------------------------------------------------------

         Expenses
           Interest expense on short-term
             borrowings                                        -                     -                         1
           Other expenses                                      186                  165                       50
----------------------------------------------------------------------------------------------------------------
                  Total expenses                               186                  165                       51
----------------------------------------------------------------------------------------------------------------

         Income (loss) before income taxes                     (52)                 365                      180
         Increase to consolidated
           income taxes arising from parent
           company taxable income                               70                   63                       19
         Equity in undistributed earnings
           of subsidiary bank                                2,563                1,630                    2,348
----------------------------------------------------------------------------------------------------------------
         Net income                                         $2,581               $2,058                   $2,547
================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Statements of Cash Flows

                                                                                                      Eight Month
                                                         Year Ended          Year Ended              Period Ended
                                                        December 31,        December 31,              December 31
         (In Thousands)                                     1998                 1997                   1996
         Operating activities
           Net income                                      $ 2,581               $2,058                  $2,547
           Adjustments to reconcile net
             income to net cash provided
             by operating activities:
               Undistributed earnings of
                    bank subsidiary                         (2,563)              (1,630)                 (2,348)
                  Decrease (increase) in
                    other assets                                 9                   28                     (43)
                  Increase (decrease) in
                    other liabilities                           45                  (17)                     18
---------------------------------------------------------------------------------------------------------------
                    Net cash provided by
                     operating activities                       72                  439                     174
---------------------------------------------------------------------------------------------------------------
         Investment activities
           Purchases of securities                         (10,490)                  -                       -
---------------------------------------------------------------------------------------------------------------
           Cash used by investing
             activities                                    (10,490)                  -                       -
---------------------------------------------------------------------------------------------------------------
         Financing activities
           Repayment of short-term
             borrowing                                         -                     -                      (20)
           Proceeds from issuance of
             common stock                                   25,061                  120                      56
           Cash dividends paid                                (569)                (441)                   (176)
---------------------------------------------------------------------------------------------------------------
                    Net cash provided by
                      (used in) financing
                      activities                            24,492                 (321)                   (140)
---------------------------------------------------------------------------------------------------------------
         Increase in cash                                   14,074                  118                      34
         Cash beginning of period                              155                   37                       3
---------------------------------------------------------------------------------------------------------------
         Cash end of year                                  $14,229                $ 155                  $   37
---------------------------------------------------------------------------------------------------------------


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




/s/ Mack S. Linebaugh, Jr.
----------------------------------
Mack S. Linebaugh, Jr.
Chairman of the Board
President and CEO

Independent Auditors' Report


The Board of Directors and Shareholders
Community Financial Group, Inc.:


We have audited the accompanying consolidated balance sheets of Community Financial Group, Inc. and subsidiary (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Financial Group, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.




/s/ KPMG LLP
Nashville, Tennessee
January 26, 1999

                 COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY
                                   (UNAUDITED)
                      CONSOLIDATED QUARTERLY FINANCIAL DATA



                                                             1998
                                                      Three Months Ended
(In Thousands,
 except per share data)           December 31    September 30       June 30        March 31
--------------------------------------------------------------------------------------------
Interest income                     $4,251          $4,162          $4,132          $4,046
Interest expense                     1,981           1,973           2,063           2,018
--------------------------------------------------------------------------------------------

Net interest income                  2,270           2,189           2,069           2,028

Provision for loan losses               25              25              39              39
Non-interest income                    572             578             359             296
Non-interest expense                 1,687           1,695           1,444           1,245
--------------------------------------------------------------------------------------------

Income before income taxes           1,130           1,047             945           1,040
Provision for income taxes             422             403             356             400
--------------------------------------------------------------------------------------------

Net income                          $  708          $  644          $  589          $  640
============================================================================================
Income per share:
    Basic                           $  .28          $  .26          $  .25          $  .29
    Diluted                            .17             .23             .17             .22
============================================================================================

Weighted Average Common
  Shares Outstanding
    Basic                            2,540           2,457           2,363           2,214
    Diluted                          4,250           2,754           3,414           2,867
============================================================================================

                 COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY
                                   (UNAUDITED)
                      CONSOLIDATED QUARTERLY FINANCIAL DATA



                                                            1997
                                                     Three Months Ended
(In Thousands,
  except per share data)         December 31     September 30      June 30         March 31
-------------------------------------------------------------------------------------------
Interest income                     $4,006          $3,984          $3,821          $3,449
Interest expense                     2,107           2,084           1,984           1,781
-------------------------------------------------------------------------------------------

Net interest income                  1,899           1,900           1,837           1,668

Provision for loan losses               25              25              25              25
Non-interest income                    388             435             312             286
Non-interest expense                 1,186           1,309           1,309           1,432
-------------------------------------------------------------------------------------------

Income before income taxes           1,076           1,001             815             497
Provision for income taxes             439             420             277             195
-------------------------------------------------------------------------------------------

Net income                          $  637          $  581          $  538          $  302
===========================================================================================

Income per share:
    Basic                           $  .29          $  .26          $  .24          $  .14
    Diluted                            .25             .26             .24             .14
===========================================================================================

Weighted Average Common
  Shares Outstanding
    Basic                            2,207           2,205           2,204           2,203
    Diluted                          2,597           2,234           2,233           2,231
===========================================================================================

                            COMMON STOCK INFORMATION


The common stock of Community Financial Group, Inc., is traded on Nasdaq Stock Market(R) under the symbol CFGI. As of December 31, 1998, there were 466 shareholders of record of CFGI common stock.

The following table sets forth the Company's high and low prices during each quarter for the past two years.

                                                                   Market Price               Dividends
                      1998                                      High          Low
                  First quarter                               $15.00         $13.69             $.06
                  Second quarter                               17.06          14.00              .06
                  Third quarter                                15.00          12.06              .06
                  Fourth quarter                               12.88          11.81              .06

                                                                 Market Price                 Dividends
                      1997                                     High           Low
                  First quarter                               $12.75        $10.75              $.05
                  Second quarter                               12.25         11.00               .05
                  Third quarter                                12.13         11.25               .05
                  Fourth quarter                               15.13         11.75               .05


Quarterly stock price quotations were provided by the Nasdaq Stock Market(R), and reflect prices without retail markup, markdown or commissions and may not reflect actual transactions.