Form 10-K405, Exhibit 13
period 1999-12-31
COMMUNITY FINANCIAL GROUP INC
filed 2000-03-30
CIK 852677

                                                                      EXHIBIT 13


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
OPERATIONS AND FINANCIAL CONDITION


OVERVIEW

Community Financial Group, Inc. (CFGI) is a registered bank holding company under the Federal Reserve holding company act of 1956, as amended. CFGI owns The Bank of Nashville (The Bank) and its subsidiaries, all of which are collectively referred to as the Company. The Bank owns TBON-Mooreland Joint Venture, LLC and a majority interest in The Bank's subsidiary company Machinery Leasing Company of North America, Inc., (BON Leasing). The Bank is a state-chartered bank incorporated in 1989 under the laws of the state of Tennessee. On April 30, 1996, CFGI executed a plan of exchange with The Bank, whereby CFGI became the parent holding company of The Bank. In January, 1998, the Company's Board of Directors adopted a shareholder rights plan which authorizes the distribution of a dividend of one common share purchase right for each outstanding share of CFGI's common stock. The rights will be exercisable only if a person or group acquires fifteen percent or more of CFGI's common stock or announces a tender offer, the consummation of which will result in ownership by a person or group of fifteen percent or more of the common stock. The rights are designed to ensure that all of CFGI's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations, and other abusive tactics to gain control of the Company without paying all shareholders an appropriate control premium. The holding company's structure provides flexibility for expansion of the Company's banking business through acquisition of other financial institutions and for the addition of banking related services. During 1998, the Company expanded its arrangement with LMFP to offer certain investment services while discontinuing most traditional trust services. During 1999, the Company created a title agency through a joint venture with Mooreland Title Company, LLC of Brentwood, Tennessee (TBON-Mooreland Joint Venture, LLC), and purchased a majority interest in Machinery Leasing Company of North America, Inc. The Company experienced a significant change in its capital structure during 1998 as it received $25 million in new capital from the exercise of warrants.

The accompanying consolidated financial statements and notes are considered to be an integral part of this analysis and should be read in conjunction with the narrative. This discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and the selected financial highlights presented elsewhere in this report. To the extent that the statements in this discussion relate to the plans, objectives, or future performance of the Company, these statements may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Actual strategies and results of future periods may differ materially from those currently expected due to various risks and uncertainties.

The Company's primary base of operation is located in the L & C Tower at 401 Church Street, Nashville, Tennessee, 37219. The Bank has three full service, traditional branches; one located in the Glendale Center in Green Hills, which opened in January, 1997; one located in Maryland Farms in Brentwood, which opened in September, 1998; and the other located on Maple Drive North in Hendersonville, which opened in April, 1999. Additional branch services are provided through full service mobile branching, "Bank-on-Call", which was established in September 1996 and expanded in each subsequent year. Bank-on-Call provides the convenience of "at your door" banking service to commercial customers. Additionally, the Company has expanded its delivery systems through full service ATM's, cash dispensers, cash management services and its "Bank on Line" Internet banking service. The Company offers a full array of commercial and consumer banking services as well as leasing and investment services.

The primary service area of the Company is centered around Nashville, Tennessee and encompasses an eight county area. The Company competes with existing area commercial banks and other area financial institutions, insurance companies, consumer finance companies, brokerage firms, credit unions and other business entities which have been active in pursuing traditional banking markets. Due to the rapid economic growth of the Company's market area and consolidation in the financial services industry, additional competition is expected to continue from new entrants to the Company's market. Although the Company has fewer physical locations than many of its competitors, it has continued its commitment to providing customers maximum convenience by allowing consumers to access their accounts through competitors' ATM's throughout the state of Tennessee at no charge. This is accomplished through a program whereby the Company rebates any surcharges imposed on its customers by ATM providers within the state of Tennessee when accounts are accessed by a Bank of Nashville ATM or MasterMoney card.

The Company's assets were $308.1 million at December 31, 1999, compared to $238.2 million at December 31, 1998, representing an increase of 29.4%. Shareholders' equity decreased $3.9 million from $51.2 million at December 31, 1998 to $47.3 million at December 31, 1999. A majority of the decrease in shareholders' equity resulted from the Company having repurchased 304,500 shares in a Stock Repurchase Plan authorized by the Company's Board of Directors in March, 1999. During 1999, shareholders were paid dividends of $.46 per share compared to dividends totaling $.24 per share in 1998. The Company reported net income of $3.5 million, up 36% from $2.6 million reported in 1998. Basic earnings per share were $.86 per share in 1999 compared to $1.08 in 1998 while diluted earnings per share in 1999 were $.85 compared to $.78 in 1998. The decrease in basic earnings per share in 1999 compared to 1998 resulted from an increased number of shares outstanding due to the exercise of warrants which occurred primarily in late 1998, the impact of which was partially offset by the implementation of the Stock Repurchase Plan during 1999.

Return on average shareholders' equity (exclusive of other comprehensive income) was 7.09% in 1999 compared to 9.56% in 1998, reflecting the increase in equity due to the exercise of warrants in late 1998. Return on average assets for the year ended December 31, 1999 was 1.30% compared to 1.23% in 1998. During 1999, the Company continued its expansion and growth plans by internal growth within The Bank and expansions into related lines of business. This growth included opening the Hendersonville branch location and expanding its lending activities. During 1999, the Company continued its focus on asset quality while expanding its lending activities in accordance with its long-term strategic plan. The maintenance of an adequate level for the allowance for loan losses was reflected by a provision for losses of $106,000 reported in 1999, a period in which net recoveries were $218,000. This provision expense was deemed appropriate considering the Company's loan growth and comprehensive analysis of the allocated and unallocated portions of the loan loss reserve in conjunction with a detailed analysis of the quality of the Company's loan portfolio. Nonperforming assets as a percentage of loans and foreclosed properties declined from .30% in 1998 to .14% in 1999. During 1999, net nonperforming assets decreased $169,000, or 36.7%, to $291,000 at December 31, 1999, from $460,000 at year end 1998, while total loans increased $52.8 million, or 34.6%, from $152.7 million at December 31, 1998 to $205.5 million at year end 1999. A more detailed analysis of nonperforming assets and the provision for loan losses is presented under the caption, "Provision for Loan Losses" and "Nonperforming Assets and Risk Elements". During 1999, deposits increased $66.6 million, or 41.0%, to $229.1 million at December 31, 1999 from $162.6 million at December 31, 1998. Average deposits increased $31.8 million, or 19.0%, in 1999 compared to 1998. All categories of deposits increased at December 31, 1999, compared to December 31, 1998 with money market accounts and time certificates of deposit reflecting the largest increases. The net loan to deposit ratio at December 31, 1999 was 89.7% compared to 93.9% at December 31, 1998 while net loans to assets ratio was 66.7% at year end 1999 compared to 64.1% at December 31, 1998. The Company's high capital ratio continues to make it appropriate to maintain a higher than average loan to deposit ratio when considering the overall net loans to assets ratio.

NET INTEREST INCOME

Fluctuations in interest rates, as well as volume and mix changes in earning assets and interest-bearing liabilities, can materially impact net interest income.

Net interest income increased 39.3% to $11.9 million in 1999 from $8.6 million in 1998. Total interest income increased $4.4 million, or 26.4%, in 1999 compared to 1998, while total interest expense increased $1.0 million, or 12.7%, in 1999 compared to 1998. The increase in total interest income is attributable primarily to a 28.2% increase in average earning assets and a shift in the mix of these assets as the growth was comprised primarily of a $42.4 million increase in average loans and leases. Additionally, average investment securities increased $9.3 million while average interest earning cash and federal funds sold increased $4.7 million in 1999 compared to 1998. The rate earned on average earning assets in 1999 declined 11 basis points when compared to 1998. During 1999, the average rate paid on interest-bearing liabilities declined 34 basis points when compared to the prior year. The volume of average interest-bearing liabilities increased $34.4 million, or 21.0%, in 1999 compared to 1998. This increase in average interest-bearing liabilities was comprised of a $14.1 million increase in average money market accounts, $6.1 million increase in certificates of deposit less than $100,000, $5.4 million increase in certificates of deposit $100,000 or greater, $5.8 million increase in Federal Home Loan Bank and other borrowings, and a $3.0 million increase in average NOW accounts. The declines reflected in rates paid on average interest-bearing liabilities during 1999 is not expected to continue as declines were primarily a result of a lower rate environment during the first half of 1999 while the last six months of 1999 reflected rate increases which have resulted in higher costs of funds. The following two schedules present an analysis of net interest income and the detail of income due to the fluctuations in volumes and rates.

AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                                                                1999                                 1998
                                                 ----------------------------------   -----------------------------------
                                                                Interest    Average                Interest       Average
                                                  Average        Income/    Yields/    Average      Income/       Yields/
                                                  Balance       Expense*     Rates*    Balance     Expense*        Rates*
(Dollars In Thousands)
ASSETS
Loans (net of unearned income):
     Commercial                                  $  60,245      $  5,382      8.93%   $ 43,137     $ 3,983          9.32%
     Real Estate - mortgage                         89,321         8,018      8.98      72,627       6,649          9.15
     Real Estate - construction                     16,586         1,525      9.19      12,288       1,132          9.21
     Consumer                                        5,854           609     10.40       5,608         627         11.18
     Lease financing                                 4,021           461     11.46          --          --            --
------------------------------------------------------------------------------------------------------------------------
         Total loans (net of
           unearned income)                        176,027        15,995      9.09     133,660      12,391          9.27
------------------------------------------------------------------------------------------------------------------------
Securities                                          68,421         4,374      6.39      59,117       3,833          6.48
Federal funds sold and cash                         12,200           626      5.13       7,468         384          5.14
========================================================================================================================
         Total earning assets                    $ 256,648      $ 20,995      8.18%   $200,245     $16,608           .29%

Allowance for loan losses                           (3,945)                             (3,389)
Cash and due from banks                             11,032                               9,449
Premises and equipment, net                          3,324                               1,670
Accrued interest and other assets                    2,078                               1,526
------------------------------------------------------------------------------------------------------------------------
         Total assets                            $ 269,137                            $209,501
------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
NOW accounts                                     $  14,222      $    413      2.90%   $ 11,190     $   367          3.28%
Money market accounts                               92,059         3,783      4.11      77,982       3,463          4.44
Time certificates less
  than $100,000                                     37,687         2,031      5.39      31,551       1,809          5.73
Time certificates
  $100,000 and greater                              35,533         1,894      5.33      30,162       1,692          5.61
Federal Funds Purchased                              3,102           156      5.05         574          29          5.11
Federal Home Loan Bank and
  other debt                                        15,376           776      5.04      12,144         675          5.56
------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing
          liabilities                            $ 197,979      $  9,053      4.57%   $163,603     $ 8,035          4.91%
Non-interest bearing demand
  deposits                                          19,588                              16,409
Accounts payable and accrued
  liabilities                                        2,370                               2,176
------------------------------------------------------------------------------------------------------------------------
         Total liabilities                         219,937                             182,188
------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                49,200                              27,313
------------------------------------------------------------------------------------------------------------------------
         Total liabilities and
          shareholders' equity                   $ 269,137                            $209,501
------------------------------------------------------------------------------------------------------------------------
Interest income/earning assets*                                               8.18%                                 8.29%
Interest expense/earning assets                                               3.53                                  4.01
------------------------------------------------------------------------------------------------------------------------
Net interest margin*                                                          4.65%                                 4.28%
========================================================================================================================

*Fully taxable equivalent basis.

Nonaccrual loans are included in average loans and average earning assets. Consequently, yields on these items are lower than they would have been if all loans had earned at their contractual rate of interest. Had nonaccrual loans earned income at the contractual rate, interest income of $10,000, $29,000 and $32,000 would have been recognized during 1999, 1998 and 1997, respectively.

                                        1997
                   -----------------------------------------------
                                     Interest              Average
                   Average            Income/              Yields/
                   Balance            Expense*              Rates*
                   -----------------------------------------------
                   $ 36,889           $ 3,438              9.32%
                     65,102             6,002              9.22
                      9,102               849              9.33
                      3,742               435             11.62
                         --                --                --
                   -----------------------------------------------
                    114,835            10,724              9.34
                   -----------------------------------------------
                     61,587             4,128              6.70
                      8,105               417              5.14
                   -----------------------------------------------
                   $184,527           $15,269              8.27%

                     (3,006)
                      6,633
                      1,040
                      1,572
                   -----------------------------------------------
                   $190,766
                   ===============================================
                   $  6,856           $   253              3.69%
                     67,216             3,205              4.77

                     35,186             2,061              5.86
                     29,294             1,693              5.78

                        473                26              5.50

                     12,651               718              5.68
                   -----------------------------------------------
                   $151,676           $ 7,956              5.25%

                     14,088

                      2,156
                   -----------------------------------------------
                    167,920
                   -----------------------------------------------
                     22,846
                   -----------------------------------------------
                   $190,766
                   ===============================================
                                                            8.27%
                                                            4.31
                   -----------------------------------------------
                                                            3.96%
                   ===============================================

ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                         1999 Compared to 1998           1998 Compared to 1997
                                                           Increase(Decrease)Due to Increase(Decrease)Due to
(In Thousands)(1)                                    Rate       Volume       Net     Rate      Volume          Net
--------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
     Loans                                            $(250)    $3,854    $ 3,604   $ (78)    $ 1,745        $ 1,667
     Securities                                         (50)       596        546    (131)       (164)          (295)
     Federal funds sold and cash                          5        238        243       1         (34)           (33)
--------------------------------------------------------------------------------------------------------------------
         Total Interest Income                         (295)     4,688      4,393    (208)      1,547          1,339
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
     NOW accounts                                       (45)        91         46     (31)        145            114
     Money market accounts                             (272)       592        320    (231)        489            258
     Time certificates under $100,000                  (113)       336        223     (45)       (207)          (252)
     Time certificates $100,000
       and over                                         (88)       290        202     (50)         49             (1)
     Federal funds purchased                             (1)       128        127       6          (2)             4
     Federal Home Loan Bank
       and other debt                                   (66)       167        101     (28)        (16)           (44)
--------------------------------------------------------------------------------------------------------------------
         Total Interest Expense                        (585)     1,604      1,019    (379)        458             79
--------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                          $ 290     $3,084    $ 3,374   $ 171     $ 1,089        $ 1,260
====================================================================================================================

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

Trends in net interest income are commonly evaluated in terms of average rates, using the net interest margin and the net interest spread. The net interest margin, or the net yield on earning assets, is computed by dividing net interest income by average earning assets. This ratio represents the difference between the average yield on average earning assets and average rate paid for all funds used to support those assets, including both interest-bearing and non-interest-bearing sources of funds. The Company's net interest margin increased by 37 basis points to 4.65% in 1999, primarily resulting from an increase in the volume of average earning assets and a shift in the mix of earning assets from investments to higher yielding loans combined with an overall decrease in rates paid during 1999 on deposits. A higher average loan to deposit ratio also contributed to the overall improvement in the net interest margin in 1999 compared to 1998.

Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly, while the timing for repricing of both the asset and liability remain the same; both impact net interest income. It should be noted, therefore, that a matched interest sensitivity position, by itself, will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturity. Using this analysis, management from time to time assumes calculated interest sensitivity gap positions in an effort to maximize net interest income based upon short and long term anticipated movements in general level of interest rates. The Company's current "negative gap" position in the short-term (one year or less) creates some exposure to higher rates but positions it to benefit in a declining interest rate environment. Negative gap is used to describe the interest sensitivity position when a company's rate sensitive liabilities are repricing faster than its rate sensitive assets. See "Liquidity and Asset/Liability Management" section.

The interest rate spread measures the difference between the average yield on earning assets and average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of non-interest-bearing funds and gives a direct perspective on the effect of the market interest rate movement. During 1999, the Company's interest rate spread increased compared with 1998. The following table presents an analysis of the Company's interest rate spread and net yield on earning assets.

                                                                                       Years Ended December 31
                                                                                        1999              1998
--------------------------------------------------------------------------------------------------------------
                  Rate earned on interest earning assets                                 8.18%           8.29%
                  Rate paid on interest-bearing liabilities                              4.57%           4.91%
                  Interest rate spread                                                   3.61%           3.38%
                  Net yield on earning assets                                            4.65%           4.28%

The increased level of earning assets and the decline in the average rate paid on interest-bearing liabilities together with a shift in the mix of earning assets resulted in a higher level of net interest income in 1999 compared to 1998. The positive impact of the increased level of earning assets, particularly in the area of loans, was somewhat offset by growth in interest-bearing liabilities.

PROVISION FOR LOAN LOSSES

The Company maintains an allowance for loan losses at a level, which, in management's evaluation, is adequate to cover estimated losses on loans/leases based on available information at the end of each reporting period. Considerations in establishing the allowance include historical net charge-offs, changes in the credit risk, mix and volume of the loan portfolio, and other relevant factors, such as the risk of loss on particular loans, the level of nonperforming assets, and current and forecasted economic conditions. A more detailed discussion of nonperforming assets is presented under the caption "Nonperforming Assets and Risk Elements".

In 1999, the Company recorded $106,000 in expense for provision for loan losses, compared with $128,000 in 1998. Despite a decline in nonperforming assets and net recoveries for 1999, this provision was deemed appropriate due to the growth in the portfolio. Net recoveries were $218,000 in 1999 compared to $390,000 in 1998. The allowance for loan losses was 2.0% of loans/leases at December 31, 1999, compared to 2.4% at the same date in 1998. Nonperforming assets as a percent of loans and foreclosed properties declined from .3% at year end 1998 to .1% at December 31, 1999. Net recoveries of $218,000 in 1999 resulted from charge-offs of $772,000 and recoveries of $990,000 reflecting continued collection efforts on loans charged-off in prior periods. In 1998, net recoveries of $390,000 were the result of charge-offs of $84,000 and recoveries of $474,000.

Management will continue to evaluate the level of the allowance for loan losses and will determine what additional adjustments, if any, are necessary. Continued growth in the loan portfolio will be a factor in this evaluation, as well as the quality of the portfolio and other external and internal factors. The level of the allowance and the amount of the provision are determined on a quarter by quarter basis and, given the inherent uncertainties involved in the estimation process, no assurance can be given as to the amount of the provision and the level of the allowance at any future date. Management anticipates that there will be increased provision expense in 2000 due primarily to growth in the portfolio; however, the specific amount will be determined on a quarter by quarter basis as all factors are evaluated. Changes in circumstances affecting the various factors considered by the Company in establishing the level of the allowance could significantly affect the amount of the provision deemed to be warranted.

As a financial institution that assumes lending and credit risks as a principal element of its business, the Company anticipates that credit losses will be experienced in the normal course of business. Accordingly, the Company consistently applies a comprehensive methodology and procedural discipline which is updated on a quarterly basis at the subsidiary bank and leasing company level to determine both the adequacy of the allowance for loan losses and the necessity for charging provisions against earnings. The allowance for loan losses is based on assessments of the probable estimated losses inherent in the portfolios. The allowance for loan losses is comprised of an allocated and unallocated portion. Both portions of the allowance are available to support inherent losses in the portfolios. The allocated allowance is determined for each classification of both performing and nonperforming loans/leases within the portfolios. This methodology includes:

              - The application of allowance allocations for commercial loans, consumer loans, leases, and real estate loans is calculated by using weighted average loss rates over a defined time horizon based upon the analysis of the Company's historical averages of actual net loan charge-offs incurred within the portfolios by credit quality grade. The Company has established minimum loss factors for certain credit grade categories.

              - A detailed review of all criticized, nonperforming, and impaired loans/leases is performed to determine if any specific allowance allocations are required on an individual credit where management has identified significant conditions or circumstances exist that indicate the probability that a loss may be incurred in excess of the amount determined by the application of the historical loss methodology.

The unallocated allowance is established for loss exposure that exists in the remainder of the portfolios but has yet to be identified and to compensate for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings of credits. The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss related to these conditions involves a higher degree of uncertainty because they are not associated with specific problem credits or portfolio segments. The unallocated allowance represents prudent recognition of the fact that allowance estimates, by definition, lack precision. The conditions evaluated in connection with the unallocated allowance include the following conditions as of the balance sheet date:

              -   Changes in interest rates
              -   Changes in lending policy and procedure
              -   National and local economic conditions
              -   Trends in loan volumes and terms of loans in the portfolio
              -   Changes in the experience of personnel
              -   Recent levels of, and trends in, delinquencies and nonaccruals
              -   Loan review evaluation of the credit process
              - Credit concentrations and changes in the mix of the loan portfolio
              -   Competition, legal, and regulatory requirements
              -   Peer comparisons

Management reviews these conditions quarterly in discussion with its loan officers. If any of the conditions is evidenced by a specifically identified problem loan or portfolio segment as of the evaluation date, management's estimate of the effect of this condition may be reflected in the allocated allowance applicable to the credit or portfolio segment. Where a specifically identifiable problem credit or portfolio segment as of the evaluation does not evidence any of these conditions, management's evaluation of the probable loss concerning this condition is reflected in the unallocated allowance. Management believes that, in most instances, the impact of these events on the collectibility of the applicable credit has not yet been reflected in the level of nonperforming loans/leases or in the internal risk grading process regarding these credits. Accordingly, our evaluation of the probable losses related to these factors is reflected in the unallocated allowance.

The Company does not weigh the unallocated allowance among segments of the portfolio. The following specific factors are reflected in management's estimate of the unallocated allowance:

              - Concentration of real estate dependent loans o Continued concern in health care related industries
              - Improved geographic diversity of the portfolio resulting from the acquisition of Machinery Leasing Company in 1999
              - A gradually changing mix of loans which reflects more consumer products being offered through the Company's branch network
              - Credit quality remains strong, with nonperforming assets and delinquencies maintained at a low level
              - As the Company has experienced growth, additional support staff has been added and the management of credit risk continues to be refined
              - The local economic environment is strong and continues to outperform national trends in terms of job growth, low unemployment, housing sales, start-up businesses and corporate relocations

Primarily due to growth in the loan portfolio, the allocated portion of the reserves has increased, and the unallocated portion of the reserves has declined. The total allowance as a percentage of loans and leases has decreased from 2.4% at the end of 1998 to 2.0% at the end of 1999 but continues to remain higher than The Bank's peer group. Nonperforming assets as a percent of loans has decreased over the past three years from 1.0% in 1997 to .30% in 1998 to
 .14% in 1999 reflecting the overall quality of the portfolio that has been maintained during periods of significant loan growth. While total charge-offs increased in 1999 and recoveries declined, delinquencies continue to be extremely moderate. Although it is unlikely that future recoveries will match the rate of recent years, management believes that the allowance for loan losses is appropriate due to the strength of the local economy, minimal delinquencies, and the overall strength in the credit quality of the portfolio. Management is aware that the Company has been operating in an extremely beneficial economic environment. The Company will continue to evaluate both the allocated and unallocated portions of the reserves maintaining an awareness that, by virtue of its high capital level, the Company has the ability to make larger loans, thereby increasing the possibility of a loan having a larger adverse impact than may be the case in peer group companies. Management will continue to carefully evaluate the unallocated allowance and will ensure that it remains prudent and consistent with regulatory requirements.

After completion of the process discussed above, the Company's Board of Directors evaluates the adequacy of the allowance and establishes the provision level for the current quarter. The Company believes that the procedural discipline, systematic methodology and comprehensive documentation of this quarterly process is in full compliance with all regulatory requirements and provides appropriate support for accounting and reporting purposes. The Company believes that the allocation of its allowance for loan losses is reasonable.

The following table represents a recap of activity in the allowance for loan losses during the past two years.

SUMMARY OF LOAN LOSS EXPERIENCE
(In Thousands)                                                                        1999              1998
------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, JANUARY 1                                                 $3,646        $   3,128

LOANS CHARGED OFF:
   Commercial                                                                          (608)             (41)
   Real estate                                                                         (129)             (38)
   Consumer                                                                             (20)              (5)
   Lease financing                                                                      (15)              --
------------------------------------------------------------------------------------------------------------
      Total charge-offs                                                                (772)             (84)
------------------------------------------------------------------------------------------------------------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
   Commercial                                                                           988              222
   Real estate                                                                           --                2
   Consumer                                                                               2              250
------------------------------------------------------------------------------------------------------------
      Total recoveries                                                                  990              474
------------------------------------------------------------------------------------------------------------
NET RECOVERIES                                                                          218              390
-----------------------------------------------------------------------------------------------------------
PROVISION CHARGED TO OPERATIONS                                                         106              128
------------------------------------------------------------------------------------------------------------
PURCHASED RESERVE OF BON LEASING                                                         92               --
------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, DECEMBER 31                                            $   4,062        $   3,646
------------------------------------------------------------------------------------------------------------
Loans, net of unearned income
   Year-end                                                                       $ 205,511        $ 152,675
   Average during year                                                            $ 176,027        $ 133,660
Allowance for loan losses to year-end
   loans, net of unearned income                                                        2.0%             2.4%
Provision for loan losses to average
   loans, net of unearned income                                                         .1%              .1%
Net recoveries to average loans, net of unearned income                                  .1%              .3%

The following table presents the allocation of the allowance for loan losses for the past two years

ALLOCATION OF THE ALLOWANCE LOAN FOR LOSSES
(In Thousands)                                                                       1999              1998
------------------------------------------------------------------------------------------------------------
BALANCE APPLICABLE TO:
   Commercial                                                                     $   1,663        $     918
   Real estate - mortgage loans                                                       1,160            1,006
   Real estate - construction loans                                                     212              133
   Consumer                                                                              54               47
   Lease financing                                                                      103               --
   Unallocated                                                                          870            1,542
------------------------------------------------------------------------------------------------------------
                                                                                  $   4,062        $   3,646
============================================================================================================
PERCENT OF TOTAL ALLOCATION
   Commercial                                                                          41.0%            25.2%
   Real estate - mortgage loans                                                        28.6             27.6
   Real estate - construction loans                                                     5.2              3.6
   Consumer                                                                             1.3              1.3
   Lease financing                                                                      2.5               --
   Unallocated                                                                         21.4             42.3
============================================================================================================
                                                                                      100.0%           100.0%
============================================================================================================

NON-INTEREST INCOME

Total non-interest income was $2.7 million in 1999, reflecting an increase of 48.2% from $1.8 million reported in 1998. Non-interest income, less non-recurring income (gains/losses on sale of securities and other real estate owned), increased $927,000, or 53.8% from 1998. Investment center income increased $683,000, or 103.2%, during 1999 compared to the prior year. This increase reflected the Company's expansion of its arrangement with LMFP, Inc.(LMFP) that occurred in mid-1998 and its continued emphasis on offering certain investment services at the Main Office and Green Hills Office through this arrangement. This increase in investment center income was partially offset by a decline in trust income of $131,000 during 1999 compared to 1998 which occurred as the Company continued the implementation of its decision to discontinue most traditional trust services and redirect those efforts into the expanded investment services department provided in conjunction with LMFP. Service fee income increased $330,000 during 1999 compared to 1998 primarily as a result of increased numbers of transaction accounts generated through the Company's branches. Additionally, other non-interest income increased $42,000 in 1999 compared to 1998.

The Company reported a net loss on the sale of securities available for sale of $5,000 in 1999 compared to a net gain on sale of securities available for sale of $52,000 in 1998. These transactions resulted from balance sheet management strategies to adjust the estimated average maturities of the Company's securities portfolio. Gains on sale of other real estate owned were $29,000 in both 1999 and 1998.

NON-INTEREST EXPENSE

During 1999, the Company expanded its services evidenced by a 29.4% growth in total assets. A new branch location was established in the Hendersonville area, continued expansion of investment services provided in conjunction with LMFP, expansion of "Bank on Call" mobile branching, expansion of lending activities through the addition of lending and support staff, the Company's introduction of Internet banking and the acquisition of BON Leasing contributed to the increases in non-interest expenses in 1999. Total non-interest expense increased $2.8 million, or 45.7%, from $6.1 million in 1998 to $8.8 million in 1999. Total non-interest expense represented 3.3% of average total assets in 1999, compared to 2.9% in 1998. The non-interest expense to assets ratio is an industry measure of the Company's ability to control its overhead. Growth in the investment center area which impacts both non-interest income and non-interest expense does not result in increased average assets. Control of non-interest expense is essential to profit maximization; therefore, all non-interest expense categories have been and will continue to be closely managed through strategic and financial planning, as well as being monitored by management through regular measurements. However, management will continue to implement its strategic plan, expanding geographic locations and product lines, as appropriate, as well as emphasizing internal growth and the expansion of the investment services area to provide greater future opportunities. Effective management of expenses while expanding business lines and experiencing growth in traditional service offerings is a focus of the Company's management. During 1999, salaries and employee benefits increased $1.3 million, or 39.6%, primarily due to additional personnel employed to deliver investment services and staff branch locations. Non-interest expense in both 1999 and 1998 included expenses related to the Company's Year 2000 efforts. Occupancy expense increased $468,000, or 56.4% in 1999 compared to 1998 as a result of a full year of expenses related to the Company's Brentwood Office and the establishment of the Hendersonville Office in April, 1999 as well as an increase in the leased space at the Company's Main Office in the L & C Tower. Other operating expenses increased $976,000 during the 1999 compared to 1998. Included in these increases was an increase of $192,000 in advertising, $182,000 in NSF and other losses resulting from fraudulent deposit activity, $121,000 in expense related to new loan products, $86,000 in telephone and network access expenses, $66,000 in audit, tax and accounting expense related primarily to Year 2000 and the acquisition of BON Leasing and $59,000 in security and protection expense. Non-interest expense, other than salaries and employee benefits, increased $1.4 million, or 53.2%, during 1999 compared to 1998, while assets grew $69.9 million.

During the second quarter of 1999, the Company opened its Hendersonville location and in September, 1999 the Company expanded its leased facilities in the L & C Tower to further accommodate growth. Other planned expenses relate to the expansion of the Company's delivery systems and service locations and include additional mobile branch service employees and equipment, an investment in Internet banking systems for commercial customers and Internet cash management as well as consulting and legal expenses related to expansion of additional lines of business. Other than these planned expenses, management anticipates only minimal growth in most non-expense categories during 2000. During 1999, costs related to Year 2000 were approximately $120,000 and it is expected that there will be only minimal expense related to this project during Year 2000. It should be noted that economic conditions and other factors in the market could further impact non-interest expense in future periods.

INCOME TAXES

During the 1999, the Company recorded income tax expense of $2.1 million compared to $1.6 million during 1998. The effective tax rate was approximately 38% for both 1999 and 1998. The Company continues to explore strategies which would lower the effective tax rate while being consistent with its profit goals.

EARNING ASSETS

Average earning assets increased $56.4 million, or 28.2% in 1999 from 1998. This increase was comprised of a $42.4 million increase in loans, $9.3 million increase in investments and a $4.7 million increase in federal funds sold. These changes reflected both the growth in loans and the subsequent change in the mix of average earning assets which occurred during 1999 when compared to 1998. During 1999, the mix of average assets reflected loans at 68.6%, investment securities at 26.7%, and federal funds sold at 4.7%. This compares with the mix in 1998 which reflected loans at 66.8%, investments at 29.5% and federal funds sold at 3.7%. The shift in mix of earning assets during 1999 from investments to higher-yielding loans contributed to higher net interest income as the percentage of loans to total earning assets increased. The positive impact of this shift was partially offset by an increase in federal funds sold which yield a lower rate than investments. The increase in federal funds sold during 1999 resulted primarily from the implementation of the Company's Year 2000 liquidity plan. The mix of earning assets is monitored on a continuous basis with adjustments made in other areas based on the availability of quality loans. An analysis of the 31.7% increase in average total loans outstanding in 1999 compared to 1998 reflects a 24.7% increase in average real estate mortgage and real estate construction loans, a 39.7% increase in commercial loans, a 4.4% increase in consumer loans and the addition of $4.0 million in BON Leasing. The loan portfolio table below shows the classification of loans by major categories at December 31, 1999 and 1998. Real estate mortgage and construction loans are primarily commercial as opposed to one to four family residential.

LOAN PORTFOLIO

                                                       December 31                        Change from Prior Year
(Dollars In Thousands)                        1999        %Total         1998        %Total      Amount           %
---------------------------------------------------------------------------------------------------------------------
LOAN CATEGORIES
Commercial                                  $ 70,166        34.1%      $ 51,970        34.0%    $ 18,196         35.0%
Real Estate/
  Mortgage Loans                             102,476        49.9         79,455        52.1       23,021         29.0
Real Estate/
  Construction Loans                          19,688         9.6         14,667         9.6        5,021         34.2
Consumer                                       5,870         2.9          6,583         4.3         (713)
Lease financing                                7,311         3.5             --          --        7,311          N/A
                             ----------------------------------------------------------------------------------------
   Total Loans                              $205,511       100.0%      $152,675       100.0%    $ 52,836         34.6%
                             ========================================================================================

The loan portfolio mix continues to reflect the Company's efforts to service its target market of small and mid-sized businesses in its community; however, with the addition of branch locations and BON Leasing, consumer loans and leases have been increasing as well. The condition of the economy and competitive environment of the Company's market, as well as management focus on asset quality, impact the Company's ability to increase loans. Both economic conditions and loan growth remained strong during 1999; however, the market continued to be very competitive as its supply of available credit often outpaced quality loan demand. At December 31, 1999, both loan demand and the local economy remained relatively strong.

The Company has not invested in loans, which would be considered highly leveraged transactions ("HLT") as defined by the Federal Reserve Board and other regulatory agencies. Loans made by companies for recapitalization or acquisition (including acquisitions by management or employees) which result in a material change in the financial structure to highly leveraged condition are considered HLT loans. The Company has no foreign loans.

The Company's securities are held as available for sale and provide for liquidity needs while contributing to profitability. During 1999, the Company discontinued a leveraging strategy which was begun in 1996; however, in late 1999, the Board of Directors approved an additional leveraging strategy which had not been implemented at year end. Leveraging strategies utilized by the Company are comprised of Federal Home Loan Bank secured borrowings used to fund matched investments of U. S. Government and Municipal securities. Such strategies require careful monitoring and measurement of the interest rate risk, but have the potential for providing significant contributions to net interest income. See the "Liquidity and Asset/Liability Management" section. The composition of the securities portfolio reflects an investment strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objective of the Company's investment strategy is to maintain an appropriate level of liquidity and to provide a tool to assist in controlling the Company's interest rate position while, at the same time, producing adequate levels of interest income. Securities held as available for sale are carried on the Company's balance sheet at estimated fair value. As a result, the Company recognized a decrease in equity of $987,000 for unrealized losses on securities held as available for sale, net of tax, at December 31, 1999, which compares with an increase of $340,000 for unrealized gains on these securities at year end 1998. During 1999, gross securities sales were $8,203,000 and pay-downs, including pre-payments, were $52,153,000, representing 12.0% and 76.2%, respectively, of the average total investment portfolio for the year. Net losses associated with the sale of securities available for sale during 1999 were $5,000 compared with net gains of $52,000 during 1998. Total average investments increased $9.3 million, or 15.7%, during 1999 compared to 1998, while total securities at year end 1999 were $74.9 million compared to $71.7 million at year end 1998. The average yield on investment securities was 6.39% in 1999 and 6.48% in 1998. The following table contains the carrying amount of the securities portfolio at the end of each of the last two years.

SECURITIES AVAILABLE FOR SALE

                                                                                                December 31
(In Thousands)                                                                            1999                  1998
-----------------------------------------------------------------------------------------------------------------------
   U.S. Treasury securities and
      obligations of U.S. Government agencies                                            $36,514                $35,900
   Securities of states and political subdivisions                                         2,200                  1,309
   Collateralized mortgage obligations                                                    33,307                 31,721
   Equity securities                                                                       2,856                  2,732
-----------------------------------------------------------------------------------------------------------------------
        Total                                                                            $74,877                $71,662
=======================================================================================================================

The maturities and average weighted yield of the Company's investment portfolio at the end of 1999 are presented in the following table using primarily the estimated expected life. The average stated maturity of the collateralized mortgage obligations was 10.4 years and the estimated life was 3.2 years at year end 1999. All securities were held as available for sale.

DEBT SECURITIES AVAILABLE FOR SALE MATURITY SCHEDULE

                                                               December 31, 1999
------------------------------------------------------------------------------------------------------
                                            Within                After 1 But         After 5 But
                                            1 Year              Within 5 Years       Within 10 Years
(Dollars In Thousands)                Amount      Yield        Amount     Yield     Amount      Yield
------------------------------------------------------------------------------------------------------
U.S. Treasury
  securities and
  obligations of U.S.
   Government agencies                 $4,866         7.0%      $23,350      6.8%    $ 8,298    7.0%
Securities of states and
  political subdivisions                   --          --           366      5.5       1,834    5.3
------------------------------------------------------------------------------------------------------
     Total                             $4,866         7.0%      $23,716      6.8%    $10,132    6.7%
======================================================================================================

The previous table excludes collateralized mortgage obligations at an estimated fair value of $33.3 million and investments in equity securities which have no stated maturity. Maturities of collateralized mortgage obligations can be expected to differ from scheduled maturities due to the pre-payment or early call privileges of the issuer. Average federal funds sold increased from $7.5 million in 1998 to $12.2 million in 1999 as the Company implemented its Year 2000 liquidity plan. Federal funds sold represent a short-term investment used primarily for liquidity purposes in the Company's asset liability management strategy.

DEPOSITS

During 1999, the Company's volume and mix of liabilities shifted as average shareholders' equity increased $21.9 million, or 80.1%, and average other borrowings increased $5.8 million, or 45.3%. The portion of average liabilities and shareholders' equity represented by deposits, the primary source of funding for the Company, was 74.0% in 1999, a decrease from 79.9% during 1998. This decrease resulted from additional shareholders' equity. Average deposits increased $31.8 million, or 19.0%, in 1999 compared to 1998. At December 31, 1999, total deposits were $229.1 million, an increase of $66.6 million, or 41.0%, from the $162.6 million reported at December 31, 1998. Growth was reflected in all deposit categories at year end 1999 compared to December 31, 1998. At December 31, 1999, compared to the same period in 1998, non-interest-bearing demand deposits increased $.5 million or 2.8%, NOW accounts increased $2.7 million, or 19.8%, money market accounts increased $20.6 million, or 28.9%, time certificates less than $100,000 increased $26.6 million, or 95.9%, and time certificates $100,000 or greater increased $16.2 million, or 50.3%. The shift in the mix of deposits reflects the Company's branch expansion as consumer NOW accounts, money market accounts and time certificates increased during 1999. This shift also reflected the successful results of an advertising campaign in the summer of 1999 promoting time certificates of deposit. The Company has opened a new branch location in each of the last three years, which together with the expansion of mobile branching services and Internet banking has provided additional opportunities for the expansion of both commercial and consumer banking relationships. The average rate paid on all deposit categories declined during 1999 compared to 1998; however, rates increased significantly during the last six months of 1999 compared to the first six months of 1999.

The deposit mix at December 31, 1999 reflects the changes that occurred during the year as well as temporary year end fluctuations with non-interest-bearing deposits at 8.1%, NOW accounts at 7.0%, money market accounts at 40.1%, time certificates less than $100,000 at 23.7% and time deposits $100,000 or greater at 21.1%. This compares to a deposit mix at year end 1998 which reflected non-interest-bearing accounts at 11.1%, NOW at 8.2%, money market accounts at 43.8%, time deposits less than $100,000 at 17.1% and time deposits $100,000 or greater at 19.8%. The shift in the mix of the Company's deposit base reflects its branch expansions and the certificate of deposit campaigns which were conducted during 1999, resulting in additional consumer deposits in NOW accounts and certificates of deposit as well as the expansion of the Company's commercial deposit base. Maturities of time deposits of $100,000 or more issued by the Company at December 31, 1999 are summarized in the following table.

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 AND OVER

                           (In Thousands)
                           -------------------------------------------------------------------------------
                           Three months or less                                                    $11,268
                           Over three through six months                                            13,868
                           Over six through twelve months                                           17,003
                           Over twelve months                                                        6,228
                           -------------------------------------------------------------------------------
                           Total                                                                   $48,367
                           -------------------------------------------------------------------------------

At year end 1999, the Company had total borrowings of $29.5 million comprised of $24.5 million in Federal Home Loan Bank borrowings and $5.0 million in federal funds purchased. This compares with borrowings of $22.5 million at year end 1998, which were comprised of $14.5 million in Federal Home Loan Bank borrowings and $8.0 million in federal funds purchased. The average volume of these borrowings during 1999 was $18.5 million compared to $12.7 million during 1998 with an average rate paid on borrowed funds during 1999 of 5.04% compared to 5.54% in 1998. The average rate paid on average total interest-bearing liabilities was 4.57% in 1999 compared with 4.91% in 1998.

The ratio of average loans, net of unearned income, to average total deposits was 88.4% in 1999, compared with 79.9% in 1998. This higher average loan to average deposit ratio reflected the increase average loans, which occurred during 1999. A significant increase in average shareholders' equity during 1999 compared to 1998 made it appropriate for the Company to have a higher loan to average deposit ratio. The loan to deposit ratio at December 31, 1999 was 89.7% compared to 93.9% at year end 1998. Most financial institutions manage the loan to deposit ratio considering also the capital to assets ratio. The Company's management has considered its capital ratio in conjunction with maintaining a higher average loan to deposit ratio.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The Company's asset liability management process actively involves the Board of Directors and members of senior management. The asset liability committee of Board of Directors meets at least quarterly to review strategies and the volume and mix of assets as well as funding sources. Decisions relative to different types of securities are based upon the assessment of various economic and financial factors, including, but not limited to interest rate risk, liquidity and capital adequacy. Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of earning assets and interest-bearing liabilities. These repricing characteristics are the time frames within which interest-bearing assets and liabilities are subject to a change in interest rate either by replacement, repricing or maturity of the instrument. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of change in market interest rates. Effective interest rate management seeks to ensure that both assets and liabilities respond to changes in interest rate movements similarly to minimize the effect on net interest income by these fluctuations. Management utilizes computer interest rate simulation models and analysis to determine the Company's interest rate sensitivity. Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities.

In addition to ongoing monitoring of interest rate sensitivity, the Company may, from time to time, enter into various interest rate contracts to augment the management of the Company's interest sensitivity. The Company also utilizes certain leveraging strategies within risk tolerance guidelines established by its Board of Directors for the purpose of increasing net income. Such strategies involve the utilization of borrowings to fund investment securities with similar maturities or repricing characteristics which result in an acceptable interest rate spread. Although the Company discontinued a leveraging strategy during the early part of 1999, the Board of Directors approved an additional strategy in the fall of 1999 which has yet to be implemented. Leveraging strategies are carefully monitored by the Company's Board of Directors who have established parameters for matching investment purchases with Federal Home Loan Bank borrowings. During periods when these strategies are implemented, a matched investment income report is reviewed monthly by the Company's Board of Directors in an effort to manage risk. Additionally, the Asset Liability Committee of the Company's Board of Directors has established a maximum level of borrowing/investment at present of $10,000,000. While leveraging strategies contribute to increases in net interest income, they also have the effect of lowering the net interest margin and increasing the Company's exposure to interest rate risk. Managing and regularly monitoring interest rate risk associated with leveraging strategies are the responsibility of both management and the Company's Board of Directors. At December 31, 1999, the Company had borrowings totaling $29.5 million compared to $22.5 million at December 31, 1998. None of the borrowings reflected at December 31, 1999, were used to fund investment securities.

The following interest rate gap table reflects the Company's rate sensitivity position at December 31, 1999. The carrying amount of interest rate sensitive assets and liabilities is presented in the periods in which they next reprice to market rate or mature and is summed to show the interest rate sensitivity gap. To reflect anticipated pre-payments, certain investments are included in the table based on estimated rather than contractual maturity dates.

                                                                 Expected Repricing or Maturity Date
                                               --------------------------------------------------------------------------
                                               Within            One            Two             After
                                                 One           to Two         to Five           Five
                                                Year            Years          Years            Years           Total
(Dollars In Thousands)                                                         1999
-------------------------------------------------------------------------------------------------------------------------
Assets
   Securities                               $   6,603        $ 12,953         $38,756          $ 16,565         $ 74,877
   Average rate                                  7.03%           6.78%           6.67%             6.67%            6.72%
   Net loans                                $ 144,964        $  9,457         $37,594          $ 13,496         $205,511
   Average rate                                  8.92%           8.88%           8.62%             8.46%            8.83%
   Federal funds sold and cash              $  14,397        $     --         $    --          $     --         $ 14,397
   Average rate                                  5.13%             --              --                --             5.13%
-------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets               $ 165,964        $ 22,410         $76,350          $ 30,061         $294,785

Liabilities
   Deposits                                 $ 195,827        $  8,242         $ 6,590          $      2         $210,661
   Average rate                                  4.64%           5.68%           5.99%             4.95%            4.73%
   Federal Home Loan Bank
   and other debt                           $  24,500        $  5,000         $    --          $     --         $ 29,500
   Average rate                                  6.01%           4.45%             --                --             5.75%
-------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities                               $ 220,327        $ 13,242         $ 6,590          $      2         $240,161
-------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap               $ (54,363)       $  9,168         $69,760          $ 30,059         $ 54,624
=========================================================================================================================
Cumulative interest rate
  sensitivity gap                           $ (54,363)       $(45,195)        $24,565          $ 54,624
=========================================================================================================================

Liquidity is the ability of the financial institution to meet the needs of its customers and creditors. High levels of liquidity reduce earnings as liquidity is normally obtained at a net interest cost as a result of generally lower yields on short-term, interest-earning assets and the higher interest expense usually associated with the extension of deposit maturities. During the last six months of 1999, the Company maintained a significantly higher liquidity position than would normally be the case as a part of its Year 2000 liquidity plan. The Company's principal sources of asset liquidity are marketable securities available for sale and federal funds sold as well as the maturity of securities. The estimated average maturity of securities was 8.3 years at December 31, 1999 compared to 7.0 years at December 31, 1998. Securities available for sale were $74.9 million at December 31, 1999, compared to $71.7 million at December 31, 1998. The Company had net federal funds sold at December 31, 1999 of $9.3 million compared to federal funds purchased of $8.0 million at December 31, 1998. Core deposits, a relatively stable funding base, represented 78.9% of total deposits at December 31, 1999, and 80.2% total deposits at year end 1998. Core deposits are defined as total deposits, less time certificates of deposit $100,000 or greater. Liquidity is strengthened and reinforced by maintaining a relatively stable funding base which is achieved by providing relationship banking, extending contractual maturities of liabilities and reducing reliance on volatile short-term purchase funds. Maintaining acceptable levels of liquidity has been an ongoing consideration of the Company's Asset Liability Committee and is regularly monitored and adjusted, as appropriate. It is recognized that maintaining an acceptable level of liquidity becomes even more important during periods of economic uncertainty and volatile financial markets. Due to the uncertainty of the Year 2000 Event, the Company maintained additional liquidity during the last quarter of 1999.

Due to the commercial nature of the Company's target market, liabilities and loans are evaluated relative to industry concentration and volatility. At December 31, 1999, approximately 17.1% of deposits were related to the construction industry, 5.6% were related to the insurance industry, while 3.5% were related to local governments and public utilities and 3.1% to real estate development/investment industries. These areas are the Company's largest deposit concentrations and represent significant industries within the Company's market. These deposits are primarily reflected in the Company's demand deposits and interest-bearing money market accounts and are deposits of relationship commercial customers which, by their nature, are concentrated in a fewer number of customer relationships than would be the case for consumer deposit funding sources.

MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure.

The Company's profitability is affected by fluctuations in interest rates. A sudden and substantial movement in interest rates may adversely impact the Company's earnings to the extent that interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools. One measure of the Company's exposure to changes in interest rates between assets and liabilities is shown in the Company's gap table under the "Liquidity and Asset/Liability Management" caption.

At least quarterly, the Asset/Liability Committee (ALCO) of the Board of Directors reviews interest rate risk considering results compared to policy, current rate and economic forecasts, loan and deposit demand levels, pricing and maturity of assets and liabilities, impact on net interest income under varying rate scenarios, regulatory developments, comparison of modified duration of those assets and liabilities as well as any appropriate strategies to counteract adverse interest rate projections. The Company's imbalance between the duration of assets and liabilities is limited to under one year and generally should not exceed one half year.

Management recommends the appropriate levels of interest rate risk to be assumed within limits approved by the ALCO and the Board of Directors as to the maximum fluctuations acceptable in the market value of equity and in earnings assuming sudden interest rate movements (rising or falling) up to 200 basis points. The Company's policy establishes the maximum change in annual pre-tax interest income with a 200 basis point change in rates to 15% while establishing the maximum change allowable in pre-tax market value of capital to 16% in the same assumed rate environment.

The Company's primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company's net interest income and capital, while structuring the Company's asset/liability structure to obtain the maximum yield-cost spread. The Company relies primarily on its asset/liability structure to control interest rate risk.

Based on December 31, 1999 financial data, a 200 basis point change in rates would produce net interest income variations of a .8% increase assuming falling rates and a 2.5% decrease assuming rising rates. Additionally, the 200 basis point rate shock would produce changes in the market value of equity of a decrease of 9.4% assuming rising rates and a 9.1% increase assuming falling rates. The Company continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective to the Company, and therefore, has focused its efforts on increasing the Company's yield-cost spread through growth opportunities.

The following table shows the Company's financial instruments that are sensitive to change in interest rates, categorized by expected maturity and the instrument's fair value at December 31, 1999. Market risk sensitive instruments are generally defined as derivatives and other financial instruments both on balance sheet and off balance sheet.



                                     Average                         Expected Maturity/Principal Repayment
                                    Interest                         -------------------------------------
                                      Rate                                                     There-     Total     Fair
(Dollars In Millions)                              2000      2001     2002     2003    2004     After    Balance     Value

Interest-Sensitive
Assets:
  Fed funds sold and
   cash                                 5.13%    $ 14.4      $  --   $   --    $  --     $  --   $  --     $ 14.4    $ 14.4
  Loans (1)                             8.83      145.0        9.5     10.4      7.4      19.7    13.5      205.5     204.2
  Investment Securities                 6.48        6.6       13.0     11.6     23.6       3.5    16.6       74.9      74.9

Interest-Sensitive
Liabilities:
 Deposits                               4.73      195.8        8.2      5.7       .6        .4      --      210.7     211.8
 FHLB and other debt                    5.75       24.5        5.0      --        --        --      --       29.5      29.5
Interest-Sensitive
 Off balance sheet
  Items: (2)
 Commitments to extend
  credit                                8.69                                                                 66.3       *
 Unused lines of credit                12.13                                                                  3.5       *
-------------------------------------------------------------------------------------------------------------------------


(1)   Loans are not reduced for the allowance for loan losses.

(2) Total balance equals the notional amount of off-balance sheet items and interest rates are the weighted average interest rates of the underlying loans or commitments.

*The estimated fair value of these items was not significant.

Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturities, projected repayments, and estimated prepayments of principal. The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience.

NONPERFORMING ASSETS AND RISK ELEMENTS

Nonperforming assets, which include nonaccrual loans, restructured loans, and other real estate owned, were $291,000 at December 31, 1999, compared with $460,000 at December 31, 1998. The following table represents the composition of nonperforming assets at December 31, 1999 and 1998.

NONPERFORMING ASSETS


                                                                     December 31

(Dollars In Thousands)                                          1999              1998

NONPERFORMING ASSETS:

  Nonaccrual loans                                              $291              $408
  Restructured loans                                              --                --
  Other real estate owned                                         --                52
  ------------------------------------------------------------------------------------
     Total                                                      $291              $460
  ------------------------------------------------------------------------------------

Nonperforming assets as a percent of
  total loans plus other real estate owned                       .14%              .30%
  ------------------------------------------------------------------------------------

There were no loans 90 days or more past due at December 31, 1999 and 1998 that were not included in the nonaccrual category. During 1999, $928,000 of loans were transferred from earning status to nonaccrual status and there were no advances made on nonaccrual loans. This compares to $925,000 of loans transferred from earning status to nonaccrual status in 1998. In 1999 and 1998 there were $1,045,000 and $1,611,000, respectively, of loans transferred from nonaccrual status primarily due to the repayment of principal. In 1999, there were no loans removed from nonaccrual status and placed in other real estate owned compared to one loan removed from nonaccrual status and placed in other real estate owned during 1998. The Company had no other real estate owned at December 31, 1999 compared to $52,000 in other real estate owned at December 31, 1998. During 1999, loans totaling $772,000 were charged-off with recoveries reported of $990,000 compared to charge-offs of $84,000 and recoveries of $474,000 in 1998. These charge-offs and recoveries resulted in net recoveries during 1999 of $218,000 compared to net recoveries in 1998 of $390,000. The Company evaluates the credit risk of each customer on an individual and ongoing basis and, where deemed appropriate, obtains collateral. Collateral values are monitored to ensure that they are maintained at appropriate levels. The largest component of the Company's credit risk relates to the loan portfolio. During 1999, the Company continued its emphasis on underwriting standards and loan review procedures. As discussed in the section, "Provision for Loan Losses", asset quality and loan charge-offs and recovery experience impact the level of the allowance for loan losses maintained.

At December 31, 1999 and 1998, other potential problem loans totaled $349,000 and $256,000, respectively. Other potential problem loans consist of loans that are currently not considered nonperforming, but where information about possible credit problems has caused the Company to have concerns as to the ability of the borrower to fully comply with present repayment terms. Depending on economic changes and future events, these loans and others, which may not be presently identified, could become future nonperforming assets. The composition of nonperforming assets at December 31, 1999 was 100% in nonaccrual loans which compares with 11.3% in other real estate owned and 88.7% in nonaccrual loans at December 31, 1998. The largest nonaccrual loan at December 31, 1999 was $218,000.

At December 31, 1999, the Company's allowance for loan losses was $4.1 million, or 2.0%, of total loans compared with $3.6 million, or 2.4%, at December 31, 1998. The level of the allowance for loan losses is monitored regularly by management and the Company's Board of Directors.

YEAR 2000 (Y2K)

During 1999, management and the Board of Directors continued its emphasis on Year 2000, carefully monitoring all systems as well as investments and large customer relationships to ensure the Company was not exposed to risks that could negatively impact the Company as a result of the century date change. The Company's diligence in recognizing and addressing technological and financial risk to both the Company and its customers in relation to the approach of a new millennium resulted in a successful year end with no Y2K reportable events. During the first quarter of 2000, the Company is continuing the implementation of its Year 2000 plan by conducting post-Y2K event activities which include further assessments of Y2K impact on customers and monitoring additional dates in internal systems. The costs related to Year 2000 during 1999 were approximately $120,000 and there is little financial impact expected during Year 2000. Throughout 1999, the Company continued its Y2K customer awareness and communications program.

CAPITAL STRENGTH

The Company experienced a significant change in its capital structure in 1998 as
2.0 million warrants were exercised resulting in a $25.0 million increase in capital. There are no remaining warrants outstanding. This additional capital was employed during 1999 in investment securities and to implement a stock repurchase plan authorized by the Board of Directors as well as in internal growth and investments in other longer-term business strategies.

SHAREHOLDERS' EQUITY

Shareholders' equity (excluding other comprehensive income) at December 31, 1999, was $48.3 million, or 15.7% of total assets, which compares with $50.8 million, or 21.3% of total assets at December 31, 1998. This calculation, when considered after the effect of the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 115, was $47.3 million, or 15.4%, at December 31, 1999, which compares with $51.2 million, or 21.5% of total assets at December 31, 1998. The decrease in total equity during 1999 primarily resulted from the Company having repurchased 304,500 shares of its stock under a Stock Repurchase Plan authorized by the Board of Directors in March, 1999. The decline in capital as a percentage of total assets resulted from this re-purchase of stock, dividends paid and a growth of 29.4% in total assets during 1999. These factors were partially offset by increased earnings. Certain capital statistics are shown in the following chart:

CAPITAL STATISTICS

                                                                       December 31
(Dollars In Thousands)                                            1999              1998

Total assets                                                    $308,106          $238,185
------------------------------------------------------------------------------------------

Total shareholders' equity                                        47,315            51,171
------------------------------------------------------------------------------------------

Total shareholders' equity to total assets                          15.4%             21.5%
------------------------------------------------------------------------------------------

The additional capital generated in 1998 provided opportunities for the Company during 1999 and will continue to do so in future years. However, the increased number of shares outstanding in 1999 reduced basic earnings per share on a comparative basis and will continue to do so until the Company has the opportunity to fully deploy the additional capital effectively through continued expansion of its basic businesses and investments in other appropriate longer-term business opportunities.

The Company's capital ratios continue to exceed all regulatory requirements and currently its ratios indicate a significant amount of excess capital based on industry standards and Federal Deposit Insurance Corporation Improvement Act ("FDICIA") minimum ratios. The Company reported dividend payments in 1999 of $1,881,000 which compares with dividend payments in 1998 of $569,000. Total dividend payments made in 1999 were $.46 per share compared to total dividend payments in 1998 of $.24 per share. In January, the Company announced an increase of $.04 per share in the quarterly dividend payment to $.17 per share, to be paid the first quarter of 2000.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Statement 133 established reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, the Company would recognize all derivatives as either assets or liabilities, measured at fair value, in the statement of financial position. In July, 1999, SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities Deferral of Effective Date of FASB No. 133, an amendment of FASB Statement 133" was issued deferring the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The pronouncement did not impact the presentation of the Company's consolidated financial statements or disclosure.

MANAGEMENT'S DISCUSSION AND ANALYSIS 1998 VS. 1997

The narrative which follows is management's discussion and analysis of 1998 results of operations of the Company compared to 1997.

Net income for 1998 was $2.6 million, or basic earnings per share of $1.08 in 1998 compared to $2.1 million, or $.93 basic earnings per share in 1997. Diluted earnings per share were $.78 in 1998 compared to $.89 in 1997. The decrease in diluted earnings per share resulted from warrants outstanding during 1998, all of which were either exercised or expired at December 31, 1998. The Company experienced a significant change in its capital structure in 1998 as 2.0 million warrants, each representing the right to acquire a common share at a price of $12.50, were exercised. In 1998, proceeds generated from the exercise of warrants totaled $25.0 million and the Company ended the year with 4.2 million common shares outstanding. The increased number of shares outstanding resulting from the exercise of warrants will continue to reduce basic earnings per share on comparative basis until the Company has the opportunity to more effectively employ the additional capital to enhance profitability. Return on average shareholders' equity (exclusive of other comprehensive income) was 9.56% in 1998 compared to 9.05% in 1997, while the return on average assets for 1998 and 1997 were 1.23% and 1.08%, respectively. During 1998, the Company continued its focus on asset quality while expanding its service locations and product lines in accordance with its long-term strategic plan. The maintenance of an adequate level for the allowance for loan losses was reflected by a provision for loan losses of $128,000 being reported in 1998, a period in which net recoveries were $390,000. This provision expense was deemed to be prudent in light of the Company's loan growth despite a decline of $767,000 in the level of nonperforming assets at year end 1998 when compared to the same period in 1997. The Company reported $100,000 in 1997 for provision for loan losses a period in which net recoveries were $150,000.

In January 1998, the Company's Board of Directors adopted a Shareholder's Rights Plan which authorizes the distribution of a dividend of one common share purchase right for each outstanding share of CFGI's common stock. The rights will be exercised only if a person or group acquires 15% or more of CFGI's common stock or announces a tender offer, the consummation of which will result in ownership by a person or group of 15% or more of the common stock. The rights are designed to ensure that all of CFGI's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations, and other abusive tactics to gain control of the Company without paying all shareholders an appropriate control premium.

The Company's assets were $238.2 million at December 31, 1998, compared to $204.9 million at December 31, 1997, representing an increase of 16.3%. Shareholders' equity increased $27.1 million, an increase of 112.8% from the $24.1 million at December 31, 1997. This increase included $25.0 million in equity capital resulting from the exercise of warrants during 1998. Loans, net of unearned income, increased $29.9 million, or 24.4%, at year end 1998 compared to the same period in 1997. At December 31, 1998, total deposits were $162.6 million, a decline of .9% from the $164.1 million reflected at December 31, 1997. The slight decline in deposits at year end 1998 compared to 1997 was the result of a temporary decline in money market accounts combined with a decline in time certificates of deposit that resulted from a strategic decision to utilize additional shareholders' equity rather than higher rate certificates of deposit to fund earning assets. The ratio of average loans, net of unearned income, to average total deposits was 79.9% in 1998, compared to 75.2% in 1997. This higher loan to deposit ratio reflected the increase in average loans, which occurred in 1998. The loan to deposit ratio at December 31, 1998 was 93.9% compared to 74.8% year end 1997. The Company's management considered its capital ratio in its determination to maintain a higher loan to deposit ratio.

NET INTEREST INCOME

Net interest income increased 17.1% to $8.6 million in 1998 from $7.3 million in 1997. Total interest income increased $1.3 million, or 8.7% in 1998 compared to 1997, while total interest expense increased $.1 million, or 1.0% compared to 1997. The increase in total interest income is attributable primarily to an 8.5% increase in average earning assets and a shift in the mix of these assets as the growth was comprised primarily of an $18.8 million increase in average loans. This increase in loans was partially offset by a decline of $2.5 million in the volume of average investments and $.6 million in other earning asset categories. Additionally, the rate earned on average earning assets in 1998 increased 2 basis points compared to 1997, reflecting a shift in the mix of these assets as loans, the Company's highest yielding asset, reflected an increase while other categories declined. Average interest-bearing liabilities increased $11.9 million, or 7.9%, in 1998 compared to 1997. This increase in average interest-bearing liabilities was comprised of a $10.8 million increase in average money market accounts, $4.3 million increase in average NOW accounts and a $.9 million increase in CD's $100,000 or greater, while CD's less that $100,000 declined $3.6 million and Federal Home Loan Bank and other borrowings declined $.4 million. The average rate paid on interest-bearing liabilities decreased 34 basis points in 1998 compared to 1997. The decline in rates paid was reflected in all categories of interest-bearing liabilities. The Company's net interest margin increased by 32 basis points to 4.28% in 1998, primarily as a result of the shift in the mix of earning assets from investments to higher yielding loans combined with an overall decrease in the deposit rates paid during 1998. A higher average loan to average deposit ratio also contributed to the improvement in the net interest margin in 1998 compared to 1997. The interest rate spread increased to 3.38% in 1998 from 3.02% in 1997. The shift in the mix of earning assets together with the increased level of earning assets and the decline in the average rate paid on interest-bearing liabilities resulted in a higher level of net interest income. The positive impact of the increased level of earning assets particularly in the area of loans was somewhat offset by growth in interest-bearing liabilities.

PROVISION FOR LOAN LOSSES

In 1998, the Company recorded $128,000 in expense for provision for loan losses, compared with $100,000 in 1997. This provision for loan losses was deemed appropriate due to the growth in the loan portfolio despite net recoveries for 1998 and decline in nonperforming assets. The allowance for loan losses was 2.4% of loans at December 31, 1998, compared to 2.5% of loans at the same date in 1997. This decline in percentage resulted from a 24.4% increase in the loan portfolio. Net recoveries of $390,000 in 1998 resulted from charge-offs of $84,000 and recoveries of $474,000 reflecting continued collection efforts on loans charged-off in prior periods. In 1997, net recoveries of $150,000 were the result of charge-offs of $169,000 and recoveries of $319,000. The level of the allowance and the amount of the provision are determined on a quarter by quarter basis and, given the inherent uncertainties involved in the estimation process, no assurance can be given as to the amount of the provision or the level of the allowance at any future date.

NON-INTEREST INCOME

Total non-interest income was $1.8 million in 1998, reflecting an increase of 27.0% from $1.4 million reported in 1997. Non-interest income, less non-recurring income (gains/losses on sale of securities and other real estate), increased $311,000, or 22.0%, from 1997. Investment center income increased $555,000 as the Company expanded its arrangement with LM Financial Partners, Inc. to offer certain investment services through the addition of two investment advisors at the Green Hills Office in May, 1998. Service fee income increased $128,000 due primarily to an increased number of transaction accounts. Additionally, other income increased $49,000 in 1998 compared to 1997. These increases were partially offset by decreases of $313,000 in trust income and $108,000 in income from previously foreclosed assets. Both the increases in investment center income and the decline in trust income resulted from a decision made in late 1997 to restructure how investment services were offered by discontinuing most traditional trust services and redirecting the Company's efforts into an expanded investment services department provided in conjunction with LM Financial Partners, Inc. This decision impacted both non-interest income and non-interest expense. The Company reported a net gain on sale of securities available for sale of $52,000 in 1998 compared with $2,000 in 1997. Gains on sale of other real estate owned were $29,000 in 1998 and $6,000 in 1997.

NON-INTEREST EXPENSE

A new branch location established in the Maryland Farms area of Brentwood, Tennessee, expansion of investment services provided in conjunction with LM Financial Partners, Inc., expansion of Bank-on-Call mobile branching, upgrades of the Company's computer systems and expenses related to the Company's Year 2000 project contributed to increases in non-interest expenses in 1998. Total non-interest expense increased 15.9% from $5.2 million in 1997 to $6.1 million in 1998. Non-interest expense represented 2.9% of average total assets in 1998 compared to 2.7% in 1997. During 1998, salaries and employee benefits increased $684,000, or 25.6%, primarily due to the additional personnel employed to deliver investment services, staffing of the Company's Brentwood location, expansion of the Company's mobile branch service and the addition of personnel in the technology and operations area, some of whom were actively involved in the Year 2000 project. Occupancy expense increased $119,000, or 16.7%, in 1998 compared to 1997 as a result of the establishment of the Company's Brentwood Office in September, 1998. Other operating expenses increased $117,000 during 1998 compared to 1997. These increases in non-interest expense were partially offset by decreases in other non-interest expense categories. Advertising and marketing expense declined $47,000, or 24.6%, in 1998 compared to 1997 as a result of reduced utilization of media expense related to the opening of the Brentwood Office compared to the media expense incurred with the opening of the Green Hills Office in 1997. Audit tax and accounting expense and data processing expenses declined $7,000 and $18,000, respectively, in 1998 compared to 1997 primarily as a result of the Company's decision to discontinue its trust department. Non-interest expense, other than salaries and benefits, increased $151,000, or 5.9% during 1998 compared to 1997, while assets grew $33.3 million. During the second quarter of 1998, the Company purchased property in Hendersonville, Tennessee and began construction of the new branch office scheduled to open in the spring of 1999. Other than planned expenses related to the expansion of locations and additional lines of business, only minimal growth in most non-interest expense categories is anticipated in 1999. During 1998, costs related to Year 2000 were approximately $115,000 and were projected to be approximately $135,000 during 1999.

INCOME TAXES

During 1998, the Company recorded provision for income taxes of $1.6 million compared to $1.3 million during 1997. During 1998, reported earnings were impacted by a franchise tax accrual of $63,000 resulting largely from additional capital generated by the exercise of the Company's warrants during the fourth quarter of 1998. The effective tax rate was approximately 38.0% for 1998 and 39.0% for 1997.

CAPITAL STRENGTH

The Company experienced a material change in its capital structure in 1998 as
2.0 million warrants, each representing the right to acquire a common share at a price of $12.50, were exercised resulting in the addition of $25.0 million in new equity capital. Since all warrants had an expiration date of December 31, 1998, there are no remaining warrants outstanding. Management and the Board of Directors have recognized the potential for additional capital and have reviewed both long-term and short-term strategies considering the appropriate deployment of additional capital. The majority of the additional capital was received during the last week of 1998; therefore, management implemented its short-term investment strategy and with the Board of Directors began evaluating appropriate longer-term business opportunities.

SHAREHOLDERS' EQUITY

Shareholders' equity (excluding other comprehensive income) at December 31, 1998, was $50.8 million, or 21.3% of total assets, which compares with $23.8 million, or 11.6% of total assets at December 31, 1997. The increase in total equity during 1998 primarily resulted from the proceeds ($25.0 million) from the issuance of common stock as warrants were exercised; however, 1998 earnings, net of dividends paid, as well as the slight increase ($46,000) in the unrealized gain on securities available for sale at year end 1998 compared with year end 1997 further contributed to the increase in total equity. The Company's capital ratios are significantly in excess of industry standards and Federal Deposit Insurance Corporation Improvement Act ("FDICIA") minimum ratios.

                           CONSOLIDATED BALANCE SHEETS

                                                                      December 31
(Dollars In Thousands)                                           1999             1998

ASSETS
   Cash and due from banks                                     $ 11,483          $ 13,243
   Federal funds sold                                            14,300                --
   Securities:
      Available for sale (amortized cost of $76,467
      and $71,113, respectively)                                 74,877            71,662
   Loans (net of unearned income of $2,171 and $295,
      respectively):
        Commercial                                               70,166            51,970
        Real estate - mortgage loans                            102,476            79,455
        Real estate - construction loans                         19,688            14,667
        Consumer                                                  5,870             6,583
        Lease financing                                           7,311                --
-----------------------------------------------------------------------------------------
         Loans, net of unearned income                          205,511           152,675
        Less allowance for loan losses                           (4,062)           (3,646)
-----------------------------------------------------------------------------------------
           Total net loans                                      201,449           149,029
-----------------------------------------------------------------------------------------
   Premises and equipment, net                                    3,529             2,726
   Accrued interest and other assets                              2,468             1,525
-----------------------------------------------------------------------------------------
Total Assets                                                   $308,106          $238,185
-----------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
   Non-interest-bearing demand deposits                         $18,480          $ 17,980
   Interest-bearing deposits
      NOW accounts                                               16,019            13,368
      Money market accounts                                      91,892            71,263
      Time certificates less than $100,000                       54,383            27,757
      Time certificates of $100,000 and greater                  48,367            32,185
-----------------------------------------------------------------------------------------
        Total Deposits                                          229,141           162,553
-----------------------------------------------------------------------------------------
   Federal Home Loan Bank borrowings                             24,500            14,500
   Federal funds purchased                                        5,000             8,000
   Accounts payable and accrued liabilities                       2,150             1,961
-----------------------------------------------------------------------------------------
        Total Liabilities                                       260,791           187,014
-----------------------------------------------------------------------------------------
   Commitments and contingencies (Notes F, I, J, K and M)

SHAREHOLDERS' EQUITY:
   Common stock, $6 par value; authorized
      50,000,000 shares; issued and outstanding
      3,923,640 in 1999 and 4,216,531 in 1998                    23,542            25,299
   Additional paid-in capital                                    17,381            19,773
   Retained earnings                                              7,379             5,759
   Accumulated other comprehensive (loss) income,
      net of tax                                                   (987)              340
-----------------------------------------------------------------------------------------
        Total Shareholders' Equity                               47,315            51,171
-----------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                     $308,106          $238,185
-----------------------------------------------------------------------------------------


          See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                        Year Ended December 31

(In Thousands, Except Per Share Data)                                      1999                   1998                 1997

INTEREST INCOME:
   Interest and fees on loans                                             $ 15,995               $12,391              $10,724
   Interest on federal funds sold                                              611                   374                  398
   Interest on balances with banks                                              15                    10                   19
   Interest on securities:

      U.S. Treasury securities                                                  --                    54                  151
      Other U.S. government agency obligations                               4,101                 3,557                3,825
      States and political subdivisions
        - nontaxable                                                            67                    57                   20
      Other securities                                                         186                   148                  123
-----------------------------------------------------------------------------------------------------------------------------
              Total interest income                                         20,975                16,591               15,260
-----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:

   Interest-bearing demand deposits                                          4,196                 3,830                3,458
   Time deposits less than $100,000                                          2,031                 1,809                2,061
   Time deposits $100,000 and over                                           1,894                 1,692                1,693
   Federal funds purchased                                                     156                    29                   26
   Federal Home Loan Bank borrowings                                           776                   675                  718
-----------------------------------------------------------------------------------------------------------------------------
              Total interest expense                                         9,053                 8,035                7,956
-----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                         11,922                 8,556                7,304
Provision for loan losses                                                      106                   128                  100
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision

   for loan losses                                                          11,816                 8,428                7,204
NON-INTEREST INCOME:
   Service fee income                                                          879                   549                  421
   Trust income                                                                 93                   224                  537
   Investment Center income                                                  1,345                   662                  107
   Gain (loss) on sale of
      securities, net                                                           (5)                   52                    2
  Income from foreclosed assets                                                  3                    --                  108
  Gain on sale of other real estate owned                                       29                    29                    6
  Other                                                                        331                   289                  240
-----------------------------------------------------------------------------------------------------------------------------
              Total non-interest income                                      2,675                 1,805                1,421
-----------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:

   Salaries and employee benefits                                            4,687                 3,357                2,673
   Occupancy expense                                                         1,298                   830                  711
   Audit, tax and accounting                                                   262                   196                  203
   Advertising expense                                                         336                   144                  191
   Data processing expense                                                     175                   187                  205
   Other operating expenses                                                  2,087                 1,357                1,253
-----------------------------------------------------------------------------------------------------------------------------
              Total non-interest expense                                     8,845                 6,071                5,236
-----------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                   5,646                 4,162                3,389
Income tax expense                                                           2,145                 1,581                1,331
-----------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                $  3,501               $ 2,581              $ 2,058
-----------------------------------------------------------------------------------------------------------------------------

Net income per share

-----------------------------------------------------------------------------------------------------------------------------
   Basic                                                                  $    .86               $  1.08              $   .93
   Diluted                                                                     .85                   .78                  .89

Weighted average common shares

   outstanding

-----------------------------------------------------------------------------------------------------------------------------
   Basic                                                                     4,068                 2,394                2,205
   Diluted                                                                   4,129                 3,321                2,324
-----------------------------------------------------------------------------------------------------------------------------


          See accompanying notes to consolidated financial statements.

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                    Accumulated
                                                                                       Other
                                                     Additional                    Comprehensive
                                      Common          Paid-In         Retained     (Loss) Income,
                                      Stock           Capital         Earnings        Net Of Tax        Total
(Dollars In Thousands, Except Per Share Amounts)


BALANCE, JANUARY 1,

 1997                                $ 13,215         $  6,676         $ 2,130         $    64         $ 22,085
Comprehensive Income:
  Net Income                               --               --           2,058              --
  Other comprehensive
    income                                 --               --              --             230
  Total Comprehensive
    Income                                 --               --              --              --            2,288
Issuance of Common
  Stock (9,947 shares)                     60               60              --              --              120
Cash dividends - $.20
  per share                                --               --            (441)             --             (441)
-----------------------------------------------------------------------------------------------------------------
BALANCE, December 31,
1997                                   13,275            6,736            3,747             294          24,052
Comprehensive Income:
  Net Income                               --               --           2,581              --
  Other comprehensive
    income                                 --               --              --              46
  Total Comprehensive
    Income                                 --               --              --              --            2,627
Issuance of common
  stock (2,004,111
  shares)                              12,024           13,037              --              --           25,061
Cash dividends -
  $.24 per share                           --               --            (569)             --             (569)
-----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
1998                                   25,299           19,773           5,759             340           51,171
Comprehensive Income:
  Net Income                               --               --           3,501              --
  Other comprehensive
    loss                                   --               --              --          (1,327)
  Total Comprehensive
    Income                                 --               --              --              --            2,174
Issuance of Common
  Stock (11,829 shares)                    70               85              --              --              155
Repurchase of common
  stock (304,500 shares)               (1,827)          (2,477)             --              --           (4,304)
Cash dividends - $.46
  per share                                --               --          (1,881)             --           (1,881)
-----------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
1999                                 $ 23,542         $ 17,381         $ 7,379         $  (987)        $ 47,315
-----------------------------------------------------------------------------------------------------------------


          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Year Ended December 31
(In Thousands)                                                          1999               1998              1997

CASH FLOWS FROM OPERATING ACTIVITIES:
   Interest received                                                  $ 20,809           $ 16,487           $ 15,020
   Fees received                                                         2,675              1,805              1,419
   Interest paid                                                        (8,469)            (8,476)            (7,422)
   Cash paid to suppliers and associates                               (10,869)            (6,982)            (6,488)
---------------------------------------------------------------------------------------------------------------------
      Net cash provided by
       operating activities                                              4,146              2,834              2,529
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities:
      Available for sale                                                 8,203              3,102              2,479
   Maturities of securities:
      Available for sale                                                52,153             33,599             19,404
   Purchase of securities:
      Available for sale                                               (65,648)           (42,252)           (41,235)
   Net cash paid for BON Leasing                                        (1,250)                --                 --
   Loans originated to customers, net                                  (46,541)           (29,484)           (14,578)
   Capital expenditures                                                 (1,361)            (2,093)              (469)
---------------------------------------------------------------------------------------------------------------------
      Net cash used by
         investing activities                                          (54,444)           (37,128)           (34,399)
---------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand, NOW, and
     money market deposits                                              23,780              5,679             15,206
   Net (decrease) increase in time
      certificates                                                      42,808             (7,225)            15,623
   Advance from Federal Home Loan Bank                                  10,000              5,000              5,000
   Repayment of advance from Federal
      Home Loan Bank and other debt                                     (4,720)            (5,000)                --
   Proceeds from issuance of common stock                                  155             25,061                120
   Repurchase of common stock                                           (4,304)                --                 --
   Dividends paid                                                       (1,881)              (569)              (441)
---------------------------------------------------------------------------------------------------------------------
      Net cash provided by
       financing activities                                             65,838             22,946             35,508
---------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash
   and cash equivalents                                                 15,540            (11,348)             3,638
Cash and cash equivalents at
   beginning of year                                                     5,243             16,591             12,953
---------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                              $ 20,783           $  5,243           $ 16,591
---------------------------------------------------------------------------------------------------------------------


          See accompanying notes to consolidated financial statements.

                                                                                Year Ended December 31
 (In Thousands)                                                         1999               1998               1997
Reconciliation of net income to
   net cash provided by operating
   activities:
Net income                                                            $  3,501           $  2,581           $  2,058
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
      Depreciation and amortization                                        695                404                399
      Provision for loan losses                                            106                128                100
      Provision for deferred income taxes                                 (161)               (15)               124
      (Gain) loss on sale of securities                                      5                (52)                (2)
      Loss on disposal of equipment                                         --                 26                 --
      Gain on sale of other real estate owned                              (29)               (29)                (6)
      Stock dividend income                                               (117)              (112)               (87)
      Changes in assets and liabilities:
        Increase (decrease) in accrued
          interest and other assets                                     (1,064)               192               (508)
        Increase (decrease) in accounts
          payable and accrued liabilities                                1,210               (289)               451
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating
   activities                                                         $  4,146           $  2,834           $  2,529
--------------------------------------------------------------------------------------------------------------------


Supplemental disclosures:

Change in unrealized gain (loss) on
   securities available for sale, net
   of taxes                                                           $ (1,327)          $     46           $    230
Foreclosures of loans during the year                                       --                 52                133

Cash paid for:
   Income taxes                                                       $  2,186           $  1,516           $  1,211
   Interest                                                           $  8,468           $  8,476           $  7,422


          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of Operations

                  Community Financial Group, Inc. (CFGI) is a registered bank holding company under the Federal Reserve Holding Company Act of 1956, as amended. CFGI owns The Bank of Nashville (The
                  Bank) and its subsidiaries, all of which are collectively referred to as the Company. The Bank owns 100% of TBON-Mooreland Joint Venture, LLC and an 80% interest in Machinery Leasing Company of North America, Inc. (BON Leasing). The Bank is a state-chartered bank incorporated in 1989 under the laws of the state of Tennessee. On April 30, 1996, CFGI executed a plan of exchange with The Bank, whereby CFGI became the parent holding company of The Bank.

                  The Bank primarily provides commercial banking services to small business customers located in the Metropolitan Nashville, Tennessee market. The Bank competes with numerous financial institutions within its market place.

                  BON Leasing buys, sells and leases machinery and equipment. TBON-Mooreland Joint Venture underwrites title insurance on The Bank's loans.

         Consolidation and Basis of Presentation

                  The consolidated financial statements include the accounts of CFGI and The Bank and its subsidiaries BON Leasing and TBON-Mooreland Joint Venture (collectively the Company) after elimination of material intercompany accounts and transactions.

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

         Securities

                  Securities are designated as held to maturity, available for sale, or trading at the time of acquisition. Held to maturity securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using a method that approximates the level-yield method. Trading account securities are carried at fair value with gains and losses, determined using the specific identification method, recognized currently in the income statement. The Company does not have securities designated as trading securities or as held to maturity. As of December 31, 1999 and 1998, the Company has classified its entire securities portfolio as available for sale. Available for sale securities are reported at fair value. If a decline in value is considered to be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

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

                  During 1998, the Company purchased stock as an equity investment in American Growth Finance, Inc., a factoring company. This investment is carried as an equity security available for sale at cost which approximates fair value.

         Loans

                  Loans are carried at the principal amount outstanding net of unearned income. Interest income on loans and amortization of unearned income is computed by methods which result in level rates of return on principal amounts outstanding. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to contractual terms of the loan agreement. When a loan is considered impaired, the amount of the impairment is based on the present value of the expected future cash flows at the loan's effective interest rate, at the loan's market price or fair value of collateral if the loan is collateral-dependent. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses.

                  Interest income is accrued on loans except when doubt as to collectability exists, in which case the respective loans are placed on nonaccrual status. The decision to place a loan on nonaccrual status is based on an evaluation of the borrower's financial condition, collateral liquidation value, and other factors that affect the borrower's ability to pay. At the time a loan is placed on nonaccrual status, the accrued but unpaid interest is charged against current income. Thereafter, interest on nonaccrual loans is recognized as interest income only as received, unless the collectability of outstanding principal is doubtful, in which case such interest received is applied as a reduction of principal until the principal has been recovered, and is recognized as interest income thereafter.

                  Loan origination, commitment fees and certain direct origination costs are deferred and amortized over the contractual life of the related loans, adjusted for prepayments, as a yield adjustment.

                  BON Leasing generally leases machinery under noncancelable, full payment leases which provide, through rentals, for full recovery of the cost of the machinery leased. For financial statement purposes, such leases are accounted for as direct financing leases whereby the contracts receivable and unearned interest income are recorded when lease contracts become effective. Unearned income for this type of lease is computed on the aggregate rentals less the cost of the machinery and is recognized as income over the life of the lease by the interest method. For income tax purposes, the Company reports lease income under the operating

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

         Loans - Continued

                lease method or under the installment sales method, depending on the terms of the contract. When the operating lease method is used, depreciation is computed by the declining-balance or MACRS method. The allowance for possible losses is provided to cover losses incurred in the collection of existing contracts receivable and the disposal of the related machinery.

         Allowance for Loan Losses

                An allowance for loan losses reflects an amount which, in management's judgment, is adequate to provide for estimated loan losses. Management's evaluation of the loan portfolio consists of evaluating current delinquencies, the adequacy of underlying collateral, current economic conditions, risk characteristics, and management's internal credit review process. The allowance is established through a provision charged against earnings. Loans are charged off as soon as they are determined to be uncollectible. Recoveries of loans previously charged off are added to the allowance. While management uses available information to recognize losses on loans, future adjustments in the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as part of their examinations, periodically review the Company's allowance for loan losses. Such agencies may require the Company to adjust the allowance based on their judgment and information available to them at the time of their examinations.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         Goodwill

                For business combinations accounted for as purchases, the net assets have been adjusted to their estimated fair values as of the respective acquisition dates and are amortized over the life of the specific asset. The excess of the purchase price over the net assets acquired (goodwill) is recorded in other assets and is being amortized on a straight-line basis over 15 years.

                The carrying value of the excess of the purchase price over net assets acquired is periodically reviewed for impairment. If this review indicates that the goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of the discounted cash flows with a corresponding charge to earnings.

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

         Earnings Per Common Share (EPS)

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

         Stock-Based Compensation

                The Company accounts for all stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock-based awards is measured by the excess, if any, of the fair market value of the stock, at the time the option is granted, over the amount the employee is required to pay. Compensation cost for the Company is measured at the grant date as all options are fixed awards.

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

         Comprehensive Income

                The Company adopted SFAS No. 130, "Reporting Comprehensive Income" on January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income which includes net income and other comprehensive income, non-owner related transactions in equity. SFAS No. 130 requires only additional disclosures in the consolidated financial statements. During 1999, 1998 and 1997 the only component of comprehensive income, other than net income, is unrealized gains or losses on securities available for sale, net of taxes.

         Reclassifications

                Certain reclassifications have been made in the consolidated financial statements for prior years to conform with the 1999 presentation.

B.       JOINT VENTURE AND BUSINESS COMBINATIONS

                In April 1999, The Bank formed TBON-Mooreland Joint Venture, LLC. The new company, a joint venture of The Bank and Mooreland Title Company, LLC, will provide title services within the office of Mooreland Title. This new title agency has the ability to underwrite title insurance on most real estate loan transactions. The Bank owns 100% of the title agency and consolidates all of its operations, and participates in a revenue sharing agreement with Mooreland for 50% of the revenue.

                On June 18, 1999 The Bank acquired 80% ownership in Machinery Leasing Company of North America, Inc ("BON Leasing") for $1.3 million in cash. The transaction has been accounted for using the purchase method of accounting and is included in the consolidated financial statements of The Bank. The primary asset acquired was the equipment lease portfolio of approximately $6.0 million. The excess of the purchase price over the fair value of the net assets acquired was $215,000 and was recorded as goodwill. During 1999, the company recorded amortization of $8,000.

C.       CASH RESTRICTIONS

                The Company is required to maintain reserves in the form of average vault cash and balances with the Federal Reserve Bank. The average amounts of these balances maintained during the years ended December 31, 1999 and 1998, were $4,254,000 and $3,204,000, respectively. The required balance at December 31, 1999 was $4,599,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

D.       SECURITIES

                The amortized cost, gross unrealized gains and losses, and estimated fair values of securities at December 31, 1999 and 1998 were as follows:

                                                                                 Available for Sale
                                                         -----------------------------------------------------------------
                                                                              Gross             Gross           Estimated
                                                          Amortized         Unrealized        Unrealized          Fair
                                                            Cost              Gains             Losses            Value
         (In Thousands)                                                                1999

         U.S. Treasury Securities
           and Obligations of U.S.
           Government agencies                           $    37,219        $       64        $      769        $   36,514
         Collateralized mortgage
           obligations                                        34,102                13               808            33,307
         Securities of states and
           political subdivisions                              2,290                 6                96             2,200
         Equity securities                                     2,856                --                --             2,856
         -----------------------------------------------------------------------------------------------------------------
                                                         $    76,467        $       83        $    1,673        $   74,877
         =================================================================================================================


                                                                                 Available for Sale
                                                         -----------------------------------------------------------------
                                                                              Gross             Gross           Estimated
                                                          Amortized         Unrealized        Unrealized          Fair
                                                            Cost              Gains             Losses            Value
         (In Thousands)                                                                1998

        U.S. Treasury Securities
          and Obligations of U.S.
          Government agencies                            $    35,356        $      544        $       --        $   35,900
        Collateralized mortgage
          obligations                                         31,758                85               122            31,721
        Securities of states and
          political subdivisions                               1,267                42                --             1,309
        Equity securities                                      2,732                --                --             2,732
        ------------------------------------------------------------------------------------------------------------------
                                                         $    71,113        $      671        $      122        $   71,662
        ==================================================================================================================

                Proceeds from sales of debt securities during 1999, 1998, and 1997 were $8.2 million, $3.1 million and $2.5 million, respectively. Gross gains of $16 thousand, $52 thousand and $5 thousand and gross losses of $21 thousand, zero and $3 thousand were realized on those sales in 1999, 1998 and 1997, respectively.

                The amortized cost and fair value of debt securities by contractual maturity at December 31, 1999, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                Collateralized mortgage obligations with a weighted average effective yield of 6.64% are disclosed as a separate line item due to staggered maturity dates. Investments in equity securities are excluded as they have no stated maturity date.

                                                                                  Available for Sale
                                                                           --------------------------------
                                                                                                  Estimated
                                                                           Amortized                Fair
                                                                             Cost                   Value
         (In Thousands)                                                             December 31, 1999

         Due in one year or less                                           $  1,025                $  1,024
         Due after one year through five years                               21,616                  21,519
         Due after five years through ten years                               5,478                   5,324
         Due after ten years                                                 11,390                  10,847
         --------------------------------------------------------------------------------------------------
                                                                             39,509                  38,714
         Collateralized mortgage obligations                                 34,102                  33,307
         --------------------------------------------------------------------------------------------------

                                                                           $ 73,611                $ 72,021
         ==================================================================================================


                Securities with an aggregate amortized cost of approximately $31.0 million and $35.7 million were pledged to secure public deposits, Federal Home Loan Bank borrowings and for other purposes as required by law at December 31, 1999 and 1998, respectively.

E.       LOANS AND ALLOWANCE FOR LOAN LOSSES

                An analysis of the changes in the allowance for loan losses is as follows:

                                                                               Year Ended December 31
                                                                    ----------------------------------------
         (In Thousands)                                               1999            1998            1997
                                                                    --------        --------        --------

        Balance, January 1                                          $  3,646        $  3,128        $  2,878
        Provision charged to operations                                  106             128             100
        Purchased allowance of BON Leasing                                92              --              --
        Loans charged off, net of recoveries
          of $990, $474 and $319, in 1999,
              1998, and 1997, respectively                               218             390             150
                                                                    --------        --------        --------

           Balance, December 31                                     $  4,062        $  3,646        $  3,128
                                                                    ========        ========        ========

                At December 31, 1999 and 1998, loans on nonaccrual status amounted to $291,000 and $408,000, respectively. The effect of nonaccrual loans was to reduce interest income by approximately $10,000 in 1999, $29,000 in 1998, and $32,000 in 1997. There
                were no material commitments to lend additional funds to customers whose loans were classified as nonaccrual at December 31, 1999 and 1998.

                The Company had no impaired loans at December 31, 1999. The Company's recorded investment in impaired loans and the related valuation allowance were $108,000 and $17,000, respectively, at December 31, 1998. The valuation allowance is included in the allowance for loan losses on the consolidated balance sheets. At December 31, 1998 there were no impaired loans without an accompanying valuation allowance.

E.       LOANS AND ALLOWANCE FOR LOAN LOSSES - CONTINUED

                The average recorded investment in impaired loans for the years ended December 31, 1999, 1998 and 1997 was $83,000, $143,000 and $390,000, respectively.

                Interest payments received on impaired loans are recorded as reductions in principal outstanding or recoveries of principal previously charged off. Once the entire principal has been collected any additional payments received are recognized as interest income. No interest income was recognized on impaired loans in 1999 or 1998.

                In the ordinary course of business, the Company makes loans to directors, executive officers, and principal shareholders, including related interests. In management's opinion, these loans are made on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other borrowers and they did not involve more than the normal risk of uncollectability or present other unfavorable features at the time such loans were made. During 1999, $1.7 million of new loans were made while repayments and other reductions totaled $1.6 million. Outstanding loans to executive officers and directors, including their associates and affiliated companies, were $5.5 million and $5.4 million at December 31, 1999 and 1998, respectively. Unfunded lines to executive officers and directors were $6.4 million and $4.0 million at December 31, 1999 and 1998, respectively.

                The directors, executive officers and principal shareholders also maintain deposits with the Company. The terms of these deposit contracts are comparable to those available to other depositors. The amount of these deposits totaled $2.0 million and $2.5 million at December 31, 1999 and 1998, respectively.

F.       PREMISES AND EQUIPMENT

                Premises and equipment is summarized as follows:

                                                                                     December 31
                  (In Thousands)                                             1999                    1998

        Land                                                               $    638                $    638
        Leasehold improvements                                                  967                     978
        Furniture and equipment                                               2,641                   2,023
        Building and improvements                                             1,039                     298
        ---------------------------------------------------------------------------------------------------
                                                                              5,285                   3,937
        Less accumulated depreciation and amortization                       (1,756)                 (1,211)
        ---------------------------------------------------------------------------------------------------
        Premises and equipment, net                                        $  3,529                $  2,726
        ===================================================================================================

                The Company occupies space under noncancelable operating leases. The leases provide annual escalating rents for periods through 2009 with options for renewals. Rent expense is recognized in equal monthly amounts over the lease term. Rent expense was $357,000, $345,000 and $284,000 for 1999, 1998 and
                1997, respectively.

F.       PREMISES AND EQUIPMENT


                Future lease payments under noncancelable operating leases at December 31, 1999 are payable as follows:

                                    (In Thousands)
                                    --------------

                                    2000                                    $  543
                                    2001                                       486
                                    2002                                       414
                                    2003                                       366
                                    2004                                       333
                                    ----------------------------------------------
                                                                            $2,142
                                    ==============================================

G.       INCOME TAXES

                Actual income tax expense for the years ended December 31, 1999, 1998 and 1997 differed from an "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to income before income taxes)as follows:

                  (In Thousands)                                           1999           1998           1997

                  Computed "expected" tax expense                         $1,928         $1,415         $1,152
                  State taxes, net of federal benefit                        215            163            135
                  Other                                                        2              3             44
                  --------------------------------------------------------------------------------------------

                  Total income tax expense                                $2,145         $1,581         $1,331
                  ============================================================================================

                The components of income tax expense (benefit) were as follows:

                  (In Thousands)                                           1999           1998           1997

                  Current income tax expense (benefit):
                    Federal                                             $  1,947       $  1,347       $  1,107
                    State                                                    359            249            100
                  --------------------------------------------------------------------------------------------
                                                                           2,306          1,596          1,207
                  --------------------------------------------------------------------------------------------
                  Deferred income tax expense (benefit):
                    Federal                                                 (127)           (13)            20
                    State                                                    (34)            (2)           104
                  --------------------------------------------------------------------------------------------
                                                                            (161)           (15)           124
                  --------------------------------------------------------------------------------------------
                  Total income tax expense                              $  2,145       $  1,581       $  1,331
                  ============================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Significant temporary differences and carryforwards that give rise to the deferred tax assets and liabilities are as follows:

                                                                                     December 31
                  (In Thousands)                                             1999                    1998

                  Deferred tax assets:
                  Unrealized loss on securities
                    available for sale                                     $    604                $     --
                  Deferred fees, principally due to timing
                    differences in the recognition of income                    207                     141
                  Net operating loss carryforwards                              195                      --
                  Premises and equipment, principally due to
                    differences in depreciation methods                          22                      --
                  Other                                                          12                       4
                  -----------------------------------------------------------------------------------------
                    Total gross deferred tax assets                           1,040                     145
                  =========================================================================================

                  Deferred tax liabilities:
                  Unrealized gain on securities
                    available for sale                                           --                    (209)
                  Discount on securities deferred
                    for tax purposes                                            (57)                   (130)
                  Loans, principally due to provision for
                   loan losses                                                  (57)                   (126)
                  Leases, principally due to differences in
                    basis acquired and the recognition of income               (234)                     --
                  Premises and equipment, principally due to
                   differences in depreciation methods                           --                     (17)
                  Other                                                        (104)                    (63)
                  -----------------------------------------------------------------------------------------
                    Total gross deferred tax liabilities                       (452)                   (545)
                  -----------------------------------------------------------------------------------------

                  Net deferred tax assets (liabilities)                    $    588                $   (400)
                  =========================================================================================

                It is more likely than not that the results of the Company's future operations will generate sufficient taxable income to realize the deferred tax assets.

H.       LONG TERM DEBT AND LINES OF CREDIT

                The Bank maintains an arrangement with the Federal Home Loan Bank of Cincinnati to provide for certain borrowing needs of The Bank. The arrangement requires The Bank to hold stock in the Federal Home Loan Bank and requires The Bank to pledge investment securities or loans, to be held by the Federal Home Loan Bank, as collateral. During 1999, $10,000,000, with interest payable at 6.0% was advanced under this agreement. During 1998, loans totaling $5,000,000 were advanced and repaid. At December 31, 1999 and 1998 indebtedness under the arrangement totaled $24,500,000 and $14,500,000, respectively. Advances of $10,000,000 mature in February, 2000, $9,500,000 mature in September, 2001 and $5,000,000 mature in November 2003. The interest rate on $9,500,000 of the advances is tied to the one-month LIBOR rate and adjusts periodically. Interest on the $5,000,000 advance is at 4.45% for two years and then adjusts quarterly to the three month LIBOR rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

H.       LONG TERM DEBT AND LINES OF CREDIT - CONTINUED

                Interest is payable monthly. The maximum advances outstanding were $24,500,000 and $14,500,000, the average balances outstanding were $15,158,000 and $12,144,000 and the weighted average rates were 5.56% and 5.00% for the years ended 1999 and 1998, respectively. The Bank has pledged investment securities with a fair market value of approximately $14.8 million at December 31, 1999 as collateral under terms of the loan agreement.

                On December 31, 1999 and 1998, the Company had available for its use $34.5 million and $26.5 million, respectively, of unsecured short-term bank lines of credit. Such short-term lines serve as backup for loan and investment needs. There are no compensating balance requirements. These lines facilitate federal funds borrowings and bear a rate equal to the current lending rate for federal funds purchased. Amounts outstanding under these lines of credit at December 31, 1999 and 1998 were $5.0 million and $8.0 million, respectively.

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

                At December 31, 1999 and 1998 unused lines of credit were approximately $66.3 million and $58.2 million, respectively, with the majority generally having terms at origination of one year. Additionally, the Company had standby letters of credit of $3,516,000 and $4,832,000 at December 31, 1999 and 1998,
                respectively.

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

                At December 31, 1999, funded and unfunded commitments as classified by Standard Industry Classification codes include borrowers in the real estate industry of approximating $27.3 million and $6.4 million, respectively, and to building contractors of approximately $14.5 million and $11.3 million, respectively. At December 31, 1998 funded and unfunded loan commitments to borrowers in the real estate industry were approximately $27.2 million and $5.2 million, respectively, and to building contractors were approximating $8.8 million and $10.1 million, respectively.


K.       EMPLOYEE BENEFITS

                The Company maintains for its employees an Associates Stock Purchase Plan and a Retirement Savings Plan 401(K).

                The Retirement Savings Plan 401(K) provides for the maximum deferral of employee compensation allowable by the IRS under provisions of Section 401(A) and 401(K). The Plan is available to all associates who meet the plan eligibility requirements. The Company provides various levels of employer matching of contributions up to 4% of the associate's compensation. Employer contributions are invested exclusively in the Company's common stock. Associates fully vest in the employer's contributions after three years of service as defined in the Plan. Total plan expense for 1999, 1998 and 1997 was approximately $119,000, $88,000 and $77,000, respectively.

                In 1997, the Board of Directors adopted the 1997 Nonstatutory Stock Option Plan which reserved 150,000 shares of the Company's common stock for use under the Plan (plus 10% of any additional shares of stock issued after the effective date of the Plan). Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held in the treasury of the Company. Options are granted at an option price of no less than the fair market value of the stock immediately preceding the date of grant. Each grant of an option shall be evidenced by a stock option agreement specifying the number of shares, the exercise price, and a vesting schedule. During 1999, 1998 and 1997, 106,900 options, 45,177 options, and
                22,450 options, respectively, were granted under the Plan.

                The Associates Stock Purchase Plan (ASPP), under which 100,000 shares of the Company's common stock may be issued, allows associates to purchase the Company's common stock through payroll deductions at 84% of the existing market value, not to fall below par value. The difference between the purchase price and the market value on the date of issue is recorded as compensation expense. Compensation expense of $25,000, $16,000 and $9,000 was recorded in 1999, 1998 and 1997, respectively. Incidental expenses regarding the administration of the plan are paid by the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                As of December 31, 1999, the Company's Board of Directors had approved the issuance of stock options to purchase 249,527 shares of the Company's common stock. Compensation expense was not recorded in connection with the issuance of these options as the option price was equal to or exceeded the market price of the Company's common stock at the date of grant. The following table presents information on stock options:

                                                              Total                                             Weighted
                                                             Option          Exercisable           Option        Average
                                                             Shares            Options           Price Range      Price
                                                             -------         -----------         ------------   ----------

Options outstanding at
  January, 1, 1997                                            75,000            57,000           $6.00-10.125   $     7.26
Granted                                                       22,450             4,490           $     11.625   $   11.625
Options that became
  exercisable                                                     --             9,000           $7.00-10.125   $     8.10
--------------------------------------------------------------------------------------------------------------------------
Options outstanding at
  December 31, 1997                                           97,450            70,490           $6.00-11.625   $     8.28
Granted                                                       45,177             9,035        $         14.75   $    14.75
Options that became
  exercisable                                                     --             7,490          $7.125-11.625   $    11.02
--------------------------------------------------------------------------------------------------------------------------
Options outstanding at
  December 31, 1998                                          142,627            87,015            $6.00-14.75   $    10.32
Granted                                                      106,900            21,380           $12.42-12.88   $    12.71
Options that became
exercisable                                                       --            16,525         $10.625-11.625   $    13.06
Options exercised                                               (220)             (220)        $11.625-11.625
Options expired                                               (1,130)             (430)         $11.625-14.75   $    13.84
--------------------------------------------------------------------------------------------------------------------------
Options outstanding at
 December 31, 1999                                           248,177           124,270            $6.00-14.75   $    11.33


                The stock options have five year vesting schedules and become exercisable in full in the event of a merger, sale or change in majority control of the Company. The options expire during the years 2002 through 2009. The weighted average price of the options at December 31, 1999 was $11.33 and the weighted average remaining life was approximately 7.3 years.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         1999                1998                1997

                  Net income - as reported                            $3,501,000          $2,581,000          $2,058,000
                  Net income - proforma                               $3,401,000          $2,543,000          $2,045,000
                  Earnings per share:
                    Basic
                      As reported                                     $      .86          $     1.08          $      .93
                      Proforma                                        $      .84          $     1.06          $      .93
                    Diluted
                      As reported                                     $      .85          $      .78          $      .89
                      Proforma                                        $      .82          $      .77          $      .88
                  ======================================================================================================

                The weighted average fair values of options granted during 1999, 1998 and 1997 were $5.09, $5.79 and $3.95 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                         1999           1998            1997
                  Expected dividend yield                               3.61%           2.13%           1.78%
                  Expected stock price volatility                         25%             22%             20%
                  Risk-free interest rate                               5.07%           5.66%           6.64%
                  Expected life of options(years)                          5               5               5
                  ======================================================================================================

L.       SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE

                The Company can issue common stock pursuant to various plans such as employee stock purchase, contributions to the 401(K) plan, and payment of directors' fees. Under these plans, 11,609, 7,304 and 4,417 shares were issued during 1999, 1998 and 1997, respectively.

                At December 31, 1997, warrants to purchase 4,739,397 shares of CFGI's common stock at a price of $12.50 per share were outstanding. During 1998 and 1997, warrants for 1,996,807 shares and 5,530 shares were exercised with proceeds of $24,960,087 and $69,125, respectively. The unexercised warrants expired on December 31, 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

L.       SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE - CONTINUED

                  The following table is a reconciliation of net income and average shares outstanding used in calculating basic and diluted earnings per share.

                                                                                     Year Ended December 31
(Dollars in Thousands,
  Except Per Share Data)                                                  1999                 1998                1997

Net income available to common
  shareholders                                                        $     3,501          $     2,581          $     2,058
---------------------------------------------------------------------------------------------------------------------------

Weighted average common shares
 outstanding
   Basic                                                                4,067,522            2,393,576            2,205,043

Dilutive effect of:
   Options                                                                 61,547               40,090               30,687
   Warrants*                                                                   --              887,562               87,850
---------------------------------------------------------------------------------------------------------------------------

Weighted average common shares
 outstanding
   Diluted                                                              4,129,069            3,321,228            2,323,580
===========================================================================================================================

Net income per share:
   Basic                                                              $       .86          $      1.08          $       .93
   Diluted                                                            $       .85          $       .78          $       .89
---------------------------------------------------------------------------------------------------------------------------

*The warrants were dilutive beginning in the fourth quarter of 1997.

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

L.       SHAREHOLDERS' EQUITY AND EARNINGS PER SHARE - CONTINUED

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

M.       RESTRICTIONS ON RETAINED EARNINGS, REGULATORY MATTERS AND LITIGATION

                In order to declare dividends The Bank must transfer a minimum of ten percent of current net income from retained earnings to additional paid-in capital until additional paid-in capital equals common stock. The Bank transferred $290,000 and $258,000 from retained earnings to surplus during 1999 and 1998, respectively. At December 31, 1999, approximately $8.5 million of The Bank's retained earnings were available for dividend declaration and payment to its shareholder CFGI (parent company), without regulatory approval. Accordingly, approximately $19,884,000 of the Company's investment in The Bank is restricted as to the payment of dividends.

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

                Quantitative measures established by regulation to ensure capital adequacy require the Company and The Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Company and The Bank meet all capital adequacy requirements to which it is subject as of December 31, 1999.

                As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized The Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, The Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed The Bank's category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

M.       RESTRICTIONS ON RETAINED EARNINGS, REGULATORY MATTERS
         AND LITIGATION - CONTINUED

                The Company's and The Bank's actual capital amounts and ratios are also presented in the table.

CAPITAL RATIOS

                                                                     CFGI                               The Bank
                                                                   December 31                         December 31
(Dollars In Thousands)                                       1999              1998               1999             1998

CAPITAL COMPONENTS
  TIER 1 CAPITAL:
    Shareholders' equity                                 $   47,315         $   51,171        $   28,380        $   26,474
    Unrealized loss (gain) on securities                        987               (340)              824              (340)
    Goodwill                                                   (207)                --              (207)               --
    Minority interest                                           168                 --               168                --
--------------------------------------------------------------------------------------------------------------------------
        Total Tier 1 capital                                 48,263             50,831            29,165            26,134

TIER 2 CAPITAL:
    Allowable allowance for
      loan losses                                             2,872              2,113             2,854             2,107
        Total capital                                    $   51,135         $   52,944        $   32,019        $   28,241
--------------------------------------------------------------------------------------------------------------------------

Risk-adjusted assets                                     $  228,552         $  167,527        $  227,092        $  166,997
Quarterly average assets                                 $  299,219         $  220,645        $  284,740        $  220,398


                                                        Regulatory             CFGI                 The Bank
                                                          Minimum           December 31            December 31
                                                                          1999       1998        1999      1998
                                                                          ----       ----        ----      ----

CAPITAL RATIOS
  Total risk-based capital ratio                            8%            22.4%      31.6%       14.1%     16.9%
  Tier 1 risk-based capital ratio                           4%            21.1%      30.3%       12.8%     15.6%
  Tier 1 leverage ratio                                     4%            16.1%      23.0%       10.2%     11.9%

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

                The following table presents the carrying amounts and the estimated fair value of the Company's financial instruments at December 31:


                                                                              Estimated                           Estimated
                                                            Carrying            Fair             Carrying           Fair
                                                             Amount             Value             Amount            Value
                  (In Thousands)                                       1999                                1998

                  Financial assets:
                     Cash, due from banks,
                       and federal funds sold            $    25,783        $    25,783       $    13,243       $    13,243
                     Investment securities                    74,877             74,877            71,662            71,662
                     Loans, net of unearned
                       income                                205,511            204,228           152,675           153,113

                  Financial liabilities:
                     Deposits                                229,141            230,094           162,553           162,893
                     Federal Home Loan
                       Bank and other
                        borrowings                            29,500             29,502            22,500            22,676
                  ---------------------------------------------------------------------------------------------------------

                                                            Contractual                         Contractual
                                                                or               Estimated          or             Estimated
                                                             Notional              Fair          Notional            Fair
                                                             Amounts               Value          Amounts            Value
                                                             -------                              -------
                  (In Thousands)                                           1999                              1998

                  Off-balance items:
                     Interest rate floors
                     Commitments to
                       extend credit                         $66,299                  *           $58,207                 *
                     Standby letters
                       of credit                               3,516                  *             4,832                 *
                  ---------------------------------------------------------------------------------------------------------

                * The estimated fair value of these items was not significant at December 31, 1999 or 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

N.       FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                Deposit Liabilities

                The fair value of deposits with no stated maturities (which includes demand deposits, NOW accounts, and money market deposits) is the amount payable on demand at the reporting date. The fair value of fixed-rate certificates of deposit is estimated using a discounted cash flow model based on the rates currently offered for deposits of similar maturities. The fair value of variable rate certificates of deposit would approximate their carrying value because these investments reprice with market rates.

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

O.       OTHER COMPREHENSIVE INCOME

                SFAS No. 130, "Reporting Comprehensive Income" was adopted by the Company on January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive income which is defined as nonowner related transactions in equity. Prior periods have been reclassified to reflect the provisions of SFAS No. 130. The statement requires the Company's unrealized gains and losses (net of tax) on securities available for sale to be included in other comprehensive income. The amounts of other comprehensive income included in equity along with the related tax effect are set forth in the following table:

                                                                                      Tax
                                                                   Gain (Loss)      Expense           Net of
                                                                   Before Tax       (Credit)           Tax
                  (Dollars In Thousands)

                  Year ended December 31, 1999
                  Net unrealized loss on securities
                    available for sale arising
                    during 1999                                     $ (2,134)       $   (810)         (1,324)
                  Less:  Reclassification adjustment
                           for net losses included in
                           net income                                     (5)             (2)             (3)
                   ------------------------------------------------------------------------------------------
                  Other comprehensive income                        $ (2,139)       $   (812)       $ (1,327)
                   ------------------------------------------------------------------------------------------
                  Year ended December 31, 1998
                  Net unrealized gain on securities
                    available for sale arising
                    during 1998                                     $    127        $     49        $     78
                  Less:  Reclassification adjustment
                           for net gains included in
                           net income                                     52              20              32
                   ------------------------------------------------------------------------------------------
                  Other comprehensive income                        $     75        $     29        $     46
                   ------------------------------------------------------------------------------------------
                  Year ended December 31, 1997
                  Net unrealized gain on securities
                    available for sale arising
                    during 1997                                     $    373        $    142        $    231
                  Less:  Reclassification adjustment
                           for net gains included in
                           net income                                      2               1               1
                   ------------------------------------------------------------------------------------------
                  Other comprehensive income                        $    371        $    141        $    230
                   ------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

P.       PARENT COMPANY FINANCIAL INFORMATION

                Condensed financial information for Community Financial Group, Inc., (Parent Company only) as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997 was as follows:

         Condensed Balance Sheets
                                                                                      December 31
         (In thousands)                                                       1999                   1998

         Assets
           Cash                                                            $  7,783                $ 14,229
           Investment in bank subsidiary, at cost
             adjusted for equity in earnings                                 28,380                  26,474
           Securities available for sale
             (Amortized cost of $11,166 and $10,490,
             respectively)                                                   10,903                  10,490
           Other assets                                                         298                      24
         --------------------------------------------------------------------------------------------------
                  Total Assets                                             $ 47,364                $ 51,217
         --------------------------------------------------------------------------------------------------
         Liabilities and Shareholders' Equity
           Other liabilities                                               $     49                $     46
         --------------------------------------------------------------------------------------------------
                  Total Liabilities                                              49                      46
                  Total Shareholders' Equity                                 47,315                  51,171
         --------------------------------------------------------------------------------------------------

                  Total Liabilities and
                    Shareholders' Equity                                   $ 47,364                $ 51,217
         --------------------------------------------------------------------------------------------------


         Condensed Income Statements
                                                                    Year Ended       Year Ended     Year Ended
                                                                    December 31      December 31    December 31
         (In Thousands)                                                1999             1998           1997

         Income
           Dividends from bank subsidiary                           $     --        $    133        $    530
           Interest income                                               919               1              --
         ---------------------------------------------------------------------------------------------------
                  Total income                                           919             134             530
         ---------------------------------------------------------------------------------------------------

         Expenses
           Other expenses                                                225             186             165
                  Total expenses                                         225             186             165
         ---------------------------------------------------------------------------------------------------

         Income (loss) before income taxes                               694             (52)            365
         Increase(decrease) to consolidated
           income taxes arising from parent
           company taxable income                                        264             (70)            (63)
         Equity in undistributed earnings
           of subsidiary bank                                          3,071           2,563           1,630
         ---------------------------------------------------------------------------------------------------

         Net income                                                 $  3,501        $  2,581        $  2,058
         ---------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Statements of Cash Flows

                                                                    Year Ended      Year Ended      Year Ended
                                                                    December 31     December 31     December 31
         (In Thousands)                                                 1999           1998            1997
         Operating activities
           Net income                                               $   3,501       $   2,581       $   2,058
           Adjustments to reconcile net
             income to net cash provided
             by operating activities:
               Undistributed earnings of
                    bank subsidiary                                    (3,071)         (2,563)         (1,630)
                  Loss on sale of securities                               20              --              --
                  Depreciation and
                    amortization                                           56              --              --
                  Decrease (increase) in
                    other assets                                         (270)              9              28
                  Increase (decrease) in
                    other liabilities                                       3              45             (17)
         -----------------------------------------------------------------------------------------------------
                    Net cash provided by
                     operating activities                                 239              72             439
         -----------------------------------------------------------------------------------------------------
         Investment activities
           Proceeds from sales of
             securities:
               Available for sale                                       5,126              --              --
           Purchases of securities
               Available for sale                                     (30,832)        (10,490)             --
           Maturities of securities:
               Available for sale                                      25,051              --              --
         -----------------------------------------------------------------------------------------------------
           Cash used by investing
             activities                                                  (655)        (10,490)             --
         -----------------------------------------------------------------------------------------------------
         Financing activities
           Repurchase of Company's
             common stock                                              (4,304)             --              --
           Proceeds from issuance of
             common stock                                                 155          25,061             120
           Cash dividends paid                                         (1,881)           (569)           (441)
         -----------------------------------------------------------------------------------------------------
                    Net cash provided by
                      (used in) financing
                      activities                                       (6,030)         24,492            (321)
         -----------------------------------------------------------------------------------------------------
         Increase (decrease) in cash                                   (6,446)         14,074             118
         Cash beginning of year                                        14,229             155              37
         -----------------------------------------------------------------------------------------------------
         Cash end of year                                           $   7,783       $  14,229       $     155
         -----------------------------------------------------------------------------------------------------

REPORT OF MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING


The management of Community Financial Group, Inc. and subsidiaries (the Company) is responsible for preparing the accompanying consolidated financial statements in accordance with generally accepted accounting principles. The amounts therein are based on management's best estimates and judgments. Management has also prepared other information in the annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

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




/s/Mack S. Linebaugh, Jr.
-------------------------
Mack S. Linebaugh, Jr.
Chairman of the Board
President and CEO

Independent Auditors' Report



The Board of Directors and Shareholders
Community Financial Group, Inc.:


We have audited the accompanying consolidated balance sheets of Community Financial Group, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Financial Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.





/s/KPMG LLP
Nashville, Tennessee
January 26, 2000

                COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                                  (UNAUDITED)
                     CONSOLIDATED QUARTERLY FINANCIAL DATA



                                                                            1999
                                                                     Three Months Ended
---------------------------------------------------------------------------------------------------------------
(In Thousands,
  except per share data)                    December 31       September 30            June 30          March 31
---------------------------------------------------------------------------------------------------------------

Interest income                                  $6,163             $5,617             $4,803            $4,392
Interest expense                                  2,781              2,503              1,913             1,856
---------------------------------------------------------------------------------------------------------------

Net interest income                               3,382              3,114              2,890             2,536

Provision for loan losses                            52                  6                  3                45
Non-interest income                                 752                693                609               621
Non-interest expense                              2,367              2,480              2,162             1,836
---------------------------------------------------------------------------------------------------------------

Income before income taxes                        1,715              1,321              1,334             1,276
Provision for income taxes                          640                510                524               471
---------------------------------------------------------------------------------------------------------------

Net income                                       $1,075             $  811             $  810            $  805
---------------------------------------------------------------------------------------------------------------

Income per share:
    Basic                                        $  .27             $  .20             $  .20             $ .19
    Diluted                                         .27                .20                .19               .19
---------------------------------------------------------------------------------------------------------------

Weighted Average Common
  Shares Outstanding
    Basic                                         3,930              3,996              4,127             4,218
    Diluted                                       3,991              4,096              4,178             4,296
---------------------------------------------------------------------------------------------------------------

                COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                                  (UNAUDITED)
                     CONSOLIDATED QUARTERLY FINANCIAL DATA



                                                                          1998
                                                                   Three Months Ended
---------------------------------------------------------------------------------------------------------------
(In Thousands,
  except per share data)                    December 31       September 30            June 30          March 31
---------------------------------------------------------------------------------------------------------------

Interest income                                  $4,251             $4,162             $4,132            $4,046
Interest expense                                  1,981              1,973              2,063             2,018
---------------------------------------------------------------------------------------------------------------

Net interest income                               2,270              2,189              2,069             2,028

Provision for loan losses                            25                 25                 39                39
Non-interest income                                 572                578                359               296
Non-interest expense                              1,687              1,695              1,444             1,245
---------------------------------------------------------------------------------------------------------------

Income before income taxes                        1,130              1,047                945             1,040
Provision for income taxes                          422                403                356               400
---------------------------------------------------------------------------------------------------------------

Net income                                       $  708             $  644             $  589            $  640
---------------------------------------------------------------------------------------------------------------

Income per share:
    Basic                                        $  .28             $  .26             $  .25             $ .29
    Diluted                                         .17                .23                .17               .22
---------------------------------------------------------------------------------------------------------------

Weighted Average Common
  Shares Outstanding
    Basic                                         2,540              2,457              2,363             2,214
    Diluted                                       4,250              2,754              3,414             2,867
---------------------------------------------------------------------------------------------------------------

                            COMMON STOCK INFORMATION



The common stock of Community Financial Group, Inc., is traded on Nasdaq Stock Market(R) under the symbol CFGI. As of December 31, 1999, there were 432 shareholders of record of CFGI common stock.

The following table sets forth the Company's high and low prices during each quarter for the past two years.

                                                                 Market Price          Dividends
                  ------------------------------------------------------------------------------
                      1999                                      High     Low
                  ------------------------------------------------------------------------------

                  First quarter                               $16.38     $11.00             $.07
                  Second quarter                               18.13      12.75              .13
                  Third quarter                                15.25      14.00              .13
                  Fourth quarter                               16.63      12.75              .13


                                                                 Market Price          Dividends
                  ------------------------------------------------------------------------------
                      1998                                     High       Low
                  ------------------------------------------------------------------------------

                  First quarter                               $15.00     $13.69             $.06
                  Second quarter                               17.00      14.00              .06
                  Third quarter                                15.00      12.06              .06
                  Fourth quarter                               12.88      11.81              .06


Quarterly stock price quotations were provided by the Nasdaq Stock Market(R), and reflect prices without retail markup, markdown or commissions and may not reflect actual transactions.